UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

Auxilium Pharmaceuticals, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

December 24, 2014

As previously announced, on October 8, 2014, Auxilium Pharmaceuticals, Inc. (“Auxilium”) and Endo International plc (“Endo”) agreed to a business combination under the terms of the Agreement and Plan of Merger among Auxilium, Endo, Endo U.S. Inc. and Avalon Merger Sub Inc., as amended and restated by that certain Amended and Restated Agreement and Plan of Merger, dated November 17, 2014 (collectively, the “merger agreement”). In order to effect the combination of Auxilium and Endo, Avalon Merger Sub Inc., an indirect subsidiary of Endo, will be merged with and into Auxilium (the “merger”). Auxilium will be the surviving corporation and, through the merger, will become an indirect wholly owned subsidiary of Endo. Following the merger, Auxilium common stock will be delisted from the NASDAQ Global Market (“NASDAQ”) and deregistered under the United States Securities and Exchange Act of 1934 and cease to be publicly traded. The acquisition of Auxilium will be effected under Delaware law.

As a result of the merger, each share of Auxilium common stock (except for certain shares held by Auxilium, Endo, or their respective subsidiaries, shares held by Auxilium stockholders who properly seek appraisal in accordance with Delaware law and shares of Auxilium common stock subject to vesting or other time restrictions pursuant to the Auxilium share plan) will be converted into the right to receive, at the stockholder’s election, either (1) a combination of $16.625 in cash and 0.2440 Endo ordinary shares (the “standard election consideration”); (2) $33.25 in cash (the “cash election consideration”); or (3) 0.4880 Endo ordinary shares (the “stock election consideration”) for each share of Auxilium common stock that they own. Shares of Auxilium common stock with respect to which no election is made will receive the standard election consideration. Stockholders who make the cash election or the stock election will be subject to proration so that the total amount of cash paid in respect of all shares of Auxilium common stock does not exceed $845 million, subject to adjustment pursuant to the terms of the merger agreement, and the total number of Endo ordinary shares issued to Auxilium stockholders as a whole (excluding Endo ordinary shares deliverable in respect of Auxilium’s equity awards, convertible notes and warrants) does not exceed 18,610,000 Endo ordinary shares. Endo ordinary shares trade on NASDAQ under the symbol “ENDP” and on the Toronto Stock Exchange under the symbol “ENL,” and shares of Auxilium common stock trade on NASDAQ under the symbol “AUXL.”

Auxilium is soliciting proxies for use at a special meeting of its stockholders to consider and vote upon (1) a proposal to adopt the merger agreement and approve the transactions contemplated thereby, (2) a proposal to approve, on a non-binding advisory basis, certain compensatory arrangements between Auxilium and its named executive officers relating to the merger and (3) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the transactions contemplated thereby. Approval of the second and third proposals at the special meeting is not a condition to the completion of the merger.

We cannot complete the merger unless the Auxilium stockholders approve the proposal related to the merger. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. Please note that a failure to vote your shares of Auxilium common stock has the same effect as a vote against the adoption of the merger agreement and approval of the transactions contemplated thereby.

After careful consideration, the Auxilium board of directors has unanimously approved the merger agreement and the transactions contemplated thereby. The Auxilium board of directors unanimously recommends that Auxilium stockholders vote “FOR” each of the proposals to be submitted at the special meeting.

The obligations of Auxilium and Endo to complete the merger are subject to the satisfaction or waiver of the conditions in the merger agreement. Additional information about Auxilium, Endo and the merger is contained in this proxy statement/prospectus. You should read this entire proxy statement/prospectus carefully. In particular, we urge you to read the section entitled “Risk Factors” beginning on page 34 of this proxy statement/prospectus.

We thank you for your consideration and continued support.

Sincerely,

Adrian Adams

Chief Executive Officer and President

Auxilium Pharmaceuticals, Inc.

Neither the Securities and Exchange Commission nor any state securities commission, nor any securities regulatory authority in Canada or Ireland, has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated December 24, 2014, and is first being mailed to Auxilium stockholders on or about December 26, 2014.

AUXILIUM PHARMACEUTICALS, INC.

640 Lee Road

Chesterbrook, Pennsylvania 19087

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 27, 2015

To the stockholders of Auxilium Pharmaceuticals, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Auxilium Pharmaceuticals, Inc., a Delaware corporation (“Auxilium”), will be held at the offices of Auxilium Pharmaceuticals, Inc., 640 Lee Road, Chesterbrook, Pennsylvania, on January 27, 2015, at 8:30 a.m., local time. The purpose of the special meeting shall be to consider and act upon the following matters:

(1)	A proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of November 17, 2014 (the “merger agreement”), among Auxilium, Endo International plc, Endo U.S. Inc. and Avalon Merger Sub Inc. (“Merger Sub”) and approve the transactions contemplated thereby. Pursuant to the merger agreement, Merger Sub will be merged with and into Auxilium and Auxilium will continue as the surviving corporation and as a wholly owned indirect subsidiary of Endo (the “merger”);

(2)	A proposal to approve, on a non-binding advisory basis, certain compensatory arrangements between Auxilium and its named executive officers relating to the merger; and

(3)	A proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the transactions contemplated thereby (the “special meeting adjournment proposal”).

These items of business, including the merger agreement and the proposed merger, are described in detail in the accompanying proxy statement/prospectus. Please read these documents carefully in deciding how to vote. The Auxilium board of directors, by unanimous vote, has determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Auxilium and its stockholders and recommends that Auxilium stockholders vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated thereby, “FOR” the proposal to approve, on a non-binding advisory basis, certain compensatory arrangements between Auxilium and its named executive officers relating to the merger, and “FOR” the special meeting adjournment proposal.

The record date for the special meeting is December 23, 2014. Only holders of Auxilium common stock of record at the close of business on December 23, 2014 are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement thereof. A complete list of such stockholders will be open to the examination of any such stockholder at Auxilium’s principal executive offices at 640 Lee Road, Chesterbrook, Pennsylvania 19087, for a period of ten days prior to the special meeting and on the day of the special meeting.

Adoption of the merger agreement and approval of the transactions contemplated thereby by Auxilium stockholders is a condition to the merger and requires the affirmative vote, in person or by proxy, of holders of a majority of the shares of Auxilium common stock outstanding and entitled to vote thereon. Therefore, your vote is very important. Your failure to vote your shares will have the same effect as a vote “against” the adoption of the merger agreement and approval of the transactions contemplated thereby. Whether or not you plan to attend the special meeting, please promptly vote your shares and provide your proxy by telephone or by accessing the Internet site following the instructions in the accompanying proxy statement/prospectus or by marking, dating, signing and returning the accompanying proxy card as promptly as practicable. By providing your proxy, you do not restrict your right to vote in person at the special meeting.

By Order of the Board of Directors,

Andrew I. Koven

Secretary

Chesterbrook, Pennsylvania

December 24, 2014

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Auxilium Pharmaceuticals, Inc., which we refer to as Auxilium, and Endo International plc, which we refer to as Endo, from other documents that Auxilium and Endo and Endo’s affiliate, Endo Health Solutions Inc., which we refer to as EHSI, have filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 194 of this proxy statement/prospectus. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549, and through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Auxilium, without charge, by written or telephonic request directed to Auxilium Pharmaceuticals, Inc., Attention: Corporate Communications, 640 Lee Road, Chesterbrook, Pennsylvania 19087, Telephone (484) 321-5900; Georgeson Inc., which we refer to as Georgeson, Auxilium’s proxy solicitor, by calling toll-free at (866) 482-4943; or from the SEC through the SEC website at the address provided above.

You may also request a copy of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Endo, without charge, by written or telephonic request directed to Endo’s United States headquarters at Endo International plc, Attention: Investor Relations, 1400 Atwater Drive, Malvern, Pennsylvania 19355, Telephone (484) 216-0000; or from the SEC through the SEC website at the address provided above.

In order for you to receive timely delivery of the documents in advance of the special meeting of Auxilium stockholders to be held on January 27, 2015, you must request the information no later than five business days prior to the date of the special meeting, or January 20, 2015.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Endo (File No. 333-200301), constitutes a prospectus of Endo under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the ordinary shares of $0.0001 each of Endo, which we refer to as Endo shares, to be issued to Auxilium stockholders pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of November 17, 2014, among Auxilium, Endo, Endo U.S. Inc. and Avalon Merger Sub Inc., as it may be amended from time to time, which we refer to as the merger agreement. This document also constitutes a proxy statement of Auxilium under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. It also constitutes a notice of meeting with respect to the special meeting, at which Auxilium stockholders will be asked to consider and vote upon the adoption of the merger agreement.

Endo has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Endo, and Auxilium has supplied all such information relating to Auxilium.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. Endo and Auxilium have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated December 24, 2014, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date, other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date, other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Auxilium stockholders nor the issuance by Endo of Endo shares pursuant to the merger agreement will create any implication to the contrary.

Pages
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETING	1

SUMMARY	9

The Parties to the Merger	9
The Merger and the Merger Agreement	10
Merger Consideration to Auxilium Stockholders	10
Election and Proration Procedures	11
Treatment of Outstanding Auxilium Equity Awards	13
Comparative Per Share Market Price Data	13
Recommendation of the Auxilium Board of Directors; Auxilium’s Reasons for the Merger	13
Opinions of Auxilium’s Financial Advisors	14
Vote Required	15
Interests of Certain Persons In the Merger	15
Regulatory Approvals	16
Delisting and Deregistration of Auxilium Common Stock	16
Appraisal Rights of Auxilium Stockholders	16
Non-Solicitation; Auxilium Acquisition Proposals	16
Change of Recommendation	18
Conditions to the Completion of the Merger	19
Termination; Termination Fees; Effect of Termination	20
QLT Termination Fee/QLT Loan Agreement	22
Litigation Relating to the Merger	22
Financing	23
Accounting Treatment	24
Certain U.S. Federal Income Tax Consequences of the Merger	24
Irish Tax Considerations	24
Comparison of the Rights of Endo Shareholders and Auxilium Stockholders	24
Recent Developments	24

SELECTED HISTORICAL FINANCIAL DATA OF ENDO	25

SELECTED HISTORICAL FINANCIAL DATA OF AUXILIUM	27

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA	29

COMPARATIVE PER SHARE DATA	31

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION	33

RISK FACTORS	34

Risks Relating to the Merger	34
Risks Related to the Tax Consequences of the Merger	39
Risks Relating to the Businesses of the Combined Company	40
Risks Related to the Endo Shares	44

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	45

THE PARTIES TO THE MERGER	46

PROPOSAL 1: VOTE OF AUXILIUM STOCKHOLDERS REQUIRED TO ADOPT THE MERGER AGREEMENT AND APPROVE THE TRANSACTIONS CONTEMPLATED THEREBY; BOARD RECOMMENDATION	48

THE MERGER	48

Merger Structure	48

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETING

Set forth below are questions that you, as a stockholder of Auxilium, may have regarding the merger and the other matters to be considered at the special meeting of stockholders of Auxilium and the answers to those questions. Auxilium urges you to read carefully the remainder of this proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters to be considered at such meeting. All references to USD or $ are to United States dollars.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Endo has agreed to acquire Auxilium pursuant to the terms of the merger agreement. In order to effect the acquisition, an indirect subsidiary of Endo, Merger Sub, will be merged with and into Auxilium. Auxilium will be the surviving corporation and, through the merger, will become an indirect wholly owned subsidiary of Endo and Auxilium common stock will be delisted from the NASDAQ Global Market, which we refer to as NASDAQ, and deregistered under the United States Securities Exchange Act of 1934, which we refer to as the Exchange Act, and cease to be publicly traded.

In order to complete the merger, Auxilium stockholders must adopt the merger agreement and approve the transactions contemplated thereby. Auxilium intends to hold a special meeting of its stockholders to obtain this approval, which we refer to as the special meeting. This proxy statement/prospectus contains important information about the merger and the special meeting, and you should read it carefully.

Q:	What are the proposals on which I am being asked to vote?

A:	At the special meeting, Auxilium stockholders will vote upon proposals to:

•	adopt the merger agreement and approve the transactions contemplated thereby;

•	approve, on a non-binding advisory basis, certain compensatory arrangements between Auxilium and its named executive officers relating to the merger; and

•	adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the transactions contemplated thereby.

The Auxilium board of directors recommends that Auxilium stockholders vote their shares “FOR” approval of each of the above proposals.

Q:	What will I receive in the merger?

A:	As a result of the merger, each issued and outstanding share of Auxilium common stock (other than (i) shares of Auxilium common stock owned by Endo, Merger Sub or any other direct or indirect wholly owned subsidiary of Endo and shares of Auxilium common stock owned by Auxilium or any direct or indirect wholly owned subsidiary of Auxilium, in each case, not on behalf of third parties, which will each be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor, (ii) shares of Auxilium common stock held by Auxilium stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, which will be entitled to the appraisal rights provided under Delaware law as described under “Appraisal Rights of Auxilium Stockholders” beginning on page 189 of this proxy statement/prospectus, which we refer to as dissenting shares and, together with the shares described in clause (i), excluded shares, and (iii) shares of Auxilium common stock subject to vesting or other time restrictions pursuant to the Auxilium share plan and cancelled pursuant to the merger agreement, which we refer to as Auxilium restricted shares) will be converted into the right to receive either:

•	a combination of $16.625 in cash and 0.2440 Endo shares, which we refer to as the standard election consideration;

•	$33.25 in cash, which we refer to as the cash election consideration; or

•	0.4880 Endo shares, which we refer to as the stock election consideration.

Both the cash election consideration and the stock election consideration are subject to the proration and adjustment procedures described under the section entitled “The Merger Agreement—Election and Proration Procedures” beginning on page 96 of this proxy statement/prospectus, so that the total amount of cash paid in respect of all shares of Auxilium common stock (other than excluded shares and Auxilium restricted shares) does not exceed $845 million, subject to adjustment pursuant to the terms of the merger agreement, and the total number of Endo shares issued to Auxilium stockholders as a whole (excluding Endo shares deliverable in respect of Auxilium’s convertible notes and warrants) does not exceed 18,610,000 Endo shares. Holders of shares of Auxilium common stock (other than excluded shares and Auxilium restricted shares) who make no election or an untimely election will receive the standard election consideration with respect to such shares of Auxilium common stock. Holders of outstanding Auxilium equity awards will receive the consideration described under the section entitled “The Merger Agreement—Treatment of Outstanding Auxilium Equity Awards” beginning on page 99 of this proxy statement/prospectus.

No holder of Auxilium common stock will be issued fractional Endo shares in the merger. Each holder of Auxilium common stock converted pursuant to the merger who would otherwise have been entitled to receive a fraction of an Endo share will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of an Endo share multiplied by the average of the closing prices of Endo shares quoted on NASDAQ on each of the last five trading days ending on the day which is the second trading day immediately preceding the effective time of the merger. The amount of cash, if any, that such Auxilium stockholder is entitled to receive will be rounded to the nearest cent and computed after aggregating the cash amounts payable for all shares of Auxilium common stock held by such Auxilium stockholder and any cash amount payable in lieu of fractional shares.

Q:	Will Auxilium stockholders receive the form of consideration they elect?

A:	Each Auxilium stockholder that elects to receive the standard election consideration will receive the standard election consideration. Each Auxilium stockholder that elects to receive consideration other than the standard election consideration may not receive the exact form of consideration that such stockholder elects in the merger. Under the proration and adjustment procedures provided for in the merger agreement, the total amount of cash paid in respect of all shares of Auxilium common stock (other than excluded shares and Auxilium restricted shares) will not exceed $845 million, subject to adjustment pursuant to the terms of the merger agreement, and the total number of Endo shares issued to Auxilium stockholders (excluding Endo shares deliverable in respect of Auxilium’s convertible notes and warrants), as a whole, will not exceed 18,610,000 Endo shares. The form of consideration payable to Auxilium stockholders who make a cash election or a stock election will not be known until the results of all elections made by Auxilium stockholders are tallied, which will not occur until near the closing of the merger. The greater the oversubscription of the stock election, the less stock and more cash an Auxilium stockholder making a stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more stock an Auxilium stockholder making a cash election will receive. However, in no event will an Auxilium stockholder who makes a cash election or a stock election receive less cash and more Endo shares, or fewer Endo shares and more cash, respectively, than a stockholder who elects the standard election consideration. See the section entitled “The Merger Agreement—Election and Proration Procedures” beginning on page 96 of this proxy statement/prospectus.

Q:	How do Auxilium stockholders make their election to receive cash, Endo shares or a combination of both?

A:

An election form will be mailed on a date to be mutually agreed by Auxilium and Holdco that is thirty to forty-five days prior to the anticipated closing date of the merger or on such other date as Endo and Auxilium mutually agree, which we refer to as the election form mailing date, to each holder of record of shares of Auxilium common stock as of the close of business on the fifth business day prior to such mailing, which we refer to as the election form record date. Holdco will also make one or more election forms available, if requested, to each person that subsequently becomes a holder or beneficial owner of shares of Auxilium common stock prior to the date on which election forms are due. Each Auxilium stockholder should complete and return the election form according to the instructions included with the form. The election form will be provided to Auxilium stockholders under separate cover and is not being provided with this document. The election deadline will be 5:00 p.m., New York City time, on the twenty-fifth day following the election form mailing date (or such other time and date as Endo shall determine in its reasonable discretion), which we refer to as the election deadline. See the section entitled “The Merger Agreement—Election and Proration Procedures” beginning on page 96 of this proxy statement/prospectus.

If you own shares of Auxilium common stock in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your shares concerning how to make an election.

Q:	What happens if an Auxilium stockholder does not make a valid election to receive cash or Endo shares?

A:	If an Auxilium stockholder does not return a properly completed election form by the election deadline, such stockholder will be deemed to have made the standard election described above, and his or her shares of Auxilium common stock (other than excluded shares and Auxilium restricted shares) will be converted into the right to receive the standard election consideration with respect to such shares of Auxilium common stock. See the section entitled “The Merger Agreement—Merger Consideration to Auxilium Stockholders” beginning on page 96 of this proxy statement/prospectus.

Q:	What is the value of the per share merger consideration?

A:	Because the number of Endo shares issuable in respect of shares of Auxilium common stock for which a standard election or stock election has been made will not change based on the value of Endo shares, the market value of the merger consideration that Auxilium stockholders who do not receive all cash will receive will depend on the price per share of Endo shares at the time the merger is completed. That price will not be known at the time of the special meeting and may be less or more than the current market price of Endo shares or the market price of Endo shares at the time of the special meeting. Based on the closing price of Endo shares on NASDAQ on December 23, 2014, the latest practicable date before the mailing of this proxy statement/prospectus, of $71.76, the implied value of the merger consideration for an Auxilium stockholder making a standard election would be $34.13 per share of Auxilium common stock. We urge you to obtain current market quotations of Endo shares. See the section entitled “Where You Can Find More Information” beginning on page 194 of this proxy statement/prospectus.

Q:	When and where will the special meeting be held?

A:	The special meeting will be held at the offices of Auxilium located at 640 Lee Road, Chesterbrook, Pennsylvania, on January 27, 2015, at 8:30 a.m., local time.

Q:	Who is entitled to attend the special meeting?

A:	All Auxilium stockholders as of the record date for the special meeting, or their duly appointed proxies, are invited to attend the special meeting. Stockholders may be asked to present valid picture identification, such as a driver’s license or passport. If an Auxilium stockholder holds shares through a broker or other nominee, the stockholder must bring a copy of a brokerage statement reflecting his or her stock ownership as of the record date. All stockholders will be required to check in at the registration desk at the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	Auxilium has fixed December 23, 2014 as the record date for the special meeting, which we refer to as the record date. If you were an Auxilium stockholder as of the close of business on such date, you are entitled to vote on matters that come before the special meeting.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of Auxilium common stock that you owned as of the close of business on the record date. As of the close of business on the record date, there were approximately 53,371,534 outstanding shares of Auxilium common stock.

Q:	How do I vote?

A:	If you are a record holder of Auxilium common stock as of the close of business on the record date, you may vote in person by attending such meeting or, to ensure your shares are represented at the special meeting, you may authorize a proxy to vote your shares by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing and returning your proxy card in the postage-paid envelope provided.

If you hold shares of Auxilium common stock in “street name” through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the special meeting.

Q:	My shares are held in “street name” by my broker, or I am a non-registered stockholder. Will my broker automatically vote my shares for me?

A:	No. If your shares are held in the name of a bank, broker or other nominee, you are considered the “beneficial owner” of the shares held for you in what is known as “street name.” You are not the “record holder” or “registered holder” of such shares. If this is the case, this proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee. As the beneficial owner, unless your bank, broker or other nominee has discretionary authority over your shares, you generally have the right to direct your bank, broker or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority. This is often called a “broker non-vote.”

Please follow the voting instructions provided by your bank, broker or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Auxilium or by voting in person at the special meeting, unless you first provide a proxy from your bank, broker or other nominee.

If you are an Auxilium stockholder and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee will not vote your shares over which they do not have discretionary authority. This broker non-vote will have the same effect as a vote against the proposal to adopt the merger agreement and approve the transactions contemplated thereby, and will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the transactions contemplated thereby at the time of the special meeting, or on the proposal to approve, on a non-binding advisory basis, certain compensatory arrangements between Auxilium and its named executive officers relating to the merger.

Q:	What vote is required to approve each proposal?

A:	The proposal at the special meeting to adopt the merger agreement and approve the transactions contemplated thereby requires the affirmative vote of holders of a majority of the shares of Auxilium common stock outstanding and entitled to vote as of the close of business on the record date, which we refer to as the Auxilium stockholder approval.

The proposal to approve, on a non-binding advisory basis, certain compensatory arrangements between Auxilium and its named executive officers relating to the merger requires the affirmative vote of a majority of the votes cast thereon, although such vote will not be binding on Auxilium.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting, requires the affirmative vote of holders of a majority of the shares of Auxilium common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, whether or not a quorum is present.

As of the record date, the directors and executive officers of Auxilium beneficially owned and were entitled to vote 134,870 shares of Auxilium common stock, representing approximately 0.25% of the outstanding shares of Auxilium common stock as of the close of business on the record date. Each of Auxilium’s directors and executive officers has indicated his or her present intention to vote their shares of Auxilium common stock in favor of each of the proposals to be submitted at the special meeting.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	If you are an Auxilium stockholder and fail to vote, fail to instruct your bank, broker or other nominee to vote, or mark your proxy or voting instructions to abstain, this will have the effect of a vote against the proposal to adopt the merger agreement and approve the transactions contemplated thereby. If you are an Auxilium stockholder and fail to vote, fail to instruct your bank, broker or other nominee to vote, or mark your proxy or voting instructions to abstain, this will have no effect on the vote held on the proposal to approve, on a non-binding advisory basis, certain compensatory arrangements between Auxilium and its named executive officers relating to the merger. If you are an Auxilium stockholder and are present in person at the special meeting and abstain from voting or mark your proxy or voting instructions to abstain, this will have the effect of a vote against the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the proposal to adopt the merger agreement and approve the transactions contemplated thereby. If you are an Auxilium stockholder and are not present in person at the special meeting and do not respond by proxy, this will have no effect on the vote held on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the proposal to adopt the merger agreement and approve the transactions contemplated thereby. Failure to instruct your bank, broker or other nominee to vote will also have no effect on the vote on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you are a holder of record of shares of Auxilium common stock and sign and return your proxy card without indicating how to vote on any particular proposal, the Auxilium common stock represented by your proxy will be voted in accordance with the recommendations of the Auxilium board of directors.

Q:	What constitutes a quorum?

A:

A majority of the outstanding shares of Auxilium common stock entitled to vote at the special meeting must be represented in person or by proxy at the special meeting in order to constitute a quorum for the transaction of business at the special meeting. All shares of Auxilium common stock represented at the special meeting, including shares of Auxilium common stock that are represented but that abstain from voting, will be treated as present and entitled to vote for purposes of determining the presence or absence of a quorum.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	If you are a record holder of Auxilium common stock as of the close of business on the record date for the special meeting: You can change your vote at any time before the start of the special meeting. In addition to revocation in any other manner permitted by law, you can revoke your proxy in one of the following ways:

•	you can grant a new, valid proxy bearing a later date (including by telephone or Internet);

•	you can send a signed notice of revocation; or

•	you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you hold shares of Auxilium common stock in “street name”: You may change your vote by submitting another later-dated voting instruction form to your bank, broker or other nominee or by voting again by telephone or by Internet. In order to simply revoke a previous instruction, you must notify your bank, broker or other nominee in writing of your revocation. In order to ensure that your bank, broker or other nominee acts upon revocation, the written notice should be received by your bank, broker or other nominee well in advance of the special meeting.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Auxilium common stock?

A:	The exchange of Auxilium common stock for cash and/or Endo shares will be a taxable transaction for U.S. federal income tax purposes. See the section entitled “Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 116 of this proxy statement/prospectus.

Q:	When do you expect the merger to be completed?

A:	Auxilium and Endo expect to complete the merger in the first half of 2015. However, the merger is subject to the adoption of the merger agreement by the required vote of Auxilium stockholders, as well as the obtaining of certain regulatory approvals and other conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. See the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” and “Risk Factors” beginning on pages 112 and 34, respectively, of this proxy statement/prospectus.

Q:	Are there any risks I should consider in deciding whether to vote for the adoption of the merger agreement?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 34 of this proxy statement/prospectus. You also should read and carefully consider the risk factors of Endo and Auxilium contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	What should I do if I receive more than one set of voting materials?

A:

If you hold shares of Auxilium common stock in “street name” and also directly, as a record holder or otherwise, or if you hold shares of Auxilium common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the special meeting. Please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on your proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Auxilium common stock are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to vote your shares.

Q:	Are Auxilium stockholders entitled to appraisal/dissenters rights?

A:	Yes. Auxilium stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they satisfy the criteria and conditions set forth in Section 262 of the DGCL. More information regarding these appraisal rights is provided in this document, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex E to this document. You should read these provisions carefully and in their entirety. See the section entitled “Appraisal Rights of Auxilium Stockholders” beginning on page 189 of this proxy statement/prospectus.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in, and incorporated by reference into, this proxy statement/prospectus, including its Annexes, then please authorize a proxy to vote your shares as soon as possible so that your shares may be represented at the special meeting.

Q:	Do I need to do anything with my shares now?

A:	No. To the extent certain Auxilium stockholders have certificated shares, such Auxilium stockholders should keep their existing stock certificates at this time. After the merger is completed, Auxilium stockholders will receive written instructions for exchanging their stock certificates for the merger consideration.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date for the special meeting is December 23, 2014. If you transfer your shares after the record date but before the special meeting, you will retain (subject to any arrangements made with the purchaser of your shares) your right to vote at the special meeting. In order for Auxilium stockholders to receive the merger consideration, they must hold their shares of Auxilium common stock at the effective time of the merger, which we refer to as the merger effective time.

Q:	Who is soliciting my proxy?

A:	The Auxilium board of directors and management are soliciting your proxy for use at the special meeting and any adjournment or postponement thereof. All associated costs of the proxy solicitation will be borne by Auxilium. In addition to the use of the mail, proxies may be solicited directly by directors, officers and other employees of Auxilium, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Auxilium will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares and will provide customary reimbursement to such firms for the cost of forwarding these materials. Auxilium has retained Georgeson Inc. to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $12,500, plus reasonable out-of-pocket expenses, for these services.

Q:	What do I do with my shares following completion of the merger?

A:	Following completion of the merger, you will receive a letter of transmittal which will contain instructions on how to exchange your existing Auxilium share certificates for the merger consideration.

Q:	Who can help answer my questions?

A:	Auxilium stockholders who have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement/prospectus or additional proxy cards should contact:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks and Brokers Call: (212) 440-9800

All Others Call Toll-Free: (866) 482-4943

SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as an Auxilium stockholder. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, its annexes and the documents referred to in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 194 of this proxy statement/prospectus.

The Parties to the Merger (page 46)

Auxilium Pharmaceuticals, Inc.

640 Lee Road

Chesterbrook, PA 19087

(484) 321-5900

Auxilium, a Delaware corporation, is a fully integrated specialty biopharmaceutical company with a focus on developing and commercializing innovative products for specialist audiences. With a broad range of first- and second-line products across multiple indications, Auxilium is an emerging leader in the men’s healthcare area and has strategically expanded its product portfolio and pipeline in orthopedics, dermatology and other therapeutic areas. Auxilium now has a broad portfolio of 12 approved products. Among other products in the U.S., Auxilium markets edex® (alprostadil for injection), an injectable treatment for erectile dysfunction, Osbon® ErecAid®, the leading device for aiding erectile dysfunction, STENDRA® (avanafil), an oral erectile dysfunction therapy, TESTOPEL® (testosterone pellets), a long-acting implantable testosterone replacement therapy, XIAFLEX® (collagenase clostridium histolyticum or CCH) for the treatment of Peyronie’s disease and XIAFLEX for the treatment of Dupuytren’s contracture, Testim® (testosterone gel) for the topical treatment of hypogonadism and an Authorized Generic version of Testim (testosterone gel) with its partner Prasco, LLC. Auxilium also has programs in Phase 2 clinical development for the treatment of Frozen Shoulder syndrome and cellulite. Auxilium’s mission is to improve the lives of patients throughout the world by successfully identifying, developing and commercializing innovative specialty biopharmaceutical products. Auxilium’s vision is to be the most consistently successful and most admired specialty biopharmaceutical company.

Auxilium common stock is listed on NASDAQ under the symbol “AUXL.”

Endo International plc

First Floor, Minerva House

Simmonscourt Road

Ballsbridge

Dublin 4, Ireland

(011) 353-1-268-2000

Endo is a public limited company incorporated under the laws of Ireland. Endo is a global specialty healthcare company focused on improving the lives of patients while creating shareholder value. Endo develops, manufactures, markets and distributes quality branded pharmaceutical, generic pharmaceutical, over the counter medications and medical device products through its operating companies.

Endo shares are listed on NASDAQ under the symbol “ENDP” and on the Toronto Stock Exchange, which we refer to as the TSX, under the symbol “ENL.”

Endo U.S. Inc.

c/o Endo Health Solutions Inc.

1400 Atwater Drive

Malvern, PA 19355

(484) 216-0000

Endo U.S. Inc., which we refer to as HoldCo, is a Delaware corporation which was incorporated as ULU Acquisition Corp. on November 1, 2013, with its name changed to Endo U.S. Inc. on December 5, 2013 and is an indirect subsidiary of Endo. HoldCo is the holding company for Endo Health Solutions Inc. and Avalon Merger Sub Inc.

Avalon Merger Sub Inc.

c/o Endo Health Solutions Inc.

1400 Atwater Drive

Malvern, PA 19355

(484) 216-0000

Avalon Merger Sub Inc., which we refer to as Merger Sub, is a Delaware corporation and a direct subsidiary of HoldCo, incorporated on October 7, 2014. To date, Merger Sub has not conducted any activities other than those incident to its formation, the execution of the merger agreement and the taking of certain steps in connection thereto, including the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the merger.

The Merger and the Merger Agreement

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

Under the terms of the merger agreement, Merger Sub will merge with and into Auxilium, with Auxilium as the surviving corporation in the merger. As a result of the merger, Auxilium will become a direct wholly owned subsidiary of HoldCo and an indirect wholly owned subsidiary of Endo.

Merger Consideration to Auxilium Stockholders (page 96)

Auxilium stockholders have the choice to select the type of consideration that they receive in the merger, subject to the proration and adjustment procedures described under the section entitled “The Merger Agreement—Election and Proration Procedures” beginning on page 96 of this proxy statement/prospectus. Each Auxilium stockholder may choose to receive, in respect of each of their shares of Auxilium common stock, a mix of cash and Endo shares, which we refer to as the standard election, all cash, which we refer to as the cash election, or all Endo shares, which we refer to as the stock election.

At the merger effective time, each share of Auxilium common stock (other than (i) shares of Auxilium common stock owned by Endo, Merger Sub or any other direct or indirect wholly owned subsidiary of Endo and shares of Auxilium common stock owned by Auxilium or any direct or indirect wholly owned subsidiary of Auxilium, in each case not held on behalf of third parties, (ii) shares of Auxilium common stock that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL, which we refer to as dissenting shares and, together with the shares described in clause (i), excluded shares, and (iii) shares of Auxilium common stock subject to vesting or other time restrictions pursuant to the Auxilium share plan and cancelled pursuant to the merger agreement, which we refer to as Auxilium restricted shares) will be converted into the right to receive:

•	for each share of Auxilium common stock for which a standard election has been made, the standard election consideration of $16.625 in cash and 0.2440 Endo shares;

•	for each share of Auxilium common stock for which a cash election has been made, the cash election consideration of $33.25 in cash; or

•	for each share of Auxilium common stock for which a stock election has been made, the stock election consideration of 0.4880 Endo shares.

The merger consideration payable to Auxilium stockholders that make a cash election or a stock election is subject to the proration and adjustment procedures described under the section entitled “The Merger Agreement—Election and Proration Procedures” beginning on page 96 of this proxy statement/prospectus, so that:

•	the total amount of cash paid in respect of all shares of Auxilium common stock (other than excluded shares and Auxilium restricted shares) does not exceed, as described in the merger agreement, the sum of (i) $845,000,000 plus (ii) the product of $16.625 and the aggregate number of shares of Auxilium common stock issued by Auxilium pursuant to outstanding Auxilium securities in accordance with the merger agreement or that cease to be subject to vesting or other lapse restrictions under Auxilium’s share plan after the date of the merger agreement and prior to the merger effective time, which we refer to as the maximum cash consideration; and

•	the total number of Endo shares issued in the merger (excluding Endo shares deliverable in respect of Auxilium’s convertible notes and warrants) does not exceed 18,610,000 Endo shares, which we refer to as the maximum stock consideration.

The maximum cash consideration was set at an amount equal to approximately 50% of the total equity value of Auxilium and the maximum stock consideration was set at an amount equal to approximately 75% of the total equity value of Auxilium. Holders of outstanding Auxilium equity awards will receive the consideration described under the section entitled “The Merger Agreement—Treatment of Outstanding Auxilium Equity Awards” beginning on page 99 of this proxy statement/prospectus.

Election and Proration Procedures (page 96)

Election Materials and Procedures (page 96)

An election form will be mailed on a date to be mutually agreed by HoldCo and Auxilium that is not more than 45 days nor less than 30 days prior to the anticipated closing date or on such other date as HoldCo and Auxilium shall mutually agree, which we refer to as the election form mailing date, to each holder of record of Auxilium common stock as of the close of business on the fifth business day prior to the election form mailing date, which we refer to as the election form record date. Election forms must be returned by 5:00 p.m., New York City time, on the 25th day following the election form mailing date or such other date and time as determined and publicly announced by Endo in Endo’s reasonable discretion, which we refer to as the election deadline. HoldCo shall make available one or more election forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Auxilium common stock between the election form record date and the close of business on the business day prior to the election deadline.

Each election form will permit the holder to specify the number of such holder’s shares of Auxilium common stock with respect to which such holder makes a (i) standard election, (ii) cash election or (iii) stock election. Any holder of Auxilium common stock who does not properly make an election or whose election is not received by the exchange agent (as defined below) prior to the election deadline in the manner provided in the merger agreement, will be deemed to have made the standard election. Both the cash election and the stock election are subject to proration and adjustment procedures to cause, in the event of oversubscriptions of cash elections or stock elections, respectively, the aggregate cash paid in respect of all shares of Auxilium common stock in the merger (other than excluded shares and Auxilium restricted shares) not to exceed the maximum cash consideration and the aggregate number of Endo shares issued in respect of Auxilium common stock in the merger not to exceed the maximum stock consideration. Any election form may be revoked or changed by the authorized person properly submitting such election form, by written notice received by the exchange agent prior to the election deadline, accompanied by a properly completed and signed revised election form.

Proration Procedures (page 97)

Both the cash election consideration and the stock election consideration are subject to proration and adjustment procedures. If an Auxilium stockholder makes a cash election, and the aggregate cash payable in respect of all shares of Auxilium common stock pursuant to the merger agreement (other than excluded shares and Auxilium restricted shares), which we refer to as the aggregate cash consideration, would be greater than the maximum cash consideration, such stockholder will receive for each share of Auxilium common stock for which such stockholder makes a cash election:

•	an amount in cash (without interest) equal to the product of (i) $33.25, which we refer to as the un-prorated cash election amount, multiplied by (ii) a fraction, the numerator of which will be (A) the maximum cash consideration minus the amount of cash payable in respect of Auxilium common stock for which standard elections have been made, which we refer to as the standard cash consideration, and the denominator of which will be (B) the aggregate cash consideration minus the standard cash consideration, which fraction we refer to as the cash fraction; and

•	a fraction of a validly issued, fully paid and non-assessable Endo share equal to the product of (i) 0.4880, which we refer to as the un-prorated stock election ratio, multiplied by (ii) a fraction equal to one minus the cash fraction.

If an Auxilium stockholder makes a stock election, and the aggregate number of Endo shares deliverable in respect of Auxilium common stock pursuant to the merger agreement, which we refer to as the aggregate stock consideration, would be greater than the maximum stock consideration, such stockholder will receive for each share of Auxilium common stock for which such stockholder makes a stock election:

•	a fraction of an Endo share equal to the product of (i) the un-prorated stock election ratio, multiplied by (ii) a fraction, the numerator of which will be (A) the maximum stock consideration minus the number of Endo shares issuable in respect of Auxilium common stock for which standard elections have been made, which we refer to as the standard stock consideration, and the denominator of which will be (B) the aggregate stock consideration minus the standard stock consideration, which fraction we refer to as the stock fraction; and

•	an amount in cash (without interest) equal to (i) the un-prorated cash election amount multiplied by (ii) a fraction equal to one minus the stock fraction.

The greater the oversubscription of the stock election, the less stock and more cash an Auxilium stockholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more stock an Auxilium stockholder making the cash election will receive. However, in no event will an Auxilium stockholder who makes the cash election or the stock election receive less cash and more Endo shares, or fewer Endo shares and more cash, respectively, than an Auxilium stockholder who makes the standard election.

For additional details and illustrative examples, see the section entitled “The Merger Agreement—Election and Proration Procedures” beginning on page 96 of this proxy statement/prospectus.

Treatment of Outstanding Auxilium Equity Awards (page 99)

At the merger effective time, each option to purchase Auxilium common stock, whether vested or unvested, will be cancelled and converted into the right to receive a cash amount equal to the product of (i) the number of shares of Auxilium common stock subject to such option and (ii) the positive difference between (A) the closing price of Auxilium common stock as quoted on NASDAQ on the trading day immediately prior to the closing date and (B) the exercise price per share applicable to such option.

At the merger effective time, Auxilium restricted shares will be cancelled and each holder thereof will be entitled to receive an amount in cash for each such share of Auxilium common stock equal to the closing price of Auxilium common stock as quoted on NASDAQ on the trading day immediately prior to the closing date.

At the merger effective time, all other Auxilium stock-based awards (including any restricted stock unit and deferred stock unit awards), whether vested or unvested, will be cancelled and each holder thereof will be entitled to receive an amount in cash equal to the product of (i) the number of shares of Auxilium common stock subject to such award and (ii) the closing price of Auxilium common stock as quoted on NASDAQ on the trading day immediately prior to the closing date. Awards subject to performance conditions for which the applicable performance period is not complete at the merger effective time will vest and be earned based on the greater of target or actual performance as of the merger effective time.

At the merger effective time, Auxilium’s 2004 Equity Compensation Plan will terminate.

Prior to the merger effective time, any offering period underway pursuant to the Auxilium Employee Stock Purchase Program, which we refer to as the ESPP, will be concluded and the ESPP will terminate, in each case, as of the merger effective time.

Comparative Per Share Market Price Data (page 33)

Endo shares are listed and traded on NASDAQ under the symbol “ENDP” and on the TSX under the symbol “ENL.” Auxilium common stock is listed and traded on NASDAQ under the symbol “AUXL.”

The following table represents the closing prices of Endo shares and Auxilium common stock on (i) September 16, 2014, the trading day on which Endo made public its proposal for Auxilium, (ii) October 8, 2014, the last trading day before the public announcement of the merger agreement, and (iii) December 23, 2014, the last practicable trading day prior to the mailing of this proxy statement/prospectus. The table also shows the estimated implied value of the per share merger consideration for each share of Auxilium common stock on the relevant date, which was calculated by multiplying the closing price of Endo shares as of the specified date by the standard election exchange ratio of 0.2440 and adding that product to $16.625, the cash portion of the standard election consideration. As described above, Auxilium stockholders can elect to receive a greater portion of the merger consideration in the form of Endo shares by making a stock election, subject to the proration and adjustment procedures described in the section entitled “The Merger Agreement—Election and Proration Procedures” beginning on page 96 of this proxy statement/prospectus.

Date	Auxilium Closing Price	Endo Closing Price	Estimated Equivalent Per Share Value
September 16, 2014	$21.52	$65.17	$32.53
October 8, 2014	$29.76	$71.00	$33.95
December 23, 2014	$34.22	$71.76	$34.13

Recommendation of the Auxilium Board of Directors; Auxilium’s Reasons for the Merger (page 59)

After careful consideration of various factors, including those described in the section entitled “The Merger—Recommendation of the Auxilium Board of Directors; Auxilium’s Reasons for the Merger” beginning on page 59 of this proxy statement/prospectus, at a meeting held on October 8, 2014, the Auxilium board of directors unanimously (i) approved the merger agreement and the transactions contemplated thereby and (ii) recommended that Auxilium stockholders vote for adoption of the merger agreement and approval of the transactions contemplated thereby and for the other proposals to be considered at the special meeting.

Opinions of Auxilium’s Financial Advisors (page 65)

Opinion of Deutsche Bank Securities Inc. (page 65)

Deutsche Bank Securities Inc., which we refer to as Deutsche Bank, financial advisor to Auxilium, rendered its opinion to the Auxilium board of directors that, as of October 8, 2014, and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its opinion, the merger consideration of (i) the standard election consideration of $16.625 in cash and 0.2440 Endo shares; or (ii) the cash election consideration of $33.25 in cash; or (iii) the stock election consideration of 0.4880 Endo shares, was fair, from a financial point of view, to the holders of outstanding shares of Auxilium common stock (excluding Endo and its affiliates). Deutsche Bank did not express any opinion with respect to the consideration to be received by holders of excluded shares or Auxilium restricted shares in the merger.

The full text of Deutsche Bank’s written opinion, dated October 8, 2014, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is included in this document as Annex B and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the Auxilium board of directors in connection with its evaluation of the merger. Deutsche Bank’s opinion does not constitute a recommendation as to how any holder of Auxilium common stock should vote with respect to the merger or any other matter or whether any such holder should elect to receive the standard election consideration, the cash election consideration or the stock election consideration. Deutsche Bank’s opinion did not address the allocation of the merger consideration among the holders of Auxilium common stock who receive the standard election consideration, the cash election consideration, or the stock election consideration or any combination thereof or the relative fairness of the standard election consideration, the cash election consideration or the stock election consideration. Deutsche Bank’s opinion was limited solely to the fairness, from a financial point of view, of the merger consideration to the holders of outstanding shares of Auxilium common stock (excluding Endo and its affiliates), and Deutsche Bank did not express any opinion as to the underlying decision by Auxilium to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies, including any potential transaction with QLT.

Deutsche Bank’s opinion was rendered in connection with the execution of the original merger agreement on October 8, 2014 and did not take into account any amendments thereto pursuant to the merger agreement.

Opinion of Morgan Stanley & Co. LLC (page 76)

Auxilium retained Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley, to provide general financial advisory services in connection with the merger and render a financial opinion in connection with the merger. At the meeting of the Auxilium board of directors on October 8, 2014, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, that, as of that date, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the merger consideration to be received by the holders of shares of Auxilium common stock (other than holders of the excluded shares and Auxilium restricted shares) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s written opinion, dated October 8, 2014, is attached hereto as Annex C. The opinion sets forth, among other things, the various assumptions made, procedures followed, factors considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Auxilium board of directors and addressed only the fairness from a financial point of view of the merger consideration to be received by the holders of shares of Auxilium common stock (other than holders of the excluded shares and Auxilium restricted shares) pursuant to the merger agreement as of the date of the opinion and does not address the fairness of the amount or nature of the compensation to any of Auxilium’s officers, directors or employees or any class of such persons, relative to the merger consideration to be received by the holders of shares of Auxilium common stock in the transactions contemplated by the merger agreement. Morgan Stanley’s opinion did not in any manner address the prices at which Auxilium common stock or Endo shares will trade following consummation of the merger or at any time. The opinion does not constitute a recommendation to any holder of Auxilium common stock as to how to vote at any stockholders’ meeting held in connection with the merger, what election to make with respect to the form of the merger consideration or whether to take any other action with respect to the merger. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion, which is included in this document as Annex C.

Morgan Stanley’s opinion was rendered in connection with the execution of the original merger agreement on October 8, 2014 and did not take into account any amendments thereto pursuant to the merger agreement.

Vote Required

The proposal at the special meeting to adopt the merger agreement and approve the transactions contemplated thereby requires the affirmative vote of holders of a majority of the shares of Auxilium common stock outstanding and entitled to vote as of the close of business on the record date.

The proposal to approve, on a non-binding advisory basis, certain compensatory arrangements between Auxilium and its named executive officers relating to the merger requires the affirmative vote of a majority of the votes cast thereon, although such vote will not be binding on Auxilium.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting, requires the affirmative vote of holders of a majority of the shares of Auxilium common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, whether or not a quorum is present.

As of the record date, the directors and executive officers of Auxilium beneficially owned and were entitled to vote 134,870 shares of Auxilium common stock, representing approximately 0.25% of the outstanding shares of Auxilium common stock as of the close of business on the record date. Each of Auxilium’s directors and executive officers has indicated his or her present intention to vote their shares of Auxilium common stock in favor of each of the proposals to be submitted at the special meeting.

Interests of Certain Persons In the Merger (page 128)

In considering the recommendation of the Auxilium board of directors with respect to the merger, Auxilium stockholders should be aware that certain executive officers and all of the directors of Auxilium have certain interests in the merger that may be different from, or in addition to, the interests of Auxilium stockholders generally. The Auxilium board of directors were aware of these interests and considered them, among other matters, in approving the merger agreement and the merger and making their recommendations to Auxilium stockholders. See the sections entitled “Interests of Certain Persons in the Merger” and “Proposal 2: Advisory Vote on Certain Compensatory Arrangements Between Auxilium and Its Named Executive Officers Relating to the Merger” beginning on pages 128 and 126, respectively, of this proxy statement/prospectus.

Regulatory Approvals (page 92)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the rules and regulations promulgated thereunder by the Federal Trade Commission, which we refer to as the FTC, the merger cannot be completed until notifications have been submitted and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice, which we refer to as the Antitrust Division, and specified waiting period requirements have been satisfied.

Endo and Auxilium each filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC on October 20, 2014. The FTC granted early termination of the waiting period on November 18, 2014.

Delisting and Deregistration of Auxilium Common Stock (page 193)

Upon completion of the merger, the Auxilium common stock currently listed on NASDAQ will cease to be listed on NASDAQ and will be subsequently deregistered under the Exchange Act, and Auxilium will no longer file periodic reports with the SEC.

Appraisal Rights of Auxilium Stockholders (page 189)

Auxilium stockholders of record have appraisal rights under the DGCL in connection with the merger. Auxilium stockholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the applicable provisions of Section 262 of the DGCL will be entitled to exercise appraisal rights thereunder. Any shares of Auxilium common stock held by an Auxilium stockholder as of the record date who has not voted in favor of the adoption of the merger agreement and who has demanded appraisal for such shares in accordance with the DGCL will not be converted into a right to receive the merger consideration, unless such Auxilium stockholder fails to perfect, withdraws or otherwise loses such stockholder’s appraisal rights under the DGCL. If, after the consummation of the merger, such holder of Auxilium common stock fails to perfect, withdraws or otherwise loses his, her or its appraisal rights, each such share will be treated as if it had been converted as of the merger effective time into a right to receive the merger consideration. The relevant provisions of the DGCL are included as Annex E to this proxy statement/prospectus.

You are encouraged to read these provisions carefully and in their entirety. Auxilium stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of appraisal rights. See the section entitled “Appraisal Rights of Auxilium Stockholders” beginning on page 189 of this proxy statement/prospectus for additional information and the text of Section 262 of the DGCL reproduced in its entirety as Annex E to this proxy statement/prospectus.

Non-Solicitation; Auxilium Acquisition Proposals (page 106)

Subject to the exceptions described below, Auxilium has agreed that it will not, and will cause its subsidiaries and direct each of its and their respective representatives not to, directly or indirectly, through any other person:

•

initiate, solicit, facilitate or knowingly encourage any inquiries or the making of any Auxilium acquisition proposal or potential Auxilium acquisition proposal (which, for the purposes of this proxy statement/prospectus, means any proposal or offer with respect to (i) any acquisition or purchase by any person of the voting equity securities of Auxilium or any of its subsidiaries, representing 20% or more of its voting equity securities then outstanding, (ii) any acquisition by any person of any assets of Auxilium and/or its subsidiaries individually or in the aggregate contributing 20% or more of the consolidated revenue or representing 20% or more of the total asset value of Auxilium and its subsidiaries taken as a whole or (iii) a merger, consolidation, recapitalization, reorganization or other business combination involving Auxilium or its subsidiaries, whether in a single transaction or a series of related transactions (excluding the merger, the transactions contemplated by the merger agreement and any transaction between Auxilium and one or more of its subsidiaries));

•	participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other person (other than Endo and its affiliates) to make or complete an Auxilium acquisition proposal;

•	effect any Auxilium change of recommendation (defined below); or

•	accept or enter into, or publicly propose to accept or enter into, any Auxilium acquisition proposal.

An “Auxilium change of recommendation” for the purpose of this proxy statement/prospectus means any of the following: (i) the Auxilium board of directors withholds, withdraws, modifies, changes or qualifies in a manner adverse to Endo the Auxilium recommendation (as defined in the section entitled “The Merger Agreement—Board Recommendations; Special Meeting” beginning on page 106 of this proxy statement/prospectus), (ii) the Auxilium board of directors approves, endorses or recommends any Auxilium acquisition proposal, (iii) Auxilium enters into an Auxilium acquisition agreement or (iv) Auxilium or the Auxilium board of directors publicly proposes or announces its intention to do any of the foregoing.

However, if, prior to receipt of the Auxilium stockholder approval, Auxilium or any of its subsidiaries receives a written Auxilium acquisition proposal that was not solicited after the date of the merger agreement in contravention of the restrictions described above, Auxilium may:

•	contact the person making the Auxilium acquisition proposal (or such person’s representatives) solely for the purpose of clarifying the terms of such Auxilium acquisition proposal and the likelihood of consummation of such Auxilium acquisition proposal; and

•	if the Auxilium board of directors determines in good faith, following consultation with its outside legal counsel and financial advisors, that such Auxilium acquisition proposal is, or could reasonably be expected to lead to, an Auxilium superior proposal (as defined in the section entitled “The Merger Agreement—Non-Solicitation; Auxilium Acquisition Proposals” beginning on page 106 of this proxy statement/prospectus):

•	furnish to such person (and such person’s representatives) information with respect to Auxilium and its subsidiaries, provided that Auxilium first enters into a confidentiality agreement that is no less favorable (including with respect to any “standstill” and similar provisions) to Auxilium than the confidentiality agreement between Auxilium and Endo and any non-public information provided to such person is also provided to Endo; and

•	engage in discussions and negotiations with such person with respect to such Auxilium acquisition proposal.

An “Auxilium superior proposal” for the purpose of this proxy statement/prospectus means, in general terms, an unsolicited bona fide written Auxilium acquisition proposal (with references to 20% being deemed to be replaced with references to 50%), in respect of which: (i) the Auxilium board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel: (a) would, if consummated, taking into account all of the terms and conditions of such Auxilium acquisition proposal (but not assuming away any risk of non-completion), result in a transaction which is more favorable to Auxilium stockholders from a financial point of view than the merger; (b) is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Auxilium acquisition proposal and the person or persons making such Auxilium acquisition proposal; and (c) that funds, securities or other consideration necessary for the Auxilium acquisition proposal are or are reasonably likely to be available; and (ii) in the case of an Auxilium acquisition proposal involving shares of Auxilium common stock, is made available to all Auxilium stockholders on the same terms and conditions.

Auxilium must promptly (and in any event within 24 hours) notify Endo of any proposal, inquiry, offer or request relating to or constituting an Auxilium acquisition proposal. Such notice must include the identity of the person making such proposal, inquiry, offer or request and a description of the material terms and conditions of such proposal, inquiry, offer or request, including a copy of any written materials submitted to Auxilium, any of its subsidiaries or their representatives. Following the initial notification, Auxilium must thereafter keep Endo fully informed of the status of any such proposal, inquiry, offer or request.

Change of Recommendation (page 108)

Auxilium may, prior to the receipt of the Auxilium stockholder approval, (i) effect an Auxilium change of recommendation, if there is a material change, effect, development, circumstance, condition, state of facts, event or occurrence (that does not relate to or involve an Auxilium acquisition proposal) occurring or arising after the date of the merger agreement that was not known to the Auxilium board of directors or certain officers of Auxilium, or the material consequences of which were not reasonably foreseeable, as of the date of the merger agreement, which we refer to as an Auxilium intervening event, or (ii) effect an Auxilium change of recommendation and/or accept, approve or enter into an alternative Auxilium acquisition agreement following receipt of a bona fide, unsolicited, written Auxilium acquisition proposal that the Auxilium board of directors determines in good faith, after consultations with outside legal and financial advisors, is an Auxilium superior proposal, if and only if:

•	in the case of clause (ii) above, the Auxilium acquisition proposal was unsolicited and did not result from a breach of the non-solicitation provision described above;

•	the Auxilium board of directors has determined in good faith, after consultation with outside legal and financial advisors, that failure to take relevant action would be reasonably likely to be inconsistent with the Auxilium board of directors’ fiduciary duties to Auxilium stockholders;

•	Auxilium has provided written notice to Endo delivered promptly (and in any event within 24 hours) after the determination by the Auxilium board of directors that (a) an Auxilium intervening event has occurred and, as a result thereof, the Auxilium board of directors intends to effect an Auxilium change of recommendation, which written notice will set forth in reasonable detail the facts and circumstances related to the Auxilium intervening event, or (b) an Auxilium superior proposal exists, advising Endo that Auxilium has received an Auxilium superior proposal and including written notice of the determination of the Auxilium board of directors that such Auxilium acquisition proposal constitutes an Auxilium superior proposal, and, in the case of clause (ii) above, provided Endo with a copy of any documents containing such Auxilium acquisition proposal;

•	a period of at least five full business days, which we refer to as the match right period, has elapsed from (a) in the case of an Auxilium change of recommendation in connection with an Auxilium intervening event, the date on which Endo received the notice of such Auxilium change of recommendation and (b) in the case of an Auxilium change of recommendation relating to an Auxilium superior proposal, the later of the date on which Endo received the notice of such Auxilium change of recommendation and the date on which Endo received documents containing such Auxilium superior proposal;

•

after taking into account any changes to the transaction proposed by Endo during the match right period, the Auxilium board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that (x) in the case of an Auxilium change of recommendation for an Auxilium intervening event, in view of the Auxilium intervening event when assessed against the merger agreement and the merger as proposed to be amended as at the termination of the match right period and, after consultation with its outside legal counsel, the Auxilium board of directors’ failure to effect an Auxilium change of recommendation for such Auxilium intervening event would be reasonably likely to be inconsistent with the fiduciary duties of the Auxilium board of directors or (y) such Auxilium acquisition proposal continues to be an Auxilium superior proposal when assessed against the merger agreement and the merger as proposed to be amended as at the termination of the match right period and, after consultation with outside legal counsel, that such failure to effect an Auxilium change of recommendation or accept, approve or enter into an alternative Auxilium acquisition agreement would be reasonably likely to be inconsistent with the fiduciary duties of the Auxilium board of directors; and

•	in the case of an Auxilium superior proposal, Auxilium concurrently terminates the merger agreement, determines to enter into an alternative Auxilium acquisition agreement and pays the applicable termination fee described below under the section entitled “The Merger Agreement—Termination Fees; Effect of Termination” beginning on page 113 of this proxy statement/prospectus.

Each successive amendment, change or modification to any Auxilium acquisition proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by Auxilium stockholders or other amendment, change or modification to any other material terms and conditions thereof will constitute a new Auxilium acquisition proposal, except that the match right period for such new Auxilium acquisition proposal will be three business days.

Nothing in the merger agreement will prevent (i) Auxilium or the Auxilium board of directors from complying with its disclosure obligations under applicable U.S. federal or state law with regard to an Auxilium acquisition proposal, as long as such disclosure does not constitute an Auxilium change of recommendation, except as otherwise permitted by the merger agreement, or (ii) calling or holding a meeting of the Auxilium stockholders requisitioned by the Auxilium stockholders in accordance with the DGCL or taking any other action with respect to an Auxilium acquisition proposal to the extent ordered or mandated by a court of competent jurisdiction, as long as any proxy statement or other document required in connection with such meeting recommends that Auxilium stockholders vote against any proposed resolution in favor of or necessary to complete such Auxilium acquisition proposal.

Conditions to the Completion of the Merger (page 112)

The completion of the merger depends upon the satisfaction or waiver of a number of conditions, all of which, to the extent permitted by applicable law, may be waived by Endo and/or Auxilium, as applicable.

The following conditions, among other conditions, must be satisfied or waived before Endo or Auxilium is obligated to complete the merger:

•	the Auxilium stockholder approval must have been obtained at the special meeting;

•	the registration statement on Form S-4 filed by Endo in respect of the Endo shares to be issued in the merger, of which this proxy statement/prospectus forms a part, must have been declared effective and must not be the subject of a stop order suspending its effectiveness (and, if required by Irish prospectus law or other applicable laws, an Irish prospectus must have been approved by the Central Bank of Ireland, which we refer to as the CBI, and made available to the public in accordance therewith);

•	the Endo shares to be issued as merger consideration must have been approved for listing on NASDAQ, subject only to official notice of issuance;

•	the applicable waiting period under the HSR Act must have expired or been terminated, without the imposition of any restraint that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Endo or Auxilium (which condition was satisfied on November 18, 2014, when the FTC granted early termination of the HSR waiting period); and

•	no governmental authority has enacted, issued, promulgated, enforced or entered any law or order which prevents or prohibits completion of the merger or any of the other transactions contemplated in the merger agreement and no governmental authority has instituted any proceeding seeking to enjoin or otherwise prohibit completion of the merger.

The following conditions must also be satisfied or waived before Endo is obligated to complete the merger:

•	Auxilium shall have complied in all material respects with its obligations, covenants and agreements in the merger agreement to be performed and complied with on or before the closing date;

•	the representations and warranties of Auxilium must be accurate in the manner described in the merger agreement;

•	no material adverse effect with respect to Auxilium has occurred since the date of the merger agreement and is continuing; and

•	Endo must have received a certificate of Auxilium signed by a senior officer of Auxilium for and on behalf of Auxilium and dated the closing date certifying satisfaction of certain closing conditions.

The following conditions must also be satisfied or waived before Auxilium is obligated to complete the merger:

•	Endo must have complied in all material respects with its obligations, covenants and agreements in the merger agreement to be performed and complied with on or before the closing date;

•	the representations and warranties of Endo must be accurate in the manner described in the merger agreement;

•	no material adverse effect with respect to Endo has occurred since the date of the merger agreement and is continuing; and

•	Auxilium must have received a certificate of Endo signed by a senior officer of Endo for and on behalf of Endo and dated the closing date certifying satisfaction of certain closing conditions.

Termination; Termination Fees; Effect of Termination (page 113)

The merger agreement may be terminated by:

•	mutual written consent of Endo and Auxilium;

•	either Endo or Auxilium if:

•	the closing does not occur on or before April 10, 2015, which we refer to as the outside date, except that, if, as of the twentieth business day preceding the outside date (without any extension thereto), the applicable waiting period under the HSR Act has not expired or been terminated, without the imposition of any restraint that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Endo or Auxilium (which waiting period was terminated early by the FTC on November 18, 2014), Endo or Auxilium may by written notice to the other parties extend the outside date to July 8, 2015 except that the right to so terminate the merger agreement will not be available to Endo or Auxilium if its failure to fulfill any obligation or breach of any of its agreements or covenants under the merger agreement has been a principal cause of, or resulted in, the failure of the closing to occur by such date;

•	Auxilium stockholder approval has not been obtained at the special meeting; or

•	any law is passed that makes completion of the transactions contemplated by the merger agreement illegal or otherwise prohibited or if any governmental authority has issued an order or taken action enjoining or otherwise prohibiting the merger and such order is final and non-appealable;

•	by Auxilium if:

•	subject to payment of the Auxilium termination fee to Endo described below, Auxilium enters into an Auxilium acquisition agreement that constitutes an Auxilium superior proposal;

•	Endo breaches any of its representations, warranties or covenants in the merger agreement, which breach would cause any conditions to the closing of the merger not to be satisfied, and does not cure such breach prior to (or which breach by its nature or timing cannot be cured by) the earlier of (i) 30 days following the delivery of written notice to Endo from Auxilium of such breach and (ii) three business days prior to the outside date, as may be extended;

•	Endo fails to confirm in writing, on or prior to the earlier of (i) 20 business days following receipt of a written request therefor from Auxilium and (ii) three business days prior to the outside date, as may be extended, that Endo has no right to terminate the merger agreement as a result of a tax termination event (defined below), in which case Auxilium is entitled to the termination fee described below; or

•	a material adverse effect on Endo shall have occurred since the date of the merger agreement;

•	By Endo if:

•	Auxilium shall have effected an Auxilium change of recommendation;

•	Auxilium materially breaches the provisions of the merger agreement described under the section entitled “The Merger Agreement—Non-Solicitation; Auxilium Acquisition Proposals” beginning on page 106 of this proxy statement/prospectus;

•	Auxilium breaches any of its representations, warranties or covenants in the merger agreement, which breach would cause any conditions to the closing of the merger not to be satisfied, and does not cure such breach prior to (or which breach by its nature or timing cannot be cured by) the earlier of (i) 30 days following the delivery of written notice to Auxilium from Endo of such breach and (ii) three business days prior to the outside date, as may be extended;

•	subject to payment of the Endo termination fee to Auxilium described below, there has occurred a change in applicable U.S. federal tax law (whether or not such change is yet effective), or official interpretation thereof as set forth in published guidance by the U.S. Treasury Department or the Internal Revenue Service, which we refer to as the IRS, (other than News Releases) (whether or not such change is yet effective), or the passing of a bill that would implement such a change by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bills has not yet elapsed, in any such case, that, as a result of completing the merger once effective, in the opinion of nationally recognized U.S. tax counsel, would have a material adverse effect on Endo, which we refer to as a tax termination event; or

•	a material adverse effect on Auxilium shall have occurred since the date of the merger agreement.

Under the merger agreement, Auxilium will be required to pay Endo a termination fee of $70,000,000 if:

•	Auxilium terminates the merger agreement to enter into an Auxilium acquisition agreement that constitutes an Auxilium superior proposal;

•	Endo terminates the merger agreement because Auxilium has effected an Auxilium change of recommendation; or

•	either Endo or Auxilium terminates the merger agreement if the closing does not occur on or before the outside date, as may be extended, or the Auxilium stockholder approval is not obtained at the special meeting or by Endo because of an Auxilium breach of the non-solicitation provisions in the merger agreement, if, in each of the foregoing cases, (i) prior to such termination, an Auxilium acquisition proposal shall have been made public or proposed publicly to Auxilium or Auxilium stockholders and has not been publicly withdrawn prior to the special meeting and (ii) within 12 months following such termination, Auxilium or one or more of Auxilium’s subsidiaries shall have (A) executed an Auxilium acquisition agreement and the transactions thereby are subsequently consummated or (B) consummated any transaction in respect of such Auxilium acquisition proposal, provided that, for purposes of this determination, all references to “20%” in the definition of Auxilium acquisition proposal shall instead be references to “50%.”

Under the merger agreement, Endo will be required to pay Auxilium a termination fee of $150,000,000 if (i) Endo terminates the merger agreement as a result of a tax termination event or (ii) Auxilium terminates the merger agreement because Endo fails to confirm within the specified time period that it has no right to terminate the merger agreement as a result of a tax termination event.

QLT Termination Fee/QLT Loan Agreement (page 115)

Under the merger agreement, Endo paid to QLT, Inc., which we refer to as QLT, on behalf of Auxilium, a termination fee of $28.4 million, which we refer to as the QLT termination fee, to terminate the Agreement and Plan of Merger, dated June 28, 2014, by and among Auxilium, QLT, QLT Holding Corp. and QLT Acquisition Corp., which we refer to as the QLT merger agreement.

On November 17, 2014, Auxilium, Auxilium UK LTD, a private company limited by shares registered in England and Wales and a wholly owned subsidiary of Auxilium, which we refer to as Auxilium UK, and Endo Pharmaceuticals Inc., a Delaware corporation and wholly owned subsidiary of Endo, which we refer to as Endo Pharmaceuticals, entered into a loan agreement, which we refer to as the QLT loan agreement, pursuant to which the parties agreed that the QLT termination fee that Endo paid to QLT on behalf of Auxilium would constitute two separate loans from Endo Pharmaceuticals: a loan of $24.0 million to Auxilium and a separate loan of $4.4 million to Auxilium UK, which we refer to collectively as the QLT termination fee loans.

The QLT termination fee loans bear interest at 2.56%, representing the 12-month London Interbank Offer Rate plus 2% as published in the Wall Street Journal on the business day immediately prior to the date of the QLT loan agreement. The QLT termination fee loans are to be repaid (together with interest thereon) on the earlier of (i) October 9, 2015 and (ii) the date on which the merger agreement is validly terminated by Auxilium for an Auxilium superior proposal or by Endo as a result of an Auxilium change in recommendation, a material breach by Auxilium of the non-solicitation provisions of the merger agreement or a breach of any representations, warranties, covenants or agreements by Auxilium. If the merger agreement is terminated in other circumstances, the QLT termination fee loans will be deemed terminated and extinguished in full.

Litigation Relating to the Merger (page 93)

Auxilium and Endo are aware of one putative stockholder class action that has been filed since announcement of the merger agreement. The action, Glick v. Auxilium Pharmaceuticals, Inc., et al., No. 14-11739, which we refer to as the Stockholder Action, was filed on or about December 1, 2014 in the

Supreme Court of Pennsylvania, Court of Common Pleas, Chester County, against Auxilium, the members of the Auxilium board of directors, Endo, HoldCo and Merger Sub.

The Stockholder Action alleges, among other things, that the individual members of the Auxilium board of directors breached their fiduciary duties to the public stockholders of Auxilium by approving the proposed transaction between Auxilium and Endo, failing to take steps to maximize the value of Auxilium and failing to disclose material information relating to the process leading up to the proposed transaction. The Stockholder Action also alleges that Auxilium, Endo, HoldCo, and Merger Sub aided and abetted such breaches of fiduciary duty. The Stockholder Action seeks, among other things, declaratory and injunctive relief prohibiting the defendants from consummating the proposed transaction and awarding compensatory damages against the defendants.

The defendants believe that the claims asserted against them are without merit and intend to defend the Stockholder Action vigorously.

Financing (page 92)

Endo anticipates that the total funds needed to complete the merger will be provided through a combination of:

•	available cash on hand of Endo; and

•	third-party debt financing in an aggregate principal amount of up to $1.5 billion (assuming all Auxilium stockholders make a standard election), which we refer to as the debt financing, which is expected to consist of:

•	a senior secured incremental term loan B credit facility, which we refer to as the incremental term loan B credit facility, to be established under Endo’s existing credit agreement, dated as of February 28, 2014, among Endo Limited, Endo Management Limited, Endo Luxembourg Holding Company S.à r.l., Endo Luxembourg Finance Company I S.à r.l., Endo LLC (formerly known as NIMA Acquisition, LLC), the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender; or

•	at Endo’s option, in lieu of all or any portion of the incremental term loan B credit facility, Endo may elect to issue unsecured senior notes, which we refer to as senior notes. Any amount of senior notes issued will reduce the maximum size of Endo’s incremental term Loan B credit facility on a dollar-for-dollar basis.

On October 8, 2014, Endo entered into a debt commitment letter with respect to the incremental term loan B credit facility, which as amended and restated on October 30, 2014, we refer to as the commitment letter, with certain financial institutions, which we refer to as the commitment parties, pursuant to which the commitment parties agreed to provide the incremental term B credit facility, subject to the conditions set forth in the commitment letter. Also on October 8, 2014, Endo entered into an engagement letter with respect to the senior notes, which as amended and restated on October 30, 2014, we refer to as the engagement letter, and, together with the commitment letter, the commitment papers, with certain financial institutions, which we refer to as the engagement parties, pursuant to which the engagement parties agreed to serve as joint lead arrangers and co-managers with respect to the senior notes.

The definitive documentation governing the debt financing has not been finalized, and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement/prospectus. Although the commitment letter and the incremental term loan B credit facility are not subject to a due diligence or

“market out” condition, such financing may not be considered assured, and the obligations of the engagement parties under the engagement letter with respect to the senior notes may be terminated by the engagement parties at any time. The merger agreement does not condition the merger on the receipt of the debt financing.

Accounting Treatment (page 93)

Endo prepares its financial statements in accordance with U.S. generally accepted accounting principles, which we refer to as U.S. GAAP. The merger will be accounted for using the acquisition method of accounting. Endo will be treated as the acquiror for accounting purposes.

Certain U.S. Federal Income Tax Consequences of the Merger (page 116)

The exchange of Auxilium common stock for cash and/or Endo shares in the merger will be a taxable transaction for U.S. federal income tax purposes. See the section entitled “Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 116 of this proxy statement/prospectus for a more detailed description of the U.S. federal tax consequences of the merger.

Irish Tax Considerations (page 121)

No Irish tax should arise for Auxilium stockholders pursuant to the merger, unless such stockholders are resident or ordinarily resident in Ireland or hold their shares of Auxilium common stock in connection with a trade carried on in Ireland through an Irish branch or agency. See the section entitled “Irish Tax Considerations” beginning on page 121 of this proxy statement/prospectus for a more detailed description of the Irish tax consequences of the transactions.

Comparison of the Rights of Endo Shareholders and Auxilium Stockholders (page 155)

As a result of the merger, the holders of shares of Auxilium common stock who receive stock consideration will become holders of Endo shares and their rights will be governed by Irish law (instead of Delaware law) and by the Endo memorandum and articles of association (instead of Auxilium’s sixth amended and restated certificate of incorporation, which we refer to as the Auxilium charter, and amended and restated bylaws, which we refer to as the Auxilium bylaws). Following the transaction, former Auxilium stockholders will have different rights as Endo shareholders than they had as Auxilium stockholders. For a summary of the material differences between the rights of Auxilium stockholders and Endo shareholders, see the section entitled “Comparison of the Rights of Endo Shareholders and Auxilium Stockholders” beginning on page 155 of this proxy statement/prospectus.

Recent Developments

Consistent with previous disclosures by Endo, Endo is considering expressions of interest from third parties regarding the disposition of all or a part of its American Medical Systems (AMS) business. There can be no assurance that Endo will enter into any disposition transaction involving the AMS business or with respect to the terms or timing of any such transaction.

SELECTED HISTORICAL FINANCIAL DATA OF ENDO

The following tables present selected historical financial data for Endo as of and for the fiscal years ended December 31, 2013, 2012, 2011, 2010 and 2009 and as of and for the nine months ended September 30, 2014 and 2013. The statement of operations data for each of the three years in the period ended December 31, 2013 and the balance sheet data as of December 31, 2013 and 2012 have been obtained from EHSI’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which are incorporated by reference into this proxy statement/prospectus. The statements of operations data for the years ended December 31, 2010 and 2009 and the balance sheet data as of December 31, 2011, 2010 and 2009 have been obtained from EHSI’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference. The financial data as of September 30, 2014 and for the nine months ended September 30, 2014 and 2013 have been obtained from Endo’s unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2014, which is incorporated by reference into this proxy statement/prospectus.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in EHSI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Endo’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2014, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information” beginning on page 194 of this proxy statement/prospectus.

Consolidated Statement of Operations Data (in thousands of USD, except per share data)	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Total revenues	$2,077,231	$2,031,961	$2,616,907	$2,815,736	$2,524,920	$1,614,085	$1,460,841
Operating (loss) income from continuing operations	(824,275)	306,856	(425,625)	(539,935)	464,978	447,547	390,024
(Loss) income from continuing operations before income tax	(1,005,784)	215,494	(559,567)	(730,423)	306,442	402,341	359,660
(Loss) income from continuing operations	(667,192)	132,577	(535,500)	(694,008)	194,358	265,838	266,366
Discontinued operations, net of tax	2,251	(3,248)	(96,914)	5,987	47,707	21,182	—
Consolidated net (loss) income	(664,941)	129,329	(632,414)	(688,021)	242,065	287,020	266,366
Less: Net income attributable to noncontrolling interests	2,895	38,758	52,925	52,316	54,452	28,014	—

Net (loss) income attributable to Endo	$(667,836)	$90,571	$(685,339)	$(740,337)	$187,613	$259,006	$266,336

Basic and Diluted Net (Loss) Income Per Endo Share Attributable to Endo
Continuing operations—basic	$(4.61)	$1.18	$(4.73)	$(6.00)	$1.67	$2.29	$2.27
Discontinued operations—basic	(0.01)	(0.38)	(1.32)	(0.40)	(0.06)	(0.06)	—

Basic	$(4.62)	$0.80	$(6.05)	$(6.40)	$1.61	$2.23	$2.27

Continuing operations—diluted	$(4.61)	$1.13	$(4.73)	$(6.00)	$1.60	$2.25	$2.27
Discontinued operations—diluted	(0.01)	(0.36)	(1.32)	(0.40)	(0.05)	(0.05)	—

Diluted	$(4.62)	$0.77	$(6.05)	$(6.40)	$1.55	$2.20	$2.27

Shares used to compute basic net (loss) income per Endo share attributable to Endo	144,604	112,691	113,295	115,719	116,706	116,164	117,112
Shares used to compute diluted net (loss) income per Endo share attributable to Endo	144,604	116,890	113,295	115,719	121,178	117,951	117,515

Consolidated Balance Sheet Data (in thousands of USD)	As of and for the Nine Months Ended September 30, 2014	As of and for the Year Ended December 31,

		2013	2012	2011	2010	2009
Cash and cash equivalents	$708,529	$526,597	$529,689	$526,644	$449,276	$708,462
Total assets	10,589,549	6,571,856	6,568,559	7,292,583	3,912,389	2,488,803
Long-term debt, less current portion, net	4,219,309	3,323,844	3,035,031	3,421,590	1,043,137	322,534
Other long-term obligations, including capitalized leases	1,086,610	966,124	649,134	616,324	232,009	196,678
Total Endo shareholders’ equity	2,490,721	526,018	1,072,856	1,977,690	1,741,591	1,497,411
Noncontrolling interests.	39,471	59,198	60,350	61,901	61,738	—

Total shareholders’ equity	$2,530,192	$585,216	$1,133,206	$2,039,591	$1,803,329	$1,497,411

Other Financial Data
Net cash provided by operating activities	$232,204	$298,517	$733,879	$702,115	$453,646	$295,406
Net cash used in investing activities	$(378,843)	$(883,639)	$(88,467)	$(2,374,092)	$(896,323)	$(245,509)
Net cash provided by (used in) financing activities	$312,705	$579,525	$(645,547)	$1,752,681	$200,429	$(117,128)

The comparability of the foregoing information is impacted by certain charges for asset impairments and certain litigation-related and other matters during 2014, 2013 and 2012, and a number of significant acquisitions that have occurred since 2009, along with the debt incurred to finance these acquisitions. These business combinations have had a significant impact on Endo’s financial statements in their respective years of acquisition and in subsequent years. This impact results from the consideration transferred by Endo for the acquisition, the initial and subsequent purchase accounting for the underlying acquisition and the post-acquisition consolidation of the acquired entity’s assets, liabilities and results of operations.

SELECTED HISTORICAL FINANCIAL DATA OF AUXILIUM

The following tables present selected historical financial data for Auxilium as of and for the fiscal years ended December 31, 2013, 2012, 2011, 2010 and 2009 and as of and for the nine months ended September 30, 2014 and 2013. The statement of operations data for each of the three years in the period ended December 31, 2013 and the balance sheet data as of December 31, 2013 and 2012 have been obtained from Auxilium’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which are incorporated by reference into this proxy statement/prospectus. The statements of operations data for the years ended December 31, 2010 and 2009 and the balance sheet data as of December 31, 2011, 2010 and 2009 have been obtained from Auxilium’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference. The financial data as of September 30, 2014 and for the nine months ended September 30, 2014 and 2013 have been obtained from Auxilium’s unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2014, which is incorporated by reference into this proxy statement/prospectus.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Auxilium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Auxilium’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2014, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information” beginning on page 194 of this proxy statement/prospectus.

Consolidated Statement of Operations Data (in thousands of USD, except share and per share amounts)	Nine Months Ended September 30, (unaudited)		Year Ended December 31,
	2014	2013	2013(a)	2012(b)	2011	2010	2009
Net revenues	$281,161	$274,831	$400,715	$395,281	$264,315	$211,429	$164,039

Operating expenses(c):
Cost of goods sold	73,901	75,858	112,015	78,337	55,662	49,725	37,077
Research and development	33,519	37,300	50,211	45,932	61,948	48,005	51,398
Selling, general and administrative	219,713	182,013	250,190	185,535	179,887	164,675	129,181
Amortization of purchased intangibles	59,444	25,980	44,988	—	—	—	—
Intangible asset impairment	16,514	—	—	—	—	—	—
Contingent consideration	(25,515)	6,929	11,396	—	—	—	—

Total operating expenses	377,576	328,080	468,800	309,804	297,497	262,405	217,656

(Loss) income from operations	(96,415)	(53,249)	(68,085)	85,477	(33,182)	(50,976)	(53,617)
Interest expense	(28,610)	(19,050)	(28,655)	(39)	(236)	(422)	(292)
Other income, net	22	268	378	506	502	167	452

(Loss) income before income taxes	(125,003)	(72,031)	(96,362)	85,944	(32,916)	(51,231)	(53,457)
Income tax (expense) benefit	(119)	77,920	78,297	—	—	—	—

Net (loss) income	$(125,122)	$5,889	$(18,065)	$85,944	(32,916)	(51,231)	(53,457)

Net (loss) income per common share
Basic	$(2.49)	$0.12	$(0.37)	$1.76	$(0.69)	$(1.08)	$(1.22)

Diluted	$(2.49)	$0.12	$(0.37)	$1.74	$(0.69)	$(1.08)	$(1.22)

Shares used to compute net (loss) income per common share(d)
Basic	50,151,393	49,304,543	49,337,724	48,770,229	47,886,672	47,426,849	43,650,775

Diluted	50,151,393	49,611,260	49,337,724	49,277,570	47,886,672	47,426,849	43,650,775

(a)	Includes the operations of Actient Holdings LLC from date of acquisition, April 26, 2013.
(b)	Includes the impact of the change in estimate of the life of the Pfizer Agreement amounting to net income of $83.7 million, or $1.70 per diluted share (representing the recognition of $92.0 million of revenue offset by $8.3 million of related cost).
(c)	Includes the following amounts of stock-based compensation expense:

	Nine months ended September 30, (unaudited)		Years ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Cost of goods sold	$181	$107	$154	$84	$65	$155	$—
Research and development	1,558	2,077	2,757	2,919	3,184	2,698	5,048
Selling, general and administrative	10,894	9,162	12,611	12,004	14,029	15,109	12,852

(d)	The increase in weighted average common shares outstanding is primarily the result of the issuances of common shares in the September 2009 public offering.

Consolidated Balance Sheet Data (in thousands of USD)	As of and for the Nine Months Ended September 30, 2014 (unaudited)	As of and for the Year Ended December 31,
		2013	2012	2011	2010	2009
Cash and cash equivalents and short-term investments	$77,873	$71,186	$157,430	$154,257	$128,207	$181,977
Total assets	1,144,980	1,201,176	327,922	300,971	243,904	260,564
Long term debt	580,816	535,283	—	—	—	—
Other long term obligations	194,290	217,930	30,958	125,501	85,288	76,669
Total stockholders’ equity	161,877	251,465	199,888	84,398	94,443	120,519
Other Financial Data
Net cash (used in) provided by operating activities	$(34,861)	$(11,856)	$(2,281)	$30,699	$(48,890)	$(41,362)
Net cash (used in) provided by investing activities	$12,349	$(531,196)	$(12,435)	$(125,142)	$(10,528)	$(10,621)
Net cash provided by financing activities	$48,792	$554,976	$13,039	$3,792	$5,674	$119,992

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data, which we refer to as the selected pro forma data, gives effect to the acquisition of Auxilium by Endo and the other transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 136 of this proxy statement/prospectus. The acquisition of Auxilium will be accounted for, and Endo’s acquisition of Paladin Labs Inc., which we refer to as Paladin, in February 2014 was accounted for, as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations,” which we refer to as ASC 805. The selected unaudited pro forma condensed combined balance sheet data as of September 30, 2014 give effect to the merger as if it had occurred on September 30, 2014. The selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2013 and for the nine months ended September 30, 2014 give effect to the merger as if it had occurred on January 1, 2013.

The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information, which we refer to as the pro forma financial statements, of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the pro forma financial statements. In addition, the pro forma financial statements were based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of each of Endo, EHSI, Auxilium and Paladin for the applicable periods, which have been incorporated in this proxy statement/prospectus by reference. See the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Where You Can Find More Information” beginning on pages 136 and 194, respectively, of this proxy statement/prospectus for additional information. The selected pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the selected pro forma data do not purport to project the future financial position or operating results of the combined company. Also, as explained in more detail in the accompanying notes to the pro forma financial statements, the preliminary fair values of assets acquired and liabilities assumed reflected in the selected pro forma data are subject to adjustment and may vary significantly from the fair values that will be recorded upon completion of the merger.

For purposes of these pro forma financial statements and the preliminary purchase price allocation, we assumed that each share of Auxilium common stock was exchanged in the merger for the standard election consideration, resulting in the maximum cash consideration being paid in the merger; however, we cannot predict the elections that Auxilium stockholders ultimately will make, and the ultimate purchase price will be adjusted to reflect any changes in actual elections compared to the assumptions herein. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 136 of this proxy statement/prospectus for differences in the pro forma results in the event that Auxilium stockholders make elections resulting in the maximum stock consideration being issued in the merger.

Selected Unaudited Pro Forma Condensed Combined Statement of Earnings

	Nine months ended September 30, 2014 (Unaudited Pro Forma Condensed Combined)	Year ended December 31, 2013 (Unaudited Pro Forma Condensed Combined)
	(in thousands, except per share amounts)
Revenues:
Net pharmaceutical product sales	$1,963,887	$2,713,139
Devices revenues	359,425	492,226
Service and other revenues	77,632	81,068

Total revenues	$2,400,944	$3,286,433
Costs and expenses:
Cost of revenues	1,199,835	1,458,796
Selling, general and administrative	820,360	1,122,540
Research and development	148,590	201,056
Litigation-related and other contingencies	1,135,443	484,242
Asset impairment charges	16,514	519,011
Acquisition-related and integration items, net	23,826	60,648

Operating loss	$(943,624)	$(559,860)

Interest expense, net	237,614	310,668
Net loss on extinguishment of debt	31,712	11,312
Other income, net	(28,903)	(50,255)

Loss from continuing operations before income tax	$(1,184,047)	$(831,585)

Income tax	(363,526)	(218,356)

Loss from continuing operations	$(820,521)	$(613,229)

Discontinued operations, net of tax	2,251	(96,914)

Consolidated net loss	$(818,270)	$(710,143)

Less: Net income attributable to noncontrolling interests	2,649	52,933

Net loss attributable to Endo International plc	$(820,919)	$(763,076)

Net loss per share attributable to Endo International plc
Basic	$(4.87)	$(4.66)

Diluted	$(4.87)	$(4.66)

Weighted average shares attributable to Endo International plc
Basic	168,624	163,620
Diluted	168,624	163,620

Selected Unaudited Pro Forma Condensed Combined Balance Sheet

(in thousands)	As of September 30, 2014 (Unaudited Pro Forma Combined)
Total assets	$14,367,243
Total liabilities	$10,625,987
Total shareholders’ equity	$3,741,256

COMPARATIVE PER SHARE DATA

The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for Endo shares and shares of Auxilium common stock. The unaudited pro forma and pro forma equivalent per share financial information gives effect to the acquisition of Auxilium by Endo as if the transactions had occurred on January 1, 2013.

Presented below are Endo’s and Auxilium’s historical per share data for the nine months ended September 30, 2014 and the year ended December 31, 2013 and unaudited condensed combined pro forma per share data for the nine months ended September 30, 2014 and the year ended December 31, 2013. The historical book value per share is computed by dividing total stockholders’ equity (deficit) by the number of shares of common stock outstanding at the end of the period. The pro forma earnings per share of Endo is computed by dividing the pro forma net income by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period. The Auxilium unaudited pro forma equivalent data is calculated by multiplying the combined unaudited pro forma data amounts by the un-prorated stock election ratio of 0.4880 per share of Auxilium common stock. This exchange ratio does not give effect to the cash consideration included in the transaction. The pro forma information described below includes certain adjustments and assumptions regarding the combined company after giving effect to the transactions.

The following information should be read in conjunction with (i) the audited financial statements of Endo, which are incorporated by reference in this proxy statement/prospectus, (ii) the audited financial statements of Auxilium, which are incorporated by reference in this proxy statement/prospectus, and (iii) the financial information contained in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Historical Financial Data of Auxilium,” and “Selected Historical Financial Data of Endo” beginning on pages 136, 27 and 25, respectively, of this proxy statement/prospectus. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period. Endo has not declared or paid any cash dividends on Endo shares, and Auxilium has not declared or paid any cash dividends on shares of Auxilium common stock.

	As of and for the nine months ended September 30, 2014	As of and for the year ended December 31, 2013
Endo Historical Data
Net loss per Endo share
Diluted	$(4.62)	$(6.05)
Basic	$(4.62)	$(6.05)
Book value per Endo share	$16.47	$5.07

	As of and for the nine months ended September 30, 2014	As of and for the year ended December 31, 2013
Auxilium Historical Data
Net loss per share of Auxilium common stock
Diluted	$(2.49)	$(0.37)
Basic	$(2.49)	$(0.37)
Book value per share of Auxilium common stock	$3.18	$5.07

	As of and for the nine months ended September 30, 2014	As of and for the year ended December 31, 2013
Combined Unaudited Pro Forma Data
Net loss per Endo share
Diluted	$(4.87)	$(4.66)
Basic	$(4.87)	$(4.66)
Book value per Endo share	$21.99	—

	As of and for the nine months ended September 30, 2014	As of and for the year ended December 31, 2013
Auxilium Unaudited Pro Forma Equivalent Data
Net loss per share of Auxilium common stock
Diluted	$(2.38)	$(2.27)
Basic	$(2.38)	$(2.27)
Book value per share of Auxilium common stock	$10.73	—

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

Endo shares are listed and traded on NASDAQ under the symbol “ENDP” and on the TSX under the symbol “ENL.” Auxilium common stock is listed and traded on NASDAQ under the symbol “AUXL.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices of Endo shares and Auxilium common stock, each as reported on NASDAQ. On December 23, 2014, the last practicable day prior to the mailing of this proxy statement/prospectus, there were 153,879,386 Endo shares outstanding. On December 23, 2014, the record date for the special meeting, there were 53,371,534 shares of Auxilium common stock outstanding. Endo has not declared or paid any cash dividends on Endo shares, and Auxilium has not declared or paid any cash dividends on shares of Auxilium common stock.

	Endo		Auxilium
For the quarterly period ended:	High	Low	High	Low
2012
First Quarter	$39.29	$32.82	$21.25	$18.29
Second Quarter	$38.96	$28.83	$27.31	$16.98
Third Quarter	$33.86	$28.89	$29.37	$22.58
Fourth Quarter	$33.03	$25.49	$25.54	$17.47
2013
First Quarter	$33.32	$25.01	$19.60	$16.25
Second Quarter	$39.82	$30.39	$17.59	$13.87
Third Quarter	$46.09	$36.17	$20.95	$16.58
Fourth Quarter	$67.63	$43.12	$22.14	$16.36
2014
First Quarter	$82.16	$63.65	$32.89	$19.81
Second Quarter	$75.69	$53.62	$29.30	$18.78
Third Quarter	$71.49	$61.13	$31.60	$17.10
Fourth Quarter (through December 23, 2014)	$73.72	$57.14	$35.03	$29.41

The following table represents the closing prices of Endo shares and Auxilium common stock on (i) September 16, 2014, the trading day on which Endo made public its proposal for Auxilium, (ii) October 8, 2014, the last trading day before the public announcement of the merger agreement, and (iii) December 23, 2014, the last practicable trading day prior to the mailing of this proxy statement/prospectus. The table also shows the estimated implied value of the per share merger consideration for each share of Auxilium common stock on the relevant date.

Date	Auxilium Closing Price	Endo Closing Price	Estimated Equivalent Per Share Value(1)
September 16, 2014	$21.52	$65.17	$32.53
October 8, 2014	$29.76	$71.00	$33.95
December 23, 2014	$34.22	$71.76	$34.13

(1)	The implied value of the per share merger consideration represents the sum of $16.625, the cash portion of the standard election consideration, plus the stock portion of the standard election consideration, based on the closing prices of Endo shares of $65.17 on September 16, 2014, $71.00 on October 8, 2014, and $71.76 on December 23, 2014.

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Auxilium stockholders in determining whether to adopt the merger agreement. Auxilium stockholders are urged to obtain current market quotations for Endo shares and Auxilium common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in determining whether to adopt the merger agreement. See the section entitled “Where You Can Find More Information” beginning on page 194 of this proxy statement/prospectus.

RISK FACTORS

In considering whether to adopt the merger agreement, you should consider carefully the following risk factors, including the matters addressed under the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 45 of this proxy statement/prospectus in addition to the other information contained in or incorporated by reference into this proxy statement/prospectus. You should also read and consider the risks associated with the business of Endo and the risks associated with the business of Auxilium, because these risks will also affect the combined company. The risks associated with the business of Endo can be found in EHSI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and Endo’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 under the heading “Risk Factors,” each of which are incorporated by reference into this proxy statement/prospectus. The risks associated with the business of Auxilium can be found in Auxilium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and Auxilium’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, under the heading “Risk Factors,” each of which are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 194 of this proxy statement/prospectus.

Risks Relating to the Merger

Because the market price of Endo shares that Auxilium stockholders may receive in the merger will fluctuate, Auxilium stockholders cannot be sure of the value of the Endo shares they may receive.

Upon completion of the merger, each share of Auxilium common stock will be converted into the right to receive merger consideration consisting of, at the election of each Auxilium stockholder, (i) the standard election consideration, (ii) the cash election consideration or (iii) the stock election consideration, subject, in the case of elections to receive the cash election consideration or the stock election consideration, to the proration and adjustment procedures described in the merger agreement and in the election form. Because the number of Endo shares being offered as merger consideration will not vary based on the market value of Endo shares, the market value of the consideration Auxilium stockholders will receive in the merger (if they receive Endo shares) will be based in whole or in part on the value of Endo shares at the time the merger consideration is received. If the price of Endo shares declines, Auxilium stockholders could receive less value for their shares of Auxilium common stock upon the completion of the merger than the value calculated on the date the merger agreement was announced, as of the date of the filing of this proxy statement/prospectus, as of the date of the special meeting or as of the date such Auxilium stockholder made his or her election. The market price of Endo shares, which Auxilium stockholders may receive in the merger, will continue to fluctuate from the date of this proxy statement/prospectus through the date of the closing of the merger. Accordingly, at the time of the special meeting and at the time Auxilium stockholders make their elections, Auxilium stockholders will not know or be able to determine the market price of the Endo shares they may receive upon completion of the merger. It is possible that, at the time of the closing of the merger, the shares of Auxilium common stock held by Auxilium stockholders may have a greater market value than the cash and/or the Endo shares for which they are exchanged. The market price of Endo shares on the date of the special meeting may not be indicative of the market price of Endo shares that Auxilium stockholders will receive upon completion of the merger. Stock price changes may result from a variety of factors that are beyond the companies’ control, including general market and economic conditions, changes in business prospects, catastrophic events, both natural and man-made, and regulatory considerations. In addition, the ongoing businesses of Endo and Auxilium may be adversely affected by actions taken by Endo or Auxilium in connection with the merger, including payment by the companies of certain costs relating to the merger, including certain legal, accounting, financing and financial and other advisory fees. Furthermore, because the cash election consideration and stock election consideration are subject to proration and adjustment procedures as described in the merger agreement and the election form, the value of the merger consideration received by Auxilium stockholders may differ from the value of the merger consideration that they elect.

Auxilium stockholders are urged to obtain current market quotations for Auxilium common stock and Endo shares (and to consider the implied value of each election based on current market quotations for Endo shares)

when they consider whether to make the standard election, the cash election or the stock election. See the section entitled “Comparative Per Share Market Price and Dividend Information” beginning on page 33 of this proxy statement/prospectus for the historical high and low closing prices of Endo shares and Auxilium common stock for each quarter of the period 2012 through 2014.

Auxilium stockholders may receive a form of consideration different from what they elect.

Although each Auxilium stockholder may elect to receive all cash or all Endo shares in the merger, the pool of cash and Endo shares available for all Auxilium stockholders will be an amount that was fixed at the time the merger agreement was announced such that the total cash consideration will not exceed the maximum cash consideration (or approximately 50% of the total equity value of Auxilium) and the total stock consideration will not exceed the maximum stock consideration (or approximately 75% of the total equity value of Auxilium).

As a result, if the aggregate amount of shares of Auxilium common stock with respect to which either cash elections or stock elections have been made would otherwise result in payments of cash or stock in excess of the maximum cash consideration or maximum stock consideration, an Auxilium stockholder that makes a cash election or stock election will receive consideration in part in a form that such stockholder did not choose. For illustrative examples of how the proration and adjustment procedures would work in the event there is an oversubscription of the cash election or stock election in the merger, see the section entitled “The Merger Agreement—Election and Proration Procedures” beginning on page 96 of this proxy statement/prospectus.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement contains a number of conditions that must be satisfied or waived to complete the merger. Those conditions include, among others: receipt of the Auxilium stockholder approval, expiration or termination of the waiting period under the HSR Act (which condition was satisfied on November 18, 2014, when the FTC granted early termination of the HSR waiting period), absence of any law or order preventing or prohibiting completion of the merger and no governmental authority instituting any proceeding seeking to enjoin or prohibit the completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the Endo shares to be issued in the merger for listing on NASDAQ, the continued accuracy of the representations and warranties of both parties, subject to specified materiality standards, and the performance in all material respects by both parties of their covenants and agreements. If the merger is not completed by April 10, 2015, either Endo or Auxilium may choose not to proceed with the merger and terminate the merger agreement. No assurance can be given that all of the conditions to the closing of the merger will be satisfied or, if they are, as to the timing of such satisfaction. In addition, Endo or Auxilium may elect to terminate the merger agreement in certain other circumstances, including a tax termination event, and the parties can mutually decide to terminate the merger agreement at any time prior to the completion of the merger, before or after the Auxilium stockholder approval. See the section entitled “The Merger Agreement—Termination; Termination Fees; Effect of Termination” beginning on page 113 of this proxy statement/prospectus for a more complete description of these circumstances.

Obtaining required approvals necessary to satisfy the conditions to the completion of the merger may delay or prevent completion of the merger.

The merger is subject to closing conditions, which include the expiration or termination of the waiting period under the HSR Act and obtaining the Auxilium stockholder approval.

Under the HSR Act, and the rules and regulations promulgated thereunder by the FTC, the merger cannot be completed until notifications have been submitted and certain information has been furnished to the FTC and the Antitrust Division, and specified waiting period requirements have been satisfied. The FTC granted early termination of the waiting period on November 18, 2014. However, no assurance can be given that the Auxilium stockholder approval will be obtained or that all of the conditions to the closing of the merger will be satisfied.

See the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 112 of this proxy statement/prospectus, for a discussion of the conditions to the completion of the merger, and the section entitled “The Merger—Regulatory Approvals” beginning on page 92 of this proxy statement/prospectus.

Auxilium may waive one or more of the conditions to the merger without resoliciting stockholder approval.

Auxilium may determine to waive, in whole or in part, one or more of the conditions to its obligations to complete the merger, to the extent permitted by applicable law. Auxilium will evaluate the materiality of any such waiver and its effect on its stockholders in light of the facts and circumstances at the time to determine whether any amendment of this proxy statement/prospectus and/or resolicitation of proxies is required or warranted. In some cases, if the Auxilium board of directors determines that such a waiver is warranted, but that such waiver or its effect on its stockholders is not sufficiently material to warrant resolicitation of proxies, Auxilium has the discretion to complete the merger without seeking further stockholder approval. Any determination whether to waive any condition to the merger or as to resoliciting stockholder approval or amending this proxy statement/prospectus as a result of a waiver will be made by Auxilium at the time of such waiver based on the facts and circumstances as they exist at that time.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Auxilium.

If the merger is not completed, the ongoing businesses of Auxilium may be materially and adversely affected and, without realizing any of the benefits of having completed the merger, Auxilium will be subject to a number of risks, including the following:

•	Auxilium will be required to pay certain costs relating to the merger, including legal, accounting, filing and other fees and mailing, financial printing and other expenses, whether or not the merger is completed;

•	The current price of Auxilium common stock may reflect a market assumption that the merger will occur, meaning that a failure to complete the merger could result in a material decline in the price of Auxilium common stock;

•	Auxilium may experience negative reactions from its customers, regulators and employees;

•	The merger agreement places certain restrictions on the conduct of Auxilium’s business prior to completion of the merger. Such restrictions, the non-compliance of which is subject to the consent of Endo, may prevent Auxilium from making certain acquisitions or taking certain other specified actions during the pendency of the merger (see the section entitled “The Merger Agreement—Covenants—Auxilium Interim Operating Covenants” beginning on page 103 of this proxy statement/prospectus for a description of the restrictive covenants applicable to Auxilium); and

•	Matters relating to the merger (including integration planning) have required and will continue to require substantial commitments of time and resources by Auxilium management, which could otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to Auxilium as an independent company.

In addition to the above risks, Auxilium may be required to pay to Endo a termination fee and/or repay the QLT termination fee loans, which may materially adversely affect Auxilium’s financial results. See the section entitled “The Merger Agreement—Termination; Termination Fees; Effect of Termination” beginning on page 113 of this proxy statement/prospectus. If the merger is not completed, these risks may materialize and may materially and adversely affect Auxilium’s business, financial results and share price.

The merger agreement contains provisions that restrict Auxilium’s ability to pursue alternatives to the merger and, in specified circumstances, could require Auxilium to pay Endo a termination fee of $70 million.

Under the merger agreement, Auxilium is restricted, subject to certain exceptions, from initiating, soliciting, knowingly facilitating or knowingly encouraging, discussing or negotiating, or furnishing information with regard to, any inquiry, proposal or offer with respect to an Auxilium acquisition proposal. Auxilium may terminate the merger agreement in order to enter into an agreement with respect to an Auxilium acquisition proposal that constitutes an Auxilium superior proposal. If the Auxilium board of directors (after consultation with Auxilium’s outside legal and financial advisors) determines in good faith that such Auxilium acquisition proposal constitutes an Auxilium superior proposal and the Auxilium board of directors effects an Auxilium change of recommendation, Endo would be entitled to terminate the merger agreement. Under such circumstances, Auxilium would be required to pay Endo a termination fee equal to $70 million and repay the QLT termination fee loans (which Auxilium would also be required to repay under certain other circumstances as set forth in the QLT loan agreement). Further, even if the Auxilium board of directors withdraws or qualifies its recommendation with respect to the merger, it will still be required to submit the applicable matters to a vote at its meeting of stockholders. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Auxilium from considering or proposing that acquisition, even if such third party were prepared to enter into a transaction that would be more favorable to Auxilium and its stockholders than the merger. See the section entitled “The Merger Agreement—Termination; Termination Fees; Effect of Termination” beginning on page 113 of this proxy statement/prospectus.

While the merger is pending, Endo and Auxilium will be subject to business uncertainties that could adversely affect their businesses.

Uncertainty about the effect of the merger on employees, customers and suppliers may have an adverse effect on Endo and Auxilium. These uncertainties may impair Endo’s and Auxilium’s ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause customers, suppliers and others who deal with Endo and Auxilium to seek to change existing business relationships with Endo and Auxilium. Employee retention may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the businesses, the business of Endo or Auxilium, as the case may be, could be materially adversely affected. In addition, the merger agreement restricts Auxilium and, to a lesser extent, Endo, from taking specified actions until the merger occurs, without the consent of the other party. These restrictions may prevent Auxilium from pursuing attractive business opportunities that may arise prior to the completion of the merger. See the sections entitled “The Merger Agreement—Covenants—Auxilium Interim Operating Covenants” and “The Merger Agreement—Covenants—Endo Interim Operating Covenants” beginning on pages 103 and 106, respectively, of this proxy statement/prospectus.

Loss of key personnel could impair the integration of the two businesses, lead to loss of customers and a decline in revenues, adversely affect the progress of pipeline products or otherwise adversely affect the operations of Endo and Auxilium.

The success of the combined company will depend, in part, upon its ability to retain key employees, especially during the integration phase of the businesses of Endo and Auxilium. Current and prospective employees of Endo and Auxilium might experience uncertainty about their future roles with Endo following completion of the merger, which might materially and adversely affect Endo’s ability to retain key managers and other employees. In addition, competition for qualified personnel in the pharmaceutical industry is very intense. If Endo or Auxilium lose key personnel or the combined company is unable to attract, retain and motivate qualified individuals or the associated costs to the combined company increase significantly, the combined company’s business could be materially and adversely affected.

Auxilium directors and officers may have interests in the merger different from the interests of Auxilium stockholders.

Certain of the directors and executive officers of Auxilium negotiated the terms of the merger agreement, and the Auxilium board of directors recommended that Auxilium stockholders vote for adoption of the merger agreement and approval of the transactions contemplated thereby. These directors and executive officers may have interests in the merger that are different from, or in addition to, those of Auxilium stockholders. These interests include, but are not limited to, the treatment in the merger of options to purchase shares of Auxilium common stock, shares of Auxilium common stock subject to vesting or other lapse restrictions, other Auxilium stock-based awards, bonus awards, change of control employment agreements and other rights held by Auxilium directors and executive officers, and the indemnification of former Auxilium directors and officers by Endo. Auxilium stockholders should be aware of these interests when they consider the Auxilium board of director’s recommendation that they vote for adoption of the merger agreement and approval of the transactions contemplated thereby.

The Auxilium board of directors was aware of these interests when it declared the advisability of the merger agreement, determined that it was fair to Auxilium stockholders and recommended that Auxilium stockholders vote for adoption of the merger agreement and approval of the transactions contemplated thereby. The interests of Auxilium directors and executive officers are described in more detail in the section entitled “Interests of Certain Persons in the Merger” beginning on page 128 of this proxy statement/prospectus.

Auxilium stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Auxilium stockholders currently have the right to vote in the election of the Auxilium board of directors and on other matters affecting Auxilium. Upon the completion of the merger, each Auxilium stockholder that receives Endo shares will become a shareholder of Endo, with a percentage ownership of Endo that is smaller than such stockholder’s percentage ownership of Auxilium. Assuming that all Auxilium stockholders elect to receive the standard election consideration in the merger (and assuming that Auxilium’s convertible notes and the Actient warrants are converted and receive the standard election consideration), it is currently expected that the former stockholders of Auxilium as a group will receive Endo shares in the merger constituting approximately 9.7% of the outstanding Endo shares immediately after the merger. Because of this, Auxilium stockholders will have less influence on the management and policies of Endo than they now have on the management and policies of Auxilium.

The opinions of Auxilium’s financial advisors will not reflect changes in circumstances between the original signing of the merger agreement and the completion of the merger.

In connection with the execution of the merger agreement, the Auxilium board of directors received opinions of Deutsche Bank and Morgan Stanley relating to the fairness of the merger consideration, from a financial point of view, to Auxilium stockholders (excluding Endo and its affiliates).

Auxilium has not obtained updated opinions from Deutsche Bank or Morgan Stanley, which we refer to as Auxilium’s financial advisors, as of the date of this proxy statement/prospectus and does not expect to receive updated opinions prior to the completion of the merger. Changes in the operations and prospects of Endo or Auxilium, general market and economic conditions and other factors that may be beyond the control of Endo or Auxilium, and on which Auxilium’s financial advisors’ opinions were based, may significantly alter the value of Endo or Auxilium or the prices of Endo shares or shares of Auxilium common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date, other than the date of such opinions. Because Auxilium’s financial advisors will not be updating their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The recommendation of the Auxilium board of directors that Auxilium stockholders vote “FOR” the adoption of the merger agreement, however, is made as of the date of this proxy statement/prospectus. For a description of the opinions Auxilium received from its financial advisors, please refer to the section entitled “The Merger—Opinions of Auxilium’s Financial Advisors” beginning on page 65 of this proxy statement/prospectus.

Certain plaintiffs’ law firms have announced that they are investigating the merger and could commence litigation against Auxilium or Endo and an adverse ruling in any such potential lawsuit could prevent the merger from being completed.

Since the merger agreement was announced on October 9, 2014, certain plaintiffs’ law firms have announced that they are investigating the merger to determine whether, among other things, in their respective opinions, the Auxilium stockholders are receiving fair value and the Auxilium board of directors breached its fiduciary duties by approving a proposed transaction that might not reflect the true value of Auxilium. One or more of these law firms, or other law firms, may initiate litigation against Auxilium, Auxilium’s directors, Endo, or Endo’s directors and may seek to enjoin the proposed merger on the grounds that the Auxilium board of directors breached its fiduciary duties by approving a proposed transaction that purportedly does not reflect the true value of Auxilium or on any other grounds. One of the conditions to the closing of the merger is that no order (whether temporary, preliminary or permanent) shall be in effect that prevents or prohibits completion of the merger. As such, if any such potential litigation is commenced and the plaintiffs involved therein are successful in obtaining an injunction prohibiting us from completing the merger, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected time frame.

Risks Related to the Tax Consequences of the Merger

It is recommended that each Auxilium stockholder consult his or her own tax advisor as to the tax consequences of holding Endo shares and receiving dividends from Endo.

Endo shares received by means of a gift or inheritance could be subject to Irish capital acquisitions tax.

Irish capital acquisitions tax, which we refer to as Irish CAT (currently levied at a rate of 33% above certain tax-free thresholds) could apply to a gift or inheritance of Endo shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Endo shares will be regarded as property situated in Ireland for Irish CAT purposes. The person who receives the gift or inheritance has primary liability for Irish CAT. See the section entitled “Irish Tax Considerations—Capital Acquisitions Tax” beginning on page 125 of this proxy statement/prospectus.

Transfers of Endo shares, other than by means of the transfer of book-entry interests in the Depository Trust Company, which we refer to as DTC, may be subject to Irish stamp duty.

For the majority of transfers of Endo shares, there will not be any Irish stamp duty. Transfers of Endo shares effected by means of the transfer of book-entry interests in DTC are not subject to Irish stamp duty. However, if you hold your Endo shares directly rather than beneficially through DTC, any transfer of your Endo shares could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired). A shareholder who directly holds shares may transfer those shares into his or her own broker account to be held through DTC (or vice versa) without giving rise to Irish stamp duty, provided that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares by a beneficial owner to a third party.

Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for stamp duty could adversely affect the price of your shares. See the section entitled “Irish Tax Considerations—Stamp Duty” beginning on page 121 of this proxy statement/prospectus.

Certain changes in the U.S. federal tax laws on or before the closing date could jeopardize the consummation of the merger.

Endo is permitted to terminate the merger agreement if, prior to the closing date, there is (i) a change in U.S. federal tax law (whether or not such change in law is yet effective) or any official interpretations thereof as set forth in published guidance by the U.S. Treasury Department or the IRS (other than IRS News Releases) (whether or not such change in official interpretation is yet effective) or (ii) a bill that would implement such a change that has been passed by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed, in any such case, that, as a result of consummating the transactions contemplated by the merger agreement, in the opinion of nationally recognized U.S. tax counsel, would have a material adverse effect on Endo. Auxilium is also permitted to terminate the merger agreement if Endo fails to confirm in writing within the time periods specified in the merger agreement that Endo has no right to terminate the merger agreement as a result of such change in tax law or passing of a bill. Upon termination by either Endo or Auxilium under these circumstances, Endo is required to pay a termination fee of $150,000,000 to Auxilium.

Endo’s status as a foreign corporation for U.S. federal tax purposes could be affected by IRS action or a change in U.S. tax law.

On February 28, 2014, Endo Health Solutions Inc. completed the acquisition of Paladin Labs Inc., and in connection therewith, Endo Health Solutions Inc. and Paladin Labs combined under a new company, Endo, incorporated in Ireland. A corporation is generally considered a tax resident in the jurisdiction of its organization or incorporation for U.S. federal income tax purposes. Because Endo is an Irish incorporated entity, it would generally be classified as a foreign corporation under these rules.

Section 7874 of the Internal Revenue Code, which we refer to as the Code, provides an exception to this general rule, however, under which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal tax purposes. Endo believes that it has satisfied the requirements under Section 7874 of the Code to be treated as a foreign corporation. There is limited guidance, however, regarding the application of Section 7874 of the Code. As a consequence, there can be no assurance that the IRS will agree with the position that Endo has satisfied the requirements under Section 7874 of the Code to be treated as a foreign corporation or that the IRS will not otherwise challenge Endo’s status as a foreign corporation. If such a challenge by the IRS were successful, significant adverse tax consequences would result for Endo.

Further, recent legislative and administrative proposals have addressed Section 7874 of the Code, some of which, if enacted, could have prospective or retroactive application to Endo, its shareholders and affiliates. Consequently, there can be no assurance that there will not exist in the future a change in law that might cause Endo to be treated as a domestic corporation for U.S. federal income tax purposes, including with retroactive effect. If such a change in law were implemented, significant adverse tax consequences would result for Endo.

Risks Relating to the Businesses of the Combined Company

The market price for Endo shares following the completion of the merger may be affected by factors different from those that historically have affected Auxilium common stock and Endo shares.

Upon completion of the merger, holders of Auxilium common stock (other than those who elect to receive the cash election consideration, and who do receive all cash, in the merger, and the holders of excluded shares and Auxilium restricted shares) will become holders of Endo shares. Endo’s businesses differ from those of Auxilium and, accordingly, the results of operations of Endo will be affected by some factors that are different from those currently affecting the results of operations of Auxilium. The results of operations of the combined company may also be affected by factors different from those currently affecting Endo. For a discussion of the businesses of Endo and Auxilium and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under the section entitled “Where You Can Find More Information” beginning on page 194 of this proxy statement/prospectus.

Endo and Auxilium may fail to realize all of the anticipated benefits of the merger or those benefits may take longer to realize than expected. The combined company may also encounter significant difficulties in integrating the two businesses.

The ability of Endo and Auxilium to realize the anticipated benefits of the merger will depend, to a large extent, on the combined company’s ability to integrate the businesses of Endo and Auxilium. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, Endo and Auxilium will be required to devote significant management attention and resources to integrating their business practices and operations. The integration process may disrupt the businesses and, if implemented ineffectively, would restrict the realization of the full expected benefits. The failure to meet the challenges involved in integrating the two businesses and to realize the anticipated benefits of the transaction could cause an interruption of, or a loss of momentum in, the activities of the combined company and could adversely affect the results of operations of the combined company.

In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

•	diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the combination of the businesses of Endo and Auxilium;

•	difficulties in the integration of operations and systems;

•	conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the two companies;

•	difficulties in the assimilation of employees;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers;

•	potential unknown liabilities or larger liabilities than projected, adverse consequences and unforeseen increased expenses associated with the merger; and

•	coordinating a geographically dispersed organization.

Many of these factors will be outside the control of Endo or Auxilium, and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the business, financial condition and results of operations of the combined company. In addition, even if the operations of the businesses of Endo and Auxilium are integrated successfully, the full benefits of the merger may not be realized, including the synergies, cost savings or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame, or at all. Additional unanticipated costs may be incurred in the integration of the businesses of Endo and Auxilium. All of these factors could cause dilution to the earnings per share of the combined company, decrease or delay the expected accretive effect of the merger and negatively impact the price of Endo shares following the merger. As a result, we cannot assure you that the combination of Endo and Auxilium will result in the realization of the full benefits anticipated from the merger.

The benefits described in this proxy statement/prospectus are also subject to a variety of other factors, many of which are beyond Auxilium’s and Endo’s ability to control, such as changes in the rate of economic growth in jurisdictions in which the combined group will do business, the financial performance of the combined business in various jurisdictions, currency exchange rate fluctuations, and significant changes in trade, monetary or fiscal policies, including changes in interest rates, and tax law of the jurisdictions in which the combined company will do business. The impact of these factors, individually and in the aggregate, is difficult to predict, in part because the occurrence of the events or circumstances described in such factors may be interrelated, and the impact to the combined company of the occurrence of any one of these events or circumstances could be compounded or, alternatively, reduced, offset, or more than offset, by the occurrence of one or more of the other events or circumstances described in such factors.

Endo and Auxilium will incur direct and indirect costs as a result of the merger.

Endo and Auxilium will incur substantial expenses in connection with completion of the merger, and over a period of time following the completion of the merger, Endo further expects to incur substantial expenses in connection with coordinating the businesses, operations, policies and procedures of Endo and Auxilium. While Endo has assumed that a certain level of transaction and coordination expenses will be incurred, there are a number of factors beyond Endo’s control that could affect the total amount or the timing of these transaction and coordination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately. These expenses may exceed the costs historically borne by Endo and Auxilium.

If the merger is completed, Endo will incur a substantial amount of debt to finance the cash portion of the merger consideration, which could restrict its ability to engage in additional transactions or incur additional indebtedness.

In connection with the merger, Endo expects that one or more of its subsidiaries will borrow up to $1.5 billion (assuming all Auxilium stockholders make a standard election) under a senior secured incremental term loan B credit facility or, in lieu of a portion of the incremental term loan B credit facility, issue unsecured senior notes in a public offering or in a Rule 144A or other private placement. Following completion of the merger, the combined company will have a significant amount of indebtedness outstanding. On a pro forma basis, after giving effect to the incurrence of indebtedness as described in the section entitled “The Merger—Financing” beginning on page 92 of this proxy statement/prospectus, the consolidated indebtedness of Endo would be approximately $5.9 billion as of September 30, 2014. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 136 of this proxy statement/prospectus. This substantial level of indebtedness could have important consequences for the combined company’s business, including making it more difficult to satisfy its obligations, increasing its vulnerability to general adverse economic and industry conditions, limiting its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates and restricting it from pursuing certain business opportunities. These limitations could reduce the benefits Endo expects to achieve from the merger or impede its ability to engage in future business opportunities or strategic acquisitions. In addition, the terms of such financing will include restrictive covenants that, among other things, limit Endo’s ability to engage in certain business transactions or incur additional indebtedness.

The completion of the merger may result in ratings organizations and/or securities analysts taking actions which may adversely affect the combined companies’ cost of capital, as well as the market price of Endo shares.

Endo’s current corporate credit rating is Ba3 for Moody’s Investors Service and BB- for Standard and Poor’s. In connection with the completion of the merger, one or both of these ratings agencies may reevaluate Endo’s ratings. A downgrade may increase Endo’s cost of borrowing, may negatively impact Endo’s ability to raise additional debt capital, may negatively impact Endo’s ability to successfully compete in the marketplace and may negatively impact the willingness of counterparties to deal with Endo, each of which could have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Endo shares.

In addition, the trading market for Endo shares depends in part on the research and reports that third-party securities analysts publish about Endo and its industry. In connection with the completion of the merger, one or more of these analysts could downgrade Endo shares or issue other negative commentary about Endo or its industry, which could cause the trading price of Endo shares to decline.

Endo’s and Auxilium’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this proxy statement/prospectus.

The unaudited pro forma financial information contained in this proxy statement/prospectus is presented for illustrative purposes only and may not be an indication of what Endo’s financial position or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma financial information has been derived from the audited and unaudited historical financial statements of Endo and Auxilium and certain adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The assets and liabilities of Auxilium have been measured at fair value based on various preliminary estimates using assumptions that Endo’s management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates and assumptions may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any potential decline in Endo’s financial condition or results of operations may cause significant variations in the share price of Endo following the merger. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 136 of this proxy statement/prospectus.

The merger may not be accretive and may cause dilution to Endo’s earnings per share, which may negatively affect the market price of Endo shares following the merger.

Although Endo currently anticipates that the merger will be accretive to earnings per share from and after the merger, this expectation is based on preliminary estimates, which, although based on assumptions that Endo’s management believes are reasonable utilizing information currently available, may change materially.

As described below and based on the assumptions in the section entitled “The Merger Agreement—Merger Consideration to Auxilium Stockholders” beginning on page 96 of this proxy statement/prospectus, Endo expects to issue approximately 16.5 million Endo shares in connection with completion of the merger, assuming all Auxilium stockholders make a standard election, or 24.7 million Endo shares, assuming Endo is required to pay the maximum stock consideration in the merger, and assuming, in each case, that Auxilium’s convertible notes and the Actient warrants are converted and receive the same mix of cash and Endo shares that all other Auxilium stockholders receive in the merger in such scenarios. The issuance of these new Endo shares could have the effect of depressing the market price of Endo shares.

In addition, Endo could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to Endo’s earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market price of Endo shares following the merger.

Risks Related to the Endo Shares

The Endo shares that may be received by Auxilium stockholders in connection with the merger will have different rights from shares of Auxilium common stock.

Upon completion of the merger, the rights of former Auxilium stockholders who become Endo shareholders will be governed by the Endo memorandum of association and articles of association and by Irish law. The rights associated with shares of Auxilium common stock are different from the rights associated with Endo shares. See the section entitled “Comparison of the Rights of Endo Shareholders and Auxilium Stockholders” beginning on page 155 of this proxy statement/prospectus for a discussion of the different rights associated with Endo shares and shares of Auxilium common stock.

Endo does not expect to pay dividends for the foreseeable future, and you must rely on increases in the trading price of the Endo shares for returns on your investment.

Endo has never paid cash dividends on Endo shares and does not expect to pay dividends in the immediate future. Endo anticipates that it will retain all earnings, if any, to support its operations. Any future determination as to the payment of dividends will, subject to Irish legal requirements, be at the sole discretion of the Endo board of directors and will depend on Endo’s financial condition, results of operations, capital requirements and other factors the Endo board of directors deems relevant. Holders of Endo shares must rely on increases in the trading price of their shares for returns on their investment in the foreseeable future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated in this proxy statement/prospectus by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the merger, the financing of the merger, Endo’s and Auxilium’s expected future performance (including expected results of operations and financial guidance), and the combined company’s future financial condition, operating results, strategy and plans. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect Endo’s and Auxilium’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Although Endo and Auxilium believe that these forward-looking statements and information are based upon reasonable assumptions and expectations, readers should not place undue reliance on them, or any other forward-looking statements or information in this proxy statement/prospectus. Investors should note that many factors, as more fully described in the documents filed by Endo with the SEC and with securities regulators in Canada on the System for Electronic Document Analysis and Retrieval, which we refer to as SEDAR, and by Auxilium with the SEC, including under the heading “Risk Factors” in EHSI’s Form 10-K and Endo’s Form 10-Q and Form 8-K filings, and in Auxilium’s Form 10-K, Form 10-Q and Form 8-K filings, as applicable, and as otherwise enumerated herein or therein, could affect future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained in this communication. Important factors that, individually or in the aggregate, could cause actual results to differ materially from expected and historical results include, but are not limited to:

•	the failure to receive the required Auxilium stockholder approval and the approval of applicable government and regulatory authorities (and the terms of those approvals);

•	the risk that a condition to closing the merger may not be satisfied or waived;

•	the ultimate outcome and results of integrating the operations of Endo and Auxilium, the ultimate outcome of Endo’s operating strategy applied to Auxilium and the ultimate ability to realize synergies and the magnitude of such synergies;

•	the effects of the business combination of Endo and Auxilium, including the combined company’s future financial condition, operating results, strategy and plans;

•	Endo’s ability to achieve significant upside potential for shareholders by accelerating the growth of XIAFLEX® and other products of the combined company;

•	Endo’s ability to sustain and grow revenues and cash flow from operations in its markets and to maintain and grow its customer base, the need for innovation and the related capital expenditures and the unpredictable economic conditions in the United States and other markets;

•	the impact of competition from other market participants;

•	the development and commercialization of new products;

•	the effects of governmental regulation on our business or potential business combination transactions;

•	the availability and access, in general, of funds to meet Endo’s debt obligations prior to or when they become due and to fund its operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow or (iii) access to the capital or credit markets; and

•	Endo’s ability to comply with all covenants in its indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of its other obligations under cross-default provisions.

All forward-looking statements attributable to Endo or Auxilium or any person acting on either of their behalf are expressly qualified in their entirety by this cautionary statement. Neither Endo nor Auxilium assumes any obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities law.

THE PARTIES TO THE MERGER

Auxilium Pharmaceuticals, Inc.

640 Lee Road

Chesterbrook, PA 19087

(484) 321-5900

Auxilium, a Delaware corporation, is a fully integrated specialty biopharmaceutical company with a focus on developing and commercializing innovative products for specialist audiences. With a broad range of first- and second-line products across multiple indications, Auxilium is an emerging leader in the men’s healthcare area and has strategically expanded its product portfolio and pipeline in orthopedics, dermatology and other therapeutic areas. Auxilium now has a broad portfolio of 12 approved products. Among other products in the U.S., Auxilium markets edex® (alprostadil for injection), an injectable treatment for erectile dysfunction, Osbon® ErecAid®, the leading device for aiding erectile dysfunction, STENDRA® (avanafil), an oral erectile dysfunction therapy, TESTOPEL® (testosterone pellets), a long-acting implantable testosterone replacement therapy, XIAFLEX® (collagenase clostridium histolyticum or CCH) for the treatment of Peyronie’s disease and XIAFLEX for the treatment of Dupuytren’s contracture, Testim® (testosterone gel) for the topical treatment of hypogonadism and an Authorized Generic version of Testim (testosterone gel) with its partner Prasco, LLC. Auxilium also has programs in Phase 2 clinical development for the treatment of Frozen Shoulder syndrome and cellulite. Auxilium’s mission is to improve the lives of patients throughout the world by successfully identifying, developing and commercializing innovative specialty biopharmaceutical products. Auxilium’s vision is to be the most consistently successful and most admired specialty biopharmaceutical company.

See the section entitled “Where You Can Find More Information” beginning on page 194 of this proxy statement/prospectus.

Endo International plc

First Floor, Minerva House

Simmonscourt Road

Ballsbridge

Dublin 4, Ireland

(011) 353-1-268-2000

Endo is a public limited company incorporated under the laws of Ireland. Endo is a global specialty healthcare company focused on improving the lives of patients while creating shareholder value. Endo develops, manufactures, markets and distributes quality branded pharmaceutical, generic pharmaceutical, over the counter medications and medical device products through its operating companies.

Endo shares are listed on NASDAQ under the symbol “ENDP” and on the TSX under the symbol “ENL.”

For more information about Endo, please visit Endo’s Internet website at www.endo.com. Endo’s Internet website address is provided as an inactive textual reference only. The information contained on Endo’s Internet website is not incorporated into, and does not form a part of, this proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about Endo is included in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 194 of this proxy statement/prospectus.

Endo U.S. Inc.

c/o Endo Health Solutions Inc.

1400 Atwater Drive

Malvern, PA 19355

(484) 216-0000

HoldCo is a Delaware corporation which was incorporated as ULU Acquisition Corp. on November 1, 2013, with its name changed to Endo U.S. Inc. on December 5, 2013 and is an indirect subsidiary of Endo. HoldCo is the holding company for Endo Health Solutions Inc. and Merger Sub.

Avalon Merger Sub Inc.

c/o Endo Health Solutions Inc.

1400 Atwater Drive

Malvern, PA 19355

(484) 216-0000

Avalon Merger Sub Inc. is a Delaware corporation and a direct subsidiary of HoldCo, incorporated on October 7, 2014. To date, Merger Sub has not conducted any activities other than those incident to its formation, the execution of the merger agreement and the taking of certain steps in connection thereto, including the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the merger.

PROPOSAL 1: VOTE OF AUXILIUM STOCKHOLDERS REQUIRED TO ADOPT THE MERGER AGREEMENT AND APPROVE THE TRANSACTIONS CONTEMPLATED THEREBY; BOARD RECOMMENDATION

The affirmative vote of the holders of a majority of the shares of Auxilium common stock outstanding on the record date and entitled to vote is required for the approval of the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

The Auxilium board of directors recommends that the Auxilium stockholders vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

THE MERGER

Merger Structure

Under the terms of the merger agreement, Merger Sub will merge with and into Auxilium, with Auxilium surviving the merger as an indirect wholly owned subsidiary of Endo.

Consideration to Auxilium Stockholders

In the merger, Auxilium stockholders will have the right, with respect to their shares of Auxilium common stock, to elect to receive, subject to proration and adjustment procedures described under the section entitled “The Merger Agreement—Election and Proration Procedures” beginning on page 96 of this proxy statement/prospectus, the standard election consideration, the cash election consideration or the stock election consideration.

The merger consideration payable to Auxilium stockholders that make cash elections or stock elections is subject to the proration and adjustment procedures described under the section entitled “The Merger Agreement—Election and Proration Procedures” beginning on page 96 of this proxy statement/prospectus, so that the total amount of cash paid in respect of all shares of Auxilium common stock (other than excluded shares and Auxilium restricted shares) does not exceed the maximum cash consideration and the total number of Endo shares issued in the merger (excluding cash and Endo shares deliverable in respect of Auxilium’s equity awards, convertible notes and warrants) does not exceed the maximum stock consideration.

Background of the Merger

As part of the ongoing evaluation of Auxilium’s business, members of Auxilium’s senior management and the Auxilium board of directors, have periodically reviewed and assessed Auxilium’s financial performance and operations, financial condition and industry and regulatory developments in the context of Auxilium’s mid to long-term strategic goals and plans, including the consideration of potential opportunities to enhance shareholder value through licensing transactions, acquisitions, business combinations and other financial and strategic alternatives.

In connection with its ongoing review and assessment of opportunities to enhance shareholder value and diversify its portfolio, Auxilium evaluated a significant number of potential licensing transactions, acquisitions and business combinations with third parties, including potential combinations with companies incorporated outside the United States (including QLT) that could, among other things, enhance Auxilium’s ability to implement its mid- to long-term strategy of diversifying and expanding its portfolio of products through future acquisitions and licensing transactions. As part of this strategy, in 2013, Auxilium consummated the acquisition of Actient Holdings, LLC and a licensing transaction for STENDRA® with Vivus, Inc.

On June 25, 2014, Auxilium and QLT executed and delivered a merger agreement. Following execution of the QLT merger agreement, Auxilium and QLT worked together to secure the various regulatory approvals required to close that transaction.

On September 5, 2014, the Transactions Committee of Endo, which we refer to as the Endo Transactions Committee, together with certain members of Endo’s senior management, had a telephone discussion regarding the investigation of a number of potential acquisitions. On the call, Endo’s senior management indicated that Auxilium was now a priority target for Endo and expressed its preference to move quickly to make a proposal, given Auxilium’s pending transaction with QLT. After consultation with Mr. Roger Kimmel, chairman of the Endo board of directors, and Mr. Michael Hyatt, chairman of the Endo Transactions Committee, and consistent with authority previously delegated by the Endo board of directors, senior management proceeded to submit a non-binding offer to Anxilium.

On September 9, 2014, Auxilium publicly announced a significant cost-savings initiative that it would implement to reduce its costs and more fully support its goal to drive earnings growth and build shareholder value.

On late afternoon September 12, 2014, Mr. Adrian Adams, the Chief Executive Officer of Auxilium, received an unsolicited telephone call from Mr. Rajiv De Silva, the Chief Executive Officer of Endo, during which Mr. De Silva made a non-binding proposal on behalf of Endo to acquire 100% of Auxilium’s issued and outstanding shares of common stock for a price of $28.10 per share comprising an approximately equal mix of cash and Endo shares. Shortly after this call, on the same day, Endo submitted an unsolicited written proposal to Auxilium, which we refer to as the Endo proposal, consistent with the conversation between Mr. De Silva and Mr. Adams, which further stated that it was based solely on publicly available information about Auxilium and was subject to satisfactory completion of due diligence and negotiation of a mutually acceptable definitive merger agreement.

Following the call received from Mr. De Silva, on September 12, 2014, Mr. Adams called Mr. Andrew Koven, the Chief Administrative Officer and General Counsel of Auxilium, who in turn contacted Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden, to discuss the Endo proposal in light of the pending QLT merger agreement and also contacted Morgan, Lewis & Bockius LLP, which we refer to as Morgan Lewis, to discuss the Endo proposal and the engagement of additional financial advisors and legal counsel in connection with the Endo proposal. On the same day, Mr. Adams also contacted Mr. Rolf A. Classon, the chairman of the Auxilium board of directors, to inform him of the receipt of the Endo proposal.

On September 13, 2014, the Auxilium board of directors held a telephonic meeting to discuss the Endo proposal. Members of Auxilium’s senior management and representatives of Deutsche Bank, Skadden and Morgan Lewis also attended the meeting. At this meeting, Mr. Adams summarized his telephone call with Mr. De Silva. Following this discussion, representatives from Skadden reviewed with the Auxilium board of directors Auxilium’s obligations under the QLT merger agreement, and representatives from Morgan Lewis reviewed the fiduciary duties of the Auxilium board of directors in considering the Endo proposal. Representatives from Deutsche Bank then compared certain financial information relating to the QLT transaction with the $28.10 per share price in the Endo proposal. Deutsche Bank also noted that Auxilium’s management had implemented a cost-savings initiative and, accordingly, Deutsche Bank intended to update its analysis. The Auxilium board of directors and senior management then discussed the possibility of engaging an additional financial advisor and additional legal counsel. Following these discussions, the Auxilium board of directors unanimously expressed support for the engagement of another financial advisor and additional legal counsel in the event that the Endo proposal was pursued. Later that day, Mr. Koven contacted representatives of Willkie Farr & Gallagher LLP, which we refer to as Willkie, to serve as legal counsel to Auxilium in connection with the Endo proposal.

On September 13, 2014, in accordance with the terms of the QLT merger agreement, Messrs. Adams and Koven contacted Mr. Jason Aryeh, QLT’s Chairman, to inform him of the receipt of the Endo proposal, and Skadden notified Nutter McClennen & Fish, which we refer to as Nutter, U.S. counsel to QLT, and McCullough O’Connor Irwin LLP, which we refer to as MOI, QLT’s Canadian corporate and securities counsel, of the receipt of the Endo proposal. In accordance with the terms of the QLT merger agreement, a copy of the Endo proposal was also provided to QLT, Nutter and MOI.

On September 14, 2014, Auxilium’s Transaction Committee, which was previously established in connection with the evaluation of a transaction with QLT and which we refer to as the Auxilium Transaction Committee, held a telephonic meeting attended by members of Auxilium’s senior management and representatives of Morgan Lewis. At this meeting, Mr. Adams updated the Auxilium Transaction Committee regarding his and Mr. Koven’s conversation with Mr. Aryeh and the Auxilium Transaction Committee discussed the Endo proposal as well as other strategic alternatives. Senior management of Auxilium also updated the Auxilium Transaction Committee regarding discussions held with Willkie. The Auxilium Transaction Committee also discussed Auxilium’s management’s recommendation for engagement of an additional financial advisor in connection with the Endo proposal, and unanimously expressed support for, and authorized senior management to pursue, this approach.

On September 15, 2014, Mr. De Silva called Mr. Adams to reiterate the Endo proposal and inform Mr. Adams that Endo intended to make the Endo proposal public the next evening in the event that Auxilium did not engage with Endo with respect to the Endo proposal prior to such time.

Later on September 15, 2014, the Auxilium board of directors held a telephonic meeting to discuss the Endo proposal, which was also attended by members of Auxilium’s senior management as well as representatives of Deutsche Bank, Willkie, Skadden and Morgan Lewis. At this meeting, Mr. Adams updated the Auxilium board of directors regarding his conversation with Mr. De Silva and the Auxilium board of directors discussed Endo’s stated intentions to publicly disclose the Endo proposal. Representatives of Skadden reviewed with the Auxilium board of directors Auxilium’s rights, duties and obligations under the QLT merger agreement. Following these discussions, the Auxilium board of directors determined that Deutsche Bank should contact third parties to gauge their interest in pursuing a strategic transaction with Auxilium and discussed with Deutsche Bank the parties that may have an interest in pursuing such a transaction. Representatives of Deutsche Bank also reviewed with the Auxilium board of directors certain preliminary financial information relating to Endo, Auxilium, QLT, the QLT transaction and the Endo proposal, including certain financial assumptions provided by Auxilium’s management. The Auxilium board of directors also discussed the possibility of adopting a shareholder rights plan, a draft of which had been previously provided to the Auxilium board of directors. Representatives from Morgan Lewis reviewed with the Auxilium board of directors the material provisions of the draft shareholder rights plan, as well as the fiduciary duties of the Auxilium board of directors in connection with the adoption of a shareholder rights plan. Following these discussions, the Auxilium board of directors authorized the Auxilium Transaction Committee to consider and evaluate the Endo proposal and other potential strategic alternatives and requested the preparation of management’s revised financial forecast that would take into account, among other things, Auxilium’s recently announced cost-savings initiative.

On September 16, 2014, Mr. De Silva called Mr. Adams to inform Mr. Adams that Endo would be issuing a press release disclosing the Endo proposal that evening. Later that evening, Endo issued a press release disclosing the Endo proposal and held an investor call during which Endo presented its views as to the benefits of a strategic transaction between Endo and Auxilium.

Also on September 16, 2014, the Audit Committee of the Auxilium board of directors, which we refer to as the Auxilium Audit Committee, held a meeting attended by members of Auxilium’s senior management to review management’s preliminary revised financial forecast that would take into account, among other things, Auxilium’s recently announced cost-savings initiative.

Later on September 16, 2014, the Auxilium board of directors held a telephonic meeting attended by members of Auxilium’s senior management as well as representatives of Deutsche Bank, Willkie, Skadden and Morgan Lewis. At this meeting, Mr. Adams updated the Auxilium board of directors regarding Endo’s public disclosure of the Endo proposal. Representatives from Morgan Lewis reviewed with the Auxilium board of directors the material provisions of the draft shareholder rights plan, as well as the fiduciary duties of the Auxilium board of directors in connection with the adoption of a shareholder rights plan. Following these discussions, the Auxilium board of directors unanimously approved the adoption of the shareholder rights plan.

On September 17, 2014, as discussed at the September 15, 2014 meeting of the Auxilium board of directors, Deutsche Bank began contacting third parties to solicit such parties’ potential interest in a strategic transaction involving Auxilium. Among the parties contacted by Deutsche Bank were Companies A, B, C, D, E and F. In particular, during the course of the day on September 17, 2014, representatives of Deutsche Bank spoke with representatives of each of Company A, Company B and Company C, respectively, regarding their interest in a potential transaction with Auxilium. The representative of Company A told Deutsche Bank it was unlikely that Company A would be interested in pursuing a transaction with Auxilium but that they would consider it further. The representative of Company B indicated that they could have some interest in a potential transaction with Auxilium given other recently announced transactions and asked for additional public information regarding Auxilium, which was subsequently provided. The representative of Company C indicated that they had looked at Auxilium’s business several years earlier but that a transaction with Auxilium was not currently under consideration. Nevertheless, the representative of Company C noted that there had been material positive developments at Auxilium since Company C last evaluated Auxilium and it was worth further consideration.

Later on September 17, 2014, Auxilium issued a press release confirming its receipt of the Endo proposal. In the press release, Auxilium announced that, consistent with the fiduciary duties of the Auxilium board of directors and in accordance with the QLT merger agreement, the Auxilium board of directors, in consultation with its financial and legal advisors, would carefully review all aspects of the Endo proposal, and also indicated that the Auxilium board of directors had not withdrawn, modified, withheld, changed or qualified its recommendation with respect to the QLT merger agreement. The press release also announced that the Auxilium board of directors had unanimously adopted a one-year shareholder rights plan.

Also on September 17, 2014, the Auxilium Transaction Committee held a telephonic meeting attended by members of Auxilium’s senior management and representatives of Deutsche Bank, Willkie, Skadden and Morgan Lewis. At this meeting, the Auxilium Transaction Committee discussed analyst and investor response to the Endo proposal, including a letter received from a large Auxilium stockholder expressing initial support for the Endo proposal and encouraging the Auxilium board of directors to engage with Endo to complete due diligence and allow Endo to offer full value for Auxilium stockholders. The Auxilium Transaction Committee also received a preliminary update from Deutsche Bank regarding the third parties that had been contacted regarding a potential strategic transaction with Auxilium. The Auxilium Transaction Committee and its legal advisors then reviewed Auxilium’s rights, duties and obligations under the QLT merger agreement. Senior management then updated the Auxilium Transaction Committee regarding its efforts to retain an additional financial advisor in connection with the consideration of the Endo proposal and other strategic alternatives and recommended that Auxilium retain Morgan Stanley. Following a discussion, the Auxilium Transaction Committee unanimously authorized the retention of Morgan Stanley.

On September 18, 2014, representatives of Deutsche Bank spoke with representatives of Company D and Company E, respectively. The representative of Company D indicated that urology was not a core focus but that it would review the situation. The representative of Company E requested some non-confidential information regarding Auxilium, which was provided later that day. Later in the day on September 18, 2014, a representative of Deutsche Bank spoke again with the representative of Company E who indicated that Company E would review the information provided and get back to Deutsche Bank.

Later on September 18, 2014, the Auxilium Audit Committee held a meeting attended by members of Auxilium’s senior management to finalize management’s revised financial forecast that would take into account, among other things, Auxilium’s recently announced cost-savings initiative.

On September 19, 2014, Mr. Adams and Mr. De Silva had a telephone call during which they discussed the Endo proposal, including the reaction of market analysts and investors to it. During this call, Mr. De Silva reiterated that Endo was interested in gaining access to non-public information regarding Auxilium. Mr. Adams informed Mr. De Silva that, while a meeting of the Auxilium board of directors was scheduled for September 21, 2014 to consider the Endo proposal in more detail, the Auxilium board of directors’ initial view was that the

Endo proposal significantly undervalued Auxilium and that he would not be in a position to recommend that the Auxilium board of directors allow Endo access to non-public information unless Endo materially increased its indicative price of $28.10 per share.

Later on September 19, 2014, the Auxilium Transaction Committee held a telephonic meeting attended by members of Auxilium’s senior management and representatives of Deutsche Bank, Morgan Stanley, Willkie, Skadden and Morgan Lewis. At this meeting, Mr. Adams updated the Auxilium Transaction Committee regarding his conversation with Mr. De Silva earlier that day. The Auxilium Transaction Committee also received an update from Deutsche Bank regarding the third parties contacted in connection with a potential strategic transaction with Auxilium. Deutsche Bank informed the Auxilium Transaction Committee that, in consultation with Morgan Stanley, it had reached out to over 20 third parties, all of which had been approved by the Auxilium board of directors, noting that such parties with which Deutsche Bank had spoken were either not interested in pursuing a strategic transaction with Auxilium or planned to consider the matter further and get back to Deutsche Bank. The Auxilium Transaction Committee and representatives of Willkie and Skadden then reviewed Auxilium’s rights, duties and obligations under the QLT merger agreement. Senior management also updated the Auxilium Transaction Committee on the preparation of management’s revised financial forecast that would take into account, among other things, Auxilium’s recently announced cost-savings initiative.

Also on September 19, 2014, a representative of Deutsche Bank spoke with a representative of Company A. The representative of Company A said that they would be discussing Auxilium internally over the coming weekend. In addition, a representative of Deutsche Bank spoke with a representative of Company F. The representative of Company F said that it was familiar with Auxilium but that it was not aware of the Endo proposal and would consider whether Company F was interested in pursuing a potential transaction with Auxilium.

On September 21, 2014, the Auxilium board of directors held a telephonic meeting attended by members of Auxilium’s senior management and representatives of Deutsche Bank, Morgan Stanley, Willkie, Skadden and Morgan Lewis. At this meeting, Mr. Adams updated the Auxilium board of directors regarding his September 19, 2014 conversation with Mr. De Silva and summarized analyst and investor response to the Endo proposal, including a letter received from a large Auxilium stockholder expressing initial support for the Endo proposal and encouraging the Auxilium board of directors to engage with Endo to allow it to complete due diligence and allow Endo to offer full value for Auxilium stockholders. The Auxilium board of directors also received an update on Auxilium’s outreach process from representatives of Deutsche Bank. Members of senior management then presented to the Auxilium board of directors the updated financial forecast that took into account, among other things, the recently announced cost-savings initiative.

Representatives of Deutsche Bank then reviewed with the Auxilium board of directors certain preliminary financial information relating to Endo, Auxilium, QLT, the QLT transaction and the Endo proposal, which took into account the updated financial forecasts provided by management that reflected the recently announced cost-savings initiative. The Auxilium board of directors and its advisors then reviewed Auxilium’s rights, duties and obligations under the QLT merger agreement. The Auxilium board of directors further discussed with its legal advisors the fiduciary duties of directors in considering the Endo proposal. Following discussion with its financial and legal advisors, the Auxilium board of directors unanimously determined that the Endo proposal significantly undervalued Auxilium, that the Endo proposal was not a superior proposal under the terms of the QLT merger agreement, and that it was in the best interest of Auxilium and its stockholders that the Auxilium board of directors reaffirm its recommendation to Auxilium stockholders that they vote in favor of the adoption of the QLT merger agreement. Following this meeting, at the instruction of the Auxilium board of directors, representatives of Deutsche Bank contacted representatives of Citigroup Global Markets Inc., which we refer to as Citi, Endo’s financial advisor, to inform them of the contents of the press release that Auxilium would release the next morning. On September 22, 2014, Auxilium publicly announced the Auxilium board of directors’ determination.

Also on September 21, 2014, a representative of Company A informed a representative of Deutsche Bank that it was not interested in pursuing a potential transaction with Auxilium.

On September 22, 2014, the U.S. Treasury Department issued a notice, which we refer to as the treasury notice, that it was taking action to reduce or eliminate the tax benefits of—and when possible, prevent—future corporate tax inversions.

Also on September 22, 2014, a representative of Deutsche Bank spoke with a representative of Company B, who said that it was unlikely that Company B would pursue a transaction with Auxilium given Auxilium’s limited rights to urology products outside of the United States, but that Company B would continue to evaluate the situation. However, Company B did not contact Deutsche Bank after this date. In addition, a representative of Deutsche Bank met with a representative of Company F on September 22, 2014 to discuss a potential transaction involving Auxilium.

Also on September 22, 2014, Endo issued a press release in response to Auxilium’s public announcement that the Auxilium board of directors had determined that the Endo proposal did not constitute a superior proposal under the terms of the QLT merger agreement, in which Endo noted, among other things, Auxilium’s statement that it maintained the right to engage in discussions with Endo and that Endo’s strong preference was to work collaboratively with Auxilium to realize the benefits of a transaction. Endo also indicated that it did not intend to make further public statements with respect to the Endo proposal.

On September 23, 2014, Messrs. Adams and Koven contacted Mr. Aryeh to discuss the treasury notice and the impact it could have on the pending merger with QLT. On the same day, representatives of Skadden contacted representatives of Nutter to discuss the impact of the treasury notice on the filing of an amendment to the proxy statement/prospectus relating to the QLT transaction.

Also on September 23, 2014, at the direction of Auxilium, representatives of Deutsche Bank spoke with representatives of Citi to explain that the Auxilium board of directors was not opposed to considering a transaction with Endo, but that Endo would have to substantially increase its price in order for the Auxilium board of directors to authorize moving forward with due diligence or discussions.

Also on September 23, 2014, the Endo Transactions Committee telephonically discussed the Endo proposal and potential changes to the terms of the proposal that Endo might be willing to make. Consistent with authority previously delegated by the Endo board of directors, senior management proceeded to submit an increased non-binding offer after consultation with Messrs. Kimmel and Hyatt.

Later on September 23, 2014, Mr. Adams and Mr. De Silva had a telephone call during which they discussed the Endo proposal. Mr. Adams informed Mr. De Silva that the Auxilium board of directors had determined that the Endo proposal significantly undervalued Auxilium. Mr. Adams also indicated that Auxilium would not be willing to provide Endo access to non-public information unless Endo materially increased the per share purchase price from the $28.10 offered in the Endo proposal. Mr. De Silva informed Mr. Adams that he believed that Endo may be in a position to increase the purchase price in order to secure access to due diligence. In light of Mr. De Silva’s comments, later that evening, representatives of Willkie sent representatives of Sullivan & Cromwell LLP, which we refer to as Sullivan & Cromwell, legal counsel to Endo, a draft confidentiality agreement that complied with the requirements of the QLT merger agreement.

In addition, on September 23, 2014, a representative of Company D reached out to a representative of Deutsche Bank to schedule a telephone conference to discuss Auxilium.

On September 24, 2014, representatives of Deutsche Bank spoke with a representative of Company D who indicated that, after further discussion that confirmed their understanding of Auxilium’s business, Company D would not be interested in pursuing a transaction with Auxilium. In addition, a representative of Deutsche Bank received an e-mail from a representative of Company E indicating that, after internal review, Company E had decided not to pursue a potential transaction with Auxilium.

In addition, on September 24, 2014, the Auxilium Transaction Committee held a telephonic meeting, attended by members of Auxilium’s senior management and representatives of Deutsche Bank, Morgan Stanley, Willkie, Skadden and Morgan Lewis. At this meeting, representatives of Skadden discussed with the Auxilium Transaction Committee the treasury notice, including the possible impact of the treasury notice on the conditions set forth in the QLT merger agreement. The Auxilium Transaction Committee also received an update from Deutsche Bank regarding the third parties contacted in connection with a potential strategic transaction with Auxilium. Deutsche Bank informed the Auxilium Transaction Committee that it had reached out to over 20 third parties, all of which had been approved by the Auxilium board of directors, but that such parties with which Deutsche Bank had spoken were either not interested in pursuing a strategic transaction with Auxilium or planned to consider the matter further and get back to Deutsche Bank. Representatives from Willkie also reviewed with the Auxilium Transaction Committee the draft confidentiality agreement previously provided to Sullivan & Cromwell.

Later on September 24, 2014, Mr. Adams and Mr. De Silva met to discuss the Endo proposal, including the mix of cash and stock consideration. Mr. De Silva again requested access to non-public information regarding Auxilium. Mr. Adams indicated that Willkie had distributed a draft confidentiality agreement to Sullivan & Cromwell, but reiterated the prior position that access to non-public information would be conditioned on a material increase to the per share purchase price included in the Endo proposal.

Also on September 24, 2014, a representative of Deutsche Bank reached out to a representative of Company C but did not receive a response.

On September 25, 2014, Mr. De Silva contacted Mr. Adams and indicated that, based upon consultations with Messrs. Kimmel and Hyatt, Mr. De Silva believed that the Endo board of directors would be in favor of raising its proposed purchase price from $28.10 per share to $32.35 per share in order to secure access to confidential Auxilium information to support such price increase. Mr. Adams informed Mr. De Silva that he would discuss this matter further with the Auxilium Transaction Committee and noted that, if due diligence commenced, Auxilium would also need to perform due diligence on Endo given that approximately half of the proposed consideration was to be in the form of Endo shares.

Later on September 25, 2014, the Auxilium Transaction Committee held a telephonic meeting, attended by members of Auxilium’s senior management and representatives of Deutsche Bank, Morgan Stanley, Willkie, Skadden and Morgan Lewis. At this meeting, Mr. Adams updated the Auxilium Transaction Committee regarding his conversations with Mr. De Silva. Representatives of Skadden also reviewed with the Auxilium Transaction Committee Auxilium’s rights, duties and obligations under the QLT merger agreement. Following a discussion with Auxilium’s financial and legal advisors, the Auxilium Transaction Committee authorized management to execute the confidentiality agreement in the form previously provided to Sullivan & Cromwell, and grant Endo access to non-public information regarding Auxilium. The Auxilium Transaction Committee also directed management and Auxilium’s legal and financial advisors to begin a due diligence review of Endo.

Later on September 25, 2014, Auxilium and Endo executed the mutual confidentiality agreement.

On the same day, representatives of Skadden contacted representatives of Nutter and informed them of the execution of the confidentiality agreement with Endo and discussed the treasury notice.

Beginning on September 26, 2014, Auxilium provided access to its virtual data room to Endo and its advisors. On the same day, Sullivan & Cromwell distributed a draft merger agreement to Willkie.

On September 27, 2014, the Auxilium board of directors held a telephonic meeting, attended by members of Auxilium’s senior management and representatives of Deutsche Bank, Morgan Stanley, Willkie, Skadden and Morgan Lewis. At this meeting, Mr. Adams updated the Auxilium board of directors regarding his conversation with Mr. De Silva on September 25, including Mr. De Silva’s indication that, based upon initial conversations with members of the Endo board of directors, he believed that the Endo board of directors would be in favor of raising its proposed purchase price from $28.10 per share to $32.35 per share in order to secure access to due diligence to support such price increase. Mr. Adams also confirmed for the Auxilium board of directors that Auxilium had entered into the mutual confidentiality agreement with Endo and that Endo had commenced its due diligence efforts and provided a draft merger agreement to Willkie. Representatives of Willkie and Skadden then reviewed with the Auxilium board of directors Auxilium’s rights, duties and obligations under the QLT merger agreement. Representatives of Skadden also discussed the treasury notice and its possible impact on the QLT merger agreement. The Auxilium Board also received an update from Deutsche Bank regarding the third parties contacted in connection with a potential strategic transaction with Auxilium. Deutsche Bank informed the Auxilium board of directors that it had reached out to over 20 third parties, but that no party with which it had spoken had yet expressed an interest in considering or pursuing a transaction. The Auxilium board of directors and its advisors then discussed some of the specific terms of the Endo proposal, including the stock component of the consideration being offered by Endo.

On September 29, 2014, members of Auxilium’s management and Auxilium’s financial and legal advisors held a financial due diligence session with representatives of Endo’s management and Endo’s financial and legal advisors. During this meeting, Auxilium’s management presented information regarding the business and operations of Auxilium and Endo management presented information regarding the business and operations of Endo.

Also on September 29, 2014, a representative of Company F advised a representative of Deutsche Bank that Company F was not interested in bidding for Auxilium, but that it might be interested in a transaction involving Xiaflex.

On October 1, 2014, the Auxilium Transaction Committee held a telephonic meeting attended by members of Auxilium’s senior management and representatives of Deutsche Bank, Morgan Stanley, Willkie, Skadden and Morgan Lewis. At this meeting, Mr. Adams updated the Auxilium Transaction Committee regarding the due diligence session held on September 29, 2014. Representatives of Skadden also updated the Auxilium Transaction Committee regarding their discussions with counsel to QLT regarding the treasury notice.

During the period from October 1 to October 8, 2014, Auxilium’s legal advisors, with the assistance of Auxilium’s financial advisors and under the direction of Auxilium’s management and the Auxilium board of directors and the Auxilium Transaction Committee, negotiated the terms and conditions of the merger agreement with Endo’s legal and financial advisors. During this period, Endo and Auxilium, with the assistance of their respective legal and financial advisors, continued to perform due diligence on each other.

On October 2, 2014, Messrs. Adams and Koven discussed with Mr. Aryeh the treasury notice and its implications on the transactions contemplated by the QLT merger agreement.

On October 3, 2014, the Auxilium Transaction Committee held a telephonic meeting attended by members of Auxilium’s senior management and representatives of Deutsche Bank, Morgan Stanley, Willkie, Skadden and Morgan Lewis. At this meeting, Auxilium’s senior management reviewed with the Auxilium Transaction Committee the preliminary results of its due diligence on Endo. Mr. Adams also updated the Auxilium Transaction Committee regarding his and Mr. Koven’s telephone call with Mr. Aryeh. The Auxilium Transaction Committee and Auxilium’s legal and financial advisors also discussed Auxilium’s rights, duties and obligations under the QLT merger agreement in connection with the treasury notice.

The Auxilium Transaction Committee then received an update from Deutsche Bank regarding the third parties contacted in connection with a potential strategic transaction with Auxilium. Deutsche Bank informed the Auxilium Transaction Committee that it had reached out to over 20 parties, but that none of the parties with which it had spoken expressed an interest in pursuing or considering a transaction with Auxilium.

Representatives of Deutsche Bank and Morgan Stanley then separately reviewed with the Auxilium Transaction Committee certain preliminary financial information relating to Endo, Auxilium, QLT, the QLT transaction and the Endo proposal. The Auxilium Transaction Committee and Auxilium’s legal advisors then reviewed the terms of the draft merger agreement with Endo and the outstanding business and legal issues, including the proportion of cash and Endo shares to be included as consideration, the proposed cash/stock election mechanism, the implications (if any) of material changes in Endo’s stock price, the proposed conditions to closing, the amount of the termination fee payable by Auxilium and the circumstances under which such fee would be payable, and the ability of the Auxilium board of directors to change its recommendation in the event of an intervening event. The Auxilium Transaction Committee discussed with its advisors and senior management the issues that Auxilium’s financial advisors should discuss with Endo’s financial advisor.

Following this meeting, at the direction of Auxilium, representatives of Deutsche Bank and Morgan Stanley spoke with representatives of Citi and explained Auxilium’s perspective on what Endo would need to propose in order to enable the Auxilium board of directors to consider moving forward with a transaction with Endo.

On October 3, 2014, Messrs. Adams and Koven discussed the treasury notice with Mr. Aryeh and provided him with an update on discussions with Endo, as contemplated by the QLT merger agreement.

Over the course of October 4 and 5, 2014, there were a series of discussions between the financial and legal advisors of Endo and Auxilium and conversations between Mr. Adams and Mr. De Silva regarding, among other things, business and legal issues in the merger agreement.

On October 5, 2014, Mr. Adams and Mr. De Silva met to discuss the significant open issues in the merger agreement, including, among other issues, purchase price, the ability of Endo to terminate the merger agreement in certain circumstances and the treatment of Auxilium options in the merger. The parties agreed to consider these items with their respective management teams and to provide mutual feedback the following day.

On October 6, 2014, the Auxilium Transaction Committee held a telephonic meeting, attended by members of Auxilium’s senior management and representatives of Deutsche Bank, Morgan Stanley, Willkie, Skadden and Morgan Lewis. At this meeting, management reviewed with the Auxilium Transaction Committee the results of its due diligence on Endo. Mr. Adams also updated the Auxilium Transaction Committee regarding his and Mr. Koven’s telephone call with Mr. Aryeh. The Auxilium Transaction Committee and Auxilium’s legal and financial advisors then discussed Auxilium’s rights, duties and obligations under the QLT merger agreement in light of the treasury notice.

Mr. Adams and Auxilium’s legal and financial advisors also updated the Auxilium Transaction Committee regarding interactions with Endo regarding the outstanding business and legal issues in the proposed merger agreement, including the proportion of cash and Endo shares to be included as consideration, the proposed cash/stock election mechanism, the implications (if any) of material changes in Endo’s stock price, the proposed conditions to closing, the ability of Endo or Auxilium to terminate the merger agreement under specified circumstances, the amount of the termination fee payable by Auxilium and the circumstances under which such a fee would be payable, and the ability of the Auxilium board of directors to change its recommendation in the event of an intervening event. The Auxilium Transaction Committee, senior management and Auxilium’s legal and financial advisors also discussed a proposed reverse termination fee payable by Endo under certain limited circumstances.

On October 6, 2014, members of Auxilium’s management and Auxilium’s financial and legal advisors met at the offices of Willkie with representatives of Endo’s management and Endo’s financial and legal advisors to discuss the outstanding business and legal issues relating to the proposed merger agreement, including the circumstances under which Auxilium or Endo could terminate the merger agreement, and the amount of any reverse termination fee that would be paid by Endo in the event the merger agreement were terminated in certain circumstances. During this meeting, Mr. Adams and Mr. De Silva also met separately on several occasions to discuss the foregoing matters and the $32.35 price per share most recently offered by Endo. Mr. Adams explained that the Auxilium Transaction Committee and the Auxilium board of directors still believed that the currently indicated price of $32.35 per share undervalued Auxilium and that the reverse termination fee payable by Endo if the merger agreement were terminated in certain circumstances needed to be very significant. Following further negotiations with Mr. Adams, Mr. De Silva indicated that, subject to further discussion with the Endo board of directors, he was prepared to recommend to the Endo board of directors that Endo increase the price per share to $33.25 and provide for a $150 million reverse termination fee in the event of Endo’s termination of the merger agreement due to a tax termination event (defined below) or Auxilium’s termination of the merger agreement due to Endo’s failure to confirm within a specified time period that it has no termination right due to a tax termination event, as set forth in the merger agreement. Mr. De Silva explained that the purchase price would be paid in a mix of cash and Endo shares, with up to 50% of the purchase price payable in cash and up to 75% of the purchase price payable in Endo shares.

On October 6, 2014, the Endo board of directors telephonically discussed with members of senior management of Endo and its advisors, the status of negotiations with Auxilium and a potential increase in the purchase price to $33.25 per share of Auxilium common stock, consistent with prior authorization of the Endo board of directors.

On October 7, 2014, Mr. Adams had a telephone call with Mr. De Silva in which Mr. De Silva confirmed that, following multiple conversations with Messrs. Kimmel and Hyatt, Mr. De Silva intended to recommend to the Endo board of directors at its meeting to be held on October 8, 2014, that the Endo proposal be revised to (i) increase the per share purchase price to $33.25 per share of Auxilium common stock, (ii) provide for the payment by Endo of a $150 million reverse termination fee if the merger agreement were terminated in certain circumstances and (iii) provide for Endo to pay the termination fee under the QLT merger agreement on behalf of Auxilium, which we refer to as the revised Endo proposal.

On October 7, 2014, the Auxilium Transaction Committee held a telephonic meeting attended by members of Auxilium’s senior management and representatives of Deutsche Bank, Morgan Stanley, Willkie and Morgan Lewis, to discuss the revised Endo proposal. At this meeting, Mr. Adams and senior management updated the Auxilium Transaction Committee regarding interactions with Endo in connection with its revised price of $33.25 and the outstanding issues with respect to the terms of the proposed merger agreement with Endo, including the proportion of cash and Endo shares to be included as consideration, the proposed cash/stock election mechanism, the proposed conditions to closing, the ability of Endo or Auxilium to terminate the merger agreement in specified circumstances and the amount of the reverse termination fee payable in certain circumstances, the amount of the termination fee payable by Auxilium and the circumstances in which such fee would be payable, and the ability of the Auxilium board of directors to change its recommendation in the event of an intervening event.

On October 8, 2014, the Endo board of directors held a meeting in Dublin, Ireland to discuss the proposed merger agreement with Auxilium, a copy of which, together with related materials, had previously been provided to the Endo board of directors. At this meeting, the Endo board of directors received a presentation from members of management of Endo, in which management provided its final recommendation with respect to the merger with Auxilium, as well as presentations from A&L Goodbody, Irish counsel to Endo, and Sullivan & Cromwell, which provided an overview of the material terms of the merger agreement, including the proportion of cash and Endo shares to be included as consideration, the proposed cash/stock election mechanism, the proposed conditions to closing, the ability of Endo or Auxilium to terminate the merger agreement in specified circumstances, the amount of the reverse termination fee payable by Endo in certain circumstances, the amount of the termination fee payable by Auxilium and the circumstances in which such fee would be payable and the ability of the Auxilium board of directors to change its recommendation of the Endo transaction under certain circumstances, including in the event of an intervening event, and applicable aspects of Irish law. Following these presentations, the Endo board of directors adopted a resolution approving the merger agreement.

Later on October 8, 2014, the Auxilium board of directors convened a meeting to discuss the material outstanding business and legal issues relating to the proposed merger agreement with Endo, and possible actions with respect to the QLT merger agreement. Prior to this meeting, the Auxilium board of directors had received, among other things, a written description of the material provisions of the merger agreement, draft resolutions and presentation materials from each of Deutsche Bank and Morgan Stanley. Also attending this meeting were members of Auxilium’s senior management and representatives of Deutsche Bank, Morgan Stanley, Willkie and Morgan Lewis.

Representatives of Deutsche Bank reviewed with the Auxilium board of directors its presentation regarding the financial aspects of the proposed transaction with Endo, including its valuation analyses. At the conclusion of this presentation, representatives of Deutsche Bank rendered an oral opinion to the Auxilium board of directors, which was later confirmed by delivery of a written opinion, dated October 8, 2014, that, as of October 8, 2014 and based upon and subject to the assumptions, limitations, qualifications, and conditions set forth in its opinion, the merger consideration was fair, from a financial point of view, to holders of Auxilium common stock.

Representatives of Morgan Stanley then reviewed with the Auxilium board of directors its presentation regarding the financial aspects of the proposed transaction with Endo, including its valuation analyses. At the conclusion of this presentation, Morgan Stanley rendered an oral opinion to the Auxilium board of directors, which was later confirmed by delivery of a written opinion, dated October 8, 2014, that, as of October 8, 2014, and based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Morgan Stanley in connection with the preparation of its opinion, and taking into account the transactions, the merger consideration to be received by Auxilium stockholders was fair from a financial point of view to such stockholders.

Following these presentations, representatives from Willkie summarized for the Auxilium board of directors the terms and conditions of the merger agreement with Endo, including the proportion of cash and Endo shares to be included as consideration, the proposed cash/stock election mechanism, the proposed conditions to closing, the ability of Endo or Auxilium to terminate the merger agreement in specified circumstances and the amount of the reverse termination fee payable by Endo in certain circumstances, the amount of the termination fee payable by Auxilium and the circumstances in which such fee would be payable, and the ability of the Auxilium board of directors to change its recommendation of the Endo transaction under certain circumstances, including in the event of an intervening event. Auxilium’s legal advisors then discussed and reviewed the fiduciary duties of the Auxilium board of directors, as well as the terms of the QLT merger agreement, including the circumstances in which the QLT merger agreement could be terminated.

Following these presentations and discussions, the Auxilium board of directors unanimously determined, after consultation with its outside legal and financial advisors, that the revised Endo proposal would, if consummated, taking into account all of the terms and conditions of the merger agreement with Endo, result in a transaction which was more favorable to the holders of Auxilium common stock than the transaction with QLT, that the revised Endo proposal was reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory, and other aspects of the revised Endo proposal, and that funds, securities, or other consideration necessary for the revised Endo proposal were or would reasonably likely be available. The Auxilium board of directors then unanimously approved the termination of the QLT merger agreement and unanimously approved, among other things, the merger agreement with Endo, substantially in the form presented to the Auxilium board of directors, the transactions contemplated by the merger agreement with Endo, and certain related matters, including the provisions of an amendment to the shareholders rights plan to render the rights granted to the holders of the Auxilium common stock pursuant to Auxilium’s shareholder rights plan inapplicable to the execution of the merger agreement with Endo and the consummation of the merger with Endo. The Auxilium board of directors also unanimously determined to recommend that Auxilium stockholders vote in favor of adoption of the merger agreement and approval of the transactions contemplated thereby and directed management to convene a special meeting of, and solicit voting proxies from, Auxilium stockholders for the approval of the proposed merger.

Immediately after the meeting of the Auxilium board of directors, the Compensation Committee of the Auxilium board of directors, which we refer to as the Compensation Committee, held a telephonic meeting at which the Compensation Committee approved, among other things, the treatment of stock options, restricted stock units, deferred stock units, performance stock awards and restricted stock awards in accordance with the merger agreement.

On the evening of October 8, 2014, representatives of Sullivan & Cromwell provided the final version of the merger agreement to Willkie and Auxilium. Later in the evening of October 8, 2014, Auxilium terminated the QLT merger agreement and entered into the merger agreement with Endo. Endo paid to QLT, on behalf of Auxilium, the $28.4 million QLT termination fee, subject to Auxilium’s obligation to repay such amount under certain circumstances set forth in the merger agreement, and the QLT termination fee was paid to QLT. See the section entitled “The Merger Agreement” beginning on page 95 of this proxy statement/prospectus for a discussion of the terms of the merger agreement.

Prior to the opening of the financial markets on October 9, 2014, Endo and Auxilium issued a joint press release publicly announcing the execution of the merger agreement and the details of the proposed merger.

On November 17, 2014, Endo, Auxilium, HoldCo and Merger Sub entered into the amended and restated merger agreement, and Auxilium, Auxilium UK and Endo Pharmaceuticals entered into the QLT loan agreement. The amended and restated merger agreement did not make any material changes to the terms of the original merger agreement (when considered in light of the QLT loan agreement).

Recommendation of the Auxilium Board of Directors; Auxilium’s Reasons for the Merger

At its meeting on October 8, 2014, the Auxilium board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. The Auxilium board of directors unanimously recommends that the stockholders of Auxilium vote for the proposal to adopt the merger agreement and approve the transactions contemplated thereby and for the other proposals to be considered at the special meeting.

The Auxilium board of directors considered many factors in making its decision to recommend the adoption of the merger agreement and approval of the transactions contemplated thereby. In arriving at its decision, the Auxilium board of directors consulted with Auxilium’s senior management and its legal and financial advisors, reviewed a significant amount of information, considered a number of factors and concluded in its business judgment that the transactions represent significant value for the stockholders of Auxilium and are in the best interests of Auxilium and its stockholders.

Strategic and Financial Benefits of the Merger

The Auxilium board of directors believes that the merger will provide Auxilium and its stockholders with a number of significant strategic and financial benefits. In arriving at this determination, the Auxilium board of directors considered a number of positive factors, including:

•	that the merger consideration, payable in cash and/or highly liquid Endo shares, had an implied value per share of Auxilium common stock (assuming a standard election) of $33.25, based on the 15-day volume weighted average closing price of Endo shares as of October 7, 2014 (the last trading day prior to execution of the merger agreement), although Endo’s share price will continue to fluctuate and therefore such value is subject to change, which represented a premium to Auxilium’s 52-week high stock price and, as of the close of trading on September 16, 2014 (the last trading day prior to announcement of the Endo proposal), represented a premium of approximately 54.5% over Auxilium’s stock price;

•	that the mixed equity and cash nature of the merger consideration offers Auxilium stockholders the opportunity to participate in the future earnings and growth of Endo, while also providing stockholders with a substantial cash payout (assuming a standard election) of $16.625 per share;

•	the Auxilium board of directors’ belief that the merger would result in very substantial annual synergies over and above the benefits that the Auxilium board of directors believed would be realized as part of the cost-savings initiative announced by Auxilium on September 9, 2014, and the fact that Auxilium stockholders that receive Endo shares as part of the merger consideration would participate in the benefits of these expected synergies;

•	information and discussions with Auxilium’s management regarding Endo’s business and results of operations, and its financial and market position, and Auxilium’s management’s expectations concerning Endo’s future prospects, and historical and current share trading prices and volumes of Endo shares;

•	information and discussions regarding the benefits of the size and scale of Endo after giving effect to the acquisition of Auxilium and the expected pro forma effect of the proposed transaction;

•	the combined company will be a more diversified manufacturer of specialty healthcare products;

•	the reaction and support of the transaction from market analysts and Auxilium stockholders, including a letter received from a large Auxilium stockholder expressing support for the Endo proposal as long as Endo increased its proposed purchase price (and the fact that senior management, under the direction of the Auxilium board of directors, was able to negotiate a substantial increase in the purchase price from that offered in the Endo proposal); and

•	the current and expected future landscape of the pharmaceutical industry, and, in light of the regulatory, financial and competitive challenges facing industry participants, the likelihood that Endo, pro forma for the acquisition of Auxilium, would be better positioned to meet these challenges if the expected strategic and financial benefits of the transaction were fully realized.

Other Considerations

In the course of reaching its decision to approve the merger agreement, the Auxilium board of directors considered the following additional factors as generally supporting its decision:

•	that the merger agreement provides Auxilium stockholders with the ability to choose the standard election consideration, the stock election consideration or the cash election consideration for their shares of Auxilium common stock (subject to proration for Auxilium stockholders who make a stock election or a cash election);

•	the fact that the Endo proposal was made public by Endo several weeks prior to the execution of the merger agreement and that Deutsche Bank undertook a comprehensive solicitation process of third parties to gauge their interest in a possible strategic transaction with Auxilium, and that no third parties determined to make a proposal to, or otherwise pursue, a strategic transaction with Auxilium, as well as the fact that the merger agreement provides sufficient flexibility for the Auxilium board of directors to change its recommendation and/or terminate the merger agreement in the case of a superior proposal, subject to compliance with the terms of the merger agreement;

•

the likelihood that the merger will be consummated, based on, among other things: (i) the closing conditions to the merger, including the fact that the obligations of Endo are not subject to a financing condition (and the views of Auxilium’s management and its financial advisors as to the likelihood that Endo will be able to obtain the necessary financing for the cash portion of the merger consideration, particularly in view of the committed financing made available to Endo by Citi) and (ii) the commitment made by Endo in the merger agreement with respect to obtaining regulatory clearances, including the commitment by Endo to divest assets or commit to limitations on the businesses of

Auxilium and Endo to the extent provided in the merger agreement, as discussed further under the section entitled “The Merger Agreement—Consents and Approvals” beginning on page 109 of this proxy statement/prospectus;

•	the terms and conditions of the merger agreement and the course of negotiations of such agreement, including, among other things:

•	the ability of Auxilium, subject to certain conditions, to provide information to, and to engage in discussions or negotiations with, a third party that makes an unsolicited acquisition proposal, and the Auxilium board of directors’ ability to change its recommendation and terminate the merger agreement (subject to certain rights of Endo included in the merger agreement and the payment of a termination fee), if the Auxilium board of directors determines, in good faith, after consultation with its outside legal and financial advisors, that the proposal is a superior proposal under the terms of the merger agreement and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Auxilium stockholders under applicable laws;

•	the Auxilium board of directors’ belief that the termination fee payable to Endo upon termination of the merger agreement under specified circumstances is reasonable, customary and not likely to significantly deter another party from making a superior proposal;

•	the recommendation of Auxilium’s management and the Auxilium Transaction Committee in support of the transaction;

•	the fact that the merger is subject to the adoption of the merger agreement by the Auxilium stockholders;

•	that Endo must pay a reverse termination fee of $150 million if the merger agreement is terminated under certain circumstances specified therein;

•	the financial analyses reviewed and discussed with the Auxilium board of directors by representatives of Deutsche Bank, as well as the oral opinion of Deutsche Bank rendered to the Auxilium board of directors on October 8, 2014 (which was subsequently confirmed in writing by delivery of a written opinion addressed to the Auxilium board of directors dated October 8, 2014) that, subject to the assumptions, limitations, qualifications and conditions contained in the written opinion, the merger consideration was fair, from a financial point of view, to the holders of Auxilium common stock (see the section entitled “—Opinions of Auxilium’s Financial Advisors” beginning on page 65 of this proxy statement/prospectus);

•	the financial analyses reviewed and discussed with the Auxilium board of directors by representatives of Morgan Stanley, as well as the oral opinion of Morgan Stanley rendered to the Auxilium board of directors on October 8, 2014 (which was subsequently confirmed in writing by delivery of a written opinion addressed to the Auxilium board of directors dated October 8, 2014) that, subject to the assumptions, limitations, qualifications and conditions contained in the written opinion, the merger consideration was fair, from a financial point of view, to the holders of Auxilium common stock (see the section entitled “—Opinions of Auxilium’s Financial Advisors” beginning on page 65 of this proxy statement/prospectus);

•	the current and prospective economic condition of Auxilium and increasing competitive challenges facing Auxilium;

•	the required regulatory consents and the views of Auxilium’s advisors that the merger will be approved by the requisite authorities without the imposition of conditions sufficiently material to preclude the merger;

•	the rights of Auxilium stockholders to demand appraisal of their shares of Auxilium common stock and receive payment of the “fair value” of such shares pursuant to Section 262 of the DGCL if they comply in all respects with Section 262 of the DGCL; and

•	the scope and results of Auxilium’s due diligence investigation of Endo, which included reviews of organizational, operational, financial, commercial, regulatory, legal and other matters related to Endo’s business and potential financial, operational and other impacts of the merger on Auxilium.

Uncertainties, Risks and Potentially Negative Factors

In the course of its deliberations, the Auxilium board of directors also considered a number of uncertainties, risks and other potentially negative factors relevant to the transaction, including the following:

•	the fixed exchange ratio will not adjust to compensate for changes in the price of Auxilium common stock or Endo shares prior to the completion of the merger, and the terms of the merger agreement do not include termination rights triggered by a decrease in the value of Endo relative to the value of Auxilium, although the merger agreement does permit the Auxilium board of directors to change its recommendation of the merger upon the occurrence of specified intervening events, as more fully described in the merger agreement (see the section entitled “The Merger Agreement—Change of Recommendation” beginning on page 108 of this proxy statement/prospectus);

•	the risk arising from provisions relating to the potential payment of a $70 million termination fee by Auxilium under certain circumstances specified in the merger agreement;

•	the fact that, subject to certain customary limited exceptions, Auxilium is prohibited from soliciting, participating in any discussions or negotiations with respect to, providing any information to any third party regarding or entering into any agreement providing for the acquisition of Auxilium;

•	the fact that Endo has the right to terminate the merger agreement based on certain changes in U.S. federal tax law that may occur following the date of the merger agreement and prior to the closing if, as a result of consummating the transactions contemplated by the merger agreement, in the opinion of nationally recognized U.S. tax counsel, consummating the merger would have a material adverse effect (as defined in the merger agreement) on Endo, subject to the payment by Endo of a $150 million reverse termination fee to Auxilium;

•	the fact that the merger is expected to be taxable for U.S. federal income tax purposes to the Auxilium stockholders;

•	the restrictions on the conduct of Auxilium’s business prior to the completion of the transactions, which could delay or prevent Auxilium from undertaking any potential business opportunities that may arise pending completion of the merger;

•	the adverse impact that business uncertainty pending the merger effective time could have on Auxilium’s and Endo’s ability to attract, retain and motivate key personnel until the merger effective time;

•	the fact that Auxilium has incurred and will continue to incur significant transaction costs and expenses in connection with the merger, regardless of whether the merger is consummated;

•	the risk that the forecasted results in the unaudited prospective financial information of Auxilium and Endo will not be achieved;

•	the risk that the merger may not be completed, despite the parties’ efforts, or that completion may be unduly delayed and the potential resulting disruptions to Auxilium’s businesses and relationships;

•	the possibility that the anticipated cost savings and synergies and other benefits sought to be obtained from the transactions might not be achieved in the time frame contemplated or at all, or the other numerous risks and uncertainties that could adversely affect the combined company’s operating results;

•	the risks associated with satisfying certain conditions relating to regulatory clearances and the absence of adverse changes in laws, and the possibility of delay;

•	the failure of Auxilium stockholders to approve the merger agreement;

•	the increased leverage of Endo, which may result in increased interest payments and could negatively affect the combined business’s credit ratings, limit access to credit markets or make such access more expensive and reduce operational and strategic flexibility;

•	the risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” beginning on pages 34 and 45, respectively, of this proxy statement/prospectus; and

•	certain of Auxilium’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of Auxilium’s other stockholders, as discussed further under the section entitled “Interests of Certain Persons in the Merger” beginning on page 128 of this proxy statement/prospectus.

After considering the foregoing potentially negative and potentially positive factors, the Auxilium board of directors unanimously concluded, in its business judgment, that the potentially positive factors relating to the merger agreement and the transactions contemplated thereby (including the merger) outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by the Auxilium board of directors is not exhaustive but is intended to reflect the material factors considered by the Auxilium board of directors in its consideration of the merger. In view of the complexity, and the large number, of the factors considered, the Auxilium board of directors, both individually and collectively, did not find it practicable to and did not attempt to quantify or assign any relative or specific weight to the various factors. Rather, the Auxilium board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Auxilium board of directors may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the Auxilium board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 45 of this proxy statement/prospectus.

Endo’s Reasons for the Merger

At its meeting on October 8, 2014, the Endo board of directors unanimously approved the merger and the merger agreement.

The Endo board of directors considered many factors in determining to approve the merger agreement. In arriving at its determination, the Endo board of directors consulted with Endo’s senior management, legal advisors and financial advisors, reviewed a significant amount of information, including with respect to other acquisition opportunities, and considered a number of factors in connection with the approval of the merger agreement, including the following:

•	Enhancement of Branded Pharmaceuticals Business. The addition of Auxilium’s FDA-approved products in urology, orthopedics, and other areas, including XIAFLEX® and STENDRA®, are natural complements to the men’s health and pain products in Endo’s branded pharmaceuticals portfolio as compared to other acquisition opportunities considered.

•	Potential to Leverage Strengths of the Combined Company. Endo expects to be able to accelerate growth and maximize the value of Auxilium’s product portfolio due to the highly complementary product portfolios of Auxilium and Endo, including by:

•	driving the increased adoption of XIAFLEX® and STENDRA®;

•	supporting the development of XIAFLEX® for potential new indications;

•	optimizing Auxilium’s broader product portfolio;

•	utilizing Endo’s research and development capabilities to accelerate the growth of XIAFLEX®; and

•	enhancing operating efficiencies of the combined company (including cost savings in sales and marketing, research and development, and general and administrative expenses).

•	Significant Synergy Opportunities. Given the complementary nature of the companies’ product portfolios, Endo expects the combined company to achieve annual cost synergies of approximately $175 million (including Auxilium’s reduction in annual operating expenses previously announced on September 9, 2014). This synergy run-rate is expected to be fully realized on an annual basis in the first year after closing the merger.

•	Strong Financial Profile. Following the completion of the merger, Endo expects the combined company to have a strong financial profile and to benefit from both enhanced near- and long-term growth prospects. In addition:

•	the significant synergy opportunity described above is expected to drive improved operating margins;

•	On an adjusted diluted earnings per share basis, Endo expects that the transaction will be immediately accretive post-closing and meaningfully accretive in each year thereafter;

•	Endo expects returns from the merger that are well in excess of the combined company’s cost of capital; and

•	the enhanced cash flows are expected to provide Endo with increased balance sheet flexibility and the opportunity for rapid delevering.

•	Endo’s Strategic Plan to Enhance Shareholder Value. The merger furthers Endo’s strategic plan, including its focus on pursuing accretive value creating mergers and acquisitions that deliver substantial financial returns and future organic growth options.

•	Terms of the Merger Agreement. The financial and other terms of the merger and the merger agreement.

•	The Merger Consideration. The mixture of cash and stock consideration and potential reduction in the cash portion of the merger consideration if more Auxilium stockholders make a stock election.

In the course of its deliberations, the Endo board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the adverse impact that business uncertainty pending the effective time of the merger could have on Auxilium’s ability to attract, retain and motivate key personnel until the effective time of the transaction;

•	the fact that Endo has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is completed;

•	the risk that the merger may not be completed despite the parties’ efforts or that completion may be unduly delayed and the potential resulting disruptions to Endo’s businesses and relationships;

•	that the merger agreement required Endo to pay, on behalf of Auxilium, the QLT termination fee;

•	the risks associated with current and potential litigation relating to Auxilium’s “TRT Products” (Testim, TESTOPEL® and Striant®);

•	the possibility of Endo having to pay Auxilium a termination fee of $150 million if the merger agreement is terminated under certain circumstances specified therein; and

•	the risks of the type and nature described under the sections entitled “Risk Factors” beginning on page 34 and “Cautionary Note Regarding Forward-Looking Statements” beginning on page 45 of this proxy statement/prospectus.

The foregoing discussion of the information and factors considered by the Endo board of directors is not exhaustive but is intended to reflect some of the material factors considered by the Endo board of directors in its consideration of the transaction. In view of the complexity, and the large number, of the factors considered, the Endo board of directors, both individually and collectively, did not find it practicable to and did not attempt to quantify or assign any relative or specific weight to the various factors. Rather, the Endo board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Endo board of directors may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the Endo board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 45 of this proxy statement/prospectus.

Opinions of Auxilium’s Financial Advisors

Opinion of Deutsche Bank

Deutsche Bank has acted as financial advisor to Auxilium in connection with the merger. At the October 8, 2014, meeting of the Auxilium board of directors, Deutsche Bank delivered its oral opinion to the Auxilium board of directors, subsequently confirmed in writing, to the effect that, as of October 8, 2014, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the merger consideration was fair, from a financial point of view, to the holders of the outstanding shares of Auxilium common stock (excluding Endo and its affiliates). Deutsche Bank did not express any opinion with respect to the consideration to be received by holders of excluded shares or Auxilium restricted shares in the merger.

The full text of Deutsche Bank’s written opinion, dated October 8, 2014, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken by Deutsche Bank in connection with the opinion, is included in this document as Annex B and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and was for the use and benefit of, the Auxilium board of directors in connection with and for the purpose of its evaluation of the merger. Deutsche Bank’s opinion was limited to the fairness of the merger consideration, from a financial point of view, to the holders of Auxilium common stock (excluding Endo and its affiliates) as of the date of the opinion. Auxilium did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Auxilium, nor did it address the fairness of the contemplated benefits of the merger. Deutsche Bank’s opinion did not address the allocation of the merger consideration among the holders of Auxilium common stock who receive the standard election consideration, the cash election consideration or the stock election consideration or any combination thereof, or the relative fairness of the standard election consideration, the cash election consideration or the stock election consideration. Deutsche Bank expressed no opinion as to the merits of the underlying business decision by Auxilium to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies, including any potential transaction with QLT. Nor did Deutsche Bank express any opinion, and Deutsche Bank’s opinion does not constitute a recommendation, as to how any holder of Auxilium common stock should vote with respect to the merger or any other matter, including whether any such holder should elect to receive the standard election consideration, the cash election consideration or the stock election consideration. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors or employees of any parties to the merger, or any class of such persons, in connection with the merger, whether relative to the merger consideration or otherwise. Deutsche Bank’s opinion does not in any manner address what the value of the Endo shares actually will be when issued pursuant to the merger or the prices at which Auxilium common stock, Endo shares or any other securities will trade following the announcement or consummation of the merger.

Deutsche Bank’s opinion was rendered in connection with the execution of the original merger agreement on October 8, 2014 and did not take into account any amendments thereto pursuant to the merger agreement.

In connection with its role as financial advisor to Auxilium, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Auxilium and Endo. Deutsche Bank also reviewed certain internal analyses, financial forecasts and other information relating to Auxilium and the combined company prepared by management of Auxilium and certain internal analyses, financial forecasts and other information relating to Endo and the combined company prepared by Endo management and approved for Deutsche Bank’s use by Auxilium. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of Auxilium regarding the businesses and prospects of Auxilium and the combined company and with certain senior officers of Endo regarding the businesses and prospects of Endo and the combined company. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for Auxilium common stock and Endo shares;

•	compared certain financial and stock market information for Auxilium and Endo with, to the extent publicly available, similar information for certain other companies it considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of recent business combinations which Deutsche Bank deemed relevant;

•	reviewed the original merger agreement; and

•	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Auxilium, Endo or the combined company, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the Auxilium board of directors, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Auxilium, Endo or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Auxilium, Endo or the combined company (or the impact of the merger thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies, revenue effects, financial synergies and other strategic benefits projected by management of Endo and Auxilium to be achieved as a result of the merger, which, collectively, we refer to in this section as the synergies, made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed, with the knowledge and permission of the Auxilium board of directors, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Auxilium and Endo, respectively, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections, including, without limitation, the synergies, or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the knowledge and permission of the Auxilium board of directors, that in all respects material to its analysis, the merger would be consummated in accordance with the terms of the merger agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis. Deutsche Bank also assumed, with the knowledge and permission of the Auxilium board of directors, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by Auxilium and its other advisors with respect to such issues.

Auxilium selected Deutsche Bank as its financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between Auxilium and Deutsche Bank, dated September 29, 2014, as amended on October 8, 2014, Auxilium has agreed to pay Deutsche Bank a transaction fee estimated to be approximately $26.9 million (based upon merger consideration of $33.25 per share of Auxilium common stock) for its services as financial advisor to Auxilium, of which $1.0 million became payable upon the delivery of Deutsche Bank’s opinion (or would have become payable if Deutsche Bank had advised the Auxilium board of directors that it was unable to render an opinion) and the remainder of which is contingent upon consummation of the merger. Auxilium has also agreed to reimburse Deutsche Bank for all reasonable fees, expenses and disbursements of Deutsche Bank’s outside counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank, in each case on the terms set forth in its engagement letter. Auxilium has also agreed to indemnify Deutsche Bank and its affiliates to the full extent lawful against certain liabilities, including certain liabilities arising out of its engagement or the merger.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, we refer to as the DB Group. One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Endo or its affiliates for which the DB Group has received compensation of approximately €16.7 million since January 1, 2012, and for which they may receive compensation in the future, including having acted as a solicitation agent in connection with a consent solicitation by an affiliate of Endo with respect to its 7% Senior Notes due 2019, 7.00% Senior Notes due 2020 and 7  1⁄4% Senior Notes due 2022 in November 2013, as financial advisor to an affiliate of Endo in the divestiture of its HealthTronics division in February 2014, as financial advisor to an affiliate of Endo with respect to Endo’s acquisition of Paladin in February 2014, which we refer to as the Paladin transaction, as joint bookrunner with respect to an offering of 5.75% Senior Notes due 2022 (aggregate principal amount of $700 million) by an affiliate of Endo in connection with the Paladin transaction, as joint arranger with respect to a $1.1 billion term loan A facility, a $425 million term loan B Facility and a $750 million revolving credit facility established in connection with the Paladin transaction, and as joint dealer manager with respect to exchange offers by an affiliate of Endo for $500 million of 7% Senior Notes due 2019, $400 million of 7% Senior Notes due 2020 and $400 million of 7.25% Senior Notes due 2022 in connection with the Paladin transaction. A member of the DB group is also counterparty to a convertible note hedge transaction with an affiliate of Endo (the terms of which are described in a Current Report on Form 8-K filed by Endo Pharmaceuticals Holdings Inc. on April 15, 2008) in connection with such affiliate’s offering of 1.75%

Convertible Senior Subordinated Notes due 2015 in April 2008 and pursuant to which a member of the DB Group received warrants issued by such affiliate (which hedge transaction and warrants are expected to remain in place following the merger, subject to customary adjustments).

In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Auxilium or its affiliates for which they have received compensation of approximately €1.5 million since January 1, 2012, and for which they may receive compensation in the future, including acting as one of several counterparties to a convertible note hedge transaction, which we refer to as the Auxilium note hedge transaction, with Auxilium (the terms of which are described in a Current Report on Form 8-K filed by Auxilium on January 29, 2013) in connection with Auxilium’s offering of 1.50% Convertible Senior Notes due 2018 in January 2013 and pursuant to which a member of the DB Group received warrants issued by Auxilium, which we refer to as the Auxilium warrant transaction, and as financial advisor (and potential backstop financing provider) to Auxilium in connection with its potential business combination with QLT in June 2014. Deutsche Bank expects that the Auxilium note hedge transaction shall be exercised, and the warrants will terminate, in each case in accordance with their terms, in connection with the merger.

The DB Group has hedged, and expects to continue to hedge until their exercise, termination or expiration, respectively, certain risks and exposures (including, among others, equity price risk) with respect to the Auxilium note hedge transaction and Auxilium warrant transaction. Some of these activities are designed to substantially hedge the DB Group’s exposure as a result of the parties’ respective settlement obligations under the Auxilium note hedge transaction and the Auxilium warrant transaction to changes in the price of Auxilium common stock. Market conditions, such as interest rates and volatility with respect to the Auxilium common stock and the Endo shares, as well as the time remaining to the scheduled expiration of the Auxilium note hedge transaction and Auxilium warrant transaction, will affect the magnitude of the value of the Auxilium note hedge transaction and the Auxilium warrant transaction to the DB Group.

As described under the section entitled “—Financing” beginning on page 92 of this proxy statement/prospectus, Endo may obtain debt financing under an incremental term loan B credit facility to be established under Endo’s existing credit agreement, pursuant to which Deutsche Bank AG New York Branch currently acts as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender. The DB Group will not be providing financing to Endo pursuant to this incremental facility. However, Endo may be required to pay a fee to its existing lenders, including members of the DB Group, in connection with the implementation of the incremental term loan. In the event such a fee is payable, the DB Group will be entitled to its proportionate share of such fee based on the portion of the current Endo credit facility held by the members of the DB Group. In addition, it is possible that the annual fee payable to a member of the DB Group in its capacity as Administrative Agent may be nominally increased in connection with the incremental term loan.

The DB Group may also provide investment and commercial banking services to Endo, Auxilium and their respective affiliates in the future, for which Deutsche Bank would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Endo, Auxilium and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

The financial forecasts or estimates referred to in this section that were provided to Deutsche Bank by Auxilium management with respect to Auxilium and the financial forecasts or estimates referred to in this section that were provided to Deutsche Bank by Endo management and approved for Deutsche Bank’s use by Auxilium are described under the section entitled “—Prospective Financial Information” beginning on page 87 of this proxy statement/prospectus.

Summary of Material Financial Analyses of Deutsche Bank

The following is a summary of the material financial analyses presented by Deutsche Bank to the Auxilium board of directors at its meeting held on October 8, 2014, and that were used in connection with rendering its opinion described above.

The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Deutsche Bank’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 6, 2014, and is not necessarily indicative of current market conditions.

Historical Trading Analysis—Auxilium

Deutsche Bank reviewed the historical closing prices for Auxilium common stock during the 52-week period ended September 16, 2014, the last trading day prior to the public announcement of the Endo proposal, which ranged from a low of $16.39 per share on October 21, 2013 to a high of $32.01 per share on March 4, 2014.

Deutsche Bank noted that the unaffected closing price of Auxilium common stock on September 16, 2014, the last trading day prior to the public announcement of the Endo proposal, was $21.52 and that the closing price per share of Auxilium common stock on October 6, 2014 was $30.04 per share.

Analyst Price Targets—Auxilium

Deutsche Bank reviewed the stock price targets for Auxilium common stock in 11 recently published, publicly available research analysts’ reports, which indicated low and high stock price targets ranging from $21.00 to $37.00 per share for reports published after September 16, 2014, the day Endo publicly announced the Endo proposal.

Selected Public Companies Analysis—Auxilium

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Auxilium with corresponding financial information and valuation measurements for the following four mid-cap commercially established branded specialty pharmaceutical companies:

•	Jazz Pharmaceuticals plc

•	United Therapeutics Corporation

•	The Medicines Company

•	Horizon Pharma plc

Although none of the above selected companies is directly comparable to Auxilium, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purposes of analysis, may be considered similar to those of Auxilium. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of the common stock of the selected companies on October 6, 2014, information contained in the most recent public filings of the selected companies and analyst consensus estimates of 2015 earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, Deutsche Bank calculated the multiples of total enterprise value, which we refer to as TEV, to 2015 estimated EBITDA for each of the selected companies.

Information for Jazz Pharmaceuticals plc and Horizon Pharma plc was adjusted to take into account the pro forma financial impact of recently announced acquisitions based on publicly available information.

Deutsche Bank also calculated the same multiples for Auxilium based upon both the unaffected closing price of $21.52 per share of Auxilium common stock on September 16, 2014, the last trading day prior to the public announcement of the Endo proposal, and upon the merger consideration of $33.25 per share of Auxilium common stock. Deutsche Bank calculated the unaffected multiples based on the median of the 2015 EBITDA estimates in the 11 reports described above under the section entitled “—Analyst Price Targets–Auxilium” and Auxilium management estimates. Deutsche Bank calculated the merger consideration-based multiples based on such analyst estimates, Auxilium management estimates without taking into account any change-of-control costs and Auxilium management estimates taking into account Auxilium management estimates of certain change-of-control costs, including those associated with Auxilium’s outstanding convertible notes and convertible note hedge agreement and the $28.4 million QLT termination fee, which we refer to as the change-of-control costs.

The results of this analysis are summarized as follows:

TEV/EBITDA (2015E)
Selected Companies
High	13.8x
Mean	10.6x
Median	10.6x
Low	7.3x
Auxilium at $21.52 on 9/16/14
Median Analyst Estimates	13.3x
Auxilium Management Estimates	8.5x
Auxilium at $33.25 Merger Consideration
Median Analyst Estimates	19.2x
Auxilium Management Estimates	12.3x
Auxilium Management Estimates w/change-of-control costs	13.2x

Based in part upon the trading multiples of the selected companies described above and Auxilium management estimates of 2015 EBITDA, and taking into account its professional judgment and experience, Deutsche Bank calculated a range of estimated implied values per share of Auxilium common stock by applying multiples of TEV to 2015 estimated EBITDA of 10.0x to 13.5x, resulting in ranges of implied present values per share of Auxilium common stock of approximately $26.90 to $36.66 without taking into account change-of-control costs and approximately $23.35 to $34.00 including Auxilium management estimates of such change-of-control costs.

Selected Transactions Analysis—Auxilium

Based on the merger consideration of $33.25 per share of Auxilium common stock and management estimates of Auxilium’s net debt as of September 30, 2014, Deutsche Bank derived a total enterprise value of Auxilium of approximately $2.5 billion, excluding change-of-control costs, and approximately $2.7 billion taking into account Auxilium management estimates of such change-of-control costs. Deutsche Bank then calculated the multiples of Auxilium’s total enterprise value to Auxilium management estimates of 2015 revenue and EBITDA, respectively, both with and without taking into account change-of-control costs.

Deutsche Bank reviewed publicly available information relating to the acquisition transactions in the branded pharmaceutical and specialty pharmaceutical industry announced since August 2008 with transaction values between $1.0 billion and $5.5 billion described in the table below. Although none of the selected transactions is directly comparable to the proposed merger, the companies that participated in the selected transactions are such that, for purposes of analysis, the selected transactions may be considered similar to the proposed merger.

With respect to each selected transaction and based on publicly available information, Deutsche Bank calculated the multiple of the target’s total enterprise value to its revenue and EBITDA, respectively, for the first full fiscal year following the announcement of the applicable transaction, which we refer to, respectively, as Next FY Revenue and Next FY EBITDA.

The results of this analysis are summarized as follows:

Date Announced	Target	Acquiror	TEV as a Multiple of
			Next FY Revenue	Next FY EBITDA
4/07/14	Questcor Pharmaceuticals, Inc.	Mallinckrodt plc	5.1x	9.2x
2/11/14	Cadence Pharmaceuticals, Inc.	Mallinckrodt plc	4.2x	17.0x
1/08/13	Aptalis Holdings Inc.	Forest Laboratories, Inc.	4.1x	N/A
11/07/13	Santarus, Inc.	Salix Pharmaceuticals, Ltd.	4.8x	13.2x
11/05/13	Paladin Labs Inc.	Endo International plc	4.8x	16.8x
09/03/12	Medicis Pharmaceutical Corp.	Valeant Pharmaceuticals International, Inc.	3.1x	8.8x
10/12/10	King Pharmaceuticals, Inc.	Pfizer	2.2x	9.2x
06/21/10	Biovail Corp.	Valeant Pharmaceuticals International, Inc.	3.1x	5.9x
09/03/09	Sepracor Inc.	Dainippon Sumitomo Pharma Co. Ltd.	1.8x	6.6x
09/01/08	Sciele Pharma, Inc.	Shionogi & Co. Ltd.	2.9x	9.9x
08/22/08	Alpharma Inc.	King Pharmaceuticals, Inc.	1.5x	12.2x

Selected Transactions
		High	5.1x	17.0x
		Mean	3.4x	10.9x
		Median	3.1x	9.6x
		Low	1.5x	5.9x

Proposed Merger at $33.25
		Auxilium Management Estimates	4.9x	12.3x
		Auxilium Management Estimates w/change-of-control costs	5.2x	13.2x

Based in part upon the multiples of the selected transactions described above, and taking into account its professional judgment and experience, Deutsche Bank calculated ranges of estimated implied values per share of Auxilium common stock by applying multiples of 3.25x to 4.75x to Auxilium management estimates of 2015 revenue, resulting in ranges of implied value of approximately $20.49 to $32.53 per share without taking into account change-of-control costs and approximately $18.44 to $29.48 per share taking into account Auxilium management estimates of such change-of-control costs. Deutsche Bank also calculated ranges of estimated implied values per share of Auxilium common stock by applying multiples of 10.0x to 15.0x to Auxilium management estimates of 2015 EBITDA, resulting in ranges of implied value of approximately $26.90 to $40.75 per share of Auxilium common stock without taking into account change-of-control costs and approximately $23.35 to $38.87 per share of Auxilium common stock taking into account Auxilium management estimates of such change-of-control costs.

Discounted Cash Flow Analysis—Auxilium

Deutsche Bank performed a discounted cash flow analysis of Auxilium using financial forecasts and other information and data provided by Auxilium’s management to calculate a range of implied net present values per share of Auxilium common stock as of September 30, 2014.

In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 10.0% to 12.0% to (i) Auxilium’s management estimates of after-tax unlevered free cash flows for the period from October 1, 2014 through December 31, 2018, using the mid-year convention, and (ii) estimated terminal values using a range of perpetuity growth rates of 3.0% to 4.0%, as adjusted for the net present values of Auxilium management estimates of certain contingent payments and other tax deductible items following December 31, 2018.

This analysis resulted in a range of implied present values per share of Auxilium common stock of approximately $28.59 to $42.69 per share without taking into account change-of-control costs and approximately $25.00 to $40.41 per share taking into account Auxilium management estimates of change-of-control costs.

Historical Trading Analysis—Endo

Deutsche Bank reviewed the historical closing trading prices for Endo shares during the 52-week period ended September 16, 2014, the last trading day prior to the public announcement of the Endo proposal, which ranged from a low of $43.64 per share on November 4, 2013 to a high of $81.49 per share on February 27, 2014.

Deutsche Bank noted that the closing price for Endo shares on October 6, 2014 was $69.05 per share, and the unaffected closing price of Endo shares on September 16, 2014, the last trading day prior to the public announcement of the Endo proposal, was $65.17. Deutsche Bank also calculated the 15-day volume weighted average trading price of Endo shares as $68.15 per share as of October 7, 2014, assuming a closing price of $69.05 per Endo share on October 6, 2014 as the daily volume weighted average share price on October 7, 2014.

Analyst Price Targets—Endo

Deutsche Bank reviewed the stock price targets for Endo shares in 15 recently published, publicly available research analysts’ reports, which indicated (for the 14 reports which included a target stock price) low and high stock price targets ranging from $45.00 to $90.00 per share for reports published after July 31, 2014.

Selected Public Companies Analysis—Endo

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Endo with corresponding financial information and valuation measurements for the following companies in the specialty pharmaceuticals, generics and medical device industries:

Specialty Pharmaceuticals:

•	Valeant Pharmaceuticals International, Inc.

•	Jazz Pharmaceuticals plc

•	Mallinckrodt plc

Generics:

•	Actavis plc

•	Teva Pharmaceutical Industries Limited

•	Mylan Inc.

•	Perrigo Company plc

Medical Devices:

•	Hologic, Inc.

•	ResMed Inc.

•	CONMED Corporation

•	Hill-Rom Holdings, Inc.

•	NuVasive, Inc.

•	Thoratec Corporation

Although none of the above selected companies is directly comparable to Endo, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purposes of analysis, may be considered similar to those of Endo. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of the common stock of the selected companies on October 6, 2014, information contained in the most recent public filings of the selected companies and analyst consensus estimates of 2015 EBITDA and earnings per share, which we refer to as EPS, Deutsche Bank calculated the multiples of total enterprise value to 2015 estimated EBITDA and multiples of stock price as of October 6, 2014 to 2015 estimated EPS, which we refer to as P/E multiples, for each of the selected companies.

Information for Valeant Pharmaceuticals International, Inc., Mallinckrodt plc, Actavis plc, Teva Pharmaceutical Industries Limited, Mylan Inc. and Hill-Rom Holdings, Inc. was adjusted to take into account the pro forma financial impact of recently announced acquisitions based on publicly available information.

The results of this analysis are summarized as follows:

	TEV/EBITDA (2015E)	P/E (2015E)
Specialty Pharmaceuticals
High	13.9x	15.7x
Mean	12.8x	14.0x
Median	13.8x	13.3x
Low	10.6x	13.0x
Generics
High	15.7x	19.2x
Mean	12.3x	14.5x
Median	12.0x	13.8x
Low	9.4x	11.4x
Medical Devices
High	12.5x	24.7x
Mean	10.5x	18.6x
Median	10.2x	18.3x
Low	9.0x	15.5x

Based in part upon the trading multiples of the selected companies described above, and taking into account its professional judgment and experience, Deutsche Bank calculated ranges of estimated implied values per Endo share by applying multiples of TEV to Endo management estimates of 2015 EBITDA of 11.5x to 14.0x and multiples of stock price to analyst consensus estimates of 2015 EPS of 13.5x to 16.0x, resulting in ranges of implied present values per Endo share of approximately $58.26 to $76.88 and approximately $59.18 to $70.14, respectively. The analyses based upon EBITDA multiples took into account Endo management estimates of net debt of approximately $3.67 billion as of September 30, 2014 and approximately $1.6 billion of liability associated with settlement of vaginal mesh product liability claims tax effected at a 35% rate and treated as indebtedness.

Discounted Cash Flow Analysis—Endo

Deutsche Bank performed a discounted cash flow analysis of Endo using financial forecasts and other information and data provided by Endo’s management (or, in the case of certain financial forecasts for Endo for the year 2018, extrapolated by Deutsche Bank based upon guidance provided by Endo management and approved for Deutsche Bank’s use by management of Auxilium) to calculate a range of implied net present values per Endo share as of September 30, 2014.

In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 8.5% to 10.5% to (i) Endo’s management estimates of the after-tax unlevered free cash flows for the period from October 1, 2014 through December 31, 2017 and, for the year 2018, extrapolations based upon guidance provided by Endo management and approved for Deutsche Bank’s use by management of Auxilium, in each case using the mid-year convention, and (ii) estimated terminal values using a range of perpetuity growth rates of 2.5% to 3.5%.

This analysis resulted in a range of implied present values per Endo share of approximately $47.42 to $87.74 per share.

Other Information

Deutsche Bank also noted for the Auxilium board of directors certain additional factors that were not considered part of its financial analysis with respect to its opinion but were referenced for informational purposes.

Transaction Premia Analysis

Specifically, Deutsche Bank reviewed the premia paid in 25 selected transactions involving U.S. listed life sciences companies with transaction equity values between $1.0 billion and $5.5 billion announced since September 2008, three of which included at least some portion of contingent consideration. The premia in this analysis were calculated by comparing the per share acquisition price in each transaction to (i) the closing price of the target company’s common stock for the date that is one day prior to the earlier of the date of announcement of the transaction or the date of release of a press report referencing a potential transaction, (ii) the closing price of the target company’s common stock on the 30th day prior to such date and (iii) the 52-week high closing price of the target company’s common stock prior to such date. For the three transactions including a contingent component of consideration, Deutsche Bank calculated these premia based upon the upfront consideration and the maximum potential consideration (without taking into account any present value discount).

The following table presents the results of this analysis:

	Premium (Upfront Consideration Only)			Premium (Incl. Max. CVR Payment)
	1-day	30-day	52-week high	1-day	30-day	52-week high
Life Sciences Transactions
High	239%	378%	205%	239%	378%	205%
Mean	58%	63%	27%	62%	67%	30%
Median	39%	49%	17%	40%	49%	17%
Low	12%	8%	(52%)	12%	8%	(52%)
Transaction (premia based upon merger consideration of $33.25)	55%	69%	4%

The high, mean, median and low premia described in the column entitled “Premium (Incl. Max. CVR Payment)” above were calculated for all 25 transactions and not just for the three transactions involving contingent payments.

Illustrative Accretion/Dilution Analysis

Deutsche Bank performed an illustrative pro forma transaction analysis of the potential financial impact of the merger on Endo using the implied value of the per share merger consideration of $33.25, comprised of 50% cash and 50% Endo shares, and forecasts for Auxilium prepared by Auxilium management and Endo prepared by Endo management described under the section entitled “—Prospective Financial Information” beginning on page 87 of this proxy statement/prospectus. For purposes of this analysis, Deutsche Bank assumed the merger closed on December 31, 2014. This analysis incorporated, among other things, (i) assumed annual pre-tax cost synergies of $100 million as estimated by Endo management and provided to Deutsche Bank (in addition to the $75 million of cost savings initiatives announced by Auxilium on September 9, 2014) and approved for Deutsche Bank’s use by Auxilium and (ii) estimates of certain tax synergies provided by management of Auxilium.

Deutsche Bank’s analysis indicated that the merger would be accretive to Endo on an earnings per share basis as compared to Endo on a standalone basis for 2015, 2016 and 2017.

Miscellaneous

This summary is not a complete description of Deutsche Bank’s opinion or the underlying analyses and factors considered in connection with Deutsche Bank’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche

Bank believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Deutsche Bank opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to Auxilium, Endo, the combined company or the proposed merger.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Auxilium board of directors as to the fairness of the merger consideration, from a financial point of view, to the holders of the outstanding shares of Auxilium common stock (excluding Endo and its affiliates) as of the date of the opinion and do not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the managements of Auxilium and Endo with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, Auxilium or Endo. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual, past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Auxilium or Endo or their respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the transaction, including the merger consideration, were determined through arm’s-length negotiations between Auxilium and Endo and were approved by the Auxilium board of directors. Although Deutsche Bank provided advice to the Auxilium board of directors during the course of these negotiations, the decision to enter into the merger agreement was solely that of the Auxilium board of directors. Deutsche Bank did not recommend any specific consideration to Auxilium or the Auxilium board of directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the proposed merger. As described above, the opinion of Deutsche Bank and its presentation to the Auxilium board of directors were among a number of factors taken into consideration by the Auxilium board of directors in making its determination to approve the merger agreement and the transactions contemplated thereby.

Opinion of Morgan Stanley

Auxilium retained Morgan Stanley to provide general financial advisory services in connection with the merger and render a financial opinion in connection with the merger. The Auxilium board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in its industry, and its knowledge of Auxilium’s business and affairs. At the meeting of the Auxilium board of directors on October 8, 2014, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, that, as of that date, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the merger consideration to be received by the holders of shares of Auxilium common stock (other than holders of the excluded shares and Auxilium restricted shares) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s written opinion, dated October 8, 2014, is attached hereto as Annex C. The opinion sets forth, among other things, the various assumptions made, procedures followed, factors considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully and in its entirety. Morgan

Stanley’s opinion is directed to the Auxilium board of directors and addressed only the fairness from a financial point of view of the merger consideration to be received by the holders of shares of Auxilium common stock (other than holders of the excluded shares and Auxilium restricted shares) pursuant to the merger agreement as of the date of the opinion and does not address the fairness of the amount or nature of the compensation to any of Auxilium’s officers, directors or employees or any class of such persons, relative to the merger consideration to be received by the holders of shares of Auxilium common stock in the transactions contemplated by the merger agreement. Morgan Stanley’s opinion did not in any manner address the prices at which Auxilium common stock or Endo shares will trade following consummation of the merger or at any time. The opinion does not constitute a recommendation to any holder of Auxilium common stock as to how to vote at any stockholders’ meeting held in connection with the merger, what election to make with respect to the form of the merger consideration or whether to take any other action with respect to the merger. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion, which is included in this document as Annex C.

Morgan Stanley’s opinion was rendered in connection with the execution of the original merger agreement on October 8, 2014 and did not take into account any amendments thereto pursuant to the merger agreement.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Auxilium and Endo, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Auxilium and Endo, respectively;

•	reviewed certain financial projections prepared by the managements of Auxilium and Endo, respectively, in each case, described under the section entitled “—Prospective Financial Information” beginning on page 87 of this proxy statement/prospectus;

•	discussed the past and current operations and financial condition and the prospects of Auxilium, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Auxilium;

•	discussed the past and current operations and financial condition and the prospects of Endo, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Endo;

•	reviewed the pro forma impact of the merger on Endo’s revenue, earnings per share, cash flow, consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for Auxilium common stock and Endo shares;

•	compared the financial performance of Auxilium and Endo and the prices and trading activity of Auxilium common stock and Endo shares with that of certain other publicly-traded companies comparable with Auxilium and Endo, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of Auxilium and Endo and their financial and legal advisors;

•	reviewed a draft, dated October 8, 2014, of the merger agreement, drafts of commitment letters substantially in the form of the drafts dated October 6, 2014 and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Auxilium and Endo, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Auxilium and Endo of the future financial performance of Auxilium and Endo. See the section entitled “—Prospective Financial Information” beginning on page 87 of this proxy statement/prospectus for a summary of this information. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Endo will obtain financing in accordance with the terms set forth in the commitment letters and that the aggregate merger consideration shall consist substantially of 50% cash and 50% Endo shares. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal expert, and for purposes of its analysis Morgan Stanley did not make any assessment of the status of any outstanding litigation involving Endo or Auxilium, or the settlement thereof, and have excluded the effects of any such litigation or settlements in its analysis, except to the extent specifically directed to do so by Endo or Auxilium, as applicable. Morgan Stanley is not a legal, tax or regulatory advisor. It is a financial advisor only and relied upon, without independent verification, the assessment of Endo and Auxilium and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Auxilium’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of shares of Auxilium common stock in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Auxilium or Endo, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, October 8, 2014. Events occurring after October 8, 2014 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Morgan Stanley noted in its opinion that it understood that the QLT transaction had been abandoned and that the QLT merger agreement had been terminated in accordance with its terms. Morgan Stanley was not asked to express, and did not express, any opinion as to the QLT transaction or any transaction other than the merger, nor was Morgan Stanley asked to express, and did not express, any opinion as to the relative merits of the merger as compared to any other alternative business transaction, including the QLT transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion did not address the underlying business decision to enter into the merger.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving Auxilium, nor did Morgan Stanley negotiate with any of the parties, other than Endo, which expressed interest to Morgan Stanley in the possible acquisition of Auxilium or certain of its constituent businesses.

The financial forecasts or estimates referred to in this section that were provided to Morgan Stanley by Auxilium management with respect to Auxilium and the financial forecasts or estimates referred to in this section that were provided to Morgan Stanley by Endo management and approved for Morgan Stanley’s use by Auxilium are described under the section entitled “—Prospective Financial Information” beginning on page 87 of this proxy statement/prospectus.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to the Auxilium board of directors. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Unless stated otherwise, the various analyses below were based on the closing price of $21.52 per share of Auxilium common stock as of September 16, 2014. After the stock market closed on September 16, 2014, Endo publicly announced a proposal to acquire all of the outstanding shares of Auxilium common stock at a price of $28.10 per share in cash and Endo shares. Morgan Stanley, based on its professional judgment and experience, selected the closing price of Auxilium common stock on September 16, 2014 as the baseline for its financial analyses, given that it was the last closing price that was unaffected by such announcement. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

The merger consideration to be received for shares of Auxilium common stock in the merger may, subject to elections by the holder of such shares, constitute all cash, all Endo shares or a specified mix of cash and Endo shares. As discussed elsewhere in this proxy statement/prospectus, the aggregate mix of form of consideration available to holders of Auxilium common stock is subject to proration. References in the description of the financial analyses performed by Morgan Stanley below to a consideration of $33.25 per share of Auxilium common stock are based on the cash consideration of $16.625 per share and the 0.244 exchange ratio (based on the average of the daily volume weighted price per Endo share for the 15 trading day period ending on the second trading day preceding the date of the merger agreement of $68.1539 per Endo share), which we refer to as the implied merger consideration. Morgan Stanley assumed for purposes of its financial analyses that the aggregate merger consideration shall substantially reflect the implied merger consideration.

Trading Range and Research Targets

Auxilium Trading Range and Research Targets

Morgan Stanley reviewed the historical trading range of Auxilium common stock for various periods ended September 16, 2014. Morgan Stanley noted that, as of September 16, 2014, the closing price of Auxilium common stock was $21.52 per share, compared to the implied merger consideration of $33.25 per share of Auxilium common stock pursuant to the merger agreement. Morgan Stanley also noted that (i) the low and high closing prices for Auxilium common stock from April 29, 2014 (when Auxilium reduced 2014 revenue guidance ahead of its first quarter 2014 earnings announcement) to September 16, 2014 were $17.25 and $23.00, respectively, (ii) the low and high closing prices for Auxilium common stock for the 6-month period ending September 16, 2014 were $17.25 and $31.00, respectively, and (iii) the low and high closing prices for Auxilium common stock for the 12-month period ending September 16, 2014 were $16.50 and $32.00, respectively (in all cases, rounded to the nearest $0.25).

Morgan Stanley reviewed sell-side analyst price targets for Auxilium common stock prepared and published by ten equity research analysts that published standalone price targets for Auxilium from September 17, 2014 through October 6, 2014. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price of Auxilium common stock and were not discounted to present value. The range of undiscounted price targets per share of Auxilium common stock as of the relevant publication date was $21.00 to $37.00 (in all cases, rounded to the nearest $0.25). In order to better compare the published stock price targets with the implied merger consideration, Morgan Stanley discounted such stock price targets to present value (as of the relevant publication date) by applying, for a one-year discount period, an illustrative discount rate of 10.9%, which was selected based on Morgan Stanley’s professional judgment and taking into consideration Auxilium’s assumed cost of equity using a capital asset pricing model, which is a financial valuation method that takes into account both returns in equity markets generally and volatility in a company’s common stock. This calculation indicated a range of stock price targets for Auxilium common stock of approximately $19.00 to $33.25 per share (in all cases, rounded to the nearest $0.25). The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for Auxilium common stock and these estimates are subject to uncertainties, including the future financial performance of Auxilium and future financial market conditions.

Endo Trading Range and Research Targets

Morgan Stanley reviewed the historical trading range of Endo shares for various periods ended September 16, 2014. Morgan Stanley noted that, as of October 6, 2014, the closing price of Endo shares was $69.05 per share. Morgan Stanley also noted that (i) the low and high closing prices for Endo shares for the 3-month period ending September 16, 2014 were $61.25 and $71.50, respectively, (ii) the low and high closing prices for Endo shares for the 6-month period ending September 16, 2014 were $56.25 and $74.25, respectively, and (iii) the low and high closing prices for Endo shares for the 12-month period ending September 16, 2014 were $43.75 and $81.50, respectively (in all cases, rounded to the nearest $0.25). Morgan Stanley also noted that the all-time high for Endo shares was $81.49.

Morgan Stanley reviewed sell-side analyst price targets for Endo shares prepared and published by 15 equity research analysts that published price targets for Endo from September 16, 2014 through October 6, 2014. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price of Endo shares and were not discounted to present value. The range of undiscounted price targets per Endo share as of the relevant publication date was $45.00 to $90.00 (in all cases, rounded to the nearest $0.25). In order to better compare the published stock price targets to the closing price for Endo shares as of October 6, 2014 of $69.05 and the price for Endo shares of $68.1356 reflected in the calculation of the implied merger consideration, Morgan Stanley discounted such stock price targets to present value (as of the relevant publication date) by applying, for a one-year discount period, an illustrative discount rate of 8.8%, which was selected based on Morgan Stanley’s professional judgment and taking into consideration Endo’s assumed cost of equity using a capital asset pricing model. This calculation indicated a range of stock price targets for Endo shares of approximately $41.25 to $82.75 per share (in all cases, rounded to the nearest $0.25). The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for Endo shares and these estimates are subject to uncertainties, including the future financial performance of Endo shares and future financial market conditions.

Peer Trading Multiples Analysis

Auxilium Peer Trading Multiples Analysis

Morgan Stanley reviewed and compared, using publicly available information and, with respect to Auxilium, the Auxilium Management Case (defined below), certain current and historical financial information for Auxilium corresponding to current and historical financial information, ratios and public market multiples for other companies in the mid-cap specialty pharmaceuticals industry that share similar business characteristics with Auxilium, which we refer to as the Auxilium comparable companies.

The following list sets forth the companies that were reviewed in connection with this analysis:

•	Endo

•	Horizon Pharma plc

•	Jazz Pharmaceuticals plc

•	Mallinckrodt plc

•	Salix Pharmaceuticals, Ltd.

•	The Medicines Company

•	United Therapeutics Corporation

The Auxilium comparable companies were chosen based on Morgan Stanley’s knowledge of the mid-cap specialty pharmaceuticals industry. Although none of the Auxilium comparable companies is directly comparable to Auxilium, the Auxilium comparable companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business that for purposes of its analysis Morgan Stanley considered similar to Auxilium.

Based on the respective closing share prices as of relevant dates, historical financial information contained in their respective public filings and publicly available research estimates, Morgan Stanley calculated and reviewed, among other things, the ratio of the aggregate value (also referred to as total enterprise value) to calendar year 2015 earnings before interest, income taxes, depreciation and amortization, which we refer to in this section as Adjusted EBITDA and elsewhere herein as Non-GAAP EBITDA, for comparative purposes.

For purposes of this analysis and other analyses described below, Morgan Stanley used two sources of estimated Adjusted EBITDA for Auxilium for calendar year 2015. Morgan Stanley used estimates of Adjusted EBITDA prepared by Auxilium’s management, which we refer to as the Auxilium Management Case. Morgan Stanley also used, as agreed with Auxilium, the median of publicly available Adjusted EBITDA estimates prepared by equity research analysts, available as of October 6, 2014, which we refer to as the Auxilium Street Case. The Auxilium Management Case is more fully described in the section entitled “—Prospective Financial Information” beginning on page 87 of this proxy statement/prospectus.

The following table sets forth these multiples for the Auxilium comparable companies, as of October 6, 2014.

Auxilium Comparable Companies	2015E AV/Adjusted EBITDA
Auxilium Management Case(1)	8.6x
Auxilium Street Case(1)	16.4x
Endo(2)	12.0x
Horizon Pharma plc	11.3x
Jazz Pharmaceuticals plc	13.7x
The Medicines Company	7.0x
Mallinckrodt plc	10.6x
Salix Pharmaceuticals, Ltd.(3)	12.3x
United Therapeutics Corporation	9.7x

(1)	Based on unaffected price of $21.52 on September 16, 2014.
(2)	Based on Thomson median consensus and share price of $69.05 on October 6, 2014.
(3)	Based on unaffected price of $139.17 on August 18, 2014 (one day prior to Allergan Inc.’s announcement of a potential acquisition of Salix Pharmaceuticals Ltd.).

Based on its professional judgment and taking into consideration the observed multiples for the Auxilium comparable companies and the Auxilium Management Case and Auxilium Street Case, Morgan Stanley applied an Aggregate Value / 2015 Adjusted EBITDA multiple range from 10.0x to 12.5x to Auxilium’s estimated Adjusted EBITDA for 2015 included in the Auxilium Management Case, and derived a reference range of implied equity value per share of Auxilium common stock of $26.50 to $33.50.

Endo Peer Trading Multiples Analysis

Morgan Stanley reviewed and compared, using publicly available information, certain current and historical financial information for Endo corresponding to current and historical financial information, ratios and public market multiples for other companies in the mid-cap specialty pharmaceuticals and large-cap generic pharmaceuticals industries that share similar business characteristics with Endo, which we refer to as the Endo comparable companies.

The following list sets forth the companies that were reviewed in connection with this analysis:

Mid-Cap Specialty Pharmaceuticals Companies:

•	Horizon Pharma plc

•	Jazz Pharmaceuticals plc

•	Mallinckrodt plc

•	Salix Pharmaceuticals, Ltd.

•	The Medicines Company

•	United Therapeutics Corporation

Large-Cap Generic Pharmaceuticals Companies:

•	Actavis plc

•	Mylan Inc.

•	Perrigo Company

•	Teva Pharmaceutical Industries Limited

•	Valeant Pharmaceuticals International, Inc.

The Endo comparable companies were chosen based on Morgan Stanley’s knowledge of the mid-cap specialty pharmaceuticals and large-cap generic pharmaceuticals industries. Although none of the Endo comparable companies is directly comparable to Endo, the Endo comparable companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business that for purposes of its analysis Morgan Stanley considered similar to Endo.

Based on the respective closing share prices as of October 6, 2014, historical financial information contained in their respective public filings and publicly available research estimates, Morgan Stanley calculated and reviewed, among other things, the ratio of the aggregate value to calendar year 2015 estimated Adjusted EBITDA, for comparative purposes.

For purposes of this analysis, Morgan Stanley used the median of publicly available estimates of Adjusted EBITDA prepared by equity research analysts, available as of October 6, 2014.

The following table sets forth these multiples for the Endo comparable companies, as of October 6, 2014.

Endo Comparable Companies	2015E AV/Adjusted EBITDA
Endo(1)	12.0x
Mid-Cap Specialty Pharmaceuticals
Horizon Pharma plc	11.3x
Jazz Pharmaceuticals plc	13.7x
The Medicines Company	7.0x
Mallinckrodt plc	10.6x
Salix Pharmaceuticals Ltd.(2)	12.3x
United Therapeutics Corporation	9.7x
Large-Cap Generic Pharmaceuticals
Actavis plc	12.8x
Mylan Inc.	14.0x
Perrigo Company	15.6x
Teva Pharmaceutical Industries Limited	9.3x
Valeant Pharmaceuticals International, Inc.	13.7x

(1)	Based on Thomson consensus and share price of $69.05 on October 6, 2014.
(2)	Based on unaffected price of $139.17 on August 18, 2014 (one day prior to Allergan Inc.’s announcement of a potential acquisition of Salix Pharmaceuticals Ltd.)

Based on its professional judgment and taking into consideration the observed multiples for the Endo comparable companies, Morgan Stanley applied an Aggregate Value / 2015 Estimated Adjusted EBITDA multiple range from 10.0x to 14.0x to Endo’s estimated Adjusted EBITDA for 2015, also referred to herein as Non-GAAP EBITDA, included in the projections from Endo management, and derived a reference range of implied equity value per share of Endo shares of $53.50 to $83.25, excluding the impact of liabilities related to the payments that Endo expects to make as a result of the settlement of litigation arising from the use of transvaginal mesh products, which we refer to as the mesh liabilities, as directed by Auxilium’s management, and of $47.00 to $76.75, without such an exclusion (in all cases, rounded to the nearest $0.25). The estimated mesh liabilities were provided to Morgan Stanley by Endo management and totaled approximately $1.6 billion. When included, the mesh liabilities were included on an after-tax basis (at a rate of 35%) as an additional debt item in the calculation of aggregate value.

No company utilized in the peer trading multiples analyses is identical to Auxilium or Endo. In evaluating the Auxilium comparable companies and Endo comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Auxilium and Endo, such as the impact of competition on the business of Auxilium or Endo and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Auxilium or Endo or the industry or the financial markets in general, which could affect the public trading value of the companies selected for comparison. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected company data.

Precedent Transactions Analysis

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions. Morgan Stanley selected, based on publicly available information, certain specialty pharmaceuticals-related transactions since 2008 with a value of greater than $500 million and less than $10 billion that shared some characteristics with the merger. The following is a list of transactions reviewed:

Selected Specialty Pharmaceuticals Sector Transactions (Acquiror—Target)

•	Mylan Inc.—Abbott Laboratories

•	Mallinckrodt plc—Questcor Pharmaceuticals, Inc.

•	Forest Laboratories, Inc.—Aptalis Pharma, Inc.

•	Salix Pharmaceuticals, Inc.—Santarus, Inc.

•	Endo Health Solutions Inc.—Paladin Labs, Inc.

•	Valeant Pharmaceuticals International, Inc.—Bausch & Lomb Holdings, Inc.

•	Warner Chilcott plc—Actavis, Inc.

•	Auxilium Pharmaceuticals, Inc.—Actient Holdings LLC

•	Valeant Pharmaceuticals International, Inc.—Medicis Pharmaceutical Corp.

•	Novartis AG—Fougera Pharmaceuticals, Inc.

•	Teva Pharmaceutical Industries, Ltd.—Cephalon, Inc.

•	Pfizer, Inc.—King Pharmaceuticals, Inc.

•	GlaxoSmithKline plc—Stiefel Laboratories, Inc.

•	Dainippon Sumitomo Pharma Co., Ltd.—Sepracor, Inc.

•	Shionogi & Co., Ltd.—Sciele Pharma Inc.

•	King Pharmaceuticals, Inc.—Alpharma, Inc.

•	Mallinckrodt plc—Cadence Pharmaceuticals, Inc.*

•	Shire plc—ViroPharma, Inc.*

*	Premia analysis only.

In connection with its analysis, Morgan Stanley reviewed the purchase prices paid and calculated the ratio of the aggregate value of the transaction to the estimated next fiscal year’s Adjusted EBITDA for certain transactions, as well as the premia to the unaffected stock prices prior to all such transactions on the day before announcement or leakage of the relevant transaction. Morgan Stanley observed that, with respect to these precedent transactions, the minimum, median and maximum ratios of the aggregate value of the transaction to the next fiscal year’s Adjusted EBITDA were 3.2x, 9.5x and 17.6x, respectively. Morgan Stanley also noted that the minimum, median and maximum implied premia to the acquired company’s closing share price were 20%, 36% and 63%, respectively, with respect to the last trading day prior to announcement or leakage of the relevant transaction.

Based on its professional judgment and taking into consideration, among other things, the observed multiples and implied premia for the selected transactions listed above, Morgan Stanley selected representative ranges of financial multiples and implied premia of the transactions and applied these ranges of financial multiples and implied premia to the relevant financial statistic for the Company. Morgan Stanley applied an Aggregate Value / Next Fiscal Year’s Adjusted EBITDA multiple range from 10.0x to 14.0x to Auxilium’s 2015 estimated Adjusted EBITDA included in the Auxilium Management Case and derived a reference range of implied equity values per share of Auxilium common stock of $26.50 to $37.75 (rounded to the nearest $0.25). Morgan Stanley also applied a range of implied transaction premia to the unaffected share closing price of the relevant target company of 25%-45% to Auxilium’s unaffected share closing price on September 16, 2014 of $21.52 per share, and derived a reference range of implied equity value per share of Auxilium common stock of $27.00 to $31.25 (rounded to the nearest $0.25).

No company or transaction utilized in this analysis is identical to Auxilium or the transactions contemplated by the merger agreement. In evaluating the selected precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Auxilium, such as the impact of competition on the business of Auxilium or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Auxilium or the industry or in the financial markets in general, which could affect the public trading value of the companies and the value of the transactions selected for comparison.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis for each of Auxilium and Endo. This analysis is designed to provide an implied standalone value of a company by calculating the present value of the estimated future cash flows and terminal value of the company. For purposes of this analysis for Auxilium, Morgan Stanley defined free cash flows as earnings before interest less taxes, plus depreciation and amortization less capital expenditures, less contingency payments, and less increases or plus decreases in working capital and other assets and liabilities. For purposes of this analysis for Endo, Morgan Stanley defined free cash flow as earnings before interest less taxes, plus depreciation and amortization less capital expenditures, less after-tax mesh liabilities, less excise payments, and less increases or plus decreases in working capital and other assets and liabilities. For purposes of the discounted cash flow analysis, stock-based compensation was treated as a cash expense for both Auxilium and Endo.

Auxilium Discounted Cash Flow Analysis

In preparing its analysis, Morgan Stanley used projections from the Auxilium Management Case and the Auxilium Street Case (see the section entitled “—Prospective Financial Information” beginning on page 87 of this proxy statement/prospectus). In each case, Morgan Stanley calculated the net present value of Auxilium’s free cash flows for the period from October 1, 2014 to December 31, 2018 and its net operating losses, and calculated terminal values based on a terminal perpetual growth rate ranging from 1.0% to 3.0%. These values were then discounted to present values as of September 30, 2014 assuming a range of discount rates of 8.5% to 9.5%, which was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, a weighted average cost of capital calculation and Auxilium’s assumed cost of equity calculated using a capital asset pricing model. In order to calculate an implied per share equity value reference range for Auxilium common stock, Morgan Stanley adjusted the total implied aggregate value ranges by Auxilium’s estimated total net debt and the incremental liability of its convertible notes (i.e., the excess liability of the convertible notes over their principal value, taking into account the benefits to Auxilium associated with hedging arrangements and warrants) each as of September 30, 2014, and divided the resulting implied total equity value ranges by the number of Auxilium’s fully diluted shares outstanding. Based on the foregoing, Morgan Stanley derived reference ranges of implied equity values per share of Auxilium common stock of $29.75 to $45.25 based on the forecasts included in the Auxilium Management Case and of $13.75 to $26.00 based on the forecasts included in the Auxilium Street Case (in all cases, rounded to the nearest $0.25).

Endo Discounted Cash Flow Analysis

In preparing its analysis, Morgan Stanley used projections from Endo management through 2017 (and, in the case of certain financial forecasts for Endo for the year 2018, an extrapolation based upon guidance provided by Endo management and approved for Morgan Stanley’s use by management of Auxilium). Morgan Stanley calculated the net present value of Endo’s free cash flows for calendar years 2014 through 2018, and calculated terminal values based on a terminal perpetual growth rate ranging from 1.0% to 3.0%. These values were then discounted to present values as of September 30, 2014 assuming a range of discount rates of 7.0% to 8.0%, which was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, a weighted average cost of capital calculation and Endo’s assumed cost of equity calculated using a capital asset pricing model. In order to calculate an implied per share equity value reference range for Endo shares, Morgan Stanley adjusted the total implied aggregate value ranges by Endo’s estimated total net debt as of September 30, 2014, and divided the resulting implied total equity value ranges by the number of Endo’s fully diluted shares outstanding. Based on the foregoing, Morgan Stanley derived reference ranges of implied equity values per share of Endo shares of $53.00 to $105.50 (rounded to the nearest $0.25). Morgan Stanley then compared the results of its analysis to the closing price of Endo shares on October 6, 2014 of $69.05 and the price for Endo shares of $68.1356 reflected in the calculation of the Implied Merger Consideration.

Pro Forma Consideration Analysis

Morgan Stanley analyzed the impact of the merger on Endo, pro forma as if the merger closed on December 31, 2014, and observed that, based on financial forecasts for Endo, utilizing publicly available estimates taken from securities research analysts, estimates of transaction-related synergies prepared by Endo’s management, and financial forecasts for Auxilium and Endo prepared by Auxilium’s and Endo’s managements, respectively, the transaction would result in accretion to non-GAAP earnings per Endo share in calendar years 2015, 2016, 2017 and 2018.

In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Auxilium or Endo. Any estimates contained in Morgan Stanley’s analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates.

General

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Auxilium or Endo. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of Auxilium and Endo and variations to such financial assumptions and methodologies may impact the results of Morgan Stanley’s analyses. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above in connection with its opinion to the Auxilium board of directors as to the fairness from a financial point of view of the merger consideration to be received by the holders of shares of Auxilium common stock (other than holders of the excluded shares and Auxilium restricted shares) pursuant to the merger agreement as of the date of the opinion. These analyses do not purport to be appraisals or to reflect prices at which Auxilium common stock or Endo shares might actually trade.

The merger consideration to be received by the holders of shares of Auxilium common stock pursuant to the merger agreement was determined through negotiations between Auxilium and Endo and was approved by the Auxilium board of directors. Morgan Stanley provided advice to the Auxilium board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to Auxilium or the Auxilium board of directors or that any specific consideration constituted the only appropriate consideration for the merger. In addition, Morgan Stanley did not express an opinion or recommendation as to how the holders of shares of Auxilium common stock should vote at any stockholders’ meeting held in connection with the merger or whether such holders should take any other action with respect to the merger, including what election to make with respect to the form of the merger consideration.

Morgan Stanley’s opinion and its presentation to the Auxilium board of directors was one of many factors taken into consideration by the Auxilium board of directors in deciding to approve and authorize the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Auxilium board of directors with respect to the consideration to be received by the holders of shares of Auxilium common stock pursuant to the merger agreement or of whether the Auxilium board of directors would have been willing to agree to different consideration.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or for the accounts of customers, in debt or equity securities or loans of Endo, Auxilium, or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the merger agreement, or any related derivative instrument.

Morgan Stanley acted as financial advisor to Auxilium in connection with the merger and received $1.0 million for rendering of a financial opinion. In addition, Morgan Stanley will be entitled to receive approximately $6.5 million upon the consummation of the merger for serving in this capacity. Morgan Stanley will also be reimbursed for its reasonable expenses, including fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Auxilium has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement.

In the two years prior to the date of its opinion, Morgan Stanley has provided financing services (unrelated to the transactions contemplated by the merger agreement) and financial advisory services to Auxilium, for which Morgan Stanley has received compensation of approximately $17.2 million. In the two years prior to the date of its opinion, Morgan Stanley has provided financing services (unrelated to the transactions contemplated by the merger agreement) to Endo, for which Morgan Stanley has received compensation of approximately $6.8 million. Morgan Stanley may also seek to provide financial advisory and financing services to Endo and Auxilium in the future and would expect to receive fees for the rendering of these services.

Prospective Financial Information

Auxilium Unaudited Prospective Financial Information

Auxilium does not publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. As a result, Auxilium does not endorse the unaudited prospective financial information as a reliable indication of future results. Auxilium is including certain unaudited prospective financial information in this document solely because it was among the financial information made available to the Auxilium board of directors, Deutsche Bank, Morgan Stanley and Endo in connection with their respective evaluations of the merger. The unaudited prospective financial data presented below includes (i) projections for Auxilium prepared by Auxilium management in connection with the QLT transaction on a stand-alone, pre-transaction basis, which we refer to as the initial Auxilium projections, (ii) projections for Auxilium prepared by Auxilium management that were updated in connection with the receipt of the Endo proposal, which we refer to as the updated Auxilium projections, to reflect the impact of the Auxilium corporate restructuring announced on September 9, 2014, which we refer to as the September 2014 Corporate Restructuring, and (iii) projections for Endo for the year 2018, which were extrapolated from the projections for Endo prepared by Endo management based upon guidance provided by Endo management, which we refer to as Auxilium’s Endo projections. Auxilium’s extrapolations were not internally prepared or adopted by Endo management. Except to the extent required by applicable law, neither Auxilium nor Endo has any obligation to update prospective financial data included in this proxy statement/prospectus and has not done so and does not intend to do so.

The inclusion of this information should not be regarded as an indication that any of Auxilium, Deutsche Bank, Morgan Stanley, Endo or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

Since the unaudited prospective financial information covers multiple years, such information, by its nature, becomes less predictive with each successive year. Auxilium stockholders are urged to review the SEC filings of Auxilium and Endo for a description of risk factors with respect to the business of Auxilium and Endo. See the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Where You Can Find More Information” beginning on pages 45 and 194, respectively, of this proxy statement/prospectus. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. Neither of the independent registered public accounting firms of Auxilium or Endo has audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein and, accordingly, neither of the independent registered public accounting firms of Auxilium or Endo expresses an opinion or provides any form of assurance with respect thereto for the purpose of this proxy statement/prospectus. The reports of the independent registered public accounting firms of Auxilium and Endo contained in the Annual Report of each of Auxilium and Endo on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this document, relates to the historical financial information of Auxilium and Endo, respectively. Such reports do not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The unaudited prospective financial information does not give effect to the proposed acquisition of Auxilium by Endo.

The following table presents selected unaudited prospective financial data for Auxilium.

Initial Auxilium Projections

	(in thousands) Fiscal Year Ending December 31,
	2014E	2015E	2016E	2017E	2018E
Net Revenue	$414,167	$549,660	$649,133	$745,966	$805,096
Non-GAAP EBITDA(1)	30,822	140,003	181,787	269,566	317,441
Non-GAAP Income before taxes(2)	(879)	109,164	153,410	247,186	302,503
Non-GAAP Income after taxes(3)	(1,217)	108,824	153,070	148,312	181,502
Unlevered Cash Flow(4)	(35,783)	56,567	36,800	122,683	159,594

(1)	Non-GAAP measure. For this purpose, Non-GAAP EBITDA represents GAAP Income before taxes adjusted for interest, depreciation, amortization of intangible assets, changes in the fair value of contingent consideration, stock-based compensation, integration, severance, inventory step-up and other non-recurring costs associated with acquisitions.
(2)	Non-GAAP measure. For this purpose, Non-GAAP Income before taxes represents GAAP Income before taxes adjusted for amortization of intangible assets, changes in the fair value of contingent consideration, stock-based compensation, integration, severance, inventory step-up and other non-recurring costs associated with acquisitions and non-cash interest expense.
(3)	Non-GAAP measure. For this purpose, Non-GAAP Net Income represents Non-GAAP Income before taxes as defined above less certain income tax expenses which are recurring to Auxilium’s core business and excludes Auxilium’s deferred tax asset valuation release. Auxilium projects recording income tax expense at a 40% effective tax rate beginning in 2017.
(4)	Non-GAAP measure. For this purpose, Unlevered Cash Flow represents Non-GAAP EBITDA less stock-based compensation expense ($18,604, $16,200, $17,800, $24,079 and $26,487 in 2014 through 2018, respectively), depreciation and cash taxes due on the sum of these items. This subtotal is then adjusted for depreciation, integration, severance, capital expenditures, payment of contingent consideration liabilities, equity activity and changes in net working capital.

Updated Auxilium Projections

The following table presents selected unaudited prospective financial data for Auxilium. In light of the September 2014 Corporate Restructuring and the receipt of the Endo proposal, Auxilium updated the initial Auxilium projections in September 2014 as follows:

	(in thousands) Fiscal Year Ending December 31,
	2014E	2015E	2016E	2017E	2018E
Net Revenue	$394,600	$510,700	$632,800	$730,900	$806,300
Non-GAAP EBITDA(1)	24,400	202,300	263,500	344,800	410,600
Non-GAAP Income before taxes(2)	(9,200)	168,700	233,300	324,300	395,300
Non-GAAP Net Income(3)	(9,400)	168,400	140,000	194,600	237,200
Unlevered Cash Flow(4)	(64,300)	125,500	157,300	166,900	206,000

(1)	Non-GAAP measure. For this purpose, Non-GAAP EBITDA represents GAAP Income before taxes adjusted for interest, depreciation, amortization of intangible assets, changes in the fair value of contingent consideration, stock-based compensation, integration, severance, inventory step-up and other non-recurring costs associated with acquisitions.
(2)

Non-GAAP measure. For this purpose, Non-GAAP Income before taxes represents GAAP Income before taxes adjusted for amortization of intangible assets, changes in the fair value of contingent consideration, stock-based compensation, integration, severance, inventory step-up and other non-recurring costs associated with acquisitions and non-cash interest expense.
(3)	Non-GAAP measure. For this purpose, Non-GAAP Net Income represents Non-GAAP Income before taxes as defined above less certain income tax expenses which are recurring to Auxilium’s core business and excludes Auxilium’s deferred tax asset valuation release. Auxilium projects recording income tax expense at a 40% effective tax rate beginning in 2016.
(4)	Non-GAAP measure. For this purpose, Unlevered Cash Flow represents Non-GAAP EBITDA (as defined above) less stock-based compensation expense ($18,800, $16,200, $17,800, $24,100 and $26,500 in 2014 through 2018, respectively), depreciation and cash taxes due on the sum of these items. This subtotal is then adjusted for depreciation, integration, severance, capital expenditures, payment of contingent consideration liabilities, equity activity and changes in net working capital.

Auxilium’s Endo Projections

As described in more detail below, in connection with the evaluation of the merger, Endo made available to the Auxilium board of directors, Deutsche Bank and Morgan Stanley certain unaudited prospective financial information for Endo for the years 2015, 2016 and 2017. Endo did not make available prospective financial information for Endo for the year 2018. Auxilium management, with the assistance of the financial advisors to Auxilium, prepared projections for Endo for the year 2018, which were extrapolated from the projections for Endo prepared by Endo management based upon guidance provided by Endo management. Auxilium’s extrapolations were not internally prepared or adopted by Endo management.

(in thousands) Fiscal Year Ending December 31, 2018
2018E
Total Revenues	$3,620,000
Non-GAAP EBITDA(1)	1,472,000

(1)	Non-GAAP measure. For this purpose, Non-GAAP EBITDA represents GAAP consolidated net income attributable to Endo before interest expense, net, income tax, depreciation and amortization of intangible assets, further adjusted by excluding other income, net, loss on extinguishment of debt, inventory step-up recorded as part of our acquisitions, asset impairment charges, acquisition-related and integration items, certain upfront and milestone payments to partners, expenses related to cost reduction initiatives, litigation-related and other contingent matters, discontinued operations, net of tax, and net income attributable to noncontrolling interests, related primarily to HealthTronics, which was divested on February 3, 2014; and certain other items that the we believe do not reflect our core operating performance.

Endo Unaudited Prospective Financial Information

Endo does not publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. As a result, Endo does not endorse the unaudited prospective financial information as a reliable indication of future results. Endo is including certain unaudited prospective financial information in this document solely because it was among the financial information made available to the Auxilium board of directors, Deutsche Bank and Morgan Stanley in connection with their respective evaluations of the merger. The unaudited prospective financial data presented below includes projections for Endo prepared by Endo management as part of its regular strategic planning process that were presented to and approved by the Endo board of directors in July 2014. Except to the extent required by applicable law, neither Auxilium nor Endo has any obligation to update prospective financial data included in this proxy statement/registration statement and has not done so and does not intend to do so. The inclusion of this information should not be regarded as an indication that any of Auxilium, Deutsche Bank, Morgan Stanley, Endo or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

Since the unaudited prospective financial information covers multiple years, such information, by its nature, becomes less predictive with each successive year. Auxilium stockholders are urged to review the SEC filings of Endo for a description of risk factors with respect to the business of Endo. See “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information” beginning on pages 45 and 194, respectively, of this proxy statement/registration statement. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The independent registered public accounting firm of Endo has not audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein and, accordingly, the independent registered public accounting firm of Endo expresses no opinion and does not provide any form of assurance with respect thereto for the purpose of this proxy statement/registration statement. The report of the independent registered public accounting firm of Endo contained in the Annual Report of Endo on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this document, relates to the historical financial information of Endo. Such report does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The unaudited prospective financial information does not give effect to the proposed acquisition of Auxilium by Endo.

The following table presents selected unaudited prospective financial data for Endo.

(in thousands) Fiscal Year Ending
	2014E	2015E	2016E	2017E
Total Revenues	$2,840,000	$2,984,000	$2,946,000	$3,221,000
Non-GAAP EBITDA(1)	1,153,000	1,209,000	1,195,000	1,296,000

(1)	Non-GAAP measure. For this purpose, Non-GAAP EBITDA represents GAAP consolidated net income attributable to Endo before interest expense, net, income tax, depreciation and amortization of intangible assets, further adjusted by excluding other income, net, loss on extinguishment of debt, inventory step-up recorded as part of our acquisitions, asset impairment charges, acquisition-related and integration items, certain upfront and milestone payments to partners, expenses related to cost reduction initiatives, litigation-related and other contingent matters, discontinued operations, net of tax, and net income attributable to noncontrolling interests, related primarily to HealthTronics, which was divested on February 3, 2014; and certain other items that the we believe do not reflect our core operating performance.

Additional Information Regarding Prospective Financial Information

Endo and Auxilium calculate certain non-GAAP financial metrics, including EBITDA, using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this document with respect to the opinions of the financial advisors to Auxilium may not be directly comparable to one another.

Although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the management of Auxilium and Endo. At the time the unaudited prospective financial information was prepared, Auxilium’s management and Endo’s management believed such assumptions and estimates were reasonable. In preparing the foregoing unaudited projected financial information, Auxilium and Endo made assumptions regarding, among other things, sales volumes and pricing, interest rates, corporate financing activities, including with respect to the amount and timing of the issuance of debt, the timing and amount of common stock issuances, the effective tax rate and the amount of Auxilium’s and Endo’s income taxes, the amount of selling, general and administrative costs and the amount of research and development spending.

No assurances can be given that the assumptions made in preparing the above unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” beginning on pages 34 and 45, respectively, of this proxy statement/prospectus all of which are difficult to predict and many of which are beyond the control of Auxilium and/or Endo and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the combination is completed.

Auxilium stockholders are urged to review Auxilium’s and Endo’s most recent SEC filings for a description of Auxilium’s and Endo’s reported and anticipated results of operations and financial condition and capital resources during 2014, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Auxilium’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2014, which is incorporated by reference into this document, and Endo’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2014, which is incorporated by reference into this document.

Readers of this document are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Auxilium, Endo or any other person to any Auxilium stockholder regarding the ultimate performance of Auxilium or Endo compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this document should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.

AUXILIUM AND ENDO DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Regulatory Approvals

Under the HSR Act, and the rules and regulations promulgated thereunder by the FTC, the merger cannot be completed until notifications have been submitted and certain information has been furnished to the Antitrust Division and the FTC, and specified waiting period requirements have been satisfied.

Endo and Auxilium each filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC on October 20, 2014. The FTC granted early termination of the waiting period on November 18, 2014.

Financing

Endo anticipates that the total funds needed to complete the merger will be provided through a combination of:

•	available cash on hand of Endo; and

•	the debt financing in an aggregate principal amount of up to $1.5 billion (assuming all Auxilium stockholders make a standard election), which is expected to consist of:

•	the incremental term loan B credit facility to be established under Endo’s existing credit agreement, dated as of February 28, 2014, among Endo Limited, Endo Management Limited,

Endo Luxembourg Holding Company S.à r.l., Endo Luxembourg Finance Company I S.à r.l., Endo LLC (formerly known as NIMA Acquisition, LLC), the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender; or

•	at Endo’s option, in lieu of all or any portion of the incremental term loan B credit facility described above, Endo may elect to issue senior notes. Any amount of senior notes issued will reduce the maximum size of Endo’s incremental term loan B credit facility on a dollar-for-dollar basis.

Endo has entered into the commitment letter with the commitment parties, pursuant to which the commitment parties agreed to provide the incremental term B credit facility, subject to the conditions set forth in the commitment letter. Endo has also entered into the engagement letter with the engagement parties, pursuant to which the engagement parties agreed to serve as joint lead arrangers and co-managers with respect to the senior notes.

Each commitment party’s commitment with respect to the incremental term loan B credit facility, and each commitment party’s agreement to perform the services described in the commitment letter, will automatically terminate on the earliest to occur of (i) 11:59 p.m., New York City time, on the outside date, as may be extended, (ii) the termination of the merger agreement in accordance with its terms and (iii) the completion of the merger without the use of the incremental term loan B credit facility.

Each engagement party’s engagement with respect to the senior notes, and each engagement party’s agreement to perform the services described in the engagement letter, may be terminated by the engagement parties at any time, or by Endo after the earliest to occur of (i) the termination of Endo’s obligations under the merger agreement in accordance with its terms prior to the closing of the merger, (ii) the first anniversary of the closing date of the merger and (iii) the expiration of the commitment letter prior to funding of the incremental term loan B credit facility.

The definitive documentation governing the debt financing has not been finalized, and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement/prospectus. Although the commitment letter and the incremental term loan B credit facility are not subject to a due diligence or “market out” condition, such financing may not be considered assured, and the obligations of the engagement parties under the engagement letter with respect to the senior notes may be terminated by the engagement parties at any time. The merger agreement does not condition the merger on the receipt of the debt financing.

Accounting Treatment

Endo prepares its financial statements in accordance with U.S. GAAP. The merger will be accounted for using the acquisition method of accounting. Endo will be treated as the acquiror for accounting purposes.

Litigation Relating to the Merger

Auxilium and Endo are aware of one putative stockholder class action that has been filed since announcement of the merger agreement. The action, Glick v. Auxilium Pharmaceuticals, Inc., et al., No. 14-11739, which we refer to as the Stockholder Action, was filed on or about December 1, 2014 in the Supreme Court of Pennsylvania, Court of Common Pleas, Chester County, against Auxilium, the members of the Auxilium board of directors, Endo, HoldCo and Merger Sub.

The Stockholder Action alleges, among other things, that the individual members of the Auxilium board of directors breached their fiduciary duties to the public stockholders of Auxilium by approving the proposed transaction between Auxilium and Endo, failing to take steps to maximize the value of Auxilium and failing to disclose material information relating to the process leading up to the proposed transaction. The Stockholder Action also alleges that Auxilium, Endo, HoldCo, and Merger Sub aided and abetted such breaches of fiduciary duty. The Stockholder Action seeks, among other things, declaratory and injunctive relief prohibiting the defendants from consummating the proposed transaction and awarding compensatory damages against the defendants.

The defendants believe that the claims asserted against them are without merit and intend to defend the Stockholder Action vigorously.

THE MERGER AGREEMENT

The following is a summary of certain material terms of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated into this proxy statement/prospectus by reference in its entirety and attached as Annex A to this proxy statement/prospectus. The merger agreement was originally executed on October 8, 2014, and was amended and restated on November 17, 2014 to correct the proration and adjustment procedures to work as the parties intended and to reflect the QLT loan agreement. Endo and Auxilium urge you to read carefully this entire proxy statement/prospectus, including the annexes and the documents incorporated by reference. You should also review the section entitled “Where You Can Find More Information” beginning on page 194 of this proxy statement/prospectus.

The merger agreement has been included to provide you with information regarding its terms, and Endo and Auxilium recommend that you read the merger agreement carefully and in its entirety. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the merger, Endo and Auxilium do not intend for the merger agreement to be a source of factual, business or operational information about the companies. The merger agreement contains representations and warranties of the parties as of specific dates and may have been used for purposes of allocating risk between the parties rather than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the merger agreement. The representations and warranties are qualified in their entirety by certain information Endo and Auxilium filed with the SEC prior to the date of the merger agreement, as well as by confidential disclosure letters that Endo and Auxilium delivered to each other in connection with the execution of the merger agreement, and are qualified by contractual standards of materiality that may differ from what stockholders consider to be material. Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

Closing of the Merger

The closing of the merger will occur on (i) the earlier of (A) the date that is three business days after the satisfaction or waiver of the conditions to the closing of the merger (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) and (B) the date that is the day prior to the outside date (defined below), as it may be extended, provided, that all conditions to the closing of the merger have been satisfied or waived as of such date (other than conditions that by their nature are to be satisfied at the closing) or (ii) a date mutually agreed in writing by Auxilium and Endo. However, if the marketing period during which Endo will arrange the debt financing (discussed below) to be undertaken in connection with the merger has not ended at the time of satisfaction or waiver of the conditions to the closing of the merger, then the closing will occur on the date that is the earlier of (i) any business day during or before expiration of the marketing period as specified by Endo on at least three business days’ prior written notice to Auxilium and (ii) one business day after the final day of the marketing period. Subject to certain limited blackout periods in November, December and January, the marketing period is a 15 consecutive business day period throughout which Auxilium has provided certain required financial and other information about Auxilium and during which Auxilium’s independent auditors have not withdrawn or qualified their audit opinion with respect to Auxilium’s audited financial statements. Commencement and completion of the marketing period is subject to certain conditions to the closing of the merger having been met.

The merger effective time will occur as soon as practicable on the closing date, when Endo and Auxilium file the certificate of merger with the Secretary of State of the State of Delaware. At the merger effective time, Merger Sub will be merged with and into Auxilium and the separate existence of Merger Sub will cease. Auxilium will survive the merger as an indirect wholly owned subsidiary of Endo. For purposes of this section, Auxilium following the merger effective time is referred to as the surviving corporation.

Merger Consideration to Auxilium Stockholders

At the merger effective time, each share of Auxilium common stock (other than excluded shares and Auxilium restricted shares), will be converted into the right to receive:

•	for each share of Auxilium common stock for which a standard election has been made, the standard election consideration;

•	for each share of Auxilium common stock for which a cash election has been made, the cash election consideration; or

•	for each share of Auxilium common stock for which a stock election has been made, the stock election consideration.

The merger consideration payable to Auxilium stockholders that make cash elections or stock elections is subject to the proration and adjustment procedures described under the section entitled “—Election and Proration Procedures” beginning on page 96 of this proxy statement/prospectus, so the total amount of cash paid in respect of all shares of Auxilium common stock (other than excluded shares and Auxilium restricted shares) does not exceed the maximum cash consideration and the total number of Endo shares issued in the merger does not exceed the maximum stock consideration (excluding Endo shares deliverable in respect of Auxilium’s convertible notes and warrants). The maximum cash consideration was set at an amount equal to approximately 50% of the total equity value of Auxilium and the maximum stock consideration was set at an amount equal to approximately 75% of the total equity value of Auxilium.

Election and Proration Procedures

Election Materials and Procedures

An election form will be mailed on the election form mailing date to each holder of record of Auxilium common stock as of the election form record date. HoldCo shall make available one or more election forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Auxilium common stock between the election form record date and the close of business on the business day prior to the election deadline.

Each election form will permit the holder to specify the number of such holder’s shares of Auxilium common stock with respect to which such holder makes a (i) standard election, (ii) cash election and (iii) stock election. Any holder of Auxilium common stock who does not properly make an election or whose election is not received by the exchange agent (as defined below) prior to the election deadline in the manner provided in the merger agreement, will be deemed to have made the standard election. Both the cash election and the stock election are subject to proration and adjustment procedures to cause, in the event of oversubscriptions of cash elections or stock elections, respectively, the aggregate cash paid in respect of all shares of Auxilium common stock in the merger (other than excluded shares and Auxilium restricted shares) not to exceed the maximum cash consideration and the aggregate number of Endo shares issued in respect of Auxilium common stock in the merger not to exceed the maximum stock consideration.

Any election form may be revoked or changed by the authorized person properly submitting such election form, by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised election form. In the event an election form is revoked prior to the election deadline, the holder of such shares of Auxilium common stock will be deemed to have made a standard election, except to the extent a subsequent election is properly made with respect to any or all of such holder’s shares of Auxilium common stock prior to the election deadline.

Subject to the terms of the merger agreement and the election form, HoldCo has the reasonable discretion to determine whether any election, revocation or change has been properly or timely made, and if HoldCo determines in its reasonable discretion that any election is not properly made with respect to any shares of Auxilium common stock, then such election will be deemed to be not in effect. None of the parties nor the exchange agent are under any obligation to notify any person of any defect in an election form.

Proration Procedures

Both the cash election consideration and the stock election consideration are subject to proration and adjustment procedures. If an Auxilium stockholder makes a cash election, and the aggregate cash consideration would be greater than the maximum cash consideration, such stockholder will receive for each share of Auxilium common stock for which such stockholder makes a cash election:

•	an amount in cash (without interest) equal to the product of (i) the un-prorated cash election amount multiplied by (ii) the cash fraction; and

•	a fraction of a validly issued, fully paid and non-assessable Endo share equal to the product of (i) the un-prorated stock election ratio multiplied by (ii) a fraction equal to one minus the cash fraction.

If an Auxilium stockholder makes a stock election, and the aggregate stock consideration would be greater than the maximum stock consideration, such stockholder will receive for each share of Auxilium common stock for which such stockholder makes a stock election:

•	a fraction of an Endo share equal to the product of (i) the un-prorated stock election ratio multiplied by (ii) the stock fraction; and

•	an amount in cash (without interest) equal to (i) the un-prorated cash election amount multiplied by (ii) a fraction equal to one minus the stock fraction.

Set forth below are illustrative examples of how the proration and adjustment procedures will work in the event there is an oversubscription of the cash election or the stock election.

Example A—Oversubscription of Cash Election. For purposes of this example, assume the following:

•	there are 50,000,000 outstanding shares of Auxilium common stock;

•	Auxilium stockholders make the standard election with respect to 25,000,000 (or 50%) shares of Auxilium common stock;

•	Auxilium stockholders make the cash election with respect to 17,500,000 (or 35%) shares of Auxilium common stock;

•	Auxilium stockholders make the stock election with respect to 7,500,000 (or 15%) shares of Auxilium common stock; and

•	no Auxilium stockholders exercise their right to appraisal.

In this example, without proration or allocation, the cash election would be oversubscribed because the aggregate cash consideration would be $997,500,000 (the sum of (i) the product of the total number of shares of Auxilium common stock for which the cash election has been made multiplied by the un-prorated cash amount and (ii) the product of the total number of shares of Auxilium common stock for which the standard election has been made multiplied by $16.625), an amount that is greater than the maximum cash consideration (assuming no adjustment thereto) of $845,000,000. To adjust for the oversubscription, the consideration received for a share of Auxilium common stock for which a cash election is made will be adjusted so that it is equal to:

•	$24.536 (which is equal to the product of the un-prorated cash amount of $33.25 and the cash fraction of 0.7379 (which is (i) $845,000,000 – ($16.625 x 25,000,000), divided by (ii) $997,500,000 – ($16.625 x 25,000,000))); and

•	0.128 Endo shares (which is equal to the product of the un-prorated stock election ratio of 0.4880 and one minus the cash fraction of 0.7379.

Example B—Oversubscription of Stock Election. For purposes of this example, assume the following:

•	there are 50,000,000 outstanding shares of Auxilium common stock;

•	Auxilium stockholders make the standard election with respect to 10,000,000 (or 20%) shares of Auxilium common stock;

•	Auxilium stockholders make the stock election with respect to 35,000,000 (or 70%) shares of Auxilium common stock;

•	Auxilium stockholders make the cash election with respect to 5,000,000 (or 10%) shares of Auxilium common stock; and

•	no Auxilium stockholders exercise their right to appraisal.

In this example, without proration or allocation, the stock election would be oversubscribed because the aggregate stock consideration would be 19,520,000 Endo shares (the sum of (i) the product of the total number of shares of Auxilium common stock for which the stock election has been made multiplied by the un-prorated stock election ratio and (ii) the product of the total number of shares of Auxilium common stock for which the standard election has been made multiplied by 0.2440), an amount that is greater than the maximum stock consideration of 18,610,000 Endo shares. To adjust for the oversubscription, the consideration received for a share of Auxilium common stock for which a stock election is made will be adjusted so that it is equal to:

•	0.462 Endo shares (which is equal to the product of the un-prorated stock election ratio of 0.4880 and the stock fraction of 0.9467 (which is (i) 18,610,000 – (10,000,000 x 0.2440), divided by (ii) 19,520,000 – (10,000,000 x 0.2440))); and

•	$1.772 (which is equal to the product of the un-prorated cash election amount of $33.25 and one minus the stock fraction of 0.9467).

The greater the oversubscription of the stock election, the less stock and more cash an Auxilium stockholder making the stock election will receive. Likewise, the greater the oversubscription of the cash election, the less cash and more stock an Auxilium stockholder making the cash election will receive. However, in no event will an Auxilium stockholder who makes the cash election or the stock election receive less cash and more Endo shares, or fewer Endo shares and more cash, respectively, than an Auxilium stockholder who makes the standard election.

No Recommendation Regarding Elections

Neither Auxilium nor Endo is making any recommendation as to which election an Auxilium stockholder should make. If you are an Auxilium stockholder, you must make your own decision with respect to these elections and may wish to seek the advice of your own attorneys or accountants.

Information About the Merger Consideration

The mix of consideration payable to Auxilium stockholders who make the cash election or the stock election will not be known until the results of the elections made by Auxilium stockholders are tallied, which will not occur until near the closing of the merger. The greater the oversubscription of the stock election, the less stock and more cash an Auxilium stockholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more stock an Auxilium stockholder making the cash election will receive. However, in no event will an Auxilium stockholder who makes the cash election or the stock election receive less cash and more Endo shares, or fewer Endo shares and more cash, respectively, than a stockholder who makes the standard election.

Treatment of Outstanding Auxilium Equity Awards

At the merger effective time, each option to purchase Auxilium common stock, whether vested or unvested, will be cancelled and converted into the right to receive a cash amount equal to the product of (i) the number of shares of Auxilium common stock subject to such option and (ii) the positive difference between (x) the closing price of Auxilium common stock as quoted on NASDAQ on the trading day immediately prior to the closing date and (y) the exercise price per share applicable to such option.

At the merger effective time, Auxilium restricted shares will be cancelled and each holder thereof will be entitled to receive an amount in cash for each such share of Auxilium common stock equal to the closing price of Auxilium common stock as quoted on NASDAQ on the trading day immediately prior to the closing date.

At the merger effective time, all other Auxilium stock-based awards (including any stock unit and deferred stock unit awards), whether vested or unvested, will be cancelled and each holder thereof will be entitled to receive an amount in cash equal to the product of (i) the number of shares of Auxilium common stock subject to such award and (ii) the closing price of Auxilium common stock as quoted on NASDAQ on the trading day immediately prior to the closing date. Awards subject to performance conditions for which the applicable performance period is not complete at the merger effective time will vest and be earned based on the greater of target or actual performance as of the merger effective time.

At the merger effective time, Auxilium’s 2004 Equity Compensation Plan will terminate.

Prior to the merger effective time, any offering period underway pursuant to the ESPP, will be concluded and the ESPP will terminate, in each case, as of the merger effective time.

Governing Documents Following the Merger

The certificate of incorporation of the surviving corporation will be amended in its entirety to read as set forth in Exhibit A to the merger agreement. The parties will take all actions necessary so that the bylaws substantially in the form set forth in Exhibit B to the merger agreement will be the bylaws of the surviving corporation as of the merger effective time.

Officers and Directors upon Completion of the Merger

The directors of the surviving corporation upon completion of the merger shall, until the earlier of their resignation or removal or until their respective successors are duly appointed, elected and qualified, as the case may be, consist of the directors of Merger Sub prior to the merger effective time. The officers of Merger Sub immediately prior to the merger effective time shall be the officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Exchange of Auxilium Stock Certificates Following the Merger

Prior to the election form mailing date, HoldCo will appoint a bank or trust company reasonably acceptable to Auxilium to act as exchange agent for the payment and delivery of the merger consideration, which we refer to as the exchange agent.

An election form shall be mailed not more than 45 days not less than 30 days prior to the anticipated closing date to each holder of record of Auxilium common stock as of the election form record date. Each election form will permit the holder of a share of Auxilium common stock to submit an election for the standard election consideration, the cash election consideration or the stock election consideration, subject to the proration and adjustment procedures described under the section entitled “—Election and Proration Procedures” beginning on page 96 of this proxy statement/prospectus.

At or prior to the merger effective time, Endo will deposit with the exchange agent the number of Endo shares and an amount of cash necessary to satisfy the aggregate merger consideration.

As promptly as reasonably practicable after the merger effective time (and in any event within four business days after the merger effective time), HoldCo will cause the exchange agent to mail to each holder of record of shares of Auxilium common stock a letter of transmittal and instructions for effecting the exchange of shares of Auxilium common stock for the merger consideration into which such shares of Auxilium common stock have been converted. Upon the surrender of a certificate representing a share of Auxilium common stock for cancellation to the exchange agent or, in the case of shares of Auxilium common stock held in book-entry form, the receipt of an “agent’s message” by the exchange agent, as applicable, in each case with the letter of transmittal, duly, completely and validly executed in accordance with the instructions provided, and such other documents as may reasonably be required by the exchange agent, the holder of such shares of Auxilium common stock will be entitled to receive in exchange therefor the merger consideration into which such shares of Auxilium common stock have been converted.

Each of Endo, Holdco and the exchange agent will be entitled to deduct and withhold from any amount payable as consideration to Auxilium stockholders such amounts as required with respect to making any payment for taxes, and such amounts withheld will be treated as having been paid to such Auxilium stockholder.

After the merger effective time, the stock transfer books of Auxilium will be closed and there will be no further registration of transfers on the stock transfer books of Auxilium. If, after the merger effective time, certificates representing shares of Auxilium common stock or shares of Auxilium common stock held in book-entry form are presented to the surviving corporation or the exchange agent, they will be cancelled and exchanged as provided above. If a certificate representing shares of Auxilium common stock has been lost, stolen or destroyed, the exchange agent shall issue to such shareholder the merger consideration described above in respect of the shares of Auxilium common stock represented by such certificate only upon such shareholder making an affidavit regarding the loss, theft or destruction, and, if required by HoldCo, posting a bond in such reasonable and customary amount as HoldCo may reasonably direct as indemnity, against any claim that may be made against HoldCo or the exchange agent in respect of the certificate alleged to have been lost, stolen or destroyed.

Any portion of the consideration deposited with the exchange agent that has not been transferred to the holders of shares of Auxilium common stock as of the one year anniversary of the merger effective time shall be delivered to HoldCo or its designee and any holder of shares of Auxilium common stock who has not complied, may thereafter look only to HoldCo for its claim for the merger consideration deliverable in respect thereof.

Fractional Shares

No fractional Endo shares will be issued, and any holder of shares of Auxilium common stock who would have been entitled to receive a fractional Endo share but for this provision will instead be entitled to receive a cash payment in lieu thereof equal to such fractional Endo share multiplied by the average of the closing prices of Endo Shares as quoted on NASDAQ on each of the five trading days ending on the second trading day immediately preceding the merger effective time. The amount of cash, if any, that such Auxilium stockholder is entitled to receive will be rounded to the nearest cent and computed after aggregating the cash amounts payable for all shares of Auxilium common stock held by such Auxilium stockholder and any cash amount payable in lieu of fractional shares.

Representations and Warranties

Endo and Auxilium made representations and warranties in the merger agreement on behalf of themselves and their respective subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement (including qualifications by concepts of knowledge, materiality and/or dollar thresholds) and are further modified and limited by confidential disclosure letters delivered by Endo and Auxilium to each other. The representations and warranties made by Endo and Auxilium are also subject to and qualified by certain information included in their respective filings made with the SEC and, in the case of Endo, SEDAR.

The representations and warranties made by Auxilium relate to the following subject matters, among other things:

•	corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power;

•	the authority of Auxilium to enter into the merger agreement and due execution and delivery of the merger agreement and the completion of the transactions contemplated thereby;

•	required approvals;

•	the absence of the violation of applicable laws, constituent documents, material contracts or material permits as a result of the merger and the merger agreement;

•	the capital structure and equity securities of Auxilium;

•	Auxilium subsidiaries;

•	compliance with listing requirements;

•	certain financial statements;

•	internal controls and disclosure controls;

•	the absence of certain undisclosed liabilities;

•	the absence of certain changes and events since December 31, 2013;

•	compliance with applicable laws;

•	litigation;

•	title to real property, absence of liens and leasehold interests;

•	leases of real property;

•	material contracts, including the absence of violation or breach in any material respect of each such contract;

•	taxes;

•	labor and other employment matters;

•	pension and employee benefit plans;

•	intellectual property;

•	compliance with certain regulatory matters;

•	books and records;

•	fairness opinions from Auxilium’s financial advisors;

•	Auxilium board of directors approval;

•	environmental matters;

•	insurance;

•	actions taken with respect to Auxilium’s stockholder rights agreement;

•	required Auxilium stockholder approval; and

•	the absence of brokers and finders.

The representations and warranties made by Endo relate to the following subject matters, among other things:

•	corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power;

•	the authority of Endo to enter into the merger agreement and due execution and delivery of the merger agreement and the completion of the transactions contemplated thereby;

•	required approvals;

•	the absence of the violation of applicable laws, constituent documents, material contracts or material permits as a result of the merger and the merger agreement;

•	the capital structure and equity securities of Endo;

•	Endo material subsidiaries;

•	“reporting issuer” status under and compliance with applicable Canadian securities laws;

•	compliance with applicable listing requirements;

•	certain financial statements;

•	absence of certain undisclosed liabilities;

•	absence of certain changes and events since December 31, 2013;

•	compliance with applicable laws;

•	litigation;

•	material contracts, including the absence of violation or breach in any material respect of each such contract;

•	intellectual property;

•	regulatory matters;

•	Endo board of directors approval;

•	financing;

•	no required Endo shareholder approval of the merger; and

•	the absence of brokers and finders.

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions contained in the merger agreement refer to the concept of a “material adverse effect.”

For purposes of the merger agreement, a “material adverse effect” when used in connection with Auxilium or Endo means any result, fact, change, effect, event, circumstance, occurrence or development that, individually or in the aggregate with all other adverse results, facts, changes, effects, events, circumstances, occurrences or developments, has, or would reasonably be expected to have, a material and adverse effect on (i) the business, operations, results of operations or condition (financial or otherwise) of such party and its subsidiaries, taken as a whole, or (ii) the ability of Auxilium, Endo or either party’s subsidiaries to perform their covenants or obligations under the merger agreement or to complete the merger, except as arising out of or resulting from any of the following:

•	changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions, or political, economic or financial or capital market conditions in any jurisdiction in which such party or any of its subsidiaries operates or carries on business;

•	changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

•	any natural disaster;

•	changes or developments in or relating to currency exchange or interest rates;

•	changes or developments generally affecting the pharmaceutical industry in general;

•	any adoption, implementation, promulgation, repeal, modification, reinterpretation, proposal or other change after the date of the merger agreement in applicable United States or foreign, federal, state or local law (other than orders against a party or a subsidiary thereof) or U.S. GAAP or interpretations thereof, including (i) the rules, regulations and administrative policies of the FDA or interpretations thereof and (ii) any health reform statutes, rules or regulations or interpretations thereof;

•	changes resulting from compliance with the terms and conditions of the merger agreement or from the announcement or pendency of the transactions contemplated by the merger agreement;

•	any actions taken (or omitted to be taken) by Endo, HoldCo or merger sub or Auxilium upon the express written request of the other;

•	(i) any changes in the share price or trading volume of Auxilium common stock or Endo shares, as applicable, or the credit rating or in any analyst’s recommendation with respect to Auxilium or Endo, as applicable, or (ii) any failure of Auxilium or Endo, as applicable, to meet projections, guidance, milestones, forecasts or published financial or operating predictions or measures (although this exception will not prevent the facts and circumstances giving rise to any of the foregoing events or failures from constituting and/or being taken into account in determining whether a material adverse effect has occurred or is reasonably likely to occur);

•	any litigation arising from or relating to the merger or the other transactions contemplated by the merger agreement; or

•	certain matters disclosed in the confidential disclosure letter delivered by Auxilium to Endo on the date of the merger agreement.

However, the effect of the changes or developments described in the first six bullets above shall not be excluded to the extent that any of the changes or developments referred to therein disproportionately adversely affect such party and its subsidiaries, taken as a whole, in comparison to other persons who operate in the same industry as such party and its subsidiaries.

Covenants

Auxilium Interim Operating Covenants

Auxilium has undertaken covenants in the merger agreement relating to the conduct of its business prior to the completion of the merger or the earlier termination of the merger agreement. Unless Endo otherwise consents in writing (to the extent that such consent is permitted by applicable law) or expressly permitted or specifically contemplated by the merger agreement or as is otherwise required by applicable law or order:

•	Auxilium and its subsidiaries will maintain their respective facilities and will continue to conduct and operate their respective businesses only in the ordinary course;

•	Auxilium will use its commercially reasonable efforts to maintain and preserve intact its and its subsidiaries’ respective business organizations, taken as a whole, material assets, material permits, material properties, material rights, goodwill and material business relationships and keep available the services of its and its subsidiaries’ respective officers and employees as a group;

•	Auxilium will not, and will cause its subsidiaries not to, directly or indirectly:

•	alter or amend its charter, bylaws or other constituent documents;

•	declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Auxilium common stock (whether in cash or property);

•	split, divide, consolidate, combine or reclassify the Auxilium common stock or any other securities;

•	issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Auxilium common stock or other securities of Auxilium or its subsidiaries (including options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans) which are convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Auxilium common stock, other than the issuance or sale of shares of Auxilium common stock pursuant to (i) the exercise of Auxilium options outstanding on the date hereof, (ii) the terms of employee or director equity awards, including any awards issued under the Auxilium share plan and outstanding on the date of the merger agreement, (iii) the exercise of the Actient warrants, (iv) the exercise of any conversion right in respect of the Auxilium convertible notes, (v) the exercise of the Auxilium warrants, or (vi) the terms of the Auxilium stockholder rights agreement;

•	except as contemplated by the merger agreement or as required by applicable law or the terms of any Auxilium plan in effect as of the date of the merger agreement (i) grant any increases in the compensation or benefits of any of its directors, individual independent contractors, executive officers, employees or consultants, except for increases in the compensation of employees in the ordinary course of business whose annual base salary is less than $250,000; or (ii) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, individual independent contractor, officer or employee, (iii) promote any employee who is an officer to a position more senior than such employee’s position as of the date of this Agreement, or promote a non-officer employee to an officer position, (iv) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, any compensation (including bonuses) or benefits under any Auxilium plan; (v) enter into, terminate or materially amend any Auxilium benefit plan; (vi) hire any person to be employed by or a consultant of Auxilium or any of its subsidiaries other than the hiring of employees or consultants in the ordinary course of business, where such employee or consultant has total annual compensation (base salary and target cash incentive opportunity) not in excess of $250,000; (vii) terminate any person in connection with any mass reduction, reduction in force or corporate restructuring and (viii) loan or advance any money to any employee, director or individual independent contractor of Auxilium or any of its subsidiaries (other than advances in the ordinary course of business) or forgive any loans to any such employee, director or individual independent contractor;

•	redeem, purchase or otherwise acquire any outstanding shares of Auxilium common stock or other securities convertible into or exchangeable or exercisable for shares of Auxilium common stock, other than (i) in transactions between two or more Auxilium wholly owned subsidiaries or between Auxilium and an Auxilium wholly owned subsidiary, (ii) pursuant to the terms of employee or director equity awards, including any awards issued under the Auxilium share plan, or (iii) upon conversion of Auxilium convertible notes or exercise of Auxilium call options, Auxilium warrants or Actient warrants in accordance with their respective terms;

•	amend the terms of any securities of Auxilium or its subsidiaries;

•	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Auxilium or any of its subsidiaries;

•	reorganize, consolidate or merge;

•	make any changes to any of its material accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable laws or U.S. GAAP;

•

except for sales, leases or licenses entered into in the ordinary course of business or as contemplated by the merger agreement or in connection with any transactions contemplated thereby, and except for permitted liens, sell, lease or license, voluntarily pledge or otherwise dispose of any assets or properties of Auxilium (including the shares or other equity securities of any subsidiary of Auxilium) or of any of its subsidiaries having a value greater than $500,000 in the aggregate;

•	abandon, allow to lapse or fail to maintain any intellectual property that is owned by or exclusively licensed to Auxilium or any Auxilium subsidiary and that is material to Auxilium and its subsidiaries taken as a whole;

•	(i) acquire (by merger, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset constituting a business (but excluding properties or assets acquired in the ordinary course of business), or (ii) make any investment in any person that is not Auxilium or an Auxilium subsidiary, by the purchase of securities or contribution of capital or otherwise, that has a value (in the case of clauses (i) and (ii)) greater than $2,500,000 in the aggregate;

•	incur any indebtedness for borrowed money in excess of $5,000,000 in the aggregate (other than pursuant to the QLT loan agreement);

•	enter into any hedging, derivative or swap transaction or contract in respect thereof, except for any such transaction or contract entered into in the ordinary course of business and not for speculative purposes;

•	assume, guarantee, endorse or otherwise as an accommodation become responsible for the indebtedness for borrowed money of any other person (other than Auxilium or any Auxilium subsidiary);

•	make any loans or advances to any other person (other than Auxilium or any Auxilium subsidiary), except for extensions of credit in the ordinary course of business;

•	voluntarily waive, release, assign, settle or compromise any material claim or proceeding where such waivers, releases, assignments, settlements or compromises exceed $500,000 individually or in any case would entail the imposition of any material non-monetary damages against Auxilium or any Auxilium subsidiary;

•	negotiate or enter into any collective bargaining agreement, collective agreement or other contract with any labor organization or union or other employee association;

•	settle or compromise any action, claim or other proceeding brought by any present, former or purported holder of its securities in connection with the merger or the other transactions contemplated by the merger agreement;

•	enter into any material new line of business, enterprise or other activity, which excludes the development or acquisition of pharmaceutical or similar products or product candidates (including the expansion of the usage or potential usage of any existing pharmaceutical or similar products or product candidates);

•	expend or commit to expend any amounts that would constitute capital expenditures pursuant to U.S. GAAP as applied by Auxilium, where such expenditures or commitments exceed $500,000 in the aggregate;

•	other than in the ordinary course of business, (i) enter into any contract that would, if entered into prior to the date hereof, be an Auxilium material contract (other than the QLT loan agreement), or (ii) materially modify, materially amend or terminate any Auxilium material contract or waive, release or assign any material rights or claims thereunder;

•	except as required by applicable law or U.S. GAAP, make, change, revoke or rescind any material election relating to taxes; make or change any material method of tax accounting; make any material amendment with respect to any return; or settle or otherwise finally resolve any controversy relating to a material amount of taxes;

•	agree to do any of the foregoing; and

•	Auxilium will promptly notify Endo in writing of the occurrence of any event which would have a material adverse effect with respect to Auxilium.

Endo Interim Operating Covenants

Endo has undertaken covenants in the merger agreement relating to the conduct of its business prior to the completion of the merger or the earlier termination of the merger agreement. Unless Auxilium otherwise consents in writing (to the extent that such consent is permitted by applicable law) or expressly permitted or specifically contemplated by the merger agreement or as is otherwise required by applicable law or order:

•	Endo and its subsidiaries will maintain their respective facilities and will continue to conduct and operate their respective businesses only in the ordinary course;

•	Endo will use its commercially reasonable efforts to maintain and preserve intact its and its subsidiaries’ respective business organizations, taken as a whole, material assets, material permits, material properties, material rights, goodwill and material business relationships and keep available the services of its and its subsidiaries’ respective officers and employees as a group;

•	Endo will not and will not permit certain material subsidiaries of Endo to, directly or indirectly:

•	alter or amend its memorandum and articles of association or other constituent documents in a manner adverse to Auxilium stockholders or inconsistent with the merger agreement;

•	declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of any of its equity securities, except, in the case of Endo’s wholly owned subsidiaries, for dividends payable to Endo or among wholly owned subsidiaries of Endo;

•	split, divide, consolidate, combine or reclassify the Endo shares;

•	amend the material terms of any equity securities of Endo;

•	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Endo; or

•	agree to do any of the foregoing; and

•	Endo will promptly notify Auxilium in writing of the occurrence of any event which would have a material adverse effect with respect to Endo.

Board Recommendations; Special Meeting

The Endo board of directors has unanimously adopted resolutions approving the merger agreement. The Auxilium board of directors has unanimously adopted resolutions approving the merger agreement and recommending that the holders of Auxilium common stock vote to adopt the merger agreement, which we refer to as the Auxilium recommendation. In furtherance thereof and subject to the requirements of applicable law, Auxilium has agreed to take all lawful action to convene a meeting of its stockholders, at which Auxilium stockholders will consider the adoption of the merger agreement, as promptly as practicable after the registration statement on Form S-4, of which this proxy statement/prospectus is a part, is declared effective.

Non-Solicitation; Auxilium Acquisition Proposals

Subject to the exceptions described below, Auxilium has agreed that it will not, and will cause its subsidiaries and direct each of its and their respective representatives not to, directly or indirectly, through any other person:

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initiate, solicit, facilitate or knowingly encourage any inquiries or the making of any Auxilium acquisition proposal or potential Auxilium acquisition proposal (which, for the purposes of this proxy statement/prospectus, means any proposal or offer with respect to (i) any acquisition or purchase by any person of the voting equity securities of Auxilium or any of its subsidiaries, representing 20% or more of its voting equity securities then outstanding, (ii) any acquisition by any person of any assets of Auxilium and/or its subsidiaries individually or in the aggregate contributing 20% or more of the consolidated revenue or representing 20% or more of the total asset value of Auxilium and its subsidiaries taken as a whole or (iii) a merger, consolidation, recapitalization, reorganization or other business combination involving Auxilium or its subsidiaries, whether in a single transaction or a series of related transactions (excluding the merger, the transactions contemplated by the merger agreement and any transaction between Auxilium and one or more of its subsidiaries));

•	participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other person (other than Endo and its affiliates) to make or complete an Auxilium acquisition proposal;

•	effect any Auxilium change of recommendation (defined below); or

•	accept or enter into, or publicly propose to accept or enter into, any Auxilium acquisition proposal.

An “Auxilium change of recommendation” for the purpose of this proxy statement/prospectus means any of the following: (i) the Auxilium board of directors withholds, withdraws, modifies, changes or qualifies in a manner adverse to Endo the Auxilium recommendation, (ii) the Auxilium board of directors approves, endorses or recommends any Auxilium acquisition proposal, (iii) Auxilium enters into an Auxilium acquisition agreement or (iv) Auxilium or the Auxilium board of directors publicly proposes or announces its intention to do any of the foregoing.

However, if, prior to receipt of the Auxilium stockholder approval, Auxilium or any of its subsidiaries receives a written Auxilium acquisition proposal that was not solicited after the date of the merger agreement in contravention of the restrictions described above, Auxilium may:

•	contact the person making the Auxilium acquisition proposal (or such person’s representatives) solely for the purpose of clarifying the terms of such Auxilium acquisition proposal and the likelihood of consummation of such Auxilium acquisition proposal; and

•	if the Auxilium board of directors determines in good faith, following consultation with its outside legal counsel and financial advisors, that such Auxilium acquisition proposal is, or could reasonably be expected to lead to, an Auxilium superior proposal (as defined below):

•	furnish to such person (and such person’s representatives) information with respect to Auxilium and its subsidiaries, provided that Auxilium first enters into a confidentiality agreement that is no less favorable (including with respect to any “standstill” and similar provisions) to Auxilium than the confidentiality agreement between Auxilium and Endo and any non-public information provided to such person is also provided to Endo; and

•	engage in discussions and negotiations with such person with respect to such Auxilium acquisition proposal.

An “Auxilium superior proposal” for the purpose of this proxy statement/prospectus means, in general terms, an unsolicited bona fide written Auxilium acquisition proposal (with references to 20% being deemed to be replaced with references to 50%), in respect of which: (i) the Auxilium board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel: (a) would, if consummated, taking into account all of the terms and conditions of such Auxilium acquisition proposal (but not assuming away any risk of non-completion), result in a transaction which is more favorable to Auxilium stockholders from a financial point of view than the merger; (b) is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Auxilium acquisition proposal and the person or persons making such Auxilium acquisition proposal; and (c) that funds, securities or other consideration necessary for the Auxilium acquisition proposal are or are reasonably likely to be available; and (ii) in the case of an Auxilium acquisition proposal involving shares of Auxilium common stock, is made available to all Auxilium stockholders on the same terms and conditions.

Auxilium must promptly (and in any event within 24 hours) notify Endo of any proposal, inquiry, offer or request relating to or constituting an Auxilium acquisition proposal, or which could reasonably be expected to lead to an Auxilium acquisition proposal, in each case, received on or after the date of the merger agreement, of which Auxilium, any of its subsidiaries or any of their respective representatives becomes aware, or any request received by Auxilium or any of its subsidiaries or any of their respective representatives for non-public information relating to Auxilium or any of its subsidiaries in connection with an Auxilium acquisition proposal. Such notice must include the identity of the person making such proposal, inquiry, offer or request and a description of the material terms and conditions of such proposal, inquiry, offer or request, including a copy of any written materials submitted to Auxilium, any of its subsidiaries or their representatives. Following the initial notification, Auxilium must thereafter keep Endo fully informed of the status of any such proposal, inquiry, offer or request.

Change of Recommendation

Auxilium may, prior to the receipt of the Auxilium stockholder approval, (i) effect an Auxilium change of recommendation if there is an Auxilium intervening event or (ii) effect an Auxilium change of recommendation and/or accept, approve or enter into an alternative Auxilium acquisition agreement following receipt of a bona fide, unsolicited, written Auxilium acquisition proposal that the Auxilium board of directors determines in good faith, after consultations with outside legal and financial advisors, is an Auxilium superior proposal, if and only if:

•	in the case of clause (ii) above, the Auxilium acquisition proposal was unsolicited and did not result from a breach of the non-solicitation provision described above;

•	the Auxilium board of directors has determined, after consultation with outside legal and financial advisors, that failure to take relevant action would be reasonably likely to be inconsistent with the Auxilium board of directors’ fiduciary duties to Auxilium stockholders;

•	Auxilium has provided written notice to Endo delivered promptly (and in any event within 24 hours) after the determination by the Auxilium board of directors that (a) an Auxilium intervening event has occurred and, as a result thereof, the Auxilium board of directors intends to effect an Auxilium change of recommendation, which written notice will set forth in reasonable detail the facts and circumstances related to the Auxilium intervening event, or (b) an Auxilium superior proposal exists, advising Endo that Auxilium has received an Auxilium superior proposal and including written notice of the determination of the Auxilium board of directors that such Auxilium acquisition proposal constitutes an Auxilium superior proposal, and, in the case of clause (ii) above, provided Endo with a copy of any documents containing such Auxilium acquisition proposal;

•	the match right period has elapsed from (a) in the case of an Auxilium change of recommendation in connection with an Auxilium intervening event, the date on which Endo received the notice of such Auxilium change of recommendation and (b) in the case of an Auxilium change of recommendation relating to an Auxilium superior proposal, the later of the date on which Endo received the notice of such Auxilium change of recommendation and the date on which Endo received documents containing such Auxilium superior proposal;

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after taking into account any changes to the transaction proposed by Endo during the match right period, the Auxilium board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that (x) in the case of an Auxilium change of recommendation for an Auxilium intervening event, in view of the Auxilium intervening event when assessed against the merger agreement and the merger as proposed to be amended as at the termination of the match right period and, after consultation with its outside legal counsel, the Auxilium board of directors’ failure to effect an Auxilium change of recommendation for such Auxilium intervening event would be reasonably likely to be inconsistent with the fiduciary duties of the Auxilium board of directors or (y) such Auxilium acquisition proposal continues to be an Auxilium superior proposal when assessed against the merger agreement and the merger as proposed to be amended as at the termination of the match right period and, after consultation with outside legal counsel, that such failure to effect an Auxilium change of recommendation or accept, approve or enter into an alternative Auxilium acquisition agreement would be reasonably likely to be inconsistent with the fiduciary duties of the Auxilium board of directors; and

•	in the case of an Auxilium superior proposal, Auxilium concurrently terminates the merger agreement, determines to enter into an alternative Auxilium acquisition agreement and pays the applicable termination fee described below under the section entitled “—Termination; Termination Fees; Effect of Termination” beginning on page 113 of this proxy statement/prospectus.

Each successive amendment, change or modification to any Auxilium acquisition proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by Auxilium stockholders or other amendment, change or modification to any other material terms and conditions thereof will constitute a new Auxilium acquisition proposal, except that the match right period for such new Auxilium acquisition proposal will be three business days.

Nothing in the merger agreement will prevent (a) Auxilium or the Auxilium board of directors from complying with its disclosure obligations under applicable U.S. federal or state law with regard to an Auxilium acquisition proposal, as long as such disclosure does not constitute an Auxilium change of recommendation, except as otherwise permitted by the merger agreement, or (b) calling or holding a meeting of the Auxilium stockholders requisitioned by the Auxilium stockholders in accordance with the DGCL or taking any other action with respect to an Auxilium acquisition proposal to the extent ordered or mandated by a court of competent jurisdiction, as long as any proxy statement or other document required in connection with such meeting recommends that Auxilium stockholders vote against any proposed resolution in favor of or necessary to complete such Auxilium acquisition proposal.

Consents and Approvals

Each party to the merger agreement shall, and shall cause its wholly owned subsidiaries to, use commercially reasonable efforts to:

•	as promptly as practicable, obtain from any governmental authority all waivers, consents, clearances and approvals required or reasonably necessary to complete the merger;

•	as promptly as practicable, make all filings and submissions that are required or reasonably necessary to complete the merger and thereafter make any other required or appropriate submissions including, without limiting the foregoing, all filings and submissions required in connection with any required regulatory approvals;

•	as promptly as practicable, take reasonable actions to provide notice to any third party, or obtain from any third party any waivers, consents and approvals required or reasonably necessary to complete the merger.

Each of the parties to the merger agreement agrees to cooperate and to use commercially reasonable efforts to provide any notices and obtain any waivers, consents, clearances and approvals as required or reasonably necessary to complete the transactions contemplated by the merger agreement under the HSR Act and any other federal, provincial, state or foreign law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or foreign investment, and respond to any requests of any governmental authority for information or documentary material under any such relevant laws and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transaction contemplated by the merger agreement under any such relevant laws. In furtherance of the foregoing, each of Endo and Auxilium also agrees to take any and all steps necessary to resolve any objections from governmental authorities and to avoid or eliminate impediments under any relevant law that may be asserted by any governmental authority with respect to the merger so as to enable the closing to occur as promptly as practicable and in any event no later than the outside date; provided, however, that Endo and Auxilium are not required to take any action or consent to taking any action that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on either Endo or Auxilium.

Employee Matters

Under the merger agreement, Endo agrees that:

•	for a period of 12 months following closing, Endo will provide to all individuals who are employees of Auxilium and each Auxilium subsidiary at the merger effective time, which we refer to as assumed employees, with (i) base salary or wages, as applicable, that are no less favorable than the base salary and hourly wages provided by Auxilium prior to closing, (ii) commission, cash annual bonus and equity-based and other long-term incentive compensation opportunities that are no less favorable in the aggregate to those of similarly situated employees of Endo or its subsidiaries, (iii) terms and conditions of employment that are no less favorable in the aggregate to those of similarly situated employees of Endo or its subsidiaries, (iv) vacation and other paid time off policies that are no less favorable in the aggregate to those of similarly situated employees of Endo or its subsidiaries and (v) other employee benefits that are no less favorable in the aggregate to those of similarly situated employees of Endo or its subsidiaries;

•	each assumed employee will receive service credit for purposes of eligibility to participate and vesting for employment, compensation and employee benefit plan purposes;

•	Endo must pay all assumed employees any commissions due under the applicable Auxilium commission plans but not yet paid prior to the closing date;

•	if any bonus or other incentive compensation attributable to the 2014 calendar year is not paid to any assumed employee prior to the closing date, Endo shall pay such bonus or other incentive compensation to such assumed employee at target level, in an aggregate amount not to exceed the amount accrued for such bonuses on the Auxilium financial statements; and

•	Endo shall maintain the Auxilium Pharmaceuticals, Inc. Severance Plan for the benefit of the assumed employees for at least 12 months following closing, and any assumed employee that is terminated after the merger effective time will receive severance benefits under such plan or pursuant to the Endo severance guidelines, whichever provides the greatest benefits.

Financing Covenant

Under the merger agreement, Auxilium agrees to, and to cause its wholly owned subsidiaries and their representatives to provide reasonable cooperation with respect to the arrangement of debt financing incurred or intended to be incurred pursuant to the commitment letter, or financing in replacement thereof, including, among other things:

•	promptly furnishing Endo and the sources of such financing with specified financial and other information and with such other information and documentation required under applicable “know your customer” and anti-money laundering rules and regulations;

•	promptly furnishing Endo with financial and other pertinent information regarding Auxilium and its Subsidiaries as may be reasonably requested in writing by Endo and that is reasonably available to Auxilium;

•	participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and reasonably cooperating with marketing or solicitation efforts of Endo;

•	reasonably assisting with the timely preparation of materials for rating agency and lender presentations, offering documents, bank information memoranda, private placement memoranda, prospectuses and similar documents required in connection with such financing;

•	using reasonable best efforts to obtain accountants’ comfort letters and legal opinions at the expense of and as reasonably requested by Endo;

•	reasonably cooperating with Endo’s legal counsel in connection with any legal opinion that such legal counsel may be required to deliver in connection with such financing; and

•	taking all corporate or other actions, subject to the occurrence of the closing, reasonably necessary to permit the consummation of such financing and to permit the proceeds thereof to be made available to Endo.

Indemnification

All indemnification or exculpation rights existing in favor of present or former directors and officers of Auxilium or any of its subsidiaries as provided in the constituent documents of Auxilium or any of its subsidiaries or contracts to which Auxilium or any of its subsidiaries is bound and which is in effect as of the date of the merger agreement will continue in full force and effect and without modification.

In addition, Endo will, or will cause the surviving corporation to maintain in effect for six years from the closing date, directors’ and officers’ liability insurance covering those persons who are currently covered by the directors’ and officers’ liability insurance policies of Auxilium and its subsidiaries on terms not less favorable than such existing insurance coverage, subject to certain limitation and premium thresholds.

For a period of six years after the closing date, Endo and the surviving corporation will indemnify and hold harmless the present and former directors and officers of Auxilium or any of its subsidiaries for any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any proceeding arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred on or prior to the closing date, in connection with such indemnified party serving as an officer or director of Auxilium or any subsidiary thereof.

Other Covenants and Agreements

The merger agreement contains certain other covenants, including covenants relating to cooperation between Endo and Auxilium in the preparation of this proxy statement/prospectus, other filings to be made with the SEC and other governmental filings, obtaining consents, access to information and performing their respective obligations regarding public announcements. Endo and Auxilium have further agreed, as applicable, to the following additional covenants and agreements in the merger agreement, among others:

•	Endo and Auxilium have agreed to take all required steps to cause (i) dispositions of Auxilium common stock resulting from the merger by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Auxilium immediately prior to the merger effective time to be exempt under Rule 16b-3 of the Exchange Act and (ii) acquisitions of Endo shares resulting from the transactions contemplated by the merger agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Endo to be exempt under Rule 16b-3 of the Exchange Act;

•	Endo has agreed to use its respective commercially reasonable efforts to cause the Endo shares to be issued in the merger or issuable upon the exercise of the Actient warrants or conversion of the Auxilium convertible notes to be approved for listing on NASDAQ subject only to official notice of issuance, prior to the closing;

•	Endo and Auxilium have agreed to take certain actions with respect to the Auxilium convertible notes required to permit the merger, including by executing a supplemental indenture, taking steps to procure that Endo accedes to the indenture governing the Auxilium convertible notes as guarantor and co-obligor to Auxilium and terminating each call option and warrant issued in connection with the Auxilium convertible notes; and

•	Auxilium has agreed to take all actions required to ensure compliance with the obligations of Auxilium under the Actient warrants.

Conditions to the Completion of the Merger

The completion of the merger depends upon the satisfaction or waiver of a number of conditions, all of which, to the extent permitted by applicable law, may be waived by Endo and/or Auxilium, as applicable.

The following conditions, among other conditions, must be satisfied or waived before Endo or Auxilium is obligated to complete the merger:

•	the Auxilium stockholder approval must have been obtained at the special meeting;

•	the registration statement on Form S-4 filed by Endo in respect of the Endo shares to be issued in the merger, of which this proxy statement/prospectus forms a part, must have been declared effective and must not be the subject of a stop order suspending its effectiveness (and, if required by Irish prospectus law or other applicable laws, an Irish prospectus must have been approved by the CBI and made available to the public in accordance therewith);

•	the Endo shares to be issued as merger consideration must have been approved for listing on NASDAQ, subject only to official notice of issuance;

•	the applicable waiting period under the HSR Act must have expired or been terminated, without the imposition of any restraint that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Endo or Auxilium (which condition was satisfied on November 18, 2014, when the FTC granted early termination of the HSR waiting period); and

•	no governmental authority has enacted, issued, promulgated, enforced or entered any law or order which prevents or prohibits completion of the merger or any of the other transactions contemplated in the merger agreement and no governmental authority has instituted any proceeding seeking to enjoin or otherwise prohibit completion of the merger.

The following conditions must also be satisfied or waived before Endo is obligated to complete the merger:

•	Auxilium shall have complied in all material respects with its obligations, covenants and agreements in the merger agreement to be performed and complied with on or before the closing date;

•	certain representations and warranties of Auxilium with respect to its capitalization must, on the date of the merger agreement and on the closing date (unless such representations and warranties which by their terms are made as of a specific date, in which case such representation and warranties must only be accurate as of such date), be true and correct in all respects, except for failures to be true and correct that are de minimis in the aggregate;

•	certain representations and warranties of Auxilium with respect to organization and qualification, authority relative to the merger agreement, Auxilium board approval, the Auxilium stockholder rights agreement, required Auxilium stockholder approval and absence of brokers and finders, must, on the date of the merger agreement and on the closing date (unless such representations and warranties which by their terms are made as of a specific date, in which case such representation and warranties must only be accurate as of such date), be true and correct in all material respects;

•	generally, the other representations and warranties made by Auxilium in the merger agreement (disregarding all materiality or material adverse effect qualifications) must be true and correct, both on the date of the merger agreement and on the closing date (unless such representations and warranties which by their terms are made as of a specific date, in which case such representation and warranties must only be accurate as of such date), except for breaches, individually or in the aggregate, which have not and would not reasonably be expected to have a material adverse effect on Auxilium;

•	no material adverse effect with respect to Auxilium has occurred since the date of the merger agreement and is continuing; and

•	Endo must have received a certificate of Auxilium signed by a senior officer of Auxilium for and on behalf of Auxilium and dated the closing date certifying satisfaction of certain closing conditions.

The following conditions must also be satisfied or waived before Auxilium is obligated to complete the merger:

•	Endo must have complied in all material respects with its obligations, covenants and agreements in the merger agreement to be performed and complied with on or before the closing date;

•	certain representations and warranties of Endo with respect to its capitalization must, on the date of the merger agreement and on the closing date (unless such representations and warranties which by their terms are made as of a specific date, in which case such representation and warranties must only be accurate as of such date), be true and correct in all respects, except for failures to be true and correct that are de minimis in the aggregate;

•	certain representations and warranties of Endo with respect to organization and qualification, authority relative to the merger agreement, Endo board approval, required vote to approve the merger and absence of brokers and finders, must, on the date of the merger agreement and on the closing date (unless such representations and warranties which by their terms are made as of a specific date, in which case such representation and warranties must only be accurate as of such date), be true and correct in all material respects;

•	generally, the other representations and warranties made by Endo in the merger agreement (disregarding all materiality or material adverse effect qualifications) must be true and correct, both on the date of the merger agreement and on the closing date (unless such representations and warranties which by their terms are made as of a specific date, in which case such representation and warranties must only be accurate as of such date), except for breaches, individually or in the aggregate, which have not and would not reasonably be expected to have a material adverse effect on Endo;

•	no material adverse effect with respect to Endo has occurred since the date of the merger agreement and is continuing; and

•	Auxilium must have received a certificate of Endo signed by a senior officer of Endo for and on behalf of Endo and dated the closing date certifying satisfaction of certain closing conditions.

Termination; Termination Fees; Effect of Termination

The merger agreement may be terminated by:

•	mutual written consent of Endo and Auxilium;

•	either Endo or Auxilium if:

•	the closing does not occur on or before the outside date, except that, if, as of the twentieth business day preceding the outside date (without any extension thereto), the applicable waiting period under the HSR Act has not expired or been terminated, without the imposition of any restraint that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Endo or Auxilium (which waiting period was terminated early by the FTC on November 18, 2014), Endo or Auxilium may by written notice to the other parties extend the outside date to July 8, 2015, except that the right to so terminate the merger agreement will not be available to Endo or Auxilium if its failure to fulfill any obligation or breach of any of its agreements or covenants under the merger agreement has been a principal cause of, or resulted in, the failure of the closing to occur by such date;

•	the Auxilium stockholder approval is not obtained at the special meeting; or

•	any law is passed that makes completion of the transactions contemplated by the merger agreement illegal or otherwise prohibited or if any governmental authority has issued an order or taken action enjoining or otherwise prohibiting the merger and such order is final and non-appealable;

•	by Auxilium if:

•	subject to payment of the Auxilium termination fee to Endo described below, Auxilium enters into an Auxilium acquisition agreement that constitutes an Auxilium superior proposal;

•	Endo breaches any of its representations, warranties or covenants in the merger agreement, which breach would cause any conditions to the closing of the merger not to be satisfied, and does not cure such breach prior to (or which breach by its nature or timing cannot be cured by) the earlier of (i) 30 days following the delivery of written notice to Endo from Auxilium of such breach and (ii) three business days prior to the outside date, as may be extended;

•	Endo fails to confirm in writing, on or prior to the earlier of (i) 20 business days following receipt of a written request therefor from Auxilium and (ii) three business days prior to the outside date, as may be extended, that Endo has no right to terminate the merger agreement as a result of a tax termination event, in which case Auxilium is entitled to the termination fee described below; or

•	a material adverse effect on Endo shall have occurred since the date of the merger agreement;

•	By Endo if:

•	Auxilium shall have effected an Auxilium change of recommendation;

•	Auxilium materially breaches the provisions of the merger agreement described under the section entitled “—Non-Solicitation; Auxilium Acquisition Proposals” beginning on page 106 of this proxy statement/prospectus;

•	Auxilium breaches any of its representations, warranties or covenants in the merger agreement, which breach would cause any conditions to the closing of the merger not to be satisfied, and does not cure such breach prior to (or which breach by its nature or timing cannot be cured by) the earlier of (i) 30 days following the delivery of written notice to Auxilium from Endo of such breach and (ii) three business days prior to the outside date, as may be extended;

•	subject to payment of the Endo termination fee to Auxilium described below, there has occurred a tax termination event; or

•	a material adverse effect on Auxilium shall have occurred since the date of the merger agreement.

Under the merger agreement, Auxilium will be required to pay Endo a termination fee of $70,000,000 if:

•	Auxilium terminates the merger agreement to enter into an Auxilium acquisition agreement that constitutes an Auxilium superior proposal;

•	Endo terminates the merger agreement because Auxilium has effected an Auxilium change of recommendation; or

•	the merger agreement is terminated by either Endo or Auxilium because the closing does not occur on or before the outside date, as it may be extended, or the Auxilium stockholder approval is not obtained at the special meeting or by Endo because of an Auxilium breach of the non-solicitation provisions in the merger agreement, if, in each of the foregoing cases, (i) prior to such termination, an Auxilium acquisition proposal shall have been made public or proposed publicly to Auxilium or Auxilium stockholders and such Auxilium acquisition proposal has not been publicly withdrawn prior to the special meeting and (ii) within 12 months following such termination, Auxilium or one or more of Auxilium’s subsidiaries shall have (A) executed an alternative Auxilium acquisition agreement and the transactions thereby are subsequently consummated or (B) consummated any transaction in respect of such Auxilium acquisition proposal, provided that for purposes of this determination all references to “20%” in the definition of Auxilium acquisition proposal shall instead be references to “50%”.

Under the merger agreement, Endo will be required to pay Auxilium a termination fee of $150,000,000 if (i) Endo terminates the merger agreement as a result of a tax termination event or (ii) Auxilium terminates the merger agreement because Endo fails to confirm within the specified time period that it has no right to terminate the merger agreement as a result of a tax termination event.

QLT Termination Fee/QLT Loan Agreement

Under the merger agreement, Endo paid to QLT, on behalf of Auxilium, the QLT termination fee.

On November 17, 2014, Auxilium, Auxilium UK, and Endo Pharmaceuticals, entered into the QLT loan agreement, pursuant to which the parties agreed that the QLT termination fee that Endo paid to QLT on behalf of Auxilium would constitute two separate loans from Endo Pharmaceuticals: a loan of $24.0 million to Auxilium and a separate loan of $4.4 million to Auxilium UK.

The QLT termination fee loans bear interest at 2.56%, representing the 12-month London Interbank Offer Rate plus 2% as published in the Wall Street Journal on the business day immediately prior to the date of the QLT loan agreement. The QLT termination fee loans are to be repaid (together with interest thereon) on the earlier of (i) October 9, 2015 and (ii) the date on which the merger agreement is validly terminated by Auxilium for an Auxilium superior proposal or by Endo as a result of an Auxilium change in recommendation, a material breach by Auxilium of the non-solicitation provisions of the merger agreement or a breach of any representations, warranties, covenants or agreements by Auxilium. If the merger agreement is terminated in other circumstances, the QLT termination fee loans will be deemed terminated and extinguished in full.

Expenses

Except in respect of any filing fees associated with any filings made pursuant to relevant laws, which fees will be split evenly between Auxilium and Endo, each party will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of the merger agreement and all documents and instruments executed pursuant to the merger agreement and any other costs and expenses whatsoever and howsoever incurred, and will indemnify and save harmless the others from and against any claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions contemplated by the merger agreement.

Amendment

The merger agreement may, at any time prior to closing, be amended by written agreement of the parties without notice or authorization on the part of Auxilium stockholders; provided however, that the sections with respect to the governing law, waiver of jury trial, attornment, service of process, third party beneficiaries, amendments, and no recourse may not be amended, modified or waived (with respect to the rights of the financing sources) without the prior written consent of the financing sources.

Governing Law

The merger agreement is governed by and construed in accordance with the laws of the State of Delaware.

Injunctive Relief

Endo and Auxilium have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at law or otherwise. Accordingly, the parties will be entitled to an injunction or injunctions and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, and any requirement for the securing or posting of any bond in connection with the obtaining of such injunctive or other equitable relief is waived.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of certain U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each as defined below) of Auxilium common stock. This summary also describes certain U.S. federal income tax consequences of the subsequent ownership and disposition by U.S. holders of Endo shares.

This summary does not address the U.S. federal income tax consequences of the ownership and disposition by non-U.S. holders of Endo shares. Accordingly, non-U.S. holders should consult their tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences (including the potential application of and operation of any income tax treaties) relating to the ownership and disposition of Endo shares.

This summary is based on provisions of the Internal Revenue Code, which we refer to as the Code, United States Treasury regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings, and judicial interpretations thereof, and the Ireland-U.S. Tax Treaty, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the merger or as a result of the ownership and disposition of Endo shares. In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such U.S. holder, including specific tax consequences to a holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any holder. In addition, this summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, or non-U.S. tax consequences of the merger or the ownership and disposition of Endo shares. Holders should consult their tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the merger or any other matter. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

This summary is limited to considerations relevant for investors holding Auxilium common stock, and, after the completion of the merger, Endo shares, as capital assets (generally, property held for investment). This summary does not discuss all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special tax rules, such as:

•	banks, financial institutions, underwriters, insurance companies;

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•	expatriates or former long-term residents of the United States;

•	persons holding shares through a partnership, limited liability, or other fiscally or tax transparent entity;

•	dealers or traders in securities, commodities or currencies;

•	grantor trusts;

•	persons subject to the alternative minimum tax;

•	U.S. persons whose “functional currency” is not the U.S. dollar;

•	regulated investment companies and real estate investment trusts;

•	persons who received Auxilium common stock, or, after the merger, Endo shares, through the exercise of incentive stock options or through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan; or

•	holders holding Auxilium common stock, or, after the merger, Endo shares, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction” or other integrated investment, or as other than a capital asset.

Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences of the merger and the ownership and disposition of Endo shares.

As used in this proxy statement/prospectus, the term “U.S. holder” means a beneficial owner of Auxilium common stock, and, after the completion of the merger, Endo shares, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation that is created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons with respect to all of its substantial decisions, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used in this proxy statement/prospectus, the term “non-U.S. holder” means a beneficial owner of Auxilium common stock and, after the completion of the merger, Endo shares (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

The U.S. federal income tax treatment of a partner in a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is the beneficial owner of Auxilium common stock, and, after the completion of the merger, Endo shares generally will depend on the status of the partner and the activities of the partnership. A partner in such a partnership should consult its tax advisor regarding the associated tax consequences.

U.S. Holders

The receipt of cash and Endo shares pursuant to the merger (or cash pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize gain or loss in an amount equal to the difference between such U.S. holder’s adjusted federal income tax basis in the U.S. holder’s shares of Auxilium common stock and the sum of the amount of cash and the fair market value of the Endo shares received therefor. Gain or loss must be determined separately for each block of Auxilium common stock (i.e., shares of Auxilium common stock acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, that are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term capital gain or loss if, on the date of the merger, such shares of Auxilium common stock were held for more than one year. Net capital losses may be subject to limits on deductibility.

A United States holder of shares that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, which we refer to as the Medicare tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S.

holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its net gains recognized upon a disposition of Auxilium common stock pursuant to the merger, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to gains in respect of the disposition of Auxilium common stock in the merger.

Payments made to a noncorporate U.S. holder in connection with the merger generally will be subject to information reporting and may be subject to “backup withholding.” Backup withholding generally applies if a U.S. holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

A non-U.S. holder generally will not be subject to U.S. federal income or tax on any gain realized in the merger unless:

•	the gain is effectively connected with a U.S. trade or business conducted by such non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed place of business maintained by the non-U.S. holder in the United States); or

•	Auxilium is or has been a United States real property holding corporation for U.S. federal income tax purposes and the non-U.S. holder held, directly or indirectly, at any time during the five-year period ending on the date of the merger more than 5% of the Auxilium common stock and such holder is not eligible for any treaty exemption; or

•	such non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the merger is completed, and certain other conditions are met.

Gain described in the first bullet-point above will be subject to U.S. federal income taxation in the same manner as gain of a U.S. holder (and, in the case of a non-U.S. holder that is a non-U.S. corporation, may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits (or such lower rate as may be applicable under an applicable income tax treaty)).

Auxilium believes it has not been, is not and does not anticipate becoming a United States real property holding corporation before the date of the merger for U.S. federal income tax purposes.

Gain described in the third bullet point above will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by the non-U.S. holder’s U.S. source capital losses, provided that the holder has timely filed U.S. federal income tax returns with respect to such losses.

A non-U.S. holder will not be subject to U.S. backup withholding if it provides a certification of exempt status (generally on an IRS Form W-8). Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption.

U.S. Federal Income Tax Consequences to U.S. Holders of the Ownership and Disposition of Endo Shares

Distributions on Endo shares

Subject to the discussion under the section entitled “—Passive Foreign Investment Company Status” beginning on page 120 of this proxy statement/prospectus, the gross amount of any distribution on Endo shares (including withheld taxes, if any) made out of Endo’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends paid to corporate U.S. holders generally will not qualify for the dividends-received deduction that may otherwise be allowed under the Code. Distributions in excess of Endo’s current and accumulated earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s basis in its Endo shares, and thereafter as capital gain.

Dividends paid in currencies other than the U.S. dollar, if any, will generally be taxable to a U.S. holder as ordinary dividend income in an amount equal to the U.S. dollar value of the currency received on the date such distribution is actually or constructively received. Such U.S. dollar value must be determined using the spot rate of exchange on such date, regardless of whether the non-U.S. currency is actually converted into U.S. dollars on such date. The U.S. holder may realize exchange gain or loss if the currency received is converted into U.S. dollars after the date on which it is actually or constructively received. Any such gain or loss will be ordinary and will be treated as from sources within the United States for U.S. foreign tax credit purposes.

Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States which is determined by the U.S. Treasury Department to be satisfactory for purposes of these rules and which includes an exchange of information provision. The U.S. Treasury Department has determined that the Ireland-U.S. Tax Treaty meets these requirements. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the Endo shares, which are expected to be listed on NASDAQ, will be considered readily tradable on an established securities market in the United States. There can be no assurance that the Endo shares will be considered readily tradable on an established securities market in future years. Endo will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company, which we refer to as a PFIC, for the taxable year in which it pays a dividend or for the preceding taxable year. See the section entitled “—Passive Foreign Investment Company Status” beginning on page 120 of this proxy statement/prospectus.

Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by Endo may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on Endo shares will be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Endo Shares

Subject to the discussion under the section entitled “—Passive Foreign Investment Company Status” beginning on page 120 of this proxy statement/prospectus, a U.S. holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of Endo shares in an amount equal to the difference between the amount realized on the disposition and such holder’s tax basis in the shares. Any gain or loss recognized by a U.S. holder on a taxable disposition of Endo shares will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares exceeds one year at the time of the disposition. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of Endo shares will generally be treated as U.S. source gain or loss.

Passive Foreign Investment Company Status

Notwithstanding the foregoing, certain adverse U.S. federal income tax consequences could apply to a U.S. holder if Endo is treated as a PFIC for any taxable year during which the U.S. holder holds Endo shares. A non-U.S. corporation, such as Endo, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.

Endo is not currently expected to be treated as a PFIC for U.S. federal income tax purposes for the taxable year of the merger or for foreseeable future taxable years. This conclusion is a factual determination, however, that must be made annually at the close of each taxable year and, thus, is subject to change. There can be no assurance that Endo will not be treated as a PFIC for any taxable year.

If Endo were to be treated as a PFIC, U.S. holders holding Endo shares could be subject to certain adverse U.S. federal income tax consequences with respect to gain realized on a taxable disposition of such shares and certain distributions received on such shares. In addition, dividends received with respect to Endo shares would not constitute qualified dividend income eligible for preferential tax rates if Endo is treated as a PFIC for the taxable year of the distribution or for its preceding taxable year. Certain elections (including a mark-to-market election) may be available to U.S. holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. holders should consult their tax advisers regarding the application of the PFIC rules to their investment in the Endo shares.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of Endo shares and the proceeds from the sale, exchange, or redemption of Endo shares that are paid to a U.S. holder within the United States (and in certain cases, outside the United States), unless such holder is an exempt recipient. A backup withholding tax (currently at a rate of 28%) may apply to such payments if the holder fails to provide a TIN or certification of exempt status or fails to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. The IRS may impose a penalty upon any taxpayer that fails to provide its correct TIN.

Certain U.S. holders holding specified non-U.S. financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information relating to Endo shares, subject to certain exceptions (including an exception for Endo shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Non-U.S. Financial Assets, to their tax return, for each year in which they hold Endo shares. Holders should consult their tax advisors regarding information reporting requirements relating to their ownership of Endo shares.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF AUXILIUM COMMON STOCK OR ENDO SHARES SHOULD CONSULT ITS TAX ADVISOR AS TO THE CONSEQUENCES OF THE MERGER AND AN INVESTMENT IN ENDO SHARES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

IRISH TAX CONSIDERATIONS

Scope of Discussion

The following is a summary of the material Irish tax considerations for certain beneficial owners of shares of Auxilium common stock who receive consideration in the form of Endo shares and who are the beneficial owners of such shares. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each of the stockholders or stockholders. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this proxy statement/prospectus. Changes in law and/or administrative practice may result in alteration of the tax considerations described below.

The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and stockholders should consult their own tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the transactions and of the acquisition, ownership and disposal of Endo shares. The summary applies only to stockholders or stockholders who will own Endo shares as capital assets and does not apply to other categories of stockholders or stockholders, such as dealers in securities, trustees, insurance companies, collective investment schemes, pension funds and shareholders or shareholders who have, or who are deemed to have, acquired their Endo shares by virtue of an Irish office or employment (performed or carried on in Ireland).

Irish Tax on Chargeable Gains

Auxilium stockholders who are neither resident nor ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade carried on by such shareholders through an Irish branch or agency will not be within the charge to Irish tax on chargeable gains on the disposal of their shares of Auxilium common stock, or on the receipt of Endo shares and/or cash pursuant to the merger and the merger agreement.

Auxilium stockholders who are resident or ordinarily resident for tax purposes in Ireland, or who hold their shares in connection with a trade or business carried on by such holder in Ireland through a branch or agency, should consult their own tax advisors as to the Irish tax consequences of the merger and the merger agreement.

Endo shareholders who are neither resident nor ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade carried on by such shareholders through an Irish branch or agency will not be liable for Irish tax on chargeable gains realized on a subsequent disposal of their Endo shares.

Stamp Duty

The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises it is generally a liability of the transferee.

The documents effecting the merger will not attract Irish stamp duty.

Irish stamp duty may, depending on the manner in which the Endo shares are held, be payable in respect of transfers of Endo shares after the merger effective time.

Shares Held Through DTC or CDS

A transfer of Endo shares effected by means of the transfer of book entry interests in DTC or CDS will not be subject to Irish stamp duty.

On the basis that most shares in Endo are held through DTC or CDS, most transfers of Endo shares are exempt from Irish stamp duty.

Shares Held Outside of DTC or CDS Transferred Into or Out of DTC or CDS

A transfer of Endo shares where any party to the transfer holds such shares outside of DTC or CDS may be subject to Irish stamp duty. Endo shareholders wishing to transfer their shares into (or out of) DTC or CDS may do so without giving rise to Irish stamp duty provided:

•	there is no change in the beneficial ownership of such shares as a result of the transfer; and

•	the transfer into (or out of) DTC or CDS is not effected in contemplation of a subsequent sale of such shares by a beneficial owner to a third party.

Due to the potential Irish stamp duty charge on transfers of Endo shares, it is strongly recommended that those shareholders who do not hold their shares through DTC (or through a broker who in turn holds such shares through DTC) should arrange for the transfer of their shares of Auxilium common stock into DTC as soon as possible and before the transactions are consummated. It is also strongly recommended that any person who wishes to acquire Endo shares after the effective time of the transactions acquires such shares through DTC (or through a broker who in turn holds such shares through DTC).

Withholding Tax on Dividends

As noted elsewhere in this proxy statement/prospectus, Endo does not expect to pay dividends for the foreseeable future. To the extent that it does make dividend payments (or other returns to shareholders that are treated as “distributions” for Irish tax purposes), it should be noted that such distributions made by Endo will, in the absence of one of many exemptions, be subject to Irish dividend withholding tax, which we refer to as DWT, currently at a rate of 20%.

For DWT purposes, a distribution includes any distribution that may be made by Endo to its shareholders, including cash dividends, non-cash dividends and additional shares taken in lieu of a cash dividend.

Where an exemption does not apply in respect of a distribution made to a particular shareholder, Endo is responsible for withholding DWT prior to making such distribution.

General Exemptions

The following is a general overview of the scenarios where it is possible for Endo to make payments of dividends without deduction of DWT.

Irish domestic law provides that a non-Irish resident shareholder is not subject to DWT on dividends received from Endo if such shareholder is beneficially entitled to the dividend and is either:

•	a person (not being a company) resident for tax purposes in a “relevant territory” (including the U.S. and Canada) and is neither resident nor ordinarily resident in Ireland (for a list of “relevant territories” for DWT purposes see Annex D to this proxy statement/prospectus);

•	a company resident for tax purposes in a “relevant territory,” provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•	a company, wherever resident, that is controlled, directly or indirectly, by persons resident in a “relevant territory” and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a “relevant territory”;

•	a company, wherever resident, whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance; or

•	a company, wherever resident, that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance;

and provided, in all cases noted above, Endo or, in respect of shares held through DTC or CDS, any qualifying intermediary appointed by Endo, has received from the shareholder, where required, the relevant Irish Revenue Commissioners DWT forms, which are referred to in this proxy statement/prospectus as “DWT forms,” prior to the payment of the dividend. In practice, in order to ensure sufficient time to process the receipt of relevant DWT forms, the shareholder where required should furnish the relevant DWT forms to:

•	its broker (and the relevant information should be further transmitted to any qualifying intermediary appointed by Endo) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker) if its shares are held through DTC or CDS, or

•	Endo’s transfer agent, Computershare Trust Company, N.A., at least seven business days before the record date for the dividend if its shares are held outside of DTC or CDS.

Links to the various DWT forms are available at: http://www.revenue.ie/en/tax/dwt/forms/index.html. Such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.

For non-Irish resident shareholders who cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

Shares Held by U.S. Resident Shareholders

It is expected that dividends paid in respect of Endo shares that are owned by U.S. residents and held through DTC may not be subject to DWT provided the addresses of the beneficial owners of such shares in the records of the broker holding such shares are in the U.S. It is strongly recommended that such shareholders ensure that their information is properly recorded by their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Endo).

Dividends paid in respect of Endo shares that are held outside of DTC and are owned by residents of the U.S., will not be subject to DWT if such shareholders satisfy the conditions of one of the exemptions referred to above under the heading “General Exemptions,” including the requirement to furnish the appropriate and valid DWT form and IRS Form 6166 to Endo’s transfer agent, Computershare Trust Company, N.A., to confirm their U.S. residence at least seven business days before the record date for the dividend.

If any shareholder who is resident in the U.S. receives a dividend from which DWT has been withheld, the shareholder should generally be entitled to apply for a refund of such DWT from the Irish Revenue Commissioners, provided the shareholder is beneficially entitled to the dividend.

Shares Held by Residents of “Relevant Territories” Other Than the U.S.

Shareholders who are residents of “relevant territories,” other than the U.S., such as Canada, must satisfy the conditions of one of the exemptions referred to above under the section entitled “—General Exemptions” beginning on page 122 of this proxy statement/prospectus, including the requirement to furnish valid DWT forms, in order to receive dividends without suffering DWT. If such shareholders hold their shares through DTC or CDS, they must provide the appropriate DWT forms to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Endo) before the record date for the dividend

(or such later date before the dividend payment date as may be notified to the shareholder by the broker). If such shareholders hold their shares outside of DTC or CDS, they must provide the appropriate DWT forms to Endo’s transfer agent, Computershare Trust Company, N.A., at least seven business days before the record date for the dividend.

If any shareholder who is resident in a “relevant territory” receives a dividend from which DWT has been withheld, the shareholder may be entitled to a refund of DWT from the Irish Revenue Commissioners provided the shareholder is beneficially entitled to the dividend.

Shares Held by Residents of Ireland

Most Irish tax resident or ordinarily resident shareholders (other than Irish resident companies that have completed the appropriate DWT forms) will be subject to DWT in respect of dividends paid on their Endo shares.

Shareholders who are residents of Ireland, but are entitled to receive dividends without DWT, must complete the appropriate DWT forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Endo) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker) (in the case of shares held through DTC or CDS), or to Endo’s transfer agent, Computershare Trust Company, N.A., at least seven business days before the record date for the dividend (in the case of shares held outside of DTC or CDS).

Endo shareholders who are resident or ordinarily resident in Ireland or are otherwise subject to Irish tax should consult their own tax advisors.

Shares Held by Other Persons

Endo shareholders who do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any shareholders are exempt from DWT, but receive dividends subject to DWT, such shareholders may apply for refunds of such DWT from the Irish Revenue Commissioners.

Qualifying Intermediary

Prior to paying any dividend, Endo will put in place an agreement with an entity that is recognized by the Irish Revenue Commissioners as a “qualifying intermediary,” which will provide for certain arrangements relating to distributions in respect of shares of Endo that are held through DTC or CDS, which we refer to as the deposited securities. The agreement will provide that the qualifying intermediary shall distribute or otherwise make available to the relevant nominee of the depository, any cash dividend or other cash distribution with respect to the deposited securities after Endo delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.

The qualifying intermediary will be responsible for determining where shareholders reside, whether they have provided the required U.S. tax information and whether they have provided the required DWT forms. Shareholders that are required to file DWT forms in order to receive dividends free of DWT should note that such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.

Income Tax on Dividends Paid on Endo Shares

Irish income tax may arise for certain persons in respect of dividends received from Irish resident companies. An Endo shareholder who is neither resident nor ordinarily resident in Ireland and who is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge on a dividend from Endo unless he or she holds his or her Endo shares through a branch or agency in Ireland through which a trade is carried on.

An Endo shareholder who is neither resident nor ordinarily resident in Ireland and who is not entitled to an exemption from DWT generally has no additional liability to Irish income tax or to the universal social charge unless he or she holds his or her Endo shares through a branch or agency in Ireland through which a trade is carried on. The DWT deducted by Endo discharges the liability to Irish income tax.

An Endo shareholder who is neither resident nor ordinarily resident in Ireland and is a resident of a “relevant territory” or otherwise exempt from Irish DWT but who receives dividends subject to DWT should be able to make a reclaim of the DWT from the Irish Revenue Commissioners unless he or she holds his or her Endo shares through a branch or agency in Ireland through which a trade is carried on.

Irish resident or ordinarily resident Endo shareholders may be subject to Irish tax and/or the universal social charge and/or Pay Related Social Insurance on dividends received from Endo. Such Endo shareholders should consult their own tax advisors.

Capital Acquisitions Tax

Irish capital acquisitions tax, which we refer to as CAT, comprises principally gift tax and inheritance tax. CAT could apply to a gift or inheritance of Endo shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Endo shares are regarded as property situated in Ireland as the share register of Endo must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €225,000 in respect of taxable gifts or inheritances received from their parents. Endo shareholders should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH AUXILIUM STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SHAREHOLDER.

IN LIGHT OF THE FOREGOING, HOLDERS ARE URGED TO CONSULT AND MUST RELY ON THE ADVICE OF THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING APPLICABLE U.S. FEDERAL, PROVINCIAL, STATE, LOCAL, IRISH AND OTHER FOREIGN, AND OTHER TAX CONSEQUENCES.

PROPOSAL 2: ADVISORY VOTE ON CERTAIN COMPENSATORY ARRANGEMENTS BETWEEN AUXILIUM AND ITS NAMED EXECUTIVE OFFICERS RELATING TO THE MERGER

Merger-Related Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Securities Exchange Act of 1934, Auxilium is seeking non-binding, advisory stockholder approval of the compensation of its named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “Interests of Certain Persons in the Merger—Auxilium—Golden Parachute Compensation” beginning on page 130 of this proxy statement/prospectus. The proposal gives Auxilium stockholders the opportunity to express their views on certain compensatory arrangements between Auxilium and its named executive officers.

Accordingly, Auxilium is requesting Auxilium stockholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Auxilium’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section of this proxy statement/prospectus entitled “Interests of Certain Persons in the Merger—Auxilium—Golden Parachute Compensation” including the associated narrative discussion, are hereby APPROVED.”

Required Vote

The advisory vote on this proposal is separate and apart from the vote to adopt the merger agreement and approve the transactions contemplated thereby, and is a vote separate and apart from the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the proposal to adopt the merger agreement and approve the transactions contemplated thereby. Accordingly, you may vote to approve this proposal and vote against any of the other proposals, or you may vote against this proposal and vote to approve the other proposals.

The affirmative vote of the holders of a majority of the votes cast thereon is required for approval of the proposal to approve, on a non-binding advisory basis, certain compensatory arrangements between Auxilium and its named executive officers. However, because the vote on this proposal is advisory in nature, it will not be binding on Auxilium, regardless of whether the merger agreement is adopted. Approval of such proposal is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to adopt the merger agreement. Because the merger-related executive compensation to be paid in connection with the merger is based on contractual arrangements with the named executive officers, such compensation will be payable, regardless of the outcome of this non-binding advisory vote, if the merger agreement is adopted (subject only to the contractual conditions applicable thereto).

The Auxilium board of directors recommends that the Auxilium stockholders vote “FOR” the proposal to approve, on a non-binding advisory basis, certain compensatory arrangements between Auxilium and its named executed officers as described in this proxy statement/prospectus.

PROPOSAL 3: POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

If Auxilium fails to receive a sufficient number of votes to approve the proposal to adopt the merger agreement and approve the transactions contemplated thereby, Auxilium may propose to adjourn the special meeting, if a quorum is present, for the purpose of soliciting additional proxies to approve the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

The affirmative vote of the holders of a majority of the shares of Auxilium common stock represented and voting either in person or by proxy at the special meeting and entitled to vote is required for approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

The Auxilium board of directors recommends that the Auxilium stockholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the recommendation of the Auxilium board of directors with respect to the merger, Auxilium stockholders should be aware that executive officers and all of the directors of Auxilium have certain interests in the merger that may be different from, or in addition to, the interests of Auxilium stockholders generally. The Auxilium board of directors were aware of these interests and considered them, among other matters, in approving the merger agreement and the merger and making their recommendations to Auxilium stockholders. These interests are described below.

Auxilium—Merger-Related Compensation

As described in more detail below, these interests include certain payments and benefits that may be provided to Auxilium’s executive officers in connection with the merger, including cash payments in exchange for stock options, restricted stock awards, restricted stock units and performance share awards, acceleration of 2014 annual bonuses to be paid in 2014 based on target performance, enhanced cash severance and reimbursement for health benefits. Additionally, for the non-employee directors, these interests include cash payments for stock options, restricted stock awards and deferred stock units.

Treatment of Equity Awards

Auxilium’s executive officers and directors participate in Auxilium’s 2004 Equity Compensation Plan, which as amended and restated, we refer to as the Equity Compensation Plan, and hold equity awards of any combination of Auxilium stock options, restricted stock awards, restricted stock units, deferred stock units and performance share awards granted in accordance with the terms of the Equity Compensation Plan, including a portion of Mr. Adams’ December 2011 stock option inducement grant granted outside of, but subject to the terms of, the Equity Compensation Plan, which, collectively, we refer to as the equity awards. In connection with the merger, and in accordance with the merger agreement and the terms of the Equity Compensation Plan, the equity awards will be treated as follows:

•	Stock Options: Each option to purchase Auxilium common stock outstanding immediately prior to the merger effective time, whether vested or unvested, will be cancelled as of immediately prior to the merger effective time in exchange for a right to receive an amount in cash equal to the positive difference, if any, between the closing price of a share of Auxilium common stock on the last trading day before the closing of the merger, which we refer to as the Auxilium closing share price, and the exercise price per share of Auxilium common stock applicable to such Auxilium stock option.

•	Restricted Stock Awards: Each share of Auxilium common stock subject to a restricted stock award outstanding immediately prior to the merger effective time will be cancelled immediately prior to the merger effective time in exchange for a right to receive an amount in cash equal to the Auxilium closing share price.

•	Restricted Stock Unit and Deferred Stock Unit Awards: Each restricted stock unit award and deferred stock unit award that is outstanding immediately prior to the merger effective time, whether vested or unvested, will be cancelled immediately prior to the merger effective time in exchange for a right to receive the Auxilium closing share price per share of Auxilium common stock subject to each such award.

•	Performance Share Awards: Each performance share award that is outstanding immediately prior to the merger effective time, whether vested or unvested, will be cancelled immediately prior to the merger effective time in exchange for a right to receive the Auxilium closing share price per share of Auxilium common stock subject to each such award. For this purpose, each performance share award will be deemed to be earned as of the effective time of the merger based on the greater of target or actual performance. Actual performance is measured using the 20-trading day average Auxilium closing price preceding the announcement of the transaction constituting the merger, and the performance share awards are expected to be earned at 112% of target, subject to review and approval by Endo of the calculations supporting the determination.

All payments in exchange for the cancellation of equity awards as described above will be subject to applicable tax withholdings. We estimate that the aggregate amount that would be payable to Auxilium’s six non-employee directors (as a group) and three executive officers (other than the named executive officers) (as a group) in respect of their outstanding equity awards, whether vested or unvested, that will be settled in connection with the merger is approximately $8,584,720 and $6,106,551, respectively, assuming that the closing date of the merger is January 31, 2015 and that the closing share price is $31.218, which was calculated based on the average closing market price of Auxilium common stock over the first five business days following the first public announcement of the merger on October 9, 2014, pursuant to the instructions for Item 402(t)(2) of Regulation S-K. For an estimate of the amounts that would become payable to each of Auxilium’s named executive officers upon settlement of their equity awards, see the section entitled “—Auxilium—Golden Parachute Compensation” beginning on page 130 of this proxy statement/prospectus. Auxilium’s named executive officers include the following:

Named Executive Officer	Title
Adrian Adams	Chief Executive Officer and President
James E. Fickenscher(1)	Former Chief Financial Officer
Andrew Saik(2)	Chief Financial Officer
Andrew I. Koven	Chief Administrative Officer and General Counsel
Alan J. Wills	Executive Vice President, Corporate Development
James P. Tursi, M.D.	Chief Medical Officer

(1)	Mr. Fickenscher’s employment with Auxilium was terminated on August 15, 2014. The departure of Mr. Fickenscher is not related to the merger.
(2)	Mr. Saik commenced his employment with Auxilium on August 18, 2014.

Employment Agreements

Each of Messrs. Adams, Saik, Koven and Wills and Dr. Tursi and each of Auxilium’s other executive officers has an employment agreement with Auxilium. Pursuant to the terms of their existing employment agreements, upon termination of the executive’s employment by Auxilium without “cause,” by the executive officer for “good reason,” or on account of nonrenewal of the employment agreement by Auxilium, in each case, during the one year period after a change of control of Auxilium occurs, which includes the merger, the executive officer is entitled to the following:

•	a lump sum payment equal to:

•	2.5 times base salary, plus 2.5 times average annual bonus paid during the two preceding fiscal years or his most recent bonus for the prior fiscal year, whichever is greater, in the case of Auxilium’s Chief Executive Officer and President, Mr. Adams, plus a pro-rata bonus based on actual performance for the year of termination; or

•	For executive officers other than Mr. Adams, 1.5 times the executive officer’s base salary plus 1.5 times the executive officer’s average annual bonus paid during the two preceding fiscal years in the case of Auxilium’s executive officers, except that since Mr. Saik will not have received an annual bonus for fiscal year 2015, his average annual bonus will be deemed to be $202,500 pursuant to the terms of his employment agreement and Mr. Koven’s lump sum payment also includes a pro-rata bonus at target for the year of termination;

•

provided that the executive officer is eligible for and elects COBRA continuation coverage, Auxilium will reimburse the executive officer for the monthly COBRA costs of continued coverage for the executive officer (including where applicable his or her spouse and dependents) during the applicable eighteen month period, less the amount the executive officer would be required to contribute for such health coverage if an active employee; provided, however, that for Mr. Adams, following the eighteen month period, if he secures an individual policy for health coverage for himself (including where applicable his spouse and dependents), Auxilium will reimburse him for the monthly cost of such coverage for the period commencing on the first day following the eighteen month period and ending 12 months thereafter; and

•	immediate vesting of all outstanding options and stock awards, other than awards that vest based on attainment of performance criteria, which awards will vest in connection with a change of control on the terms set forth in the grant agreement evidencing such awards.

The severance benefits described above will only be paid if the executive officer complies with the confidentiality, development, assignment, and one-year non-solicitation, non-competition and non-disparagement covenants set forth in the executive officer’s employment agreement, and signs a release and waiver of claims in favor of Auxilium and its affiliates.

For purposes of the employment agreements, “good reason” generally includes Auxilium’s failure to renew the employment agreement, a substantial reduction of the named executive officer’s duties and responsibilities, relocation to a place of employment more than 50 miles from the named executive officer’s previous place of employment or material reduction in the named executive officer’s base salary or, in the case of Mr. Adams only, in his target annual bonus opportunity. In the case of Mr. Adams only, good reason also includes Mr. Adams being required to report to another person other than the Auxilium board of directors. In the case of Mr. Koven only, good reason also includes Auxilium appointing a new Chief Executive Officer within 12 months after a change of control. For purposes of the employment agreements, “cause” is defined generally to mean: conviction of, or a plea of guilty to, a felony; intentional and continual failure by the executive officer to perform his or her material duties, which failure has continued for 30 days after written notice is given to the executive officer; willful misconduct; or material breach by the executive officer of the non-competition, non-disclosure, development assignment or non-solicitation covenants in the agreement.

None of the executive officers’ employment agreements provides for a gross up of excess parachute payments within the meaning of section 280G of the Code. The employment agreements for Messrs. Adams and Koven include a modified cutback so that any parachute payments to the executive officers are reduced in the event the executive officer would be subject to an excise tax under section 4999 of the Code if such reduction would provide a greater net after-tax amount, after taking into account all taxes, including the excise tax.

For an estimate of the lump sum cash severance amounts that would become payable to each of Auxilium’s named executive officers upon a qualifying termination under their respective employment agreements, see the section entitled “—Auxilium—Golden Parachute Compensation” beginning on page 130 of this proxy statement/prospectus. We estimate the aggregate lump sum cash severance that would be payable to Auxilium’s executive officers (other than the named executive officers) upon a qualifying termination under each executive officer’s respective employment agreements to be approximately $2,067,973.

2014 Annual Bonuses

Pursuant to the terms of the merger agreement, Auxilium intends to pay 2014 annual performance bonuses to all employees so eligible for a 2014 annual performance bonus in December 2014, prior to the closing of the merger. The 2014 annual performance bonuses will be paid assuming target performance.

Auxilium—Golden Parachute Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Auxilium’s named executive officers that is based on or otherwise relates to the merger. The disclosure assumes, among other things, that the named executive officers will experience a termination of employment by the executive for good reason, by Auxilium without cause or on account of Auxilium’s failure to renew the employment agreement, in each case, on the closing date and that the named executive officer signs a release and waiver of claims in favor of Auxilium and its affiliates and complies with the confidentiality, development, assignment and one-year non-solicitation, non-competition and non-disparagement covenants set forth in the executive officer’s employment agreement. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. The assumptions do not necessarily reflect the dates on which certain events will occur and do not represent a projection about the future value of Auxilium common stock. For purposes of calculating such amounts, Auxilium has assumed:

•	The closing date for the merger is January 31, 2015;

•	The share price on the last trading day preceding the closing date is $31.218; and

•	Unless otherwise described below, with respect to each named executive officer, a termination of employment by the executive for good reason or by Auxilium without cause, in each case, on the closing date of the merger.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Other ($)	Total ($)
Adams	3,888,250	15,545,082	—	70,456	—	—	19,503,788
Fickenscher	—	2,348,086	—	0	—	—	2,348,086
Saik	911,250	2,993,570	—	42,274	—	—	3,947,094
Koven	1,093,524	5,437,859	—	42,274	—	—	6,573,657
Tursi	917,950	3,932,929	—	42,274	—	—	4,893,153
Wills	877,361	3,896,832	—	40,942	—	—	4,815,135

(1)	This aggregate amount includes for Mr. Adams a lump sum severance payment in an amount equal to 2.5 times his base salary plus 2.5 times the higher of his average annual bonus paid for the two preceding fiscal years or his most recent bonus for the prior fiscal year, whichever is greater. For each of Messrs. Saik, Koven and Wills and Dr. Tursi, this aggregate amount includes a lump sum severance payment in an amount equal to 1.5 times base salary plus 1.5 times the average annual bonus paid for the two preceding fiscal years (except Mr. Saik’s average annual bonus will, pursuant to the terms of his employment agreement, be deemed to be $202,500). In addition, for Messrs. Adams and Koven, the amount includes a pro-rata bonus for the year of termination, which is based on target performance for the year of termination (note, however, Mr. Adams’ employment agreement provides for the pro-rata bonus to be based on actual performance for the year of termination). This aggregate amount is “double trigger” and will only be paid if the named executive officer’s employment is terminated by the executive for good reason, by Auxilium without cause or on account of Auxilium’s failure to renew the employment agreement, on or within one year following the closing of the merger. The chart below sets forth the estimated amounts for each of the separate payments described above in this footnote (1):

Name	Salary ($)	Bonus ($)	Pro-Rata Bonus ($)	Total ($)
Adams	1,825,000	2,001,250	62,000	3,888,250
Fickenscher	—	—	—	—
Saik	607,500	303,750	—	911,250
Koven	687,000	387,075	19,449	1,093,524
Tursi	613,500	304,450	—	917,950
Wills	570,000	307,361	—	877,361

(2)

This aggregate amount includes cash amounts in exchange for the cancellation of stock options, whether vested or unvested, and restricted stock unit awards, whether vested and undelivered or unvested, and the cancellation of unvested restricted stock awards in connection with the merger, in each case, pursuant to the merger agreement. In addition, this amount includes full acceleration at 112% of target of the unvested performance share awards granted to each named executive officer (excluding Mr. Fickenscher) on February 18, 2014. The performance share awards will be deemed to be earned as of the effective time of the merger based on the greater of target or actual performance. Actual performance is measured using the 20-trading day average Auxilium closing price preceding the announcement of the transaction constituting the merger, and, accordingly, the performance share awards are expected to be earned at 112% of target, subject to review and approval by Endo of the calculations supporting the determination. Set forth below are the cash values in exchange for cancellation of each type of equity-based award that would be payable in connection with the merger. The amount for Mr. Fickenscher reflects only the cash amount payable with respect to options that were vested on the date of his termination of employment on August 15, 2014 and that were outstanding as of the close of trading on November 13, 2014. These amounts are “single trigger” and do not require a named executive officer’s termination of employment.

Name	Stock Options	Restricted Stock ($)	Restricted Stock Units ($)	Performance Stock Awards ($)
Adams	9,766,849	—	3,025,024	2,753,209
Fickenscher	2,348,086	—	—	—
Saik	2,261,820	312,180	—	419,570
Koven	3,389,895	10,396	983,367	1,054,201
Tursi	2,181,100	—	737,525	1,014,304
Wills	2,019,881	93,654	768,993	1,014,304

(3)	Each of Messrs. Adams, Saik, Koven and Wills and Dr. Tursi would be entitled to receive health benefits during his respective severance period. For purposes of health benefits the severance period for Mr. Adams would be 30 months and the severance period for each of Messrs. Saik, Koven and Wills and Dr. Tursi would be 18 months. The amounts in this column reflect payments by Auxilium of COBRA premiums for 18 months, based on the elections made with respect to, and the cost of, such benefits in 2014. In addition, for Mr. Adams, the amount represents the monthly reimbursement by Auxilium for the costs of his privately obtained health insurance for the remaining 12 months of his 30 month severance period, not to exceed the monthly COBRA premium cost. This aggregate amount is “double trigger” and will only be paid if the named executive officer’s employment is terminated by the executive for good reason, by Auxilium without cause or on account of Auxilium’s failure to renew the employment agreement, on or within one year following the closing of the merger.
(4)	None of the named executive officers’ employment agreements provides for a gross up of excess parachute payments within the meaning of section 280G of the Code. The employment agreements for Messrs. Adams and Koven include a modified cutback so that any parachute payments to the named executive officers are reduced in the event the named executive officer would be subject to an excise tax under section 4999 of the Code if such reduction would provide a greater net after-tax amount, after taking into account all taxes, including the excise tax. Auxilium expects to apply a modified cutback to each of the named executive officers. All amounts reported in the table represent the full amounts payable to the named executive officers upon a termination of employment by the executive for good reason, by Auxilium without cause or on account of Auxilium’s failure to renew the employment agreement, in each case, on the closing date of the merger, and do not reflect any effect of a modified cutback.

Indemnification

Endo has agreed to indemnify the present and former directors and officers of Auxilium and provide customary policies of directors’ and officers’ liability insurance. See the section entitled “The Merger Agreement—Indemnification” beginning on page 111 of this proxy statement/prospectus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF AUXILIUM COMMON STOCK

The following table sets forth information known to Auxilium concerning the beneficial ownership of Auxilium common stock as of December 5, 2014 for:

•	each person known by Auxilium to beneficially own 5% or more of the outstanding shares of Auxilium common stock;

•	each of Auxilium’s directors;

•	each of Auxilium’s named executive officers; and

•	all of Auxilium’s directors and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares of Auxilium common stock beneficially owned by a person and the percentage ownership of that person, shares of Auxilium common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or that will be exercisable within 60 days of December 5, 2014 are considered outstanding. These shares, however, are not considered outstanding as of December 5, 2014 when computing the percentage ownership of each other person.

Except as indicated in the footnotes to this table and pursuant to state community property laws, each Auxilium stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 53,267,152 shares of Auxilium common stock outstanding on December 5, 2014.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(23)
Certain Beneficial Owners:
Deerfield Mgmt, L.P.(3) James E. Flynn 780 Third Avenue, 37th Floor New York, NY 10017	6,267,382	11.8%
Palo Alto Investors, LLC(4) Patrick Lee, M.D. Anthony Joonkyoo Yun, M.D. Palo Alto Healthcare Master Fund, L.P. 470 University Avenue Palo Alto, CA 94301	4,883,879	9.2%
BlackRock, Inc.(5) 40 East 52nd Street New York, NY 10022	3,694,598	6.9%
The Vanguard Group(6) P.O. Box 2600, V26 Valley Forge, PA 19482-2600	3,131,050	5.9%

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(21)
Putnam Investments, LLC d/b/a Putnam Investments(7) One Post Office Square Boston, MA 02109	3,033,197	5.7%
Invus Public Equities, L.P.(8) 750 Lexington Avenue, 30th Floor New York, NY 10022	2,700,000	5.1%
Invesco Ltd.(9) 1555 Peachtree Street NE Atlanta, GA 30309	2,672,299	5.0%

Directors, named executive officers and all directors and current executive officers as a group:
Adrian Adams(10)	502,394	*
Peter C. Brandt(11)	65,000	*
Rolf A. Classon(12)	50,000	*
Oliver S. Fetzer, Ph.D.(13)	24,197	*
Paul. A. Friedman, M.D.(14)	30,361	*
Andrew I. Koven(15)	62,832	*
Nancy S. Lurker	0	*
William T. McKee(16)	55,000	*
Andrew Saik(17)	10,000	*
James P. Tursi, M.D.(18)	42,980	*
Alan J. Wills(19)	500	*
All directors and current executive officers as a group (14 persons)(20)	859,014	1.6%

*	Less than 1%
(1)	Unless otherwise provided, all addresses are care of Auxilium Pharmaceuticals, Inc., 640 Lee Road, Chesterbrook, Pennsylvania 19087.
(2)	The amounts shown in this column do not include unvested performance-based or time-based restricted stock units granted to Auxilium’s executive officers and also do not include vested or unvested deferred stock units granted to Auxilium’s directors and executive officers.
(3)	The information for Deerfield Mgmt, L.P. and James E. Flynn and their affiliates was obtained from the Forms 3, 3/A and 4 filed by James E. Flynn and Deerfield Mgmt, L.P. on June 10, 2014, September 18, 2014, September 25, 2014 and October 1, 2014, respectively, with the SEC reporting beneficial ownership in Auxilium common stock.
(4)	The information for Palo Alto Investors, LLC; Patrick Lee, M.D.; Anthony Joonkyoo Yun, M.D.; and Palo Alto Healthcare Master Fund II, L.P. was obtained from Amendment to Schedule 13G filed by Palo Alto Investors, LLC with the SEC on February 14, 2014 reporting beneficial ownership in Auxilium common stock.
(5)	The information for BlackRock, Inc. and its affiliates was obtained from Amendment No. 4 to Schedule 13G filed by BlackRock, Inc. with the SEC on January 28, 2014 reporting beneficial ownership in Auxilium common stock.
(6)	The information for The Vanguard Group was obtained from Amendment No. 1 to Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2014 reporting beneficial ownership in Auxilium common stock.
(7)	The information for Putnam Investments, LLC d/b/a Putnam Investments was obtained from Amendment No. 1 to Schedule 13G filed by Putnam Investments, LLC with the SEC on February 14, 2014 reporting beneficial ownership in Auxilium common stock.

(8)	The information for Invus Public Equities, L.P. and its affiliates was obtained from Amendment No. 4 to Schedule 13G filed by Invus Public Equities, L.P. with the SEC on February 14, 2014 reporting beneficial ownership in Auxilium common stock.
(9)	The information for Invesco Ltd. and its affiliates was obtained from Schedule 13G filed by Invesco Ltd. with the SEC on February 10, 2014 reporting beneficial ownership in Auxilium common stock.
(10)	Includes 404,750 shares underlying options that are exercisable within 60 days of December 5, 2014.
(11)	Includes 5,000 unvested shares of restricted stock and 40,000 shares underlying options that are exercisable within 60 days of December 5, 2014.
(12)	Includes 50,000 shares underlying options that are exercisable within 60 days of December 5, 2014.
(13)	Includes 15,000 shares underlying options that are exercisable within 60 days of December 5, 2014.
(14)	Includes 5,000 unvested shares of restricted stock and 20,000 shares underlying options that are exercisable within 60 days of December 5, 2014.
(15)	Includes 332 unvested shares of restricted stock and 62,500 shares underlying options that are exercisable within 60 days of December 5, 2014.
(16)	Includes 55,000 shares underlying options that are exercisable within 60 days of December 5, 2014.
(17)	Includes 10,000 unvested shares of restricted stock.
(18)	Includes 40,312 shares underlying options that are exercisable within 60 days of December 5, 2014.
(19)	Includes 500 unvested shares of restricted stock.
(20)	Includes 22,832 unvested shares of restricted stock and 701,312 shares underlying options that are exercisable within 60 days of December 5, 2014.
(21)	On a fully diluted basis, the ownership percentages would be as follows: Deerfield Mgmt, L.P. (7.0%); Palo Alto Investors, LLC (5.4%); BlackRock, Inc. (4.1%); The Vanguard Group (3.5%); Putnam Investments, LLC d/b/a Putnam Investments (3.4%); Invus Public Equities, L.P. (3.0%); Invesco Ltd. (3.0%); and all directors and executive officers as a group (1.0%).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information of Endo is presented to illustrate the estimated effects of the pending acquisition of Auxilium by Endo, the consummated acquisition of Paladin and related debt offerings to finance the transactions. The following unaudited pro forma condensed combined balance sheet as of September 30, 2014 and unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014 are based upon, derived from and should be read in conjunction with the unaudited condensed consolidated financial statements of Endo (which are available in Endo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and are incorporated by reference into this proxy statement/prospectus) and historical unaudited financial statements of Auxilium (which are available in Auxilium’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and are incorporated by reference into this proxy statement/prospectus). The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 is based upon, derived from and should be read in conjunction with the historical audited financial statements of EHSI (which are available in EHSI’s 2013 Form 10-K, incorporated by reference into this proxy statement/prospectus), the historical audited financial statements of Auxilium (which are available in Auxilium’s 2013 Form 10-K, incorporated by reference into this proxy statement/prospectus) and historical audited consolidated financial statements of Paladin (incorporated by reference into this proxy statement/prospectus). The acquisition of Auxilium will be accounted for and the Paladin transaction was accounted for as a business combination using the acquisition method of accounting under ASC 805. The unaudited pro forma condensed combined financial information set forth below give effect to the following, which we refer to, collectively, as the “Transactions”:

•	the completion of the pending acquisition of Auxilium (see information presented in the “Auxilium Pro Forma Adjustments” column in the unaudited pro forma condensed combined balance sheet and statement of operations);

•	the incurrence of $500.0 million in debt pursuant to the credit facility by Endo, which we refer to in this section as the New Term Loan Credit Facility, and the repricing of the Endo existing credit facility, which we refer to in this section as the Existing Term Loan Credit Facility (see information presented in the “Auxilium Pro Forma Adjustments” column in the unaudited pro forma condensed combined balance sheet and statement of operations);

•	the assumed incurrence of $1,000.0 million of Senior Notes due January 2023, which we refer to in this section as the New Senior Notes, by Endo (see information presented in the “Auxilium Pro Forma Adjustments” column in the unaudited pro forma condensed combined balance sheet and statement of operations);

•	the incurrence on February 28, 2014 of $1,525.0 million in debt pursuant to the Existing Term Loan Credit Facility by Endo and the repayment of EHSI’s credit facilities, which we refer to in this section as the EHSI Term Loan Credit Facility (see information presented in the “Paladin Pro Forma Adjustments” column in the unaudited pro forma condensed combined statement of operations);

•	the incurrence on December 19, 2013 of $700.0 million of Senior Notes due January 2022, which we refer to in this section as 2013 Senior Notes, by Endo (see information presented in the “Paladin Pro Forma Adjustments” column in the unaudited pro forma condensed combined statement of operations);

•	certain International Financial Reporting Standards, which we refer to as IFRS, to U.S. GAAP adjustments necessary to reflect legacy Paladin under the same accounting principles as EHSI as further described in Note 2 (see information presented in the “Paladin Adjusted Historical IFRS” and “Paladin Adjusted Historical U.S. GAAP” columns); and

•	certain other adjustments in connection with the consummation of the Paladin transaction (see information presented in the “Paladin Pro Forma Adjustments” column in the unaudited pro forma condensed combined statement of operations).

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma condensed combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, assets acquired and liabilities assumed are recorded at fair value. The fair value of Auxilium’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate by management of fair value as of September 30, 2014. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. The establishment of the fair value of consideration for acquisitions requires the extensive use of significant estimates and management’s judgment. Significant judgment is required in determining the estimated fair values of in-process research and development which we refer to as IPR&D, identifiable intangible assets, certain tangible assets and certain liabilities assumed. Such a valuation requires estimates and assumptions, including, but not limited to, determining the timing and estimated costs to complete each in-process project, projecting the timing of regulatory approvals, and estimating future cash flows and direct costs, in addition to developing the appropriate discount rates and current market profit margins. Since the Auxilium acquisition has not been completed, Endo’s access to information to make such estimates is limited and therefore, certain market based assumptions were used when data was not available. However, management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions based on information currently available. Preliminary fair value estimates may change as additional information becomes available and such changes could be material.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2014 and the fiscal year ended December 31, 2013 assume the completion of the Transactions occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet as of September 30, 2014 assumes the acquisition of Auxilium, the incurrence of the New Term Loan Credit Facility, the repricing of the Existing Term Loan Credit Facility and the incurrence of the New Senior Notes as if the events occurred on September 30, 2014. The completion of the Paladin transaction and the incurrence of $1,525.0 million in debt by Endo and the repayment of EHSI’s existing credit facilities occurred on February 28, 2014 and are reflected in the historical unaudited consolidated balance sheet of Endo as of September 30, 2014. The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Transactions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that Endo will experience after the Transactions. In addition, the accompanying unaudited pro forma condensed combined statements of operations do not include any expected cost savings or restructuring actions which may be achievable subsequent to the Transactions or the impact of any non-recurring activity and one-time transaction related costs or certain pro forma adjustments which are considered significant. Certain financial information of Auxilium as presented in its respective consolidated financial statements has been reclassified to conform to the historical presentation in Endo’s consolidated financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information.

For purposes of these pro forma financial statements and the preliminary purchase price allocation, we assumed that each share of Auxilium common stock was exchanged in the merger for the standard election consideration, resulting in the maximum cash consideration being paid in the merger; however, we cannot predict the elections that Auxilium stockholders ultimately will make, and the ultimate purchase price will be adjusted to reflect any changes in actual elections compared to the assumptions herein. See note 3 to these pro forma financial statements for differences in the pro forma results in the event that Auxilium stockholders make elections resulting in the maximum stock consideration being issued in the merger.

Endo International plc

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2014

(In thousands)

	Endo Historical	Auxilium Adjusted Historical (Note 2)	Auxilium Pro Forma Adjustments		Total Pro Forma
Assets
Current assets:
Cash and cash equivalents	$708,529	$74,029	$(2,729	)(5a)	$779,829
Restricted cash and cash equivalents	215,157	—	—		215,157
Marketable securities	5,336	3,844	—		9,180
Accounts receivable, net	1,039,835	107,410	—		1,147,245
Inventories, net	503,611	56,527	151,645	(5b)	711,783
Prepaid expenses and other current assets	36,938	7,153	—		44,091
Income taxes receivable	51,594	—	9,780	(5c)	61,374
Deferred income taxes	420,503	14,737	—		435,240

Total current assets	$2,981,503	$263,700	$158,696		$3,403,899

Marketable securities	2,584	—	—		2,584
Property and equipment, net	413,886	33,780	—		447,666
Goodwill	3,804,959	98,160	568,438	(5d)	4,471,557
Other intangibles, net	3,133,963	677,094	1,866,406	(5e)	5,677,463
Deferred income taxes	752	—	—		752
Other assets	251,902	73,920	37,500	(5a)	363,322

Total assets	$10,589,549	$1,146,654	$2,631,040		$14,367,243

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$273,909	$34,755	$—		$308,664
Accrued expenses	1,836,594	157,990	(4,061	)(5f)	1,990,523
Current portion of long-term debt	153,229	16,926	(11,926	)(5g)	158,229
Deferred income taxes	1,024	—	54,213	(5h)	55,237

Total current liabilities	$2,264,756	$209,671	$38,226		$2,512,653

Deferred income taxes	488,682	23,521	667,240	(5h)	1,179,443
Long-term debt, less current portion, net	4,219,309	580,816	914,184	(5i)	5,714,309
Other liabilities	1,086,610	170,769	(37,797	)(5f)	1,219,582
Commitments and contingencies
Stockholders’ equity:
Euro deferred shares	51	—	—		51
Common Stock	15	510	(508	)(5j)	17
Additional paid-in capital	3,076,343	631,292	585,664	(5j)	4,293,299
Accumulated deficit	(541,602)	(465,302)	459,408	(5j)	(547,496)
Accumulated other comprehensive loss	(44,086)	(108)	108	(5j)	(44,086)
Treasury stock	—	(4,515)	4,515	(5j)	—

Total Endo International plc stockholders’ equity	$2,490,721	$161,877	$1,049,187	(5j)	$3,701,785
Noncontrolling interests	39,471	—	—		39,471

Total stockholders’ equity	$2,530,192	$161,877	$1,049,187		$3,741,256

Total liabilities and stockholders’ equity	$10,589,549	$1,146,654	$2,631,040		$14,367,243

Note:

Certain Auxilium and Paladin amounts have been reclassified to conform to Endo’s presentation. The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Endo International plc

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2014

(In thousands, except per share data)

	Endo Historical	Auxilium Adjusted Historical (Note 2)	Paladin Adjusted Historical (Note 2)	Auxilium Pro Forma Adjustments		Paladin Pro Forma Adjustments		Total Pro Forma
Revenues:
Net pharmaceutical product sales	$1,660,878	$260,457	$42,552	$—		$—		$1,963,887
Devices revenues	359,425	—	—	—		—		359,425
Service and other revenues	56,928	20,704	—	—		—		77,632

Total revenues	$2,077,231	$281,161	$42,552	$—		$—		$2,400,944
Costs and expenses:
Cost of revenues	976,899	133,345	21,478	62,995	(5k)	5,118	(5k)	1,199,835
Selling, general and administrative	603,573	206,397	10,390	—		—		820,360
Research and development	113,772	33,519	1,299	—		—		148,590
Litigation-related and other contingencies	1,135,443	—	—	—		—		1,135,443
Asset impairment charges	—	16,514	—	—		—		16,514
Acquisition-related and integration items, net	71,819	(12,199)	35,630	(2,427	)(5l)	(68,997	)(5l)	23,826

Operating loss	$(824,275)	$(96,415)	$(26,245)	$(60,568)		$63,879		$(943,624)

Interest expense (income), net	167,528	28,610	(1,112)	43,123	(5m)	(535	)(5m)	237,614
Net loss on extinguishment of debt	31,712	—	—	—		—		31,712
Other income, net	(17,731)	(22)	(11,150)	—		—		(28,903)

Loss from continuing operations before income tax	$(1,005,784)	$(125,003)	$(13,983)	$(103,691)		$64,414		$(1,184,047)

Income tax	(338,592)	119	(5,417)	(48,166	)(5n)	28,530	(5n)	(363,526)

Loss from continuing operations	$(667,192)	$(125,122)	$(8,566)	$(55,525)		$35,884		$(820,521)

Discontinued operations, net of tax	2,251	—	—	—		—		2,251

Net loss	$(664,941)	$(125,122)	$(8,566)	$(55,525)		$35,884		$(818,270)

Less: Net income (loss) attributable to noncontrolling interests	2,895	—	(246)	—		—		2,649

Net loss attributable to Endo International plc	$(667,836)	$(125,122)	$(8,320)	$(55,525)		$35,884		$(820,919)

Net loss per share attributable to Endo International plc
Basic	$(4.62)							$(4.87)

Diluted	$(4.62)							$(4.87)

Weighted average shares attributable to Endo International plc
Basic	144,604					(5o	)	168,624
Diluted	144,604					(5o	)	168,624

Note:

Certain Auxilium and Paladin amounts have been reclassified to conform to Endo’s presentation. The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Endo International plc

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

(In thousands, except per share data)

	Endo Historical	Auxilium Adjusted Historical (Note 2)	Paladin Adjusted Historical (Note 2)	Auxilium Pro Forma Adjustments		Paladin Pro Forma Adjustments		Total Pro Forma
Revenues:
Net pharmaceutical product sales	$2,061,916	$382,412	$268,811	$—		$—		$2,713,139
Devices revenues	492,226	—	—	—		—		492,226
Service and other revenues	62,765	18,303	—	—		—		81,068

Total revenues	$2,616,907	$400,715	$268,811	$—		$—		$3,286,433
Costs and expenses:
Cost of revenues	1,039,516	145,103	128,080	118,264	(5k)	27,833	(5k)	1,458,796
Selling, general and administrative	849,339	220,790	63,432	—		(11,021	)(5l)	1,122,540
Research and development	142,472	50,211	8,373	—		—		201,056
Litigation-related and other contingencies	484,242	—	—	—		—		484,242
Asset impairment charges	519,011	—	—	—		—		519,011
Acquisition-related and integration items, net	7,952	52,696	—	—		—		60,648

Operating (loss) income	$(425,625)	$(68,085)	$68,926	$(118,264)		$(16,812)		$(559,860)

Interest expense (income), net	173,601	28,655	(4,944)	66,889	(5m)	46,467	(5m)	310,668
Net loss on extinguishment of debt	11,312	—	—	—		—		11,312
Other (income) expense, net	(50,971)	(378)	5,940	—		(4,846	)(5l)	(50,255)

(Loss) income from continuing operations before income tax	$(559,567)	$(96,362)	$67,930	$(185,153)		$(58,433)		$(831,585)

Income tax	(24,067)	(78,297)	17,562	(70,347	)(5n)	(63,207	)(5n)	(218,356)

(Loss) income from continuing operations	$(535,500)	$(18,065)	$50,368	$(114,806)		$4,774		$(613,229)

Discontinued operations, net of tax	(96,914)	—	—	—		—		(96,914)

Net (loss) income	$(632,414)	$(18,065)	$50,368	$(114,806)		$4,774		$(710,143)

Less: Net income attributable to noncontrolling interests	52,925	—	8	—		—		52,933

Net (loss) income attributable to Endo International plc	$(685,339)	$(18,065)	$50,360	$(114,806)		$4,774		$(763,076)

Net loss per share attributable to Endo International plc
Basic	$(6.05)							$(4.66)

Diluted	$(6.05)							$(4.66)

Weighted average shares attributable to Endo International plc
Basic	113,295						(5o)	163,620
Diluted	113,295						(5o)	163,620

Note:

Certain Auxilium and Paladin amounts have been reclassified to conform to Endo’s presentation. The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Endo International plc

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Description of transaction

Auxilium

On October 9, 2014, Endo announced that it had entered into the merger agreement pursuant to which Endo will acquire all of the outstanding shares of common stock of Auxilium for a per share consideration of $33.25 in a cash and stock transaction valued at approximately $2,645.9 million. Subject to aggregate cash and equity consideration limits, Auxilium stockholders may elect one of three options with respect to transaction consideration: the stock election consideration, which consists of 0.488 Endo shares per share of Auxilium common stock, the cash election consideration, which consists of $33.25 in cash per share of Auxilium common stock, or the standard election consideration, which consists of $16.625 in cash and 0.244 Endo shares per share of Auxilium common stock. The total amount of cash paid in respect of all shares of Auxilium common stock (other than excluded shares and Auxilium restricted shares) will not exceed, subject to adjustment pursuant to the merger agreement, $845.0 million, or approximately 50% of the total equity value of Auxilium, and the total equity consideration will not exceed 18,610,000 Endo shares, or approximately 75% of the total equity value of Auxilium. The transaction is expected to close in the first half of 2015 and is subject to the approval of Auxilium stockholders, regulatory approval in the U.S. and other customary closing conditions.

Pursuant to the QLT loan agreement, Endo loaned to Auxilium the amount required to fund the payment of the QLT termination fee of $28.4 million to terminate the QLT merger agreement. Auxilium terminated the QLT merger agreement effective October 8, 2014. The QLT termination fee loans are to be repaid (together with interest thereon) on the earlier of (i) October 9, 2015 and (ii) the date on which the merger agreement is validly terminated by either party for certain reasons.

The merger agreement contains certain termination rights for both Endo and Auxilium, including in the event that the transaction is not consummated by April 10, 2015 (subject to extension to July 8, 2015, if, as of the twentieth business day preceding the outside date (without any extension thereto), the applicable waiting period under the HSR Act has not expired or been terminated, without the imposition of any restraint that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Endo or Auxilium (which waiting period was terminated early by the FTC on November 18, 2014)). The merger agreement further provides that, upon termination of the merger agreement under specified circumstances, Auxilium may be required to pay Endo a termination fee of $70.0 million and repay Endo the $28.4 million QLT termination fee loans. Endo is required to pay Auxilium a termination fee of $150.0 million if Endo terminates the merger agreement due to a change in U.S. federal tax law (whether or not such change in law is yet effective) after the date of the merger agreement that, as a result of consummating the transactions contemplated by the merger agreement once effective, would have a material adverse effect on Endo or Auxilium terminates the merger agreement because Endo fails to confirm within a specified period that Endo has no right to terminate the merger agreement as a result of a tax termination event.

In connection with the Auxilium acquisition, Endo plans to increase the Existing Term Loan Credit Facility at closing through the New Term Loan Credit Facility, which will allow for total borrowings of up to $500.0 million. Also, in connection with the closing of the New Term Loan Credit Facility, the applicable margin on the Existing Term Loan Credit Facility will be repriced by an additional 25 basis points. In addition, Endo will issue $1,000.0 million of New Senior Notes. As of September 30, 2014, term loans under Endo’s Existing Term Loan Credit Facility amounted to $1,502.3 million.

Paladin

On November 5, 2013, EHSI announced that it had entered into an arrangement agreement to acquire Paladin in a stock and cash transaction and, on February 28, 2014, the transaction closed and each of EHSI and Paladin was acquired by Endo International plc, a newly-formed Irish holding company.

In connection with the Paladin transaction, EHSI refinanced the EHSI Term Loan Credit Facility at closing through the Existing Term Loan Credit Facility. The Existing Term Loan Credit Facility consists of a five-year senior secured term loan “A” facility in an amount up to $1.1 billion, a seven-year senior secured term loan “B” facility in an amount up to $425.0 million, and a five-year revolving credit facility with an initial borrowing capacity of up to $750.0 million. The credit facility contains an uncommitted expansion provision which permits up to $1.0 billion (or an unlimited amount if the secured leverage ratio, as defined in the credit facility, is less than or equal to 2.75x) of additional revolving or term loan commitments from one or more of the lenders under the credit facility or other lenders.

Under the Existing Term Loan Credit Facility, $50.0 million is available for letters of credit and up to $50.0 million is available for swing line loans on same-day notice, both of which may be increased to up to $75.0 million, subject to consents as described in the Existing Term Loan Credit Facility.

Interest rates

The interest rates under the Existing Term Loan Credit Facility and the New Term Loan Credit Facility are at LIBOR plus the applicable margin. For the purposes of these unaudited pro forma condensed combined financial statements, it was assumed that the new term loans will be borrowed under the Existing Term Loan Credit Facility and the New Term Loan Credit Facility at a current LIBOR rate plus 0.50%, for weighted average interest rates of 3.13% and 3.13% for the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively. For the purposes of these unaudited pro forma condensed combined financial statements, Endo used the stated interest rate on the New Senior Notes of 6.75% and on the 2013 Senior Notes of 5.75%.

Note 2. Basis of presentation

The acquisition of Auxilium will be accounted for and the Paladin acquisition was accounted for as a business combination using the acquisition method of accounting under ASC 805. This unaudited pro forma condensed combined financial information does not give effect to immaterial transactions, such as Boca Pharmacal LLC, Sumavel® DosePro®, Dava Pharmaceuticals, Inc. or Grupo Farmacéutico Somar by Endo and Actient Holdings LLC and STENDRA® by Auxilium.

The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement,” which we refer to as ASC 820. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and, as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business combination be recognized at fair value as of the acquisition date and that the fair value of acquired IPR&D be recorded on the balance sheet. As of the date of this proxy statement/prospectus, Endo has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Auxilium assets to be acquired and the liabilities to be assumed and the related allocation of purchase price. A final determination of the fair value of Auxilium’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Auxilium that exist as of the date of completion of the merger and, therefore, cannot be made prior to that date. Additionally, a significant portion of the merger consideration to be paid by Endo to complete the merger will be determined based on the trading price of Endo shares at the time of the completion of the merger. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed.

The historical unaudited financial statements of Auxilium (which are available in Auxilium’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014) and the historical audited financial statements of Auxilium (which are available in Auxilium’s 2013 Form 10-K) were prepared in accordance with U.S. GAAP.

Following the acquisition, Endo will conduct a review of Auxilium’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Auxilium’s results of operations or reclassification of assets or liabilities to conform to Endo’s accounting policies and classifications. As a result of that review, Endo may identify differences between the accounting policies of the two companies that, when conformed, are not expected to have a material impact on these unaudited pro forma condensed combined financial statements. During the preparation of these unaudited pro forma condensed combined financial statements, Endo was not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to Endo’s financial presentation, and accordingly, this unaudited pro forma condensed combined financial information does not assume any material differences in accounting policies between the two companies.

Financial information presented in the “Auxilium Adjusted Historical” column in the unaudited pro forma condensed combined balance sheet and statement of operations has been reclassified to conform to the historical presentation in Endo’s consolidated financial statements as follows:

Reclassification included in the unaudited pro forma condensed combined balance sheet (in thousands):

	As of September 30, 2014
	Before Reclassification	Reclassification	After Reclassification
Accounts receivable, other	$23,806	$(23,806)	$—
Accounts receivable, trade, net (includes $1,674 of cash discounts reclassed to accrued expenses)	$81,930	$25,480	$107,410
Inventories, non-current	$56,828	$(56,828)	$—
Other assets	$17,092	$56,828	$73,920

Accounts payable	$24,599	$10,156	$34,755
Deferred revenue, current portion	$2,622	$(2,622)	$—
Deferred rent, current portion	$1,439	$(1,439)	$—
Contingent consideration, current	$47,434	$(47,434)	$—
Accrued expenses (includes $1,674 of cash discounts reclassed from accounts receivable)	$114,977	$43,013	$157,990

Senior convertible notes	$302,404	$(302,404)	$—
Term loan, long-term portion	$278,412	$302,404	$580,816

Deferred revenue, long-term portion	$31,357	$(31,357)	$—
Deferred rent, long-term portion	$6,440	$(6,440)	$—
Contingent consideration, long-term portion	$132,972	$(132,972)	$—
Other liabilities	$—	$170,769	$170,769

Reclassification included in the unaudited pro forma condensed combined statement of operations (in thousands):

	For the Nine Months Ended September 30, 2014
	Before Reclassification	Reclassification	After Reclassification
Net revenues/pharmaceuticals	$281,161	$(20,704)	$260,457
Other revenues	$—	$20,704	$20,704

Amortization of purchased intangibles	$59,444	$(59,444)	$—
Cost of goods sold	$73,901	$59,444	$133,345

Selling, general and administrative	$219,713	$(13,316)	$206,397
Contingent consideration/acquisition-related and integration items	$(25,515)	$13,316	$(12,199)

	For the Year Ended December 31, 2013
	Before Reclassification	Reclassification	After Reclassification
Net revenues/pharmaceuticals	$400,715	$(18,303)	$382,412
Other revenues	$—	$18,303	$18,303

Amortization of purchased intangibles	$44,988	$(44,988)	$—
Cost of goods sold (includes $11,900 of acquisition related costs reclassed to contingent consideration/acquisition-related and integration items)	$112,015	$33,088	$145,103
Selling, general and administrative (includes $29,400 of acquisition related costs reclassed to contingent consideration/acquisition-related and integration items)	$250,190	$(29,400)	$220,790
Contingent consideration/acquisition-related and integration items	$11,396	$41,300	$52,696

The historical financial statements of Paladin for the two months ended February 28, 2014 and the year ended December 31, 2013 were prepared in accordance with IFRS using the Canadian dollar as the reporting currency. Certain IFRS to U.S. GAAP adjustments have been made to the historical financial statements of Paladin. For purposes of the unaudited financial information, the Canadian dollar denominated IFRS financial statements have been converted to the U.S. dollar, using the average exchange rate of $0.9096 for the two months ended February 28, 2014 and $0.9710 for the year ended December 31, 2013, respectively.

Financial information presented in the “Paladin Adjusted Historical IFRS” column in the unaudited adjusted historical statement of operations has been reclassified to conform to the historical presentation in our consolidated financial statements as follows:

Reclassification included in the Paladin unaudited adjusted historical statement of operations (in thousands of USD):

	For the Two Months Ended February 28, 2014
	Before Reclassification	Reclassification	After Reclassification
Amortization of intangible assets	$2,817	$(2,817)	$—
Cost of revenues	$18,661	$2,817	$21,478

Depreciation of property, plant and equipment	$206	$(206)	$—
Restructuring costs	$961	$(961)	$—
Selling, general and administrative	$9,223	$1,167	$10,390

Other finance expense	$(18)	$18	$—
Foreign exchange loss	$(1,050)	$1,050	$—
Share of net loss from a joint venture	$14	$(14)	$—
Share of net income from associates	$(201)	$201	$—
Other income, net	$(9,895)	$(1,255)	$(11,150)

Interest income	$(1,602)	$1,602	$—
Interest expense, net	$490	$(1,602)	$(1,112)

	For the Year Ended December 31, 2013
	Before Reclassification	Reclassification	After Reclassification
Amortization of intangible assets	$19,781	$(19,781)	$—
Cost of revenues	$108,299	$19,781	$128,080

Depreciation of property, plant and equipment	$1,256	$(1,256)	$—
Selling, general and administrative	$62,176	$1,256	$63,432

Other finance expense	$1,440	$(1,440)	$—
Foreign exchange loss	$(49)	$49	$—
Share of net loss from a joint venture	$667	$(667)	$—
Share of net income from associates	$(91)	$91	$—
Endo arrangement transaction costs	$4,846	$(4,846)	$—
Other income, net	$(873)	$6,813	$5,940

Interest income	$(8,485)	$8,485	$—
Interest expense, net	$3,541	$(8,485)	$(4,944)

Below is unaudited financial information showing adjustments to conform Paladin’s historical IFRS statements to U.S. GAAP.

Paladin Labs Inc.

Unaudited Adjusted Historical Statement of Operations

For the Two Months Ended February 28, 2014

(In thousands of USD)

	Paladin Adjusted Historical IFRS	U.S. GAAP Adjustments	Paladin Adjusted Historical U.S. GAAP
Revenues:
Net pharmaceutical product sales	$42,552	$—	$42,552

Total revenues	$42,552	$—	$42,552
Costs and expenses:
Cost of revenues	21,478	—	21,478
Selling, general and administrative	10,390	—	10,390
Research and development	1,299	—	1,299
Acquisition-related and integration items, net	35,630	—	35,630

Operating loss	$(26,245)	$—	$(26,245)

Interest income, net	(1,112)	—	(1,112)
Other income, net	(11,150)	—	(11,150)

Loss before income tax	$(13,983)	$—	$(13,983)

Income tax	(5,509)	92 (a)	(5,417)

Net loss	$(8,474)	$(92)	$(8,566)

Less: Net loss attributable to noncontrolling interests	(246)	—	(246)

Net loss attributable to Paladin Labs Inc.	$(8,228)	$(92)	$(8,320)

(a)	Reflects the period income tax effect of IFRS to U.S. GAAP adjustments.

Paladin Labs Inc.

Unaudited Adjusted Historical Statement of Operations

For the Year Ended December 31, 2013

(In thousands of USD)

	Paladin Adjusted Historical IFRS	U.S. GAAP Adjustments	Paladin Adjusted Historical U.S. GAAP
Revenues:
Net pharmaceutical product sales	$268,811	$—	$268,811

Total revenues	$268,811	$—	$268,811
Costs and expenses:
Cost of revenues	128,080	—	128,080
Selling, general and administrative	63,432	—	63,432
Research and development	8,373	—	8,373

Operating income	$68,926	$—	$68,926

Interest income, net	(4,944)	—	(4,944)
Other expense, net	5,940	—	5,940

Income before income tax	$67,930	$—	$67,930

Income tax	17,555	7 (a)	17,562

Net income	$50,375	$(7)	$50,368

Less: Net income attributable to noncontrolling interests	8	—	8

Net income attributable to Paladin Labs Inc.	$50,367	$(7)	$50,360

(a)	Reflects the period income tax effect of IFRS to U.S. GAAP adjustments.

Note 3. Preliminary estimated acquisition consideration for Auxilium

Upon completion of the merger, each issued and outstanding share of Auxilium common stock will be converted into the right to receive either $33.25 in cash, 0.488 Endo shares or a mix of $16.625 in cash and 0.244 Endo shares, at each stockholder’s election, subject to the proration and adjustment procedures described under the section entitled “The Merger Agreement—Election and Proration Procedures” beginning on page 96 of this proxy statement/prospectus. Auxilium stock options will be settled in cash on a cashless exercise basis for Endo shares in an amount equal to the positive difference, if any, between the Auxilium closing share price and the exercise price per share of Auxilium common stock applicable to such Auxilium stock option.

For the purposes of calculating the preliminary estimated acquisition consideration in the unaudited pro forma condensed combined financial information, the effective date of the merger is assumed to be November 11, 2014, on which date the Endo share price was $68.26 per share. The $68.26 Endo share price is used for pro forma purposes only. The Auxilium convertible notes are assumed to be converted at the November 11, 2014 Auxilium share price of $32.60. The consideration transferred will ultimately be based on the share price of Endo shares on the effective date of the merger and the Auxilium share price on the date of conversion, and could be materially different than the share prices utilized in the pro forma financial statements.

Based on shares of Auxilium common stock and equity awards outstanding per the merger agreement and assuming all Auxilium stockholders make a standard election, all equity awards remain outstanding until the closing date of the merger and the Auxilium convertible notes and Actient warrants are converted and receive the standard election consideration in the merger, the preliminary estimated acquisition consideration is as follows (in thousands, except for per share amounts):

Preliminary Estimated Acquisition Consideration

Number of shares of Auxilium common stock to be paid through the delivery of Endo shares per the merger agreement	50,847
Exchange ratio	0.244
Number of Endo shares—as exchanged	12,411
Price of Endo shares on November 11, 2014	$68.26

Estimated fair value of 12.4 million Endo shares issued to Auxilium stockholders per the merger agreement		$847,203
Number of shares of Auxilium common stock to be paid in cash per the merger agreement	50,847
Per share cash consideration for shares of Auxilium common stock	$16.625

Estimated cash distribution to Auxilium stockholders per the merger agreement		845,000
Number of shares of Auxilium common stock to be paid to through the delivery of Endo shares to settle the Auxilium convertible notes and Actient warrants(1)	16,774
Exchange ratio	0.244
Number of Endo shares—as exchanged	4,093
Price of Endo shares on November 11, 2014	$68.26

Estimated fair value of 4.1 million Endo shares issued to Auxilium stockholders to settle the Auxilium convertible notes and Actient warrants		279,374
Number of shares of Auxilium common stock to be paid in cash to settle the Auxilium convertible notes and Actient warrants	16,774
Per share cash consideration for shares of Auxilium common stock	$16.625

Estimated cash distribution to Auxilium stockholders to settle the Auxilium convertible notes and Actient warrants		278,864
Fair value of Auxilium stock options outstanding—6.8 million at November 11, 2014(2)		66,627
Fair value of 0.5 million Restricted stock units and 0.2 million Performance share awards		23,754
Fair value of assumed term loan		305,051

Total preliminary estimated acquisition consideration		$2,645,873

Notes:

(1)	The number of shares of Auxilium common stock to be paid through the delivery of Endo shares to settle the Auxilium convertible notes and the Actient warrants are made up of the following:

Convertible notes	15,524
Actient warrants	1,250

16,774

(2)

Under ASC 805, the fair value of vested stock option awards attributed to pre-combination services is accounted for as purchase price consideration. There were a total of 6.8 million Auxilium stock options outstanding as of September 30, 2014 with an estimated fair value of $66.6 million, which is accounted for as purchase price consideration under ASC 805.

The sensitivity table below shows a range of purchase consideration amounts based on hypothetical Endo share prices on the merger effective date. The total purchase consideration figures below are calculated according to the terms of the merger agreement (Note 1). As shown in the table below, an approximate $3.00 change in the Endo share price changes the purchase consideration and the underlying goodwill by approximately $50.0 million.

Closing stock price per Endo share on effective date of the merger	$62.00	$65.00	$68.26	$71.00	$74.00
Total purchase consideration	$2.54 billion	$2.59 billion	$2.65 billion	$2.69 billion	$2.74 billion

The sensitivity table below shows a range of Endo shares issued based on hypothetical Auxilium stockholder elections and convertible notes and Actient warrants settlements based on the same mix of cash and Endo shares that all other Auxilium stockholders receive in the merger in such scenarios. The total consideration figures below are calculated according to the terms of the merger agreement (Note 1). In addition, the sensitivity table below shows the basic and diluted net income per share for the respective income statement periods given the change in pro forma weighted average shares outstanding as a result of the additional Endo shares issued.

Percentage of Auxilium stockholders electing to receive all Endo shares	25.0%	37.5%	50.0%	62.5%	75.0%
Percentage of Auxilium stockholders electing to receive all cash	75.0%	62.5%	50.0%	37.5%	25.0%
Total Endo shares issued (in thousands)	16,504	16,504	16,504	20,624	24,749
Basic net income per share attributable to Endo International plc—nine months ended 9/30/14	$(4.87)	$(4.87)	$(4.87)	$(4.75)	$(4.64)
Diluted net income per share attributable to Endo International plc—nine months ended 9/30/14	$(4.87)	$(4.87)	$(4.87)	$(4.75)	$(4.64)
Basic net income per share attributable to Endo International plc—year ended 12/31/13	$(4.66)	$(4.66)	$(4.66)	$(4.55)	$(4.44)
Diluted net income per share attributable to Endo International plc—year ended 12/31/13	$(4.66)	$(4.66)	$(4.66)	$(4.55)	$(4.44)

Note 4. Preliminary estimated purchase price allocation

Since the Auxilium acquisition has not been completed, Endo’s access to information to make such estimates of a purchase price allocation is limited and, therefore, certain market based assumptions were used when data was not available. However, management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions based on information currently available. The pro forma adjustments to allocate the acquisition consideration will remain preliminary until Endo’s management determines the final acquisition consideration and the fair values of assets acquired, net of liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after the closing. The final fair value adjustments necessary to value the assets acquired and liabilities assumed could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements.

The preliminary allocation of the estimated purchase price to the fair value of Auxilium’s acquired assets and liabilities assumed as if the acquisition date was September 30, 2014 is presented as follows (in millions):

Preliminary estimated acquisition consideration (see Note 3)		$2,645.9
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of Auxilium’s net assets	4a	161.9
Less net transaction costs expected to be paid by Auxilium	4a	(20.7)
Less historical Auxilium goodwill and other intangible assets	4b	(775.3)
Less historical convertible notes	4c	302.4
Less book value of the Auxilium term loan	4d	295.4

Net assets to be acquired		(36.3)
Fair value adjustments of net assets acquired:
Inventory	4e	151.7
Deferred revenue and deferred rent	4f	41.9
Identifiable intangible assets:
Product rights and other intangibles	4g	2,349.3
IPR&D	4g	194.2
Deferred tax liabilities	4h	(721.5)

Goodwill	4i	666.6

Adjustments included in the table above are for the following:

a.	Reflects the acquisition of the historical book value of net assets of Auxilium as of September 30, 2014 and $31.3 million of estimated transaction costs, net of $10.6 million of estimated tax benefits, expected to be paid by Auxilium, which will reduce net assets to be acquired.

b.	Auxilium’s historical balance sheet includes $775.3 million of goodwill and other intangible assets, which will be adjusted to fair value in purchase accounting.

c.	Auxilium’s historical balance sheet includes $302.4 million of convertible notes, which are assumed to be converted into Auxilium shares and included as part of the acquisition consideration (Note 3).

d.	Reflects the book value of the Auxilium term loan of $295.4 million, which was assumed and included as part of the acquisition consideration (Note 3).

e.	Represents the estimated adjustment to step-up inventory to fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. Endo will expense the fair value adjustment of Auxilium’s inventory as the acquired inventory is sold. As there is no continuing impact of the inventory step-up on Endo’s results, the cost of goods sold associated with the increased inventory value is not included in the unaudited pro forma condensed combined statements of operations.

f.	Auxilium’s historical balance sheet includes $34.0 million of deferred revenue and $7.9 million of deferred rent, which will be eliminated in purchase accounting.

g.	Of the total estimated consideration, approximately $2,349.3 million relates to definite-lived intangible assets which are estimated to be amortized over a weighted average useful life of fourteen years. The final determination of the estimated useful lives may vary from the preliminary useful life determined for pro forma purposes. A one year decrease in the useful lives of the definite-lived intangible assets would result in additional annual amortization expense of $12.2 million. Amortization related to the value of the definite-lived intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined statements of operations. IPR&D of $194.2 million will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of the projects and launch of the products, Endo will make a separate determination of useful life of the IPR&D intangibles and amortization will be recorded as an expense. As IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma condensed combined statements of operations.

The fair value estimate for definite-lived intangible assets and IPR&D assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for definite-lived intangible assets and IPR&D assets, may differ from this preliminary determination.

The fair value of definite-lived intangible assets is determined primarily using the “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the definite-lived intangible assets valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each project or product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital/asset contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

h.	Reflects a deferred income tax liability primarily resulting from fair value adjustments for the identifiable intangible assets and inventory. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the fair value step-ups attributable to identifiable intangible assets and inventory acquired at an estimated 36% blended statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon the final determination of Auxilium’s blended statutory tax rate post-acquisition and management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.

i.	Goodwill, currently estimated at $666.6 million, represents the excess of the preliminary estimated acquisition consideration expected to be transferred over the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. In accordance with ASC 350, “Intangibles—Goodwill and Other”, goodwill is not amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment.

Note 5. Pro forma adjustments

a.	The adjustment to cash and cash equivalents reflects the following (in thousands):

Debt proceeds(1)	$1,500,000
Repayment of Auxilium’s existing debt(1)	(305,051)
Debt issuance costs(2)	(37,500)
Cash transaction costs(3)	(36,314)
Total estimated purchase price to be paid in cash(4)	(1,123,864)

Auxilium pro forma adjustments	$(2,729)

Notes:

(1)	The issuance of $1,500.0 million in additional debt, which will be used for the acquisition of Auxilium, the subsequent repayment of $305.1 million of the Auxilium assumed term loan and other general corporate purposes;
(2)	the estimated debt issuance costs of $37.5 million related to the issuance of additional debt;
(3)	the incurrence of $5.0 million and $31.3 million, including the QLT termination fee loans of $28.4 million, of estimated direct transaction costs of Endo and Auxilium, respectively, associated with the Auxilium acquisition; and
(4)	the estimated payment of $1,123.9 million in cash consideration to sellers for shares of Auxilium common stock (see Note 3).

b.	Represents the estimated fair value adjustment to step-up inventory to fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. Endo will expense the fair value adjustment of Auxilium’s inventory as the acquired inventory is sold. As there is no continuing impact of the inventory step-up on Endo’s results, the amortization expense on the increased inventory value is not included in the unaudited pro forma condensed combined statement of operations.

c.	Reflects an adjustment to income tax receivable primarily related to a tax benefit resulting from the estimated tax deductible portion of the Auxilium transaction costs.

d.	Represents the adjustment to reflect $666.6 million of goodwill, which is the excess of the preliminary estimated acquisition consideration expected to be transferred over the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed.

e.	The adjustments reflect the incremental amount necessary to record the fair value of the Auxilium intangible assets acquired of $2,543.5 million. Approximately $2,349.3 million relates to definite-lived intangible assets which are estimated to be amortized over a weighted average useful life of 14 years. The final determination of the estimated useful lives may vary from the preliminary useful life determined for pro forma purposes. Amortization related to the value of the definite-lived intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined statements of operations. IPR&D of $194.2 million will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of the projects and launch of the products, Endo will make a separate determination of useful life of the IPR&D intangibles and amortization will be recorded as an expense. As IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma condensed combined statements of operations.

f.	Represents an adjustment to eliminate $34.0 million of deferred revenue and $7.9 million of deferred rent.

g.	Represents the subsequent payoff of Auxilium’s current portion of long-term debt of $16.9 million, offset by the current portion of new indebtedness from the New Term Loan Credit Facility of $5.0 million.

h.	Reflects deferred income tax liabilities primarily resulting from fair value adjustments for the identifiable intangible assets and inventory. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the fair value step-ups attributable to identifiable intangible assets and inventory acquired at an estimated 36% blended statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon the final determination of Auxilium’s blended statutory tax rate post-acquisition and management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.

i.	The adjustment to long-term debt, less current portion, net consists of the following components (in thousands):

New Term Loan Credit Facility	$500,000
New Senior Notes	1,000,000
Adjustment to reflect the fair value of Auxilium debt	9,713
Endo repayment of Auxilium term loan, net of $16.9 million current portion (see 5f)	(288,125)
Conversion of Auxilium convertible notes into Auxilium shares, which are included in the acquisition consideration	(302,404)

Net change	$919,184

Less current portion of long-term debt	(5,000)

Total net change	$914,184

Endo estimates it will incur approximately $37.5 million in fees in connection with borrowings under the New Term Loan Credit Facility and the New Senior Notes. Accordingly, such fees are capitalized and included in other assets in the unaudited pro forma condensed combined balance sheet. Deferred debt issuance costs will be amortized using an effective-interest method over the life of the related debt instrument, which ranges from 7 to 8 years.

j.	The adjustments to equity consist of the following components (in thousands):

Additional paid-in capital and common stock related to the issuance of common shares of Endo to Auxilium shareholders as merger consideration (see Note 3)	$1,216,958
The elimination of Auxilium’s historical shareholder’s equity	(161,877)
Estimated direct transaction costs of Endo	(5,894)

Auxilium pro forma adjustments	$1,049,187

k.	Reflects a net increase in amortization expense on the definite-lived intangible assets of Auxilium and Paladin, which were revalued upon acquisition. These assets have an estimated weighted average useful life of 14 years and 11 years, respectively.

l.	Represents an elimination of the transactions costs associated with the Auxilium and Paladin transactions.

m.	The net adjustments for the nine months ended September 30, 2014 and the year ended December 31, 2013 consist of the following components, assuming new financing consisting of (i) $500.0 million aggregate principal amount of the New Term Loan Credit Facility, (ii) $1,000.0 million of New Senior Notes and (iii) the repricing of the Existing Term Loan Credit Facility (in thousands):

	Auxilium		Paladin
	Nine Months Ended September 30, 2014	Year Ended December 31, 2013	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Estimated interest expense (including the amortization of debt issuance costs) on new indebtedness	$71,733	$95,544	$35,199	$87,360
Historical interest expense associated with the EHSI Term Loan Credit Facility	—	—	(35,734)	(40,893)
Historical interest expense associated with the Auxilium & Paladin debt	(28,610)	(28,655)	—	—

Total interest expense adjustment	$43,123	$66,889	$(535)	$46,467

On an as adjusted basis, after giving effect to the application of the proceeds from the new term loan credit facility and new senior notes and the consummation of the Transactions, as of September 30, 2014, Endo’s aggregate principal debt outstanding would have consisted of $2,005.7 million of floating rate debt and $3,871.9 million of fixed-rate debt. Based on the pro forma amount of floating-rate debt outstanding at September 30, 2014, a 1/8% rise in interest rates would result in approximately $2.5 million incremental interest expense.

n.	Income tax rates of approximately 36%, 36% and 27% for Endo, Auxilium and Paladin, respectively, have been used for the pro forma adjustments for the nine months ended September 30, 2014 and for the year ended December 31, 2013. The income tax rates are the applicable blended statutory tax rates of Endo, Auxilium and Paladin for the periods referenced. The blended state rates are estimates and do not take into account future income tax strategies that may be applied to the combined entity.

o.	Represents the adjustment to weighted average shares outstanding to account for the conversion of each Auxilium and Paladin outstanding share to Endo shares (shares in thousands). The Auxilium and Paladin stock options were excluded from the diluted share calculations because their effect would have been anti-dilutive, as Endo was in a loss position for the nine months ended September 30, 2014, and for the year ended December 31, 2013.

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Basic
Endo weighted average number of shares outstanding	144,604	113,295
Endo shares to be issued in replacement of Auxilium’s common shares	16,504	16,504
Endo shares to be issued in replacement of Paladin’s common shares (two months)	7,516	33,821

Pro forma weighted average number of basic common shares outstanding	168,624	163,620

Diluted
Endo weighted average number of shares outstanding	144,604	113,295
Endo shares to be issued in replacement of Auxilium’s common shares	16,504	16,504
Endo shares to be issued in replacement of Paladin’s common shares (two months)	7,516	33,821

Pro forma weighted average number of diluted common shares outstanding	168,624	163,620

COMPARISON OF THE RIGHTS OF ENDO SHAREHOLDERS AND AUXILIUM STOCKHOLDERS

The rights of Endo shareholders and the relative powers of the Endo board of directors are governed by applicable Irish law, including the Companies Acts, and by the Endo memorandum and articles of association. The rights of Auxilium stockholders and the relative powers of the Auxilium board of directors are governed by the laws of the State of Delaware, including the DGCL, and the Auxilium charter and the Auxilium bylaws. As a result of the merger, Auxilium stockholders who receive Endo shares will become Endo shareholders. Thus, following the merger, the rights of Auxilium stockholders who become Endo shareholders in the merger will be governed by applicable Irish laws, and will also then be governed by the Endo memorandum and articles of association.

The following is a summary comparison of the material differences between the rights of Auxilium stockholders under the DGCL and the Auxilium charter and Auxilium bylaws and the rights Auxilium stockholders will have as shareholders of Endo under the Companies Acts and the Endo memorandum and articles of association following the merger. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or NASDAQ listing requirements, many of which are similar to, or have an effect on, matters described herein under Delaware or Irish law. Such rights or obligations generally apply equally to Auxilium common stock and Endo shares.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the DGCL, the Companies Acts, the Auxilium charter and Auxilium bylaws and the Endo memorandum and articles of association. See the section entitled “Where You Can Find More Information” beginning on page 194 of this proxy statement/prospectus for information on how to obtain a copy of the Endo memorandum and articles of association and the Auxilium charter and Auxilium bylaws.

	Endo	Auxilium
Authorized Capital Stock

The authorized share capital of Endo is €40,000 and US$100,000 divided into 4,000,000 euro deferred shares of €0.01 each and 1,000,000,000 ordinary shares of US$0.0001 each.

Under Irish law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the memorandum and articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution (approval by a simple majority of the votes cast at a general meeting of Endo shareholders). The Endo memorandum and articles of association authorizes the Endo board of directors to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of the articles of association.

The authorized capital stock of Auxilium consists of (i) 150,000,000 shares of common stock, $0.01 par value, (ii) 3,500,000 shares of preferred stock, $0.01 par value and (iii) 1,500,000 shares of series a junior participating preferred stock, $0.01 par value.

Under Delaware law, the board of directors without stockholder approval may approve the issuance of authorized but unissued shares of common stock that are not otherwise committed for issuance.

Under the Auxilium charter, the Auxilium board of directors has the authority to issue one or more series of preferred stock with designations, voting powers, preferences and rights, and any qualifications, restrictions or limitations thereof, as the Auxilium board of directors may determine.

The Auxilium charter authorizes preferred stock, which stock is entitled to quarterly dividends, voting rights superior to the common stock and a

	Endo	Auxilium
liquidation preference. No series of preferred stock have been designated and no shares of preferred stock are outstanding.

Reduction of Capital	Endo may, by ordinary resolution, reduce its authorized share capital in any way. Endo also may, by special resolution (approval by not less than 75% of the votes cast at a general meeting of Endo shareholders) and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any way permitted by the Companies Acts.	Under the Auxilium charter, the number of authorized shares of common stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, irrespective of the provisions of DGCL section 242(b)(2). The number of authorized shares of preferred stock may be increased but not decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote, voting together as a single class, without a separate vote of the holders of preferred stock, unless a vote of such holders is required pursuant to any certificate of designation for such series, irrespective of the provisions of DGCL section 242(b)(2).

Pre-emption Rights

Under Irish law, certain statutory pre-emption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, Endo has opted out of these pre-emption rights in its memorandum and articles of association as permitted under Irish law. Because Irish law requires this opt-out to be renewed every five years by special resolution, this opt-out must be so renewed in accordance with Irish statutory requirements if it is to remain effective. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of Endo on a pro rata basis to their existing shareholding before the shares may be issued to any new shareholders.

Statutory pre-emption rights do not apply (i) where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the

Under Delaware law, stockholders of a corporation do not have preemptive rights to subscribe to an additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the certificate of incorporation. Because the Auxilium charter does not include any provision in this regard, holders of shares of Auxilium common stock do not have preemptive rights.

	Endo	Auxilium

issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee stock option or similar equity plan.

Consideration for Shares

Under Irish law, Endo is prohibited from allotting shares without consideration. Endo cannot allot a share except as paid up at least as to one-quarter of the nominal value of the share and the whole of any premium paid on it.

This restriction does not apply to shares allotted in pursuance of an employees’ share scheme where at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share awards, bonus shares or any other share-based grants must be paid pursuant to the Companies Acts.

Under Delaware law, capital stock issued by Auxilium may be paid in such form and manner as the Auxilium board of directors determines, such payment to consist of cash, any tangible or intangible property or any benefit to the corporation.

The Auxilium bylaws provide that, unless otherwise voted by the stockholders and subject to the provisions of the Auxilium charter, the whole or any part of any unissued balance of the authorized capital stock of Auxilium or the whole or any part of any shares of the authorized capital stock of Auxilium held in Auxilium’s treasury may be issued, sold, transferred to or otherwise disposed of by vote of the Auxilium board of directors in such manner, for such lawful consideration and on such terms as the Auxilium board of directors may determine.

Dividends, Distributions, Repurchases and Redemptions

Dividends and Distributions by Endo

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Endo are equal to, or in excess of, the aggregate of Endo’s called up share capital plus undistributable reserves and the distribution does not reduce Endo’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Endo’s accumulated unrealized profits, so far as not previously utilized by any

Dividends and Distributions by Auxilium

Delaware law generally provides that, subject to certain restrictions, the directors of every corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year.

Under the Auxilium charter, dividends may be declared and paid on the common stock from funds lawfully available therefor as and when determined by the Auxilium board of directors and subject to any preferential dividend rights of any then outstanding preferred stock. The Auxilium bylaws provide that subject to the restrictions contained in the

Endo	Auxilium

capitalization, exceed Endo’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Endo has sufficient distributable reserves to fund a dividend must be made by reference to the “relevant accounts” of Endo. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Acts (not in accordance with U.S. GAAP), which give a “true and fair view” of Endo’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office.

The Endo memorandum and articles of association authorize the directors to declare dividends without shareholder approval to the extent they appear justified by profits. The Endo board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting and may direct that the payment be made by distribution of assets, shares or cash. No dividend issued may exceed the amount recommended by the directors.

Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in dollars or any other currency.

The Endo board of directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to Endo in relation to the shares of Endo.

Share Repurchases and Redemptions by Endo

The Endo memorandum and articles of association provide that any ordinary share that Endo has agreed to acquire shall be deemed to be a redeemable

DGCL and any restrictions contained in the Auxilium charter, the Auxilium board of directors may declare and pay dividends upon the shares of capital stock of Auxilium.

Share Repurchases and Redemptions by Auxilium

Under applicable Delaware law, Auxilium may redeem or repurchase its own shares, except that generally it may not redeem or repurchase those shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase. If Auxilium were to designate and issue shares of a series of preferred stock that is redeemable in accordance with its terms, such terms would govern the redemption of such shares. Shares that have been repurchased but have not been retired may be resold by a corporation.

Purchases by Subsidiaries of Auxilium

Under Delaware law, shares of Auxilium capital stock may be acquired by subsidiaries of Auxilium without stockholder approval. Shares of such capital stock owned by a majority-owned subsidiary are neither entitled to vote nor counted as outstanding for quorum purposes.

Endo	Auxilium

share. Accordingly, for purposes of Irish law, the repurchase of ordinary shares by Endo may technically be effected as a redemption.

Under Irish law, Endo may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. Endo may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Endo. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption.

Endo may also be given authority to purchase its own shares on market by its shareholders at a general meeting, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by Endo’s subsidiaries. Endo may also issue preferred shares, which may be redeemed at the option of either Endo or the shareholder, depending on the terms of such preferred shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Endo at any time must not exceed 10% of the nominal value of the issued share capital of Endo.

Endo may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by Endo or re-issued subject to certain conditions.

Purchases by Subsidiaries of Endo

Under Irish law, Endo’s subsidiaries may purchase Endo shares either “on market” on a recognized stock exchange such as NASDAQ, or “off market.” NASDAQ, on which the Endo shares are listed, is specified as a recognized stock exchange for this purpose by Irish company law. TSX is not specified as a recognized stock

Endo	Auxilium

exchange for the purpose of Irish company law.

For a subsidiary of Endo to make on market purchases of Endo shares, the shareholders of Endo must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on market purchase by a subsidiary of Endo shares is required. For a purchase by a subsidiary of Endo shares off market, the proposed purchase contract must be authorized by special resolution of Endo shareholders before the contract is entered into. The person whose Endo shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by Endo shareholders at the registered office of Endo.

The number of shares held by the subsidiaries of Endo at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Endo. While a subsidiary holds shares of Endo, such subsidiary cannot exercise any voting rights in respect of those shares. The acquisition of Endo shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Under the Endo memorandum and articles of association, upon recommendation of the Endo board of directors, the shareholders by ordinary resolution may authorize the Endo board of directors to capitalize any amount for the time being standing to the credit of any of Endo’s reserves (including any capital redemption reserve fund or share premium account) or to the credit of profit and loss account for issuance and distribution to shareholders as fully

	Endo	Auxilium
paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Bonus Shares	Under the Endo memorandum and articles of association, upon recommendation of the Endo board of directors, Endo shareholders by ordinary resolution may authorize the Endo board of directors to capitalize any amount for the time being standing to the credit of any of Endo’s reserves (including any capital redemption reserve fund or share premium account) or to the credit of profit and loss account for issuance and distribution to shareholders as fully paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.	Not applicable.

Lien on Shares and Calls on Shares

The Endo memorandum and articles of association provide that Endo will have a first and paramount lien on every share that is not a fully paid up share for all amounts payable at a fixed time or called in respect of that share.

Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These articles are standard provisions in the memorandum and articles of association of an Irish public limited company such as Endo and will only be applicable to shares of Endo that have not been fully paid up.

Not applicable.

Forfeiture of Shares

Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. The article is a standard provision in the memorandum and articles of association of an Irish public limited company such as Endo and will only be applicable to shares of Endo that have not been fully paid up.

Not applicable.
Election of Directors	The Companies Acts provide for a minimum of two directors on the board of an Irish company. The Endo	Delaware law provides that the board of directors of a Delaware corporation must consist of one or more directors

Endo	Auxilium
memorandum and articles of association provide that the exact	as fixed by the corporation’s certificate of incorporation or bylaws.

number of directors shall be fixed from time to time by resolution of the Endo board of directors or by resolution adopted by the vote of a majority of the shareholders provided that in the event of a conflict between the resolution of the Endo board of directors or the resolution of Endo shareholders, the shareholders’ resolution shall govern. The Endo memorandum and articles of association further provides that the number of directors shall (subject to automatic increases to accommodate the exercise of the rights of holders of any class or series of shares then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series) not be less than five nor more than eleven.

The Endo board of directors currently consists of ten members.

At each annual general meeting of Endo, all Endo directors shall retire from office and be re-eligible for re-election. Upon the resignation or termination of office of any director, if a new director shall be appointed to the Endo board of directors, he or she will be designated to fill the vacancy arising.

Each director shall hold office until the next annual meeting and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

Directors are elected by ordinary resolution at a general meeting. Irish law requires majority voting for the election of directors, which could result in the number of directors falling below the prescribed minimum number of directors due to the failure of nominees to be elected. Accordingly, the Endo memorandum and articles of association provide that if, at any general meeting of shareholders, the number of directors

The Auxilium board of directors currently has 7 members.

The Auxilium charter and the Auxilium bylaws provide that the number of directors on the Auxilium board of directors shall be fixed by one or more resolutions adopted by the majority of the Auxilium board of directors.

Directors need not be Auxilium stockholders.

The Auxilium bylaws provide that, subject to the rights of holders of any series of preferred stock to elect directors, each director will be elected at each annual meeting of stockholders for a term of one year; provided that the term of each director will continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.

The Auxilium charter does not divide the Auxilium board of directors into different classes.

Delaware law provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote.

The Auxilium bylaws provide that, when a quorum is present at any meeting, each director will be elected by the vote of the plurality of votes cast by stockholders entitled to vote on the election.

The Auxilium bylaws also provide that when a quorum is present at any meeting, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from and “against” his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the

	Endo	Auxilium
	is reduced below the minimum prescribed by the memorandum and articles of association, which minimum is determined by the Endo board of directors in its discretion, due to the failure of any person nominated to be a director to be elected, then, in such circumstances, the nominee or nominees who receive the highest number of votes in favor of election will be elected in order to maintain such prescribed minimum number of directors. Each director elected in this manner will remain a director (subject to the provisions of the Companies Acts and the memorandum and articles of association) only until the conclusion of the next annual general meeting of Endo unless he or she is re-elected.	stockholder vote. The Nominating and Corporate Governance Committee of the Auxilium board of directors shall consider the resignation offer and recommend to the Auxilium board of directors whether to accept the resignation.

Removal of Directors; Vacancies	Under the Companies Acts and notwithstanding anything contained in the Endo memorandum and articles of association or in any agreement between Endo and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against Endo in respect of his or her removal. The Endo memorandum and articles of association provide that the Endo board of directors may fill any vacancy occurring on the Endo board of directors. If the Endo board of directors fills a vacancy, the director’s term expires at the next annual general meeting. A vacancy on the Endo board of directors created by the removal of a director may be filled by the shareholders at the meeting at which such director is removed.

Under the Auxilium charter and Auxilium bylaws, Auxilium stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least 75% of the voting power of all of the outstanding shares of capital stock of Auxilium entitled to vote in any annual election of directors or class of directors.

Under Delaware law, a majority of the directors in office can fill any vacancy or newly created directorship. The Auxilium charter and Auxilium bylaws provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies occurring on the Auxilium board of directors, however caused, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum, or by a sole remaining director. Each director so chosen will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which he or she has been elected expires, or in the case of newly created directorships, will hold office until such time as determined by the directors electing such new director.

	Endo	Auxilium
Quorum of the Board	The quorum necessary for transaction of business by the Endo board of directors consists of a majority of the entire Endo board of directors.	The Auxilium charter and Auxilium bylaws provide that the greater of (i) a majority of the directors at any time in office and (ii) one-third of the number of directors fixed by the Auxilium board of directors, pursuant to the procedures described in the Auxilium charter, will constitute a quorum.

Duties of Directors	The directors of Endo have certain statutory and fiduciary duties. All of the directors have equal and overall responsibility for the management of Endo (although directors who also serve as employees will have additional responsibilities and duties arising under their employment agreements and it is likely that more will be expected of them in compliance with their duties than non-executive directors). The principal directors’ duties include the common law fiduciary duties of good faith and exercising due care and skill. The statutory duties include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, and the duty to maintain certain registers and make certain filings as well as disclosure of personal interests. For public limited companies like Endo, directors are under a specific duty to ensure that the secretary is a person with the requisite knowledge and experience to discharge the role.

Under Delaware law, a corporation’s directors are charged with fiduciary duties of care and loyalty. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the corporation and its stockholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Conflicts of Interest of Directors	As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Under Irish law, directors who have a personal interest in a contract or proposed contract with Endo are required to declare the nature of their interest at a meeting of the	Under Delaware law, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the board of directors,

Endo	Auxilium

Endo board of directors. Endo is required to maintain a register of declared interests, which must be available for shareholder inspection.

The Endo memorandum and articles of association provide that a director must declare any interest he or she may have in a contract with Endo at a meeting of the Endo board of directors or otherwise provide notice to the Endo board of directors. No director shall be prevented by his or her office from contracting with Endo, provided that he or she has declared the nature of his or her interest in the contracts and the contract or transaction has been approved by a majority of the disinterested directors.

Under the Endo memorandum and articles of association, a director of Endo may be a director of, other officer of, or otherwise interested in, any company promoted by Endo or in which Endo is interested, and such director will not be accountable to Endo for any remuneration received from such employment or other interest provided that he or she has declared the nature of his or her position with, or interest in, such company to the Endo board of directors.

The memorandum and articles of association further provide that (i) no director will be prevented from contracting with Endo because of his or her position as a director, (ii) any contract entered into between a director and Endo will not be subject to avoidance, and (iii) no director will be liable to account to Endo for any profits realized by virtue of any contract between such director and Endo because the director holds such office or the fiduciary relationship established thereby, provided that director has declared the nature of his or her interest in such contract or transaction to the Endo board of

and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the stockholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon, or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Interested directors may be counted in determining the presence of quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

	Endo	Auxilium

directors and the contract or transaction is approved by a majority of the disinterested directors.

A director of Endo will be at liberty to vote in respect of any transaction in which he or she is interested, provided that such director discloses the nature of his or her interest prior to consideration of the transaction and any vote thereon.

Indemnification of Officers and Directors

Pursuant to the Endo memorandum and articles of association, its directors and secretary are indemnified to the extent permitted by the Companies Acts. Endo may indemnify the directors or secretary only if the indemnified party receives a favorable judgment in respect of the liability, or where an Irish court determines that the director or the secretary acted honestly and reasonably and ought fairly to be excused, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on the part of the director or secretary, or in which the director or secretary is acquitted. This restriction in the Companies Acts does not apply to executives who are not directors or the secretary of Endo. Any provision for indemnification to a greater extent is void under Irish law, whether contained in a memorandum and articles of association or any contract between the director and the Irish company.

The Endo memorandum and articles of association also contain indemnification and expense advancement provisions for current or former executives who are not directors or the secretary of Endo, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of her or her duty to the company.

The directors of Endo may, on a case-by-case basis, decide at their discretion

The Auxilium charter and Auxilium bylaws provide for indemnification of Auxilium’s directors to the full extent permitted by law.

Delaware law provides that, subject to certain limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding (other than an action by or in the right of the corporation) on account of being a current or former director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if the person (i) acted in good faith and in a manner reasonably believed to be in the best interests of the corporation (or in some circumstances, at least not opposed to its best interests), and (ii) in a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware law also permits a corporation to indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a current or former director, officer, employee or agent of the corporation (or is or was serving at the

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that it is in the best interests of Endo to indemnify an individual director from any liability arising from his or her position as a director of Endo. However, this discretion must be exercised bona fide in the best interests of Endo as a whole.

Endo indemnifies its directors and certain officers, as well as individuals serving as directors or officers of its subsidiaries, pursuant to indemnification agreements.

request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation, unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent that a current or former director or officer is successful on the merits or otherwise in the defense of such an action, suit or proceeding, the corporation is required by Delaware law to indemnify such person for expenses actually and reasonably incurred thereby.

Limitation on Director Liability

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

Under Irish law, shareholders may not agree to exempt a director or officer from any claim or right of action a shareholder may have, whether individually or in the right of a company, on account of any action taken or the failure to take any action in the performance of such director’s or officer’s duties to the company.

The Auxilium charter provides that no director of Auxilium will be personally liable to Auxilium or any of its stockholders for monetary damages for breach of fiduciary duty as a director of Auxilium. However, personal liability of a director will not be eliminated or limited (i) for any breach of a director’s duty of loyalty to Auxilium or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividend or unlawful stock purchases or redemptions or (iv) for any transactions from which such director derived an improper personal benefit.

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Annual Meetings

Endo is required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following the first annual general meeting. Each general meeting shall be held at such time and place as designated by the Endo board of directors and as specified in the notice of meeting. Subject to section 140 of the Irish Companies Act 1963, all general meetings may be held outside of Ireland.

The only matters that must, as a matter of Irish law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same).

If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

The provisions of the memorandum and articles of association of Endo relating to general meetings apply to every such general meeting of the holders of any class of shares except that the necessary quorum is one person holding or representing by proxy at least one-half of the issued shares of such class.

The Endo memorandum and articles of association provide that a resolution may only be put to vote at a general meeting of Endo or of the holders of any class of shares if (i) it is specified in the notice of the meeting; (ii) it is proposed by or at the direction of a court of competent jurisdiction; (iii) it is proposed at the direction of the Irish High Court; (iv) it is proposed on the requisition in writing of the holder of the share as is prescribed by, and is

Under Delaware law, an annual meeting of stockholders is required for the election of directors and for such other proper business as may be conducted thereat. Under the Auxilium bylaws, an annual meeting of stockholders shall be held at a place and time designated by the Auxilium board of directors, the chairman of the Auxilium board of directors or the chief executive officer (which date may not be a legal holiday in the place where the meeting is held). If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting will have the same effect as if it had been taken at the annual meeting.

At any annual meeting of the stockholders, only such business may be conducted as has been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Auxilium board of directors, (ii) otherwise properly brought before the meeting by or at the direction of the Auxilium board of directors or (iii) properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (i) if such business relates to the nomination of a person for election as a director of Auxilium, in compliance with the procedures set forth in the Auxilium bylaws and (ii) if such business relates to any other matter, the stockholder must (A) have given timely notice thereof in writing to the secretary of Auxilium in accordance with the procedures set forth in the Auxilium bylaws and (B) be a stockholder of record on the date of the giving of such notice and on the

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made in accordance with, section 132 of the Irish Companies Act 1963; or (v) the chairman of the meeting in his or her absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting.

record date for the determination of stockholders entitled to vote at such annual meeting.
Special/Extraordinary General Meetings

Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business will be conducted as is set forth in the notice thereof.

In the case of an extraordinary general meeting convened by the Endo shareholders, the purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the Endo board of directors has 21 days to convene a meeting of Endo shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the Endo board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of Endo’s receipt of the requisition notice.

If the Endo board of directors becomes aware that the net assets of Endo are not greater than half of the amount of Endo’s called-up share capital, it must convene an extraordinary general meeting of Endo shareholders not later than 28 days from the date that the directors learn of this fact to consider how to address the situation.

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the corporation’s certificate of incorporation or bylaws.

The Auxilium bylaws provide that special meetings of stockholders may be called at any time only by the Auxilium board of directors, the chairman of the Auxilium board of directors or the chief executive officer.

Business transacted at any special meeting of stockholders will be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Record Date; Notice Provisions	The Endo memorandum and articles of association provide that the Endo board of directors may fix in advance a record date (i) to determine the shareholders entitled to notice of or to	The Auxilium board of directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders, or

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vote at a meeting of the shareholders that is no more than 60 days and no less than 10 days before the date of the meeting, and (ii) for the purpose of determining the shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose that is no more than 60 days prior to the date of payment of the dividend or the date of any other action to which the determination of shareholders is relevant. The record date may not precede the date upon which the resolution fixing the record date is adopted by the directors.

If the register of Endo shareholders is closed in connection with a meeting, it must be closed for at least five days preceding the meeting and the record date for determination of the shareholders entitled to receive notice of, and to vote at, that meeting will be the date of the closing of the register of Endo shareholders.

Notice of an annual or extraordinary general meeting must be given to all Endo shareholders and to the auditors of Endo. The Endo memorandum and articles of association provide for a minimum notice period of 21 days for an annual general meeting, which is the minimum permitted under Irish law. In addition, under Irish law and the Endo memorandum and articles of association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date may not be more than 60 nor less than ten days before the date of such meeting, nor more than 60 days prior to any other action to which such record date relates.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders for any other purpose will be at the close of business on the day on which the Auxilium board of directors adopts the resolution relating to such purpose.

Under Delaware law, written notice of general and special meetings of Auxilium stockholders must be given not less than 10 nor more than 60 days before the date of the meeting.

The Auxilium bylaws provide that, except as otherwise provided by law, written notice of every meeting of stockholders must be given to each stockholder of record not less than 10 nor more than 60 days before the date of the meeting.

The notices of all meetings must state the place, date and time of the meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting. The notice of a special meeting must also state the purpose or purposes for which the meeting is called.

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Advance Notice of Director Nominations and Other Proposals

The Companies Acts provide that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals, as described under “—Special/Extraordinary General Meetings.”

The Endo memorandum and articles of association provide that shareholder nominations of persons to be elected to the Endo board of directors at an annual general meeting must be made following written notice to the secretary of Endo executed by a shareholder accompanied by certain background and other information specified in the memorandum and articles of association.

Such written notice and information must be received by the secretary of Endo not less than 60 days nor more than 90 days before the first anniversary of the date of Endo’s proxy statement for the prior year’s annual general meeting.

The Auxilium bylaws generally permit stockholders to nominate director candidates at annual and special meetings of stockholders if the stockholder intending to make such nomination gives timely notice thereof in writing in proper form. To be timely, the Auxilium bylaws require, subject to certain limited exceptions, that written notice of an intention to nominate a director candidate at an annual meeting be received by the corporate secretary of Auxilium, not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. To be timely, the Auxilium bylaws require, subject to certain limited exceptions, that written notice of an intention to nominate a director candidate at a special meeting be received by the corporate secretary of Auxilium, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (A) the 90th day prior to such special meeting and (B) the tenth day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs.

To be in proper form, the Auxilium bylaws require that the notice include, among other things, certain disclosures about (i) the director nominee, including all information that would be required to be disclosed in a proxy filing, any agreements, arrangements and understandings between the nominee and the proposing stockholder relating to the proposed nomination or Auxilium and (ii) the stockholder making such nomination, including all ownership interests (including

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derivatives) and rights to vote any security of Auxilium. Such notice must also contain the written consent of the proposed nominee to be named in the proxy statement as a nominee and to serve as a director if elected.

The Auxilium bylaws allow for business to be properly brought before an annual meeting of stockholders, if the stockholder intending to propose the business gives timely notice in writing in proper form to the corporate secretary of Auxilium. To be timely, a stockholder’s notice must be received by the corporate secretary, subject to certain limited exceptions, not less than 90 days nor more than 120 days in advance of the scheduled date of the annual meeting. However, if the date of an annual meeting is advanced more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

To be in proper form, the Auxilium bylaws require that the notice include, among other things, certain disclosures about (i) the proposal, including all information that would be required to be disclosed in a proxy filing, any agreements, arrangements and understandings between the proposing stockholder and any other persons relating to the proposal or Auxilium and (ii) the stockholder making such proposal, including all ownership interests (including derivatives), rights to vote any security of Auxilium and any material interest of the stockholder in the business being proposed, as well as the text of any resolutions proposed for consideration.

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Quorum at Shareholder Meetings	The Endo memorandum and articles of association provide that no business shall be transacted at any general meeting unless a quorum is present. One or more Endo shareholders present in person or by proxy holding not less than a majority of the issued and outstanding shares of Endo entitled to vote at the meeting in question constitute a quorum.

The Auxilium bylaws provide that a majority of the voting power of the issued and outstanding stock of Auxilium entitled to vote thereat, present in person, by remote communication in a manner, if any, authorized by the Auxilium board of directors in its sole discretion, or represented by proxy, constitutes a quorum. A quorum , once established at a meeting, will not be broken by the withdrawal of enough votes to leave less than a quorum.

Voting Rights

Each Endo shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting.

Irish law requires approval of certain matters by “special resolution” of the shareholders at a general meeting. A special resolution requires the approval of not less than 75% of the votes of Endo shareholders cast at a general meeting at which a quorum is present. Ordinary resolutions, by contrast, require a simple majority of the votes of Endo cast at a general meeting at which a quorum is present.

Irish law also distinguishes between “ordinary business” and “special business” at a general meeting. Most matters are deemed “special” with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the directors and auditors, the election of directors, the reappointment of the retiring auditors and the fixing of the remuneration of the auditors, all of which are deemed to be “ordinary business.”

Each holder of Auxilium common stock is entitled to one vote per share of Auxilium common stock on all matters to be voted on by stockholders. The Auxilium charter further provides that, except as otherwise required by law, holders of common stock are not entitled to vote any amendment to the Auxilium charter that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with holders of other such series, to vote thereon. There is no cumulative voting.

Action by Written Consent	The Companies Acts provide that shareholders may approve a resolution without a meeting if (i) all shareholders sign the written resolution and (ii) the company’s memorandum and articles of association permit written resolutions of shareholders. The Endo	Delaware law provides that, except as otherwise stated in the certificate of incorporation, stockholders may act by written consent without a meeting. The Auxilium charter and Auxilium bylaws provide that no action required to be taken or that may be taken at any annual or special meeting of the

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	memorandum and articles of association permit written resolutions of the shareholders where such resolutions are unanimous.	stockholders of Auxilium may be taken without a meeting, and the power of the Auxilium stockholders to consent in writing to the taking of any action by written consent without a meeting is specifically denied.

Derivative or Other Suits

In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of Endo if a wrong committed against Endo would otherwise go unredressed.

The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (i) that the company is entitled to the relief claimed and (ii) that the action falls within one of the five exceptions derived from case law, as follows:

•   where an ultra vires or illegal act is perpetrated;

•   where more than a bare majority is required to ratify the “wrong” complained of;

•   where the shareholders’ personal rights are infringed;

•   where a fraud has been perpetrated upon a minority by those in control; or

•   where the justice of the case requires a minority to be permitted to institute proceedings.

Irish law also permits shareholders of Endo to bring proceedings against Endo where the affairs of Endo are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. The court can grant any relief it sees fit and the usual remedy is the purchase or transfer of the shares of any shareholder.

Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Generally, a person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction that is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Inspection of Books and Records	Under Irish law, Endo shareholders have the right to: (i) receive a copy of the Endo memorandum and articles of association and any act of the Irish	Under Delaware law, any stockholder may inspect Auxilium’s stock ledger, a list of its stockholders, and its other books and records for a proper purpose

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	government that alters the Endo memorandum and articles of association; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of Endo; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Endo; (iv) receive copies of balance sheets and directors’ and auditors’ reports that have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of Endo that have previously been sent to shareholders prior to an annual general meeting for the preceding ten years.	during usual business hours. Moreover, under Delaware law and the Auxilium bylaws, Auxilium must make available, before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting, showing the address of each stockholder and the number of registered shares in the name of each stockholder. The list must be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting on a reasonably accessible electronic network (provided that the information required to gain access to such list is provided with notice of the meeting) or during normal business hours, at the principal place of business of the corporation. The list must also be produced at the time and place of the meeting during the whole time thereof.

Disclosure of Interests in Shares

Under the Companies Acts, each Endo shareholder must notify Endo if, as a result of a transaction, the shareholder will become interested in 5% or more of the relevant share capital of Endo (i.e., voting shares), or if as a result of a transaction a shareholder who was interested in more than 5% of the relevant share capital of Endo ceases to be so interested. Where a shareholder is interested in more than 5% of the relevant share capital of Endo, the shareholder must notify Endo of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction.

The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of Endo (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does

Neither Delaware law nor the Auxilium charter or Auxilium bylaws impose any obligation with respect to disclosure by shareholders of their interests in Auxilium common stock.

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not amount to a whole percentage, this figure may be rounded down to the next whole number. Endo must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any Endo shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to a court to have the rights attaching to such shares reinstated. In addition, Endo, under the Companies Acts, may, by notice in writing, require a person whom Endo knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in Endo’s relevant share capital: (i) to indicate whether or not it is the case; and (ii) where such person holds or has during that time held an interest in the shares of Endo, to provide additional information, including the person’s own past or present interests in shares of Endo.

Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

If the recipient of the notice fails to respond within the reasonable time period specified in the notice, Endo may apply to court for an order directing that the affected shares be subject to certain restrictions, including on transfer, voting and right to receive payments. The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

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Business Combinations

Shareholder approval in connection with a business combination involving Endo would be required under the following circumstances:

•   in connection with a takeover by scheme of arrangement, both a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve such a scheme;

•   in connection with a general takeover offer, for all of the shares of Endo, the holders of 80% or more of Endo’s shares would have to accept the offer for their shares in order for the remaining shareholders to be statutorily required to transfer their shares; and

•   in connection with an acquisition of Endo by way of a merger with an European Union company under the European Union Cross-Border Mergers Directive 2005/56/EC by a special resolution of the shareholders.

Irish law does not generally require shareholder approval for a sale, lease or exchange of all or substantially all of a company’s property and assets.

Under Delaware law, the approval of the board of directors and the holders of a majority of the shares entitled to vote is required for a merger, consolidation or sale of all of substantially all of a corporation’s assets. However, unless the corporation provides otherwise in its certificate of incorporation, no stockholder vote of a constituent corporation surviving a merger is required if:

•   the merger agreement does not amend the constituent corporation’s certificate of incorporation;

•   each share of stock of the constituent corporation outstanding before the merger is an identical outstanding or treasury share of the surviving corporation after the merger; and

•   either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

Appraisal Rights	Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company such as Endo	Under Delaware law, holders of shares of any class or series of stock of a constituent corporation in a merger or consolidation have the right, in certain circumstances, to dissent from such merger or consolidation by demanding payment in cash for their shares equal

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and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the shares are held by the other party to the merger, has the right to request that the company acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.

to the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, as determined by a court in an action timely brought by the surviving or resulting corporation or the dissenters. Delaware law grants dissenters appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock, regardless of the number of shares being issued. No appraisal rights are available for shares of any class or series of stock that are listed on a national securities exchange or held of record by more than 2,000 holders, unless the agreement of merger or consolidation requires the holders thereof to accept for such shares anything other than: shares of stock of the surviving corporation; shares of stock of another corporation, which shares of stock are either listed on a national securities exchange or held of record by more than 2,000 holders; cash in lieu of fractional shares of the stock described in the first two points above; or some combination of the above.

In addition, appraisal rights are not available for shareholders of a surviving corporation in a merger if the merger did not require the vote of the shareholders of the surviving corporation.

Anti-Takeover Measures	Any transaction in which a third party seeks to acquire 30% or more of the voting rights of Endo and other acquisitions of Endo securities will be governed by the Irish Takeover Panel Act 1997, which we refer to as the Takeover Panel Act, and the Irish Takeover Rules 2007, as amended, which we refer to as Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel, which we refer to as the Panel. The “General Principles” of the Irish Takeover Rules and certain important	Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with a stockholder acquiring more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder,” unless prior to such date the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by

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aspects of the Irish Takeover Rules are described below.

General Principles

The Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Panel:

•   in the event of an offer, all holders of security of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•   the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

•   the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•   false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•   a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered, and after taking all reasonable the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Auxilium is governed by Section 203 of the DGCL. In addition, under the Auxilium charter and Auxilium bylaws, certain provisions may make it difficult for a third party to acquire Auxilium, or for a change in the composition of the Auxilium board of directors or management to occur, including the authorization of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without shareholder approval; the absence of cumulative voting rights, which allows the holders of a majority of the shares of common stock to elect all of the directors standing for election; and the establishment of advance notice requirements for nominations for election to the Auxilium board of directors or for proposing matters that can be acted upon at shareholder meetings.

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measures to secure the implementation of any other type of consideration;

•   a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

•   a substantial acquisition of securities (whether such acquisition is to be effected by one transactions or a series of transaction) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares or other voting rights in Endo may be required under the Irish Takeover Rules to make a mandatory cash offer for the remaining outstanding shares in Endo at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of the voting rights in Endo, unless the Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% and 50% of the voting rights in Endo would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the

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voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire outstanding Endo shares, the offer price must be no less than the highest price paid for Endo shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Panel has the power to extend the “look back” period to 12 months if the Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired Endo shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total Endo shares or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per Endo share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total Endo shares in the 12-month period prior to the commencement of the offer period if the Panel, taking into account the General Principles, considers it just and proper to do so. An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

Except in certain circumstances, an acquisition or series of acquisitions of

Endo	Auxilium

shares or rights over shares representing 10% or more of the voting rights of Endo is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Endo and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, the Endo board of directors is not permitted to take any action which might frustrate an offer for the shares of Endo once the Endo board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions.

Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

•   the action is approved by Endo shareholders at a general meeting; or

•   the Panel has given its consent, where:

•   it is satisfied the action would not constitute frustrating action;

•   Endo shareholders that hold 50% of the voting rights state in writing that they approve the

	Endo	Auxilium

proposed action and would vote in favor of it at a general meeting;

•   the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

•   the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Certain other provisions of Irish law or the Endo memorandum and articles of association may be considered to have anti-takeover effects, including those described in the following sections of this proxy statement/prospectus: “Comparison of the Rights of Endo Shareholders and Auxilium Stockholders—Removal of Directors; Vacancies,” “Comparison of the Rights of Endo Shareholders and Auxilium Stockholders—Amendments of Governing Documents,” “Comparison of the Rights of Endo Shareholders and Auxilium Stockholders—Calling Special Meetings of Shareholders” and “Comparison of the Rights of Endo Shareholders and Auxilium Stockholders—Notice Provisions.”

Rights Agreement

The Endo memorandum and articles of association expressly authorize the adoption of a shareholders’ rights plan. Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure.

However, there is no directly relevant case law on the validity of such plans under Irish law and their interaction with the Irish Takeover Rules and the General Principles underlying the Irish Takeover Rules.

Subject to the Irish Takeover Rules described in “—Anti-takeover Measures,” the Endo board of directors

On September 16, 2014, the Auxilium board of directors unanimously adopted a one year stockholder rights agreement, which we refer to as the Stockholder Rights Plan, effective September 16, 2014. Under the Stockholder Rights Plan, Auxilium stockholders of record at the close of business on September 29, 2014 will receive one right for each share of Auxilium common stock held on that date. Initially, these rights will not be exercisable and will trade with the shares of Auxilium common stock. If the rights become exercisable, each right will entitle Auxilium stockholders to buy one one-hundredth of a share of a new series of junior

	Endo	Auxilium
also has power to issue any authorized and unissued shares of Endo on such terms and conditions as it may determine and any such action should be taken in the best interests of Endo. The terms and conditions of any issue of preferred shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

participating preferred stock at an exercise price of $100 per right. The distribution of the rights is not taxable to Auxilium stockholders, and the Stockholder Rights Plan is scheduled to expire on September 16, 2015, unless the rights are earlier redeemed or exchanged by Auxilium.

Subject to certain exceptions, the rights will be exercisable if a person or group is deemed to be the beneficial owner of 15 percent or more of Auxilium’s common stock under the Stockholder Rights Plan, unless the acquisition of the shares was made at a price that is at least two thirds the price that the Auxilium board of directors determines is fair and in the best interests of Auxilium and its stockholders or certain other exceptions apply. In that instance, each right will entitle its holder (other than such person or members of such group) to purchase, at the exercise price, a number of shares of Auxilium’s common stock having a then current market value of twice the exercise price. Subject to certain limited exceptions, rights held by any person or group whose actions trigger the Stockholder Rights Plan would become void and not be exercisable.

The rights agreement will expire upon the earliest of (i) the closing of the transactions contemplated by the Endo merger agreement, (ii) September 16, 2015 and (iii) the time at which the rights are redeemed or exchanged by the Auxilium board of directors, as provided in the rights agreement.

Variation of Rights Attaching to a Class or Series of Shares	Any variation of class rights attaching to the issued shares of Endo must be approved by a special resolution of the Endo shareholders of the affected class or with the consent in writing of the holders of three-quarters of all the votes of that class of shares. Any issuance of preferred shares would require the approval of Endo shareholders in general meeting.	Under the Auxilium charter, the Auxilium board of directors may designate a new series of preferred stock, which may have terms different than outstanding shares, without shareholder approval. Such designation would specify the number of shares of any class or series and determine the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series.

	Endo	Auxilium
Amendments of Constituent Documents	Irish companies may only alter their memorandum and articles of association by the passing of a special resolution of shareholders.

Delaware law generally provides that amendments to the certificate of incorporation must be approved by the board of directors and then adopted by the vote of a majority of the outstanding voting power entitled to vote thereon, unless the certificate of incorporation requires a greater vote. Under the Auxilium charter, amendments to the Auxilium charter generally may be made in accordance with the default positions of Delaware law. However, the Auxilium charter requires the vote of 75% of the voting power of the shares entitled to vote in the election of directors in order to amend, modify or repeal certain designated provisions (including provisions relating to the ability of stockholders to call a special meeting or act by written consent in lieu of a meeting, notice of stockholder proposals and nominations of director candidates by stockholders, the number, election or term of Auxilium directors, filling vacancies, and indemnifying directors).

Under Delaware law, stockholders of a corporation entitled to vote and, if so provided in the certificate of incorporation, the directors of the corporation, each have the power, separately, to adopt, amend and repeal the bylaws of a corporation.

Dissolution	The rights of Endo shareholders to a return of Endo’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in the Endo memorandum and articles of association or the terms of any preferred shares that may be issued by Endo from time to time. The holders of Endo preferred shares may have the right to priority in a dissolution or winding up of Endo. If the Endo memorandum and articles of association contain no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets

Under Delaware law, unless the board of directors approves a proposal to dissolve, a dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If a dissolution is initially approved by the board of directors, it may be approved by a simple majority of the corporation’s shareholders.

Upon the dissolution or liquidation of Auxilium, whether voluntary or involuntary, holders of Auxilium common stock will be entitled to receive all assets of Auxilium available for distribution to its stockholders, subject to any preferential rights of any then outstanding preferred stock.

	Endo	Auxilium

will be distributed to Endo shareholders in proportion to the paid-up nominal value of the shares held. The Endo memorandum and articles of association provide that the ordinary shareholders of Endo are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares.

Endo may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding up, a special resolution of shareholders is required. Endo may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Endo has failed to file certain returns.

Enforcement of Judgment Rendered by U.S. Court

A judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments.

The following requirements must be met before the foreign judgment may be deemed to be enforceable by an Irish Court in Ireland:

•   the judgment must be for a definite sum;

•   the judgment must be final and conclusive; and

•   the judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

A judgment for the payment of money rendered by a court in the U.S. based on civil liability generally would be enforceable elsewhere in the U.S.

LEGAL MATTERS

A&L Goodbody, Irish counsel for Endo, will provide an opinion regarding the validity of the Endo shares to be issued in the merger.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this proxy statement/prospectus by reference from Endo Health Solutions Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and the effectiveness of Endo Health Solutions Inc.’s internal control over financial reporting as of December 31, 2013 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Auxilium as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report(s) (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Actient Holdings, LLC business Auxilium acquired as of April 25, 2013) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Paladin as of and for the year ended December 31, 2013 incorporated in this proxy statement/prospectus by reference to Endo’s Current Report on Form 8-K/A, filed with the SEC on May 8, 2014, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Actient Holdings LLC as of December 31, 2012 and 2011, and for each of the three years ended December 31, 2012 incorporated by reference in Auxilium’s Current Report on Form 8-K/A, filed with the SEC on July 12, 2013, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, and incorporated in this proxy statement/prospectus by reference. Such financial statements have been incorporated in this proxy statement/prospectus by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

CERTAIN OF THE DIRECTORS AND EXECUTIVE OFFICERS OF ENDO MAY BE NON-RESIDENTS OF THE UNITED STATES. ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF SUCH NON-RESIDENT PERSONS AND OF ENDO ARE LOCATED OUTSIDE THE UNITED STATES. AS A RESULT, IT MAY NOT BE POSSIBLE TO EFFECT SERVICE OF PROCESS WITHIN THE UNITED STATES UPON SUCH PERSONS OR ENDO, OR TO ENFORCE AGAINST SUCH PERSONS OR ENDO IN UNITED STATES COURTS JUDGMENTS OBTAINED IN SUCH COURTS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL SECURITIES LAWS OF THE UNITED STATES. ENDO HAS BEEN ADVISED BY COUNSEL THAT THERE IS DOUBT AS TO THE ENFORCEABILITY IN THE UNITED KINGDOM AGAINST ENDO AND/OR ITS EXECUTIVE OFFICERS AND DIRECTORS WHO ARE NON-RESIDENTS OF THE UNITED STATES, IN ORIGINAL ACTIONS OR IN ACTIONS FOR ENFORCEMENT OF JUDGMENTS OF UNITED STATES COURTS, OF LIABILITIES PREDICATED SOLELY UPON THE SECURITIES LAWS OF THE UNITED STATES.

FUTURE AUXILIUM STOCKHOLDER PROPOSALS

Auxilium does not intend to hold an annual meeting of stockholders in 2015 if the merger is completed. In the event that the merger is not completed and Auxilium does hold an annual meeting of stockholders in 2015, proposals of stockholders intended to be presented at the 2015 annual meeting of stockholders of Auxilium pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by Auxilium no later than the close of business on December 11, 2014, in order that they may be included in the proxy statement and form of proxy relating to that meeting. Proposals should be addressed to Andrew I. Koven, Secretary of Auxilium, at the address set forth below.

In addition, the Auxilium bylaws require that it be given advance notice of stockholder nominations for election to the Auxilium board of directors and of other business that stockholders wish to present for action at an annual meeting of Auxilium stockholders (other than matters included in Auxilium’s proxy statement in accordance with Rule 14a-8 as described above). Such nominations and proposals, other than those made by or on behalf of the Auxilium board of directors, must be made by notice in writing delivered to the Secretary at the address set forth below, and received no earlier than January 21, 2015 and no later than February 20, 2015, assuming that the 2015 annual meeting of stockholders is to be held between May 6, 2015 and July 19, 2015. In the event that the 2015 annual meeting of stockholders is not held between May 6, 2015 and July 19, 2015, notice of stockholder nominees or proposals must be received no earlier than 120 days before the date of the 2015 annual meeting of stockholders and no later than 90 days before the date of the 2015 annual meeting of stockholders or the 10th day following Auxilium’s first public announcement of the date of such meeting, whichever is later. Auxilium’s bylaws also require that such notice contain certain additional information. Copies of the Auxilium bylaws can be obtained without charge from the Secretary of Auxilium.

Proposals and notices mailed should be addressed to Andrew I. Koven, Secretary, Auxilium Pharmaceuticals, Inc., 640 Lee Road, Chesterbrook, PA 19087.

APPRAISAL RIGHTS OF AUXILIUM STOCKHOLDERS

General. If you hold one or more shares of Auxilium common stock, you are entitled to appraisal rights under Delaware law and have the right to dissent from the merger, have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of completion of the merger in place of the merger consideration, as determined by the court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such Auxilium stockholder awarded “fair value” for their shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration.

The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement/prospectus as Annex E. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of Auxilium common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders as in the case of the adoption of the merger agreement, Auxilium, not less than 20 days prior to the meeting, must notify each stockholder who was an Auxilium stockholder on the record date for notice of such meeting and who is entitled to exercise appraisal rights, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes the required notice, and the copy of applicable statutory provisions is attached to this proxy statement/prospectus as Annex E. A holder of Auxilium common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex E carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the per share merger consideration.

How to Exercise and Perfect Your Appraisal Rights. Auxilium stockholders wishing to exercise the rights to seek an appraisal of their shares must do ALL of the following:

•	you must not vote in favor of the adoption of the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, if you vote by proxy and wish to exercise your appraisal rights you must vote against the adoption of the merger agreement or abstain from voting your shares;

•	you must deliver to Auxilium a written demand for appraisal before the vote on the adoption of the merger agreement at the special meeting and all demands for appraisal must be made by you, or in your name, fully and correctly, as your name appears, with respect to shares evidenced by certificates, on your stock certificate, or, with respect to shares held in “street name” through a bank, brokerage firm or other nominee, on the stock ledger, and such demands must reasonably inform Auxilium of your identity and your intention to demand appraisal of your shares of common stock;

•	you must continuously hold the shares from the date of making the demand through the effective time. You will lose your appraisal rights if you transfer the shares before the effective time; and

•	you or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the Auxilium stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of Auxilium common stock within the time prescribed in Section 262 of the DGCL.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Who May Exercise Appraisal Rights. Only a holder of record of shares of Auxilium common stock issued and outstanding immediately prior to the effective time may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates (or in the stock ledger). The demand must reasonably inform Auxilium of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock. Beneficial owners who do not also hold their shares of common stock of record may not directly make appraisal demands to Auxilium. The beneficial holder must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock of record. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Auxilium common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Auxilium common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Auxilium common stock as to which appraisal is sought. Where no number of shares of Auxilium common stock is expressly mentioned, the demand will be presumed to cover all shares of Auxilium common stock held in the name of the record owner.

IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

If you own shares of Auxilium common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If you hold shares of Auxilium common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

Auxilium Pharmaceuticals, Inc.

640 Lee Road

Chesterbrook, PA 19087

Attention: Andrew I. Koven, Secretary

Endo’s Actions After Completion of the Merger. If the merger is completed, the surviving company will give written notice of the effective time within 10 days after the effective time to you if you did not vote in favor of the merger agreement and you made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective time, you have the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement for your shares of Auxilium common stock. Within 120 days after the effective time, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL, or the surviving company may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by you, demanding a determination of the value of the shares of Auxilium common stock held by all dissenting stockholders. The surviving company is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which Auxilium has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to you within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of stock held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition or request from the surviving company the statement described in this paragraph.

If a petition for appraisal is duly filed by you or another record holder of Auxilium common stock who has properly exercised his or her appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss any stockholder who fails to comply with this direction from the proceedings. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Auxilium common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Auxilium common stock at the effective time held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender by such stockholders of their stock certificates and book-entry shares.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that

“elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. We do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Auxilium common stock is less than the per share merger consideration.

If no party files a petition for appraisal within 120 days after the effective time, then you will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each dissenting stockholder is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, after the effective time, vote the shares of Auxilium common stock subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares of Auxilium common stock as of a record date prior to the effective time.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving company, except that any attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger within 60 days. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the merger consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are an Auxilium stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

DELISTING AND DEREGISTRATION OF AUXILIUM COMMON STOCK

Upon completion of the merger, the Auxilium common stock currently listed on NASDAQ will cease to be listed on NASDAQ and will be subsequently deregistered under the Exchange Act, and Auxilium will no longer file periodic reports with the SEC.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokerage firms or other nominees may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement/prospectus may have been sent to multiple Auxilium stockholders sharing the same address. Auxilium will promptly deliver a separate copy of this proxy statement/prospectus to you if you direct your request to Auxilium Pharmaceuticals, Inc., Attention: Investor Relations, at 640 Lee Road, Chesterbrook, Pennsylvania 19087, or by telephone to Auxilium’s Investor Relations department at (484) 321-5900. If you want to receive separate copies of an Auxilium proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact Auxilium at the above address and telephone number.

WHERE YOU CAN FIND MORE INFORMATION

Endo and Auxilium file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that Endo and Auxilium file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Endo and Auxilium. The SEC’s Internet site can be found at http://www.sec.gov.

Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Endo and Auxilium to “incorporate by reference” into this proxy statement/prospectus documents Endo and Auxilium file with the SEC including certain information required to be included in the registration statement on Form S-4 filed by Endo to register the Endo shares that will be issued in the merger, of which this proxy statement/prospectus forms a part. This means that Endo and Auxilium can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this proxy statement/prospectus. Endo and Auxilium incorporate by reference the documents listed below:

Endo:

•	EHSI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 3, 2014;

•	Endo’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2014;

•	Endo’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 9, 2014;

•	Endo’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed with the SEC on August 4, 2014;

•	Endo’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the SEC on November 10, 2014;

•	EHSI’s Current Reports on Form 8-K, filed with the SEC on January 9, 2014, January 21, 2014, February 19, 2014 and March 3, 2014;

•	Endo’s Current Reports on Form 8-K, filed with the SEC on February 28, 2014, March 13, 2014, March 28, 2014, April 9, 2014, April 14, 2014, April 15, 2014, April 16, 2014, April 17, 2014, April 30, 2014, May 1, 2014 (first report and third report), May 7, 2014, May 8, 2014, June 10, 2014, June 13, 2014, June 25, 2014 (both reports), June 26, 2014, June 27, 2014, July 1, 2014, July 31, 2014, August 4, 2014, September 16, 2014, September 30, 2014 and October 9, 2014; and

•	The description of Endo shares contained in Endo’s Registration Statement on Form S-4/A, filed with the SEC on January 24, 2014.

Auxilium:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 28, 2014;

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 10, 2014;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 5, 2014;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed with the SEC on August 7, 2014;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the SEC on October 30, 2014; and

•	Current Reports on Form 8-K, filed with the SEC on February 24, 2014 (information responsive to Item 5.02 only); May 22, 2014; June 2, 2014 (information responsive to Item 5.02 only); June 5, 2014; June 11, 2014 (information responsive to Item 1.01 only); June 26, 2014 (information responsive to Items 1.01 and 5.02 only); August 5, 2014; August 11, 2014 (information responsive to Item 5.02 only); August 18, 2014 (information responsive to Item 1.01 only); August 21, 2014; September 17, 2014 (information responsive to Items 1.01, 3.03 and 8.01 only); September 22, 2014 (information responsive to Items 8.01 only); September 22, 2014 (information responsive to Item 1.01 only); October 9, 2014 (information responsive to Items 1.01, 1.02, 3.03 and 8.01 only); November 12, 2014; November 19, 2014 (both); December 12, 2014; December 16, 2014; December 19, 2014; and December 22, 2014.

Any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC by Endo or Auxilium pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting, shall also be deemed incorporated by reference. Information in such future filings updates and supplements the information provided in this proxy statement/prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document previously filed with the SEC by Endo or Auxilium that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Endo will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to: Endo International plc, Attn: Investor Relations, 1400 Atwater Drive, Malvern, PA 19355, telephone: (484) 216-0000.

Auxilium will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to: Andrew I. Koven, Secretary, Auxilium Pharmaceuticals, Inc., 640 Lee Road, Chesterbrook, PA 19087.

Annex A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

AMONG

AUXILIUM PHARMACEUTICALS, INC.

AND

ENDO INTERNATIONAL PLC

AND

ENDO U.S. INC.

AND

AVALON MERGER SUB INC.

November 17, 2014

ARTICLE 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Currency	16
1.3	Interpretation Not Affected by Headings	16
1.4	Knowledge and Disclosure	17
1.5	Extended Meanings, Etc.	17
1.6	Date of Any Action	17
1.7	Schedules	17

ARTICLE 2 THE MERGER		18

2.1	The Merger	18
2.2	The Closing	24
2.3	Preparation of Proxy Statement and Registration Statements	24
2.4	Stockholder Meeting	26

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		26

3.1	Representations and Warranties of Auxilium	26
3.2	Representations and Warranties of Endo	40
3.3	Survival of Representations and Warranties	47

ARTICLE 4 COVENANTS REGARDING THE CONDUCT OF BUSINESS		48

4.1	Covenants of Auxilium	48
4.2	Covenants of Endo	50

ARTICLE 5 ADDITIONAL COVENANTS		51

5.1	Access to Information; Cooperation	51
5.2	Consents and Approvals	54
5.3	Covenants of Endo Regarding the Merger	56
5.4	Covenants of Auxilium Regarding the Merger	56
5.5	Indemnification and Insurance	56
5.6	Rule 16b-3 Actions	57
5.7	Stock Exchange Listing	58
5.8	Rights; Takeover Statutes	58
5.9	Treatment of Auxilium Convertible Notes	58
5.10	Treatment of the Actient Warrants	59
5.11	Employee Matters	59
5.12	Insurance	61

ARTICLE 6 ACQUISITION PROPOSALS		61

6.1	Auxilium Non-Solicitation	61
6.2	Auxilium Change of Recommendation; Endo Right to Match	62

ARTICLE 7 TERMINATION		65

7.1	Termination	65
7.2	Termination Fee	66
7.3	Effect of Termination	67

A-i

ARTICLE 8 CONDITIONS PRECEDENT		67

8.1	Mutual Conditions Precedent	67
8.2	Additional Conditions Precedent to the Obligations of Endo	68
8.3	Additional Conditions Precedent to the Obligations of Auxilium	68
8.4	Notice Provisions	69

ARTICLE 9 GENERAL		69

9.1	Notices	69
9.2	Expenses	70
9.3	No Assignment	70
9.4	Benefit of Agreement	70
9.5	Public Announcements	71
9.6	Governing Law; Attornment; Service of Process; Waiver of Jury	71
9.7	Entire Agreement	72
9.8	Third Party Beneficiaries	72
9.9	Amendment	72
9.10	Waiver and Modifications	72
9.11	Severability	73
9.12	Further Assurances	73
9.13	Injunctive Relief	73
9.14	No Recourse	73
9.15	Counterparts	74
9.16	Endo Guarantee	74

A-ii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT is made as of November 17, 2014 (the “Execution Date”), among Auxilium Pharmaceuticals, Inc., a corporation incorporated under the laws of the State of Delaware (“Auxilium”), Endo International plc, a public limited company incorporated under the laws of Ireland (“Endo”), Endo U.S. Inc., a corporation incorporated under the laws of the State of Delaware (“HoldCo”), and Avalon Merger Sub Inc., a corporation incorporated under the laws of the State of Delaware (“AcquireCo”), and amends and restates in entirety that certain Agreement and Plan of merger (the “Original Merger Agreement”), dated as of October 8, 2014 (the “Original Execution Date”), among Auxilium, Endo, HoldCo and AcquireCo.

WHEREAS, the parties to the Original Merger Agreement desire to amend and restate the Original Merger Agreement in its entirety on the terms and subject to the conditions set forth therein;

WHEREAS, the Parties intend, as set forth in Section 1.3(b), that (i) all references in this Agreement to “the date hereof” or the “the date of this Agreement” shall refer to the Original Execution Date, (ii) the date on which the representations and warranties set forth in Article 3 are made shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were in the Original Merger Agreement and (iii) each reference to “this Agreement” or “herein” in the representations and warranties set forth in Article 3 shall refer to “the Original Merger Agreement,” in each of cases (i), (ii) and (iii), unless expressly indicated otherwise in this Agreement;

WHEREAS, the Parties intend that AcquireCo be merged with and into Auxilium, with Auxilium surviving such merger on the terms and conditions of this Agreement (the “Merger”); and

WHEREAS, concurrently with the execution of this Amended and Restated Agreement, Auxilium, Auxilium UK LTD and Endo Pharmaceuticals Inc. are entering into a loan agreement (the “QLT Termination Fee Loan Agreement”) pursuant to which the amount previously paid by Endo Pharmaceuticals Inc. on behalf of Auxilium in respect of the QLT Termination Fee would constitute loans to Auxilium and Auxilium UK LTD, with such loans subject to the terms set forth in the QLT Termination Fee Loan Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, unless otherwise defined or expressly stated herein or something in the subject matter or the context is clearly inconsistent therewith:

“1933 Securities Act” means the United States Securities Act of 1933.

“1934 Exchange Act” means the United States Securities Exchange Act of 1934.

“AcquireCo” shall have the meaning ascribed to it in the Preamble.

“Actient Warrants” means any outstanding warrants to purchase Auxilium Shares issued by Auxilium pursuant to the terms of the Agreement and Plan of Merger, dated as of April 26, 2013, among Auxilium, Actient Holdings LLC and the other parties thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

“Affiliate” shall have the meaning ascribed to it in Rule 405 promulgated under the 1933 Securities Act.

“Aggregate Cash Consideration” means the aggregate cash payable in respect of Auxilium Shares pursuant to Section 2.1(f), excluding any cash payable in lieu of fractional shares pursuant to Section 2.1(i).

“Aggregate Stock Consideration” means the aggregate number of Endo Shares deliverable in respect of Auxilium Shares pursuant to Section 2.1(f).

“Agreement” means this amended and restated agreement and plan of merger (including the Schedules attached hereto), as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Assumed Employees” shall have the meaning ascribed to it in Section 5.11(a).

“Auxilium” shall have the meaning ascribed to it in the Preamble.

“Auxilium Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement, arrangement or undertaking, in all cases constituting or related to, or that would reasonably be expected to lead to, an Auxilium Acquisition Proposal; provided that a confidentiality agreement entered into in accordance with the terms of Section 6.1(e)(ii)(A) shall not be deemed an Auxilium Acquisition Agreement hereunder.

“Auxilium Acquisition Proposal” means, at any time, whether or not in writing, any proposal or offer with respect to:

(a) the acquisition or purchase by any Person or group of Persons acting jointly or in concert of any capital stock or other voting securities, or securities convertible into or exercisable or exchangeable for any Auxilium Shares or other voting securities of Auxilium or any of its Subsidiaries, representing 20% or more of the outstanding voting securities of Auxilium or such Subsidiary; or

(b) the acquisition or purchase by any Person or group of Persons acting jointly or in concert of any assets of Auxilium and/or one or more of its Subsidiaries (including equity interests of any Subsidiary of Auxilium), which assets individually or in the aggregate contribute 20% or more of the consolidated revenue or represent 20% or more of the total asset value of Auxilium and its Subsidiaries taken as a whole (in each case based on the consolidated financial statements of Auxilium most recently filed prior to such time as part of the Auxilium Public Disclosure Record) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect); or

(c) a merger, consolidation, recapitalization, reorganization, or other business combination (including by way of plan of arrangement) involving Auxilium or any of its Subsidiaries, whether in a single transaction or a series of related transactions, in each case excluding the Merger and the other transactions contemplated by this Agreement and excluding any transaction between only Auxilium and/or one or more of its Subsidiaries.

“Auxilium Annual Financial Statements” means the audited consolidated financial statements of Auxilium as of and for the years ending December 31, 2013, 2012 and 2011, together with the notes thereto.

“Auxilium Board of Directors” means the board of directors of Auxilium.

“Auxilium Call Options” means any outstanding call options purchased by Auxilium from Goldman, Sachs & Co., JP Morgan Chase Bank, National Association, Royal Bank of Canada and Deutsche Bank AG, London Branch to purchase Auxilium Shares.

“Auxilium Change of Recommendation” means any of the following:

(a) the Auxilium Board of Directors withholds, withdraws, modifies, changes or qualifies in a manner adverse to Endo the Auxilium Recommendation;

(b) the Auxilium Board of Directors approves, endorses or recommends any Auxilium Acquisition Proposal;

(c) Auxilium enters into an Auxilium Acquisition Agreement; or

(d) Auxilium or the Auxilium Board of Directors publicly proposes or announces its intention to do any of the foregoing.

“Auxilium Change of Recommendation Notice” means a written notice provided by Auxilium to Endo delivered promptly (and in any event, within twenty-four (24) hours) after the determination by the Auxilium Board of Directors that (a) an Auxilium Intervening Event has occurred, advising Endo that the Auxilium Board of Directors has determined that an Auxilium Intervening Event has occurred and, as a result thereof, the Auxilium Board of Directors intends to effect an Auxilium Change of Recommendation, which written notice shall set forth in the reasonable detail the facts and circumstances related to such Auxilium Intervening Event, or (b) an Auxilium Superior Proposal exists, advising Endo that Auxilium has received an Auxilium Superior Proposal and including written notice of the determination of the Auxilium Board of Directors that such Auxilium Acquisition Proposal constitutes an Auxilium Superior Proposal.

“Auxilium Closing Price” means the closing price of Auxilium Shares quoted on the NASDAQ on the trading day immediately prior to the Closing Date.

“Auxilium Convertible Notes” means the 1.50% Convertible Senior Notes due 2018 of Auxilium issued pursuant to the base and supplemental indentures, each dated January 30, 2013, between Auxilium and Wells Fargo Bank, National Association.

“Auxilium Credit Agreement” means the credit agreement, dated April 26, 2013, between Auxilium and Morgan Stanley Senior Fund, Inc., as administrative and collateral agent, and various term lenders, as amended on June 3, 2013, June 7, 2013, and the incremental assumption agreements, dated September 19, 2013 and September 22, 2014, in each case as may be amended.

“Auxilium Disclosure Letter” means the disclosure letter dated as of the date hereof regarding this Agreement that has been delivered by Auxilium to Endo prior to the execution of this Agreement.

“Auxilium Fairness Opinions” means (i) the opinion of Deutsche Bank Securities Inc. to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of such opinion, the Merger Consideration was fair, from a financial point of view, to the Auxilium Stockholders (excluding Endo and its Affiliates) and (ii) the opinion of Morgan Stanley & Co. LLC to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of such opinion, the Merger Consideration was fair, from a financial point of view, to the Auxilium Stockholders (excluding Endo and its Affiliates).

“Auxilium Financial Statements” means the Auxilium Annual Financial Statements and the Auxilium Interim Financial Statements.

“Auxilium Intellectual Property” shall have the meaning ascribed to it in Section 3.1(r)(i).

“Auxilium Interim Financial Statements” means the unaudited consolidated financial statements of Auxilium as of and for the six (6) months ended June 30, 2014, together with the notes thereto.

“Auxilium Intervening Event” means a material change, effect, development, circumstance, condition, state of facts, event or occurrence occurring or arising after the date of this Agreement (a) that was not known to the Auxilium Board of Directors or the individuals listed in Section 1.1(a) of the Auxilium Disclosure Letter, or the material consequences of which (based on facts known to the Auxilium Board of Directors or the individuals listed in Section 1.1(a) of the Auxilium Disclosure Letter, as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement and (b) that does not relate to or involve any Auxilium Acquisition Proposal.

“Auxilium Material Contract” has the meaning ascribed to it in Section 3.1(n)(i).

“Auxilium Meeting” means the special meeting of Auxilium Stockholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement for the purpose of obtaining the Auxilium Stockholder Approval.

“Auxilium Option” means an option issued by Auxilium to purchase Auxilium Shares, other than the Auxilium Call Options.

“Auxilium Plan” means each employee benefit and compensation plan, agreement, program or arrangement, whether written or unwritten, including, without limitation, any option, restricted share unit, deferred share unit, stock purchase, or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan or health and welfare plan, or Employment Agreement, for any current or former employee or director, to the extent the potential liability remains outstanding, of, or other service provider to, Auxilium or any of its Subsidiaries participates in, is a party or contributes to, or with respect to which Auxilium or any of its Subsidiaries could reasonably be expected to have any liability.

“Auxilium Product” shall have the meaning ascribed to it in Section 3.1(s)(viii).

“Auxilium Public Disclosure Record” means all documents filed by or on behalf of Auxilium on the Electronic Data-Gathering, Analysis and Retrieval (EDGAR) system in the period from December 31, 2011 to the date hereof; provided that, for the purposes of the representations and warranties contained in Section 3.1(g)(v) and 3.1(g)(vi), “Auxilium Public Disclosure Record” shall mean all documents filed by or on behalf of Auxilium on EDGAR since December 31, 2011.

“Auxilium Recommendation” means the unanimous recommendation of the Auxilium Board of Directors that Auxilium Stockholders adopt this Agreement.

“Auxilium Senior Management” means the individuals set forth in Section 1.4 of the Auxilium Disclosure Letter.

“Auxilium Severance Plan” shall have the meaning ascribed to it in Section 5.11(e).

“Auxilium Share” means a share of common stock, par value $0.01 per share, of Auxilium, including any associated Rights.

“Auxilium Share Awards” shall have the meaning ascribed to it in Section 2.1(l)(iii).

“Auxilium Share Plan” means the 2004 Equity Compensation Plan of Auxilium, as amended and restated.

“Auxilium Stockholder” means a holder of one or more Auxilium Shares.

“Auxilium Stockholder Approval” means adoption of this Agreement by affirmative vote or consent of Auxilium Stockholders holding a majority of the outstanding Auxilium Shares.

“Auxilium Subsidiary” means a Subsidiary of Auxilium.

“Auxilium Superior Proposal” means an unsolicited bona fide written Auxilium Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “20%” in the definition of “Auxilium Acquisition Proposal” as it relates to securities of Auxilium shall be changed to “50%” and references to “20%,” as regards the assets of Auxilium, shall be changed to “50%”) made by a Person or Persons acting jointly or in concert (other than Endo, HoldCo, AcquireCo and any of their respective Affiliates) and which, or in respect of which:

(a) the Auxilium Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel:

(i) would, if consummated, taking into account all of the terms and conditions of such Auxilium Acquisition Proposal (but not assuming any risk of non-completion), result in a transaction which is more favorable to Auxilium Stockholders from a financial point of view than the Merger (including any adjustment to the terms and conditions of this Agreement and the Merger proposed by Endo pursuant to Section 6.2);

(ii) is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Auxilium Acquisition Proposal and the Person or Persons making such Auxilium Acquisition Proposal; and

(iii) that funds, securities or other consideration necessary for the Auxilium Acquisition Proposal are or are reasonably likely to be available; and

(b) in the case of an Auxilium Acquisition Proposal involving Auxilium Shares, is made available to all of the Auxilium Stockholders on the same terms and conditions.

“Auxilium Termination Fee” shall have the meaning ascribed to it in Section 7.2(a).

“Auxilium Termination Fee Event” shall have the meaning ascribed to it in Section 7.2(b).

“Auxilium Warrants” means any outstanding warrants to purchase Auxilium Shares issued by Auxilium to Goldman, Sachs & Co., JP Morgan Chase Bank, National Association, Royal Bank of Canada and Deutsche Bank AG, London Branch.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Dublin, Ireland or New York, New York are closed for business; provided, however, that, for purposes of the definition of “Marketing Period,” the term “Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in New York, New York are closed for business.

“Canadian Securities Laws” means the Securities Act and all other applicable Canadian provincial securities Laws and, in each case, the rules, regulations and published policies made thereunder.

“Cash Amount” means $16.625, without interest.

“Cash Election” shall have the meaning ascribed to it in Section 2.1(g)(iii)(A).

“Cash Election Consideration” shall have the meaning ascribed to it in Section 2.1(g)(iii)(A).

“Cash Fraction” shall have the meaning ascribed to it in Section 2.1(g)(iii)(D).

“CBI” means the Central Bank of Ireland.

“Certificate” shall have the meaning ascribed to it in Section 2.1(f)(iii).

“Certificate of Merger” means the certificate of merger relating to the Merger.

“CFDA” shall have the meaning ascribed to it in Section 3.1(s)(i).

“Chancery Court” shall have the meaning ascribed to it in Section 9.6(a).

“Closing” shall have the meaning ascribed to it in Section 2.2.

“Closing Date” shall have the meaning ascribed to it in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986.

“Compliant” means, with respect to the Required Information that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in such Required Information, in the light of the circumstances under which they were made, not misleading and (ii) the financial statements contained in the Required Information are sufficiently current for the delivery of a customary comfort letter under AU Sections 634 and 722 (including customary negative assurance) by Auxilium’s independent accounts with respect to financial information regarding Auxilium and the Auxilium Subsidiaries; provided, however, that this clause (ii) shall only apply in the event Endo has made a Senior Notes Election (as defined in the Financing Commitment Letter) at or prior to the date that Auxilium has delivered to Endo written notice to the effect that the Required Information has been delivered to Endo in accordance with the definition of “Marketing Period.”

“Contract” means, with respect to any Person, any legally binding contract, agreement, indenture, note, instrument, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (whether written or oral) to which such Person or any of its Subsidiaries is a party or by which such Person or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.

“Convertible Notes Indenture” shall have the meaning ascribed to it in Section 2.1(o).

“Convertible Notes Trustee” shall have the meaning ascribed to it in Section 2.1(o).

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Financing, including (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements and security documents pursuant to which the Financing will be governed or contemplated by the Financing Commitment Letter; (b) officer, secretary, solvency and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, Lien searches, and resolutions contemplated by the Financing Commitment Letter or requested by the Financing Sources; (c) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and (d) agreements, documents or certificates that facilitate the creation, perfection or enforcement of Liens securing the Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are requested by the Financing Sources.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Stockholders” shall have the meaning ascribed to it in Section 2.1(f)(iii).

“EDGAR” shall have the meaning ascribed to it under “Auxilium Public Disclosure Record” in this Section 1.1.

“Election” shall have the meaning ascribed to it in Section 2.1(g)(iii).

“Election Deadline” means 5:00 p.m., New York City time, on the twenty-fifth (25th) day following the Election Form Mailing Date or such other date and time as determined and publicly announced by Endo in Endo’s reasonable discretion.

“Election Form” shall have the meaning ascribed to it in Section 2.1(g)(ii).

“Election Form Mailing Date” shall have the meaning ascribed to it in Section 2.1(g)(ii).

“Election Form Record Date” shall have the meaning ascribed to it in Section 2.1(g)(ii).

“Employment Agreement” shall have the meaning ascribed to it in Section 3.1(p)(i).

“Endo” shall have the meaning ascribed to it in the Preamble.

“Endo Annual Financial Statements” means the audited consolidated financial statements of Endo as of and for the years ending December 31, 2013, 2012 and 2011, together with the notes thereto.

“Endo Average Closing Price” means the average of the closing prices of Endo Shares quoted on the NASDAQ on each of the last five (5) trading days ending on the day which is the second (2nd) trading day immediately preceding the Merger Effective Time.

“Endo Board of Directors” means the board of directors of Endo.

“Endo Disclosure Letter” means the disclosure letter dated as of the date hereof regarding this Agreement that has been delivered by Endo to Auxilium concurrently with the execution of this Agreement.

“Endo Financial Statements” means the Endo Annual Financial Statements and the Endo Interim Financial Statements.

“Endo Interim Financial Statements” means the unaudited interim consolidated financial statements of Endo for the six (6) months ended June 30, 2014, together with the notes thereto.

“Endo Material Contract” shall have the meaning ascribed to it in Section 3.2(m)(i).

“Endo Material Subsidiary” means each Endo Subsidiary set forth in Section 1.1 of the Endo Disclosure Letter.

“Endo Parties” means, collectively, Endo, HoldCo and AcquireCo and “Endo Party” means either one of them.

“Endo Product” shall have the meaning ascribed to it in Section 3.2(o)(iv).

“Endo Public Disclosure Record” means all documents filed by or on behalf of Endo and Endo Health Solutions, Inc. on SEDAR or EDGAR in the period from December 31, 2011 (or, in the case of Endo in respect of SEDAR, March 4, 2014) to the date hereof; provided that, for the purposes of the representations and warranties contained in Section 3.2(g)(v) and 3.2(g)(vi), “Endo Public Disclosure Record” shall mean all documents filed by or on behalf of Endo on SEDAR or EDGAR since December 31, 2011 (or, in the case of Endo in respect of SEDAR, March 4, 2014).

“Endo Senior Management” means the individuals set forth in Section 1.4 of the Endo Disclosure Letter.

“Endo Shares” means the ordinary shares of $0.0001 each of Endo.

“Endo Subsidiary” means a Subsidiary of Endo.

“Endo Termination Fee” shall have the meaning ascribed to that term in Section 7.2(a).

“Endo Termination Fee Event” shall have the meaning ascribed to that term in Section 7.2(c).

“Environment” means the natural or man-made environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter, living organisms and any other environmental-related medium or resource, natural or otherwise).

“Environmental Claims” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any person or entity alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, clean-up costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or Release or threatened Release into the Environment, of, or exposure to, any Hazardous Substances at any location, whether or not owned or operated by Auxilium or any of its Subsidiaries, now or in the past, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means any Laws governing or relating to pollution or protection of human health or safety or the Environment, including, without limitation, Laws relating to (a) emissions, discharges, Releases or threatened Releases of, or exposure to, Hazardous Substances, (b) the manufacture, processing, distribution, use, treatment, generation, control, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Substances, (c) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances, (d) endangered or threatened species of fish, wildlife and plants and the management or use of natural resources, (e) reclamation or restoration of property, or the preservation of the environment or mitigation of adverse effects on or to human health or the Environment, or (f) emissions or control of greenhouse gases.

“ESPP” shall have the meaning ascribed to it in Section 2.1(n).

“Exchange Agent” shall have the meaning ascribed to it in Section 2.1(g)(i).

“Exchange Ratio” means 0.2440.

“Excluded Shares” shall have the meaning ascribed to it in Section 2.1(f)(iii).

“Execution Date” shall have the meaning ascribed to it in the Preamble.

“FDA” means the United States Food and Drug Administration or any successor entity.

“FDCA” shall have the meaning ascribed to it in Section 3.1(s)(i).

“Financing” means the debt financing incurred or intended to be incurred pursuant to the Financing Commitment Letter, including the offering or private placement of debt securities contemplated by the Financing Commitment Letter and any related engagement letter.

“Financing Commitment Letter” means the Commitment Letter, dated as of the date hereof, by and among Endo and Citigroup Global Markets Inc.

“Financing Conditions” means the conditions precedent set forth in Section 5 of the Financing Commitment Letter and Exhibit C thereto.

“Financing Source” means Citigroup Global Markets Inc., as well as any other financial institution that becomes party to the Financing Commitment Letter or any related engagement letter, together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such person, and the heirs, executors, successors and assigns of any of the foregoing.

“Form S-4” shall have the meaning ascribed to it in Section 2.3(a).

“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including the TSX, NASDAQ or any other stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing.

“Hazardous Substances” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum derivatives or products, or synthetic or alternate substitutes therefor, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, hydrogen sulfide, arsenic, cadmium, mercury, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins, urea-formaldehyde or other substances that may have an adverse effect on human health or the environment, and including any other substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, mutation or toxic or a pollutant or a contaminant under or pursuant to, or that could result in liability under, any Law relating to pollution, waste, human health or the Environment, or may impair the Environment, the health of any Person, property or plant or animal life.

“HIPAA” shall have the meaning ascribed to it in Section 3.1(s)(i).

“HoldCo” shall have the meaning ascribed to it in the Recitals.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Party” and “Indemnified Parties” have the meanings ascribed thereto in Section 5.5(a).

“Intellectual Property” means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all United States, Canadian and foreign (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”), (b) registered or unregistered trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (c) copyrights and copyrightable subject matter (“Copyrights”), (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (e) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, (f) rights of publicity, privacy, and rights to personal information, (g) moral rights and rights of attribution and integrity, (h) all rights in the foregoing and in other similar intangible assets and (i) all applications and registrations for the foregoing.

“Irish Prospectus” means the prospectus and any supplementary prospectus to be published, if required by Irish Prospectus Law or other applicable Laws, by Endo in relation to the Endo Shares to be issued pursuant to the terms of this Agreement, together with the documents and information incorporated by reference therein.

“Irish Prospectus Law” means Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 Act of Ireland (the “2005 Act”), the Prospectus (Directive 2003/71/EC) Regulations 2005 (S.I. No. 324 of 2005) of Ireland and the Prospectus Rules issued by the CBI pursuant to Section 51 of the 2005 Act.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, contractual or other legal form, in which Endo or Auxilium or any of their respective Subsidiaries holds voting shares, equity interests or other rights of participation, but which is not a Subsidiary of Endo or Auxilium, and any Subsidiary or downstream Affiliate of any such entity.

“Laws” means any and all laws, statutes, codes, ordinances (including zoning), approvals, rules, regulations, instruments, by-laws, notices, policies, protocols, guidelines, guidance, manuals, treaties or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity.

“Letter of Transmittal” shall have the meaning ascribed to it in Section 2.1(g)(iv).

“Liens” means any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“Marketing Period” means the first period of 15 consecutive Business Days, commencing on or after the date hereof, throughout which and on the first and last day of which (a) Endo shall have the Required Information and such Required Information is and remains Compliant (without giving effect to any amendments or supplements during such 15 Business Day period), (b) the definitive Proxy Statement shall have been cleared by the SEC and the Registration Statement on Form S-4 shall have been declared effective and mailed to the Auxilium Stockholders, and (c) the conditions set forth in Sections 8.1 and 8.2 shall have been satisfied or waived (other than (i) the condition set forth in Sections 8.1(a) and 8.1(c), and (ii) those conditions that, by their terms, cannot be satisfied until the Closing Date); provided that, for purposes of determining the Marketing Period, (A) the days from, and including, November 26, 2014 to, and including, November 28, 2014 shall not be considered “Business Days,” and (B) if such consecutive 15 Business Day period has not ended prior to December 19, 2014, then it will not commence until January 5, 2015; provided, further, that, if Auxilium shall in good faith reasonably believe that the Required Information has been delivered to Endo, it may deliver to Endo a written notice to that effect (stating that it believes that such delivery has been completed), in which case the Required Information shall be deemed to have been provided (and, if the other conditions set forth in this definition have been met, the Marketing Period commenced) on the date that notice is deemed to have been received pursuant to Section 9.1, unless Endo in good faith reasonably believes the delivery of the Required Information has not been completed and, within three (3) Business Days of the delivery of such notice by Auxilium, delivers a written notice to Auxilium to that effect (stating with specificity which Required Information that Endo reasonably believes has not been delivered). Notwithstanding the foregoing, the Marketing Period (if it has not already ended) shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such 15 consecutive Business Day period, (i) Auxilium’s independent registered accounting firm shall have withdrawn or qualified its authorization letter or audit opinion with respect to any audited financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence until the time at which a new authorization letter or unqualified audit opinion is issued with respect to such financial statements by Auxilium’s independent registered accounting firm or another independent registered accounting firm reasonably acceptable to Endo or (ii) Auxilium has announced that it intends to restate any financial statements or material financial information included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or Auxilium has announced that it has concluded that no restatement shall be required. If the Required Information is not Compliant throughout and on the first and the last day of such period, then a new 15 consecutive Business Day period shall commence upon Endo receiving updated Required Information that is Compliant and the other conditions set forth in this definition having been met. Notwithstanding the foregoing, the Marketing Period will end on any date on which the full amount of the Financing (or alternative financing to such Financing) is obtained.

“Material Adverse Effect,” when used in connection with Auxilium or Endo, means any result, fact, change, effect, event, circumstance, occurrence or development that, individually or in the aggregate with all other adverse results, facts, changes, effects, events, circumstances, occurrences or developments, has or would reasonably be expected to have, a material and adverse effect on (i) the business, operations, results of operations or condition (financial or otherwise) of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of Auxilium, Endo or either Party’s Subsidiaries to perform their covenants or obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that, subject to the immediately succeeding proviso, any result, fact, change, effect, event, circumstance, occurrence or development shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect to the extent that such result, fact, change, effect, event, circumstance, occurrence or development arises out of or results from:

(a) changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions or political, economic or financial or capital market conditions in any jurisdiction in which such Party or any of its Subsidiaries operates or carries on business;

(b) changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

(c) any natural disaster;

(d) changes or developments in or relating to currency exchange or interest rates;

(e) changes or developments affecting the pharmaceutical industry in general;

(f) any adoption, implementation, promulgation, repeal, modification, reinterpretation, proposal or other change after the date of this Agreement in applicable United States or foreign, federal, state or local Law (other than Orders against a Party or a Subsidiary thereof) or U.S. GAAP or interpretations thereof, including (x) the rules, regulations and administrative policies of the FDA or interpretations thereof and (y) any health reform statutes, rules or regulations or interpretations thereof;

(g) except for purposes of Sections 3.1(c), 3.1(d), 3.2(c) and 3.2(d), changes resulting from compliance with the terms and conditions of this Agreement or from the announcement or pendency of the transactions contemplated by this Agreement;

(h) any actions taken (or omitted to be taken) by an Endo Party or Auxilium upon the express written request of the other;

(i) (A) any changes in the share price or trading volume of Auxilium Shares or Endo Shares, as applicable, or the credit rating or in any analyst’s recommendation with respect to Auxilium or Endo, as applicable, or (B) any failure of Auxilium or Endo, as applicable, to meet projections, guidance, milestones, forecasts or published financial or operating predictions or measures (it being agreed that the facts and circumstances giving rise to any of the foregoing events or failures, unless expressly excluded by another clause of this definition, may constitute and/or may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur);

(j) any litigation arising from or relating to the Merger or the other transactions contemplated by this Agreement; or

(k) with respect to Auxilium, to the extent described on Section 1.1(b) of the Auxilium Disclosure Letter;

provided, however, that the effect of the changes or developments described in clauses (a) through (f) above shall not be excluded to the extent that any of the changes or developments referred to therein disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, in comparison to other Persons who operate in the same industry as such Party and its Subsidiaries.

“Maximum Cash Consideration” means $845,000,000, plus an amount in cash equal to (a) $16.625 multiplied by (b) the aggregate number of Auxilium Shares issued by Auxilium in accordance with this Agreement or that cease to be subject to vesting or other lapse restrictions pursuant to the Auxilium Share Plan, in each case after the date of this Agreement and prior to the Merger Effective Time.

“Maximum Stock Consideration” means 18,610,000 Endo Shares.

“Merger” shall have the meaning ascribed to it in the Recitals.

“Merger Consideration” means, as applicable, the Standard Election Consideration, the Cash Election Consideration or the Stock Election Consideration, subject to proration in accordance with Section 2.1(g)(iii).

“Merger Effective Time” means the time at which the Merger becomes effective in accordance with Section 2.1(c) and the DGCL.

“Merger Supplemental Indenture” shall have the meaning ascribed to it in Section 5.9(b).

“NASDAQ” means the NASDAQ Global Market.

“Non-Disclosure Agreement” means the non-disclosure agreement dated as of September 25, 2014 between Endo and Auxilium, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, decrees or similar actions taken by, or applied by, any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“ordinary course of business,” or any similar reference, means, with respect to an action taken or to be taken by any Person, that such action is consistent with the past practices of such Person (including with respect to amount and frequency) and is taken in the ordinary course of the normal day-to-day business and operations of such Person.

“Original Execution Date” shall have the meaning ascribed to it in the Preamble.

“Original Merger Agreement” shall have the meaning ascribed to it in the Preamble.

“Other Auxilium Share-Based Awards” shall have the meaning ascribed to it in Section 2.1(l)(iii).

“Outside Date” means April 10, 2015 or such later date as may be agreed to in writing by the Parties, as it may be extended in accordance with Section 7.1(b)(i).

“Owned Real Property” shall have the meaning ascribed to it in Section 3.1(m).

“Parties” means the parties to this Agreement and “Party” means any one of them.

“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Authority.

“Permitted Liens” means, for any Person or any of its Subsidiaries, as the context requires: (a) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in conformity with U.S. GAAP, as applicable; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (d) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto; (e) statutory landlords’ Liens and Liens granted to landlords under any lease, (f) licenses of non-material Intellectual Property in the ordinary course of business; (g) any purchase money security interests, equipment leases or similar financing arrangements; (h) any Liens which are disclosed on the most recent consolidated balance sheet of such Person or the notes thereto; (i) any Liens incurred in the ordinary course of business permitted pursuant to the Auxilium Credit Agreement and that shall have been released as of the Merger Effective Time and any Liens permitted pursuant to Endo’s existing credit facilities; and (j) any Liens incurred in the ordinary course of business (and not in connection with the incurrence with indebtedness) that are not material to such Person, its Subsidiaries and their businesses, taken as a whole.

“Person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status.

“PMPRB” shall have the meaning ascribed to it in Section 3.1(s)(i).

“Proceeding” means a court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority or any action, suit, demand, arbitration, charge, indictment, hearing or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding.

“Proxy Statement” shall have the meaning ascribed to it in Section 2.3(a).

“QLT Merger Agreement” means the Agreement and Plan of Merger, dated June 28, 2014, by and among Auxilium, QLT, Inc., QLT Holding Corp. and QLT Acquisition Corp.

“QLT Termination Fee” means the required termination fee paid in accordance with the terms of the QLT Merger Agreement.

“QLT Termination Fee Loan Agreement” shall have the meaning ascribed to it in the Recitals.

“Real Property Leases” shall have the meaning ascribed to it in Section 3.1(m).

“Regulatory Authority” means the FDA, Health Canada and any other federal, state, provincial, local or foreign Governmental Authority with jurisdiction over the authorization, approval, marketing, advertising, sale, pricing, storage, distribution, use, handling and control, safety, efficacy, reliability or manufacturing of pharmaceutical products, including, but not limited to, human drugs, biologics and drug combination products.

“Regulatory Authorization” means any registration, authorization, approval, clearance, license, permit, certificate or exemption issued by any Regulatory Authority or Governmental Authority (including new drug applications, new drug submissions, investigational new drug applications, clinical trial applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the products of Auxilium and its Subsidiaries.

“Regulatory Guidelines” means applicable rules, guidance, manuals, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or requirements, in each case, of any Regulatory Authority, to the extent that the foregoing do not have the force of law.

“Release” means any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, or sudden, intermittent, inadvertent or gradual, into, onto, through, above or under the Environment.

“Relevant Laws” shall have the meaning ascribed to it in Section 5.2(b).

“Replacement Financing” shall have the meaning ascribed to it in Section 5.1(e).

“Replacement Financing Documents” shall have the meaning ascribed to it in Section 5.1(e).

“Representatives” means, collectively, with respect to a Person, any officers, directors, employees, consultants, advisors, agents or other representatives (including legal counsel, accountants, investment bankers and financial advisors) of that Person or any Subsidiary of that Person.

“Required Information” means (a) audited consolidated financial statements for Auxilium for the three fiscal years most recently ended at least 60 days prior to the Closing Date, (b) quarterly interim unaudited consolidated financial statements for Auxilium for each fiscal quarter (subsequent to the audited consolidated financial statements for Auxilium for the most recently ended fiscal year) ended at least 40 days prior to the Closing Date, in the case of clauses (a) and (b), with comparative financial information for the equivalent period of the prior year, (c) the pro forma financial statements to be included in the definitive Proxy Statement and Registration Statement on Form S-4 that is mailed to Auxilium Shareholders, provided that if any financial statements are required to be delivered pursuant to clauses (a) or (b) for periods subsequent to the financial statements included in such Proxy Statement and Registration Statement on Form S-4, the Required Information shall include information regarding Auxilium and its Subsidiaries required for Endo to prepare pro forma financial statements for such subsequent periods and the twelve-month period ending on the last day of the most recent such period and (d) information regarding Auxilium that is both (i) customarily included regarding an acquired company in information memoranda and other syndication materials for senior secured term loan facilities, and (ii) required to have been provided in Auxilium’s annual, quarterly or current reports filed pursuant to the terms of the 1934 Exchange Act; provided, however, that, notwithstanding the foregoing, Required Information shall not include quarterly interim unaudited financial statements for Auxilium for the fiscal quarter ending December 31, 2014.

“Required Regulatory Approvals” means those certificates, no-action letters, notices, sanctions, rulings, consents, orders, exemptions, permits, licenses, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities as set forth in Schedule I hereto.

“Restraint” shall have the meaning ascribed to it in Section 5.2(e).

“Restricted Auxilium Share” shall have the meaning ascribed to it in Section 2.1(l)(ii).

“Returns” means all reports, forms, elections, designations, schedules, statements, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed with any Governmental Authority in connection with, any income or franchise Taxes.

“Right to Match Period” shall have the meaning ascribed to it in Section 6.2(a)(iv).

“Rights” means the preferred share purchase rights that have been issued pursuant to the Rights Agreement.

“Rights Agreement” means the Rights Agreement, dated as of September 17, 2014, between Auxilium and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“SEC” means the United States Securities and Exchange Commission or any successor entity.

“Securities Act” means the Securities Act (Ontario).

“SEDAR” means the System for Electronic Document Analysis Retrieval.

“Standard Cash Consideration” means an amount in cash equal to the product of (a) $16.625 multiplied by (b) the aggregate number of Auxilium Shares covered by Standard Elections.

“Standard Election” shall have the meaning ascribed to it in Section 2.1(g)(iii)(A).

“Standard Election Consideration” shall have the meaning ascribed to it in Section 2.1(g)(iii)(A).

“Standard Stock Consideration” means a number of Endo Shares equal to the product of (a) the Exchange Ratio multiplied by (b) the aggregate number of Auxilium Shares covered by Standard Elections.

“Stock Election” shall have the meaning ascribed to it in Section 2.1(g)(iii)(A).

“Stock Election Consideration” shall have the meaning ascribed to it in Section 2.1(g)(iii)(A).

“Stock Fraction” shall have the meaning ascribed to it in Section 2.1(g)(iii)(D).

“Subsidiary” means, with respect to a specified entity, any:

(a) corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at all times owned by such specified entity;

(b) partnership, unlimited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and

(c) Subsidiary (as defined in clauses (a) and (b) above) of any Subsidiary (as so defined) of such specified entity.

“Surviving Company” shall have the meaning ascribed to it in Section 2.1(b).

“Tax” or “Taxes” means all taxes, dues, duties, rates, imposts, fees, levies, other assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including (a) all income taxes, including any tax on or based on net income, gross income, income as specifically defined, earnings, gross receipts, capital, capital gains, profits, business royalty or selected items of income, earnings or profits, and specifically including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, withholding taxes (including all withholdings on amounts paid to or by the relevant Person), sales taxes, use taxes, goods and services taxes, custom duties, value added taxes, ad valorem taxes, excise taxes, alternative or add-on minimum taxes, franchise taxes, gross receipts taxes, license taxes, occupation taxes, real and personal property taxes, land transfer taxes, severance taxes, capital stock taxes, stamp taxes, anti-dumping taxes, countervailing taxes, occupation taxes, environment taxes, transfer taxes, and employment or unemployment insurance premiums, social insurance premiums and worker’s compensation premiums and pension (including Canada Pension Plan) payments, surtaxes, harmonized sales tax, abandoned or unclaimed property liabilities (escheat) and other taxes, fees, imposts, assessments or charges of any kind whatsoever; (b) any tax imposed, assessed, collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee; and (c) any liability for any of the foregoing of a transferee, successor, guarantor, or by contract, or by operation of law, and in each of clauses (a)-(c), together with any interest, penalties, additional taxes, fines and other charges and additions that may become payable in respect thereof.

“Termination Fee” means the Auxilium Termination Fee or the Endo Termination Fee, as applicable.

“TSX” means the Toronto Stock Exchange.

“Un-prorated Cash Election Amount” means $33.25, without interest.

“Un-prorated Stock Election Ratio” means 0.4880.

“U.S. GAAP” means accounting principles generally accepted in the United States, consistently applied.

“U.S. Securities Laws” means the 1933 Securities Act, the 1934 Exchange Act and all other state and federal securities Laws and the rules, regulations and published policies made thereunder.

“Warrant Merger Consideration” means the cash and Endo Shares as would have been payable or deliverable in the Merger (if the holder had exercised its Actient Warrant immediately prior to the Merger Effective Time, assuming such holder would receive the Weighted Average Merger Consideration or, at Endo’s option, the Cash Election Consideration) with respect to or in exchange for the net Auxilium Shares immediately theretofore deliverable upon exercise of such holder’s Actient Warrant had the Merger not taken place.

“Weighted Average Merger Consideration” means, for (a) each Auxilium Share into which the Auxilium Convertible Notes would otherwise be convertible in connection with the Merger or (b) each Auxilium Share for which the Actient Warrant would otherwise be exercisable immediately prior to the Merger Effective Time, as the case may be, the weighted average of the cash and Endo Shares received by the holders of Auxilium Shares that affirmatively make an Election and attributable to one Auxilium Share.

1.2 Currency

Except where otherwise specified, all references to currency herein are to lawful money of the United States of America and “$” refers to U.S. dollars.

1.3 Interpretation Not Affected by Headings

(a) The division of this Agreement into Articles and sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this

Agreement. The terms “this Agreement,” “hereof,” “herein,” “hereunder” and similar expressions refer to this Agreement, including the Schedules hereto, and not to any particular Article, section or other portion hereof. Unless something in the subject matter or context is clearly inconsistent therewith, references herein to an Article, section or schedule by number or letter or both are to that Article, section or schedule in this Agreement.

(b) Notwithstanding anything to the contrary elsewhere in this Agreement, (i) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date, (ii) the date on which the representations and warranties set forth in Article III are made shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were in the Original Merger Agreement, it being agreed that if any such representations and warranties are not expressly made as of another date such representations and warranties shall be made as of the Original Execution Date, and (iii) each reference to “this Agreement” or “herein” in the representations and warranties set forth in Article III shall refer to “the Original Merger Agreement,” in each of cases (i), (ii) and (iii), unless expressly indicated otherwise in this Agreement. In addition, notwithstanding anything to the contrary contained in this Agreement, the execution and delivery of the QLT Termination Fee Loan Agreement and the consummation of the transactions contemplated thereby shall not constitute a breach of any representation, warranty, covenant or agreement contained herein.

1.4 Knowledge and Disclosure

Any reference in this Agreement to the “knowledge” or the “awareness” of Endo means to the best of the actual knowledge, information and belief of the Endo Senior Management, in their capacities as officers or directors of Endo and not in their personal capacities or in any other capacity, after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual. Any reference in this Agreement to the “knowledge” or the “awareness” of Auxilium means to the best of the actual knowledge, information and belief of Auxilium Senior Management, in their capacities as officers or directors of Auxilium and not in their personal capacities or in any other capacity, after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual.

1.5 Extended Meanings, Etc.

Unless the context otherwise requires, words implying only the singular number also include the plural and vice versa; words importing any gender include all genders. The terms “including” or “includes” and similar terms of inclusion, unless expressly modified by the words “only” or “solely,” mean “including without limiting the generality of the foregoing” and “includes without limiting the generality of the foregoing.” Unless something in the subject matter or context is clearly inconsistent therewith, any Contract, instrument, Law or Order defined or referred to herein means such Contract, instrument, Law or Order as from time to time amended, restated, supplemented or otherwise modified, including, in the case of Contracts or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws, and all attachments thereto and instruments incorporated therein and, in the case of statutory Laws, all rules and regulations made thereunder.

1.6 Date of Any Action

If the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action will be required to be taken on the next succeeding day which is a Business Day.

1.7 Schedules

The following are the Schedules to this Agreement and are hereby incorporated by reference into this Agreement and form an integral part hereof:

Schedule I—Required Regulatory Approvals

ARTICLE 2

THE MERGER

2.1 The Merger

(a) Endo, HoldCo, AcquireCo and Auxilium agree that the Merger shall be implemented in accordance with and subject to the terms and conditions contained in this Agreement.

(b) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, on the Closing Date, AcquireCo shall be merged with and into Auxilium. At the Merger Effective Time, the separate corporate existence of AcquireCo shall cease and Auxilium shall continue as the surviving company in the Merger (the “Surviving Company”).

(c) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties to the Merger shall file with the Secretary of State of the State of Delaware the Certificate of Merger, executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as HoldCo and Auxilium shall agree and specify in the Certificate of Merger. At and immediately after the Merger Effective Time, the Merger will have the effects set forth in the Certificate of Merger and the DGCL.

(d) At the Merger Effective Time, the certificate of incorporation of Auxilium shall be amended in its entirety to read as set forth in Exhibit A hereto and, as so amended, shall constitute the certificate of incorporation of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law. The Parties shall take all actions necessary so that the by-laws substantially in the form set forth in Exhibit B hereto shall be the by-laws of the Surviving Company as of the Merger Effective Time, until thereafter changed or amended as provided therein or by applicable Law.

(e) The directors of the Surviving Company upon completion of the Merger shall, until the earlier of their resignation or removal or until their respective successors are duly appointed, elected and qualified, as the case may be, consist of the directors of AcquireCo prior to the Merger Effective Time. The officers of AcquireCo immediately prior to the Merger Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(f) At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders:

(i) Each share of common stock, par value $0.01 per share, of AcquireCo issued and outstanding immediately prior to the Merger Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company. Each share of preferred stock, par value $0.01 per share, of AcquireCo issued and outstanding immediately prior to the Merger Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company. Each share of Redeemable Class A Common Stock, par value $0.01 per share, of AcquireCo issued and outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive $0.01 per share.

(ii) Each Excluded Share outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor, subject to any rights the holder thereof may have under Section 2.1(k) and the DGCL.

(iii) Subject to Section 2.1(g), each Auxilium Share issued and outstanding immediately prior to the Merger Effective Time (other than (x) Auxilium Shares owned by Endo, AcquireCo or any other direct or indirect wholly owned Subsidiary of Endo and Auxilium Shares owned by Auxilium or any direct or indirect wholly owned Subsidiary of Auxilium, and in each case not held on behalf of third parties (it being acknowledged and agreed by Auxilium that it hereby waives the right to receive the Merger Consideration in respect of Auxilium Shares owned by Auxilium or any direct or indirect wholly owned Subsidiary of Auxilium), and (y) Auxilium Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (the Auxilium Shares referred to in this clause (y) and the preceding clause (x) being referred to herein collectively as “Excluded Shares”) and (z) Restricted Auxilium Shares (which shall be converted pursuant to Section 2.1(l)(ii)) shall be converted, at the election of the holder thereof in accordance with Section 2.1(g)(iii)(A), into the right to receive:

(A) for each Auxilium Share with respect to which a Standard Election has been made pursuant to Section 2.1(g)(iii)(A) and remains in effect at the Election Deadline, (1) an amount in cash equal to the Cash Amount and (2) a fraction of a validly issued, fully paid and non-assessable Endo Share equal to the Exchange Ratio;

(B) for each Auxilium Share with respect to which a Cash Election has been made pursuant to Section 2.1(g)(iii)(A) and remains in effect at the Election Deadline, an amount of cash equal to the Un-prorated Cash Election Amount; provided, however, that, if the Aggregate Cash Consideration would be greater than the Maximum Cash Consideration, the consideration to be received in respect of each Auxilium Share covered by Cash Elections shall automatically be adjusted in accordance with Section 2.1(g)(iii)(D); and

(C) for each Auxilium Share with respect to which a Stock Election has been made pursuant to Section 2.1(g)(iii)(A) and remains in effect at the Election Deadline, a fraction of a validly issued, fully paid and non-assessable Endo Share equal to the Un-prorated Stock Election Ratio; provided, however, that, if the Aggregate Stock Consideration would be greater than the Maximum Stock Consideration, the consideration to be received in respect of each Auxilium Share covered by Stock Elections shall automatically be adjusted in accordance with Section 2.1(g)(iii)(D).

All such Auxilium Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Merger Effective Time represented any such Auxilium Share (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, including the right to receive, pursuant to Section 2.1(i), cash in lieu of fractional Endo Shares, if any. Notwithstanding the foregoing, if, between the date of this Agreement and the Merger Effective Time, the outstanding Endo Shares or Auxilium Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend (including any dividend or distribution of securities convertible into Endo Shares), subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Endo Shares or Auxilium Shares, as the case may be, will be appropriately adjusted to provide to Auxilium and the holders of Auxilium Shares the same economic effect as contemplated by this Agreement prior to such event.

(g) The exchange of Certificates shall be effected as follows:

(i) Prior to the Election Form Mailing Date, HoldCo shall appoint a bank or trust company reasonably acceptable to Auxilium to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration. At or prior to the Merger Effective Time, Endo shall issue, fully paid, the Endo Shares to be delivered as Merger Consideration and deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this ARTICLE II through the Exchange Agent, the aggregate cash consideration and certificates representing the Endo Shares to be delivered as Merger Consideration (or, if uncertificated Endo Shares will be delivered, Endo shall make appropriate alternative arrangements).

(ii) An election form in such form as HoldCo shall reasonably specify and as shall be reasonably acceptable to Auxilium (the “Election Form”) shall be mailed on a date to be mutually agreed by HoldCo and Auxilium that is not more than forty-five (45) days nor less than thirty (30) days prior to the anticipated Closing

Date or on such other date as HoldCo and Auxilium shall mutually agree (the “Election Form Mailing Date”) to each holder of record of Auxilium Shares as of the close of business on the fifth (5th) Business Day prior to the Election Form Mailing Date (the “Election Form Record Date”). HoldCo shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Auxilium Shares between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and Auxilium shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(iii) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) of an Auxilium Share, subject to the limitations set forth in this Section 2.1(g)(iii), to submit an election (each, an “Election”) in accordance with the following procedures:

(A) Each holder of an Auxilium Share may specify in a request made in accordance with the provisions of this Section 2.1(g)(iii) whether such holder elects to receive with respect to a specified number or all of such holder’s Auxilium Shares (x) the consideration set forth in Section 2.1(f)(iii)(A) (such consideration, the “Standard Election Consideration” and such Election with respect to such number of Auxilium Shares, the “Standard Election”), (y) the consideration set forth in Section 2.1(f)(iii)(B) (such consideration, the “Cash Election Consideration” and such Election with respect to such number of Auxilium Shares, the “Cash Election”), or (z) the consideration set forth in Section 2.1(f)(iii)(C) (such consideration, the “Stock Election Consideration” and such Election with respect to such number of Auxilium Shares, the “Stock Election”).

(B) Any holder of an Auxilium Share who does not properly make an Election in accordance with the provisions of this Section 2.1(g)(iii), or whose Election is not received by the Exchange Agent prior to the Election Deadline in the manner provided in Section 2.1(g)(iii)(C), will be deemed to have made the Standard Election.

(C) Any Election set forth in this Section 2.1(g)(iii) shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, an Election Form properly completed and signed indicating such Election. Any holder of an Auxilium Share may, at any time prior to the Election Deadline, change or revoke such holder’s Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. HoldCo, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (x) the validity of the Election Form and compliance by any holder of an Auxilium Share with the Election procedures set forth herein and (y) the manner and extent to which Elections are to be taken into account in making the determinations prescribed in Section 2.1(f). If HoldCo shall determine in its reasonable discretion that any Election is not properly made with respect to any Auxilium Share (it being understood that none of the Parties nor the Exchange Agent is under any duty to notify any holder of any such defect), such Election shall be deemed to be not in effect, subject to Section 2.1(g)(iii)(B).

(D) Not later than five (5) days after the Election Deadline, HoldCo shall cause the Exchange Agent to effect the following prorations to the Merger Consideration:

(1) for each Auxilium Share with respect to which a Cash Election has been made pursuant to Section 2.1(g)(iii)(A) and remains in effect at the Election Deadline, if the Aggregate Cash Consideration would be greater than the Maximum Cash Consideration, each Auxilium Share covered by a Cash Election shall, instead of being converted into the right to receive the Un-prorated Cash Election Amount, automatically be converted into the right to receive (I) an amount in cash, without interest, equal to the product of (x) the Un-prorated Cash Election Amount multiplied by (y) a fraction, the numerator of which shall be (1) the Maximum Cash Consideration less the Standard Cash Consideration and the denominator of which shall be (2) the Aggregate Cash Consideration less the Standard Cash Consideration (such fraction, the “Cash Fraction”), and (II) a fraction of a validly issued, fully paid and non-assessable Endo Share equal to the product of (x) the Un-prorated Stock Election Ratio multiplied by (y) a fraction equal to one (1) minus the Cash Fraction; and

(2) for each Auxilium Share with respect to which a Stock Election has been made pursuant to Section 2.1(g)(iii)(A) and remains in effect at the Election Deadline, if the Aggregate Stock

Consideration would be greater than the Maximum Stock Consideration, each Auxilium Share covered by a Stock Election shall, instead of being converted into the right to receive the Un-prorated Stock Election Ratio, automatically be converted into the right to receive (I) a fraction of a validly issued, fully paid and non-assessable Endo Share equal to the product of (x) the Un-prorated Stock Election Ratio multiplied by (y) a fraction, the numerator of which shall be (1) the Maximum Stock Consideration less the Standard Stock Consideration and the denominator of which shall be (2) the Aggregate Stock Consideration less the Standard Stock Consideration (such fraction, the “Stock Fraction”) and (II) an amount in cash, without interest, equal to (x) the Un-prorated Cash Election Amount multiplied by (y) a fraction equal to one (1) minus the Stock Fraction.

(iv) As promptly as reasonably practicable after the Merger Effective Time (and in any event within four (4) Business Days after the Merger Effective Time), HoldCo shall cause the Exchange Agent to mail to each holder of record of Auxilium Shares a form of letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Auxilium may specify acting reasonably, and shall be prepared prior to the Closing, together with instructions thereto.

(v) Upon (A) in the case of Auxilium Shares represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent or (B) in the case of Auxilium Shares held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Auxilium Shares shall be entitled to receive in exchange therefor the Merger Consideration into which such Auxilium Shares have been converted pursuant to Section 2.1(f) (after taking into account all Auxilium Shares then held by such holder and the Election(s) made with respect to such Auxilium Shares by such holder). In the event of a transfer of ownership of Auxilium Shares that is not registered in the transfer records of Auxilium, the applicable Merger Consideration may be delivered to a transferee, if the Certificate representing such Auxilium Share (or, if such Auxilium Share is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.1(g), each Auxilium Share, and any Certificate with respect thereto, shall be deemed at any time from and after the Merger Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration that the holders of Auxilium Shares are entitled to receive in respect of such shares pursuant to Section 2.1(f) (after taking into account all Auxilium Shares then held by such holder and the Election(s) made with respect to such Auxilium Shares by such holder).

(vi) The Merger Consideration delivered and credited as fully paid in accordance with the terms of this ARTICLE II, upon conversion of any Auxilium Shares, shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such Auxilium Shares. From and after the Merger Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of Auxilium Shares that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, any Certificates formerly representing Auxilium Shares (or Auxilium Shares held in book-entry form) are presented to the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II.

(vii) Any portion of the Merger Consideration that remains undistributed to the holders of Auxilium Shares for one year after the Merger Effective Time shall be delivered to HoldCo or its designee, and any holder of Auxilium Shares who has not theretofore complied with this ARTICLE II shall thereafter look only to HoldCo for its claim for the Merger Consideration deliverable in respect thereof.

(viii) None of Auxilium, Endo, HoldCo, AcquireCo, the Surviving Company or the Exchange Agent or any of their respective Affiliates shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Each of Endo, HoldCo and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Auxilium Shares pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated as having been paid to the holder of Auxilium Shares in respect of which such deduction or withholding was made.

(i) Notwithstanding any other provision of this Agreement, no fractional Endo Shares will be issued and any holder of Auxilium Shares entitled to receive a fractional Endo Share but for this Section 2.1(i) shall be entitled to receive a cash payment in lieu thereof (rounded to the nearest cent), which payment shall be determined by multiplying (i) the Endo Average Closing Price by (ii) the fraction of an Endo Share (rounded to the nearest thousandth) to which such holder would otherwise be entitled to receive pursuant to Section 2.1(f) (after taking into account all Auxilium Shares then held by such holder and the Election(s) made with respect to such Auxilium Shares by such holder). The amount of cash, if any, that each Auxilium Stockholder is entitled to receive for the Auxilium Shares held by such Auxilium Stockholder is rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable for all Auxilium Shares held by such Auxilium Stockholder and any cash amount payable in lieu of fractional shares pursuant to this Section 2.1(i).

(j) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by HoldCo, the posting by such Person of a bond, in such reasonable and customary amount as HoldCo may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(k) No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive any Merger Consideration with respect to the Auxilium Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Auxilium Shares owned by such Dissenting Stockholder, except that all Auxilium Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Auxilium Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the same consideration (subject to the same proration) as if such holders had not demanded appraisal rights and had made the Standard Election. Auxilium shall give Endo (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by Auxilium relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. Auxilium shall not, except with the prior written consent of Endo, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(l) As soon as practicable following the date of this Agreement and, in any event, prior to the Closing Date, the Auxilium Board of Directors or an appropriate committee thereof shall adopt such resolutions or take such other actions, if any, as may be required to effect and/or procure the following treatment:

(i) Each Auxilium Option (that is not an Option granted under the ESPP) that as of immediately prior to the Merger Effective Time is outstanding, whether vested or unvested, shall, as of immediately prior to the Merger Effective Time, be cancelled, and each holder of an Auxilium Option so cancelled pursuant to this Section 2.1(l)(i) shall become entitled to receive an amount in cash equal to the product of (i) the total number of Auxilium Shares subject to such Auxilium Option immediately prior to the Merger Effective Time multiplied by (ii) the positive difference, if any, between (x) the Auxilium Closing Price, and (y) the exercise price per Auxilium Share applicable to such Auxilium Option immediately prior to the Merger Effective Time, less applicable withholding Taxes, if any. For the avoidance of doubt, no holder of an Auxilium Option that has an exercise price per Auxilium Share that is equal to or greater than the Auxilium Closing Price shall be entitled to any payment with respect to such cancelled Auxilium Option before, on or after the Merger Effective Time and all such Auxilium Options shall be automatically cancelled for no consideration as of the Merger Effective Time.

(ii) Each issued and outstanding Auxilium Share subject to vesting or other lapse restrictions pursuant to the Auxilium Share Plan immediately prior to the Merger Effective Time (a “Restricted Auxilium Share”) shall, as of immediately prior to the Merger Effective Time, be cancelled, and each holder of a Restricted Auxilium Share so cancelled pursuant to this Section 2.1(l)(ii) shall become entitled to receive an amount in cash equal to the Auxilium Closing Price, less applicable withholding Taxes, if any.

(iii) Each stock-based award (including any restricted stock unit and deferred stock unit awards), other than an Auxilium Option or Restricted Auxilium Share (“Other Auxilium Share-Based Awards” and together with Restricted Auxilium Shares, the “Auxilium Share Awards”), that is outstanding immediately prior to the Merger Effective Time, shall, whether vested or unvested, as of immediately prior to the Merger Effective Time, be cancelled, and each holder of an Other Auxilium Share-Based Award so cancelled pursuant to this Section 2.1(l)(iii) shall become entitled to receive an amount in cash, without interest, equal to the product of (i) the total number of Auxilium Shares subject to such Other Auxilium Share-Based Award multiplied by (ii) the Auxilium Closing Price, less applicable withholding Taxes, if any. For the avoidance of doubt, (i) any Other Auxilium Share-Based Awards subject to performance conditions for which the applicable performance period is not complete as of the Merger Effective Time, shall vest and be earned based on the greater of target or actual performance as of the Merger Effective Time; provided that, the vesting of such Other Auxilium Share-Based Awards shall be subject to Endo’s review and approval (which shall not be unreasonably withheld or delayed) of the calculations supporting Auxilium’s applicable performance determination, which shall be provided to Endo no later than five (5) Business Days prior to the Merger Effective Time and (ii) any payment of cash with respect to an Other Auxilium Share-Based Award that is “deferred compensation” within the meaning of Section 409A of the Code shall vest at the Merger Effective Time and be paid at the earliest time permissible under Section 409A of the Code.

(iv) The amounts payable pursuant to this Section 2.1(l) to any current or former employee of Auxilium or any of its Affiliates shall be paid through Auxilium’s (or its applicable Subsidiary’s) payroll on the next regularly scheduled payment date that occurs not less than three (3) Business Days following the Closing Date. The amounts payable pursuant to this Section 2.1(l) to any person, other than a current or former employee of Auxilium or any of its Affiliates, shall be paid by Endo or any affiliate of Endo (including Auxilium and its Subsidiaries) within ten (10) Business Days following the Closing Date.

(m) It is the intent of the Parties hereto that the treatment of Auxilium Share Awards and Auxilium Options contemplated herein be in a manner that is consistent with the requirements of Section 409A of the Code, including all guidance and regulations issued thereunder.

(n) As soon as practicable following the date of this Agreement, and in any event prior to the Closing Date, the Auxilium Board of Directors or an appropriate committee thereof shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the Auxilium Employee Stock Purchase Program (the “ESPP”): (i) except for the six (6)-month offering period under the ESPP that commenced on July 1, 2014, no offering period shall be authorized or commenced on or after the date of this Agreement; (ii) if the Closing Date shall occur prior to the end of the offering period in existence under the ESPP on the date of this Agreement, cause the rights of participants in the ESPP with respect to any such offering period then underway under the ESPP to be determined by treating the Closing Date as the last day of such offering period and by making such other pro rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP, in each case, in accordance with the terms of the ESPP in effect on the date hereof; and (iii) the ESPP shall terminate effective as of the Closing Date.

(o) Pursuant to the terms of the base and supplemental indentures, each dated January 30, 2013, between Auxilium and Wells Fargo Bank, National Association (the “Convertible Notes Trustee”), as may be amended

(the “Convertible Notes Indenture”), after the Merger Effective Time, each holder of the Auxilium Convertible Notes outstanding immediately prior to the Merger Effective Time will be entitled, subject to the terms and conditions of the Convertible Notes Indenture, as supplemented by the Merger Supplemental Indenture, to (i) convert such holder’s Auxilium Convertible Notes only into the right to receive the Weighted Average Merger Consideration, (ii) require Auxilium to repurchase such holder’s Auxilium Convertible Notes for cash or (iii) subject to such modifications as may be required to comply with Irish or other applicable Law, continue to hold such holder’s Auxilium Convertible Notes.

(p) After the Merger Effective Time, the holder of the Actient Warrant outstanding immediately prior to the Merger Effective Time will be entitled, subject to the terms and conditions of the Actient Warrant, to receive, in lieu of the Auxilium Shares theretofore deliverable upon the exercise of such holder’s Actient Warrant had such Actient Warrant been exercised immediately prior to the Merger Effective Time, the amount and form of consideration specified in the Actient Warrant.

(q) Endo shall procure that no stamp duty shall be payable by the Auxilium Stockholders in connection with the issue to the Auxilium Stockholders of the Endo Shares as part of the Merger Consideration.

2.2 The Closing

The closing (the “Closing”) of the Merger shall take place at the offices of Sullivan & Cromwell LLP, 1888 Century Park East, 21st Floor, Los Angeles, CA 90067, at 11:00 a.m., New York City time, on the date (the “Closing Date”) which shall be (a) the earlier of: (i) the date that is three (3) Business Days after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in ARTICLE VIII (other than the satisfaction of those conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions); and (ii) the date that is the day prior to the Outside Date; provided that the conditions set forth in ARTICLE VIII have been satisfied or waived as of such date (other than the satisfaction of those conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions); or (b) such date as mutually agreed in writing by Auxilium and Endo. Subject to the satisfaction or waiver (subject to applicable Laws) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing Date) set forth in ARTICLE VIII, the Merger shall, from and after the Merger Effective Time, have all of the effects provided under applicable Laws. Notwithstanding the first sentence of this Section 2.2, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing Date), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) any Business Day during or before the expiration of the Marketing Period, as may be specified by Endo on no fewer than three (3) Business Days’ prior written notice to Auxilium, and (b) one (1) Business Day after the final day of the Marketing Period, unless another date is agreed to in writing by the Parties.

2.3 Preparation of Proxy Statement and Registration Statements

(a) As promptly as reasonably practicable following the date hereof, each of the Parties shall cooperate in preparing and shall cause to be filed with the SEC or the CBI (and, if applicable, any other Governmental Authority) (i) a mutually acceptable proxy statement relating to the matters to be submitted to Auxilium Stockholders at the Auxilium Meeting, which will also be used as a prospectus of Endo with respect to the issuance of the Endo Shares in respect of the Merger (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) and (ii) a registration statement on Form S-4 (the “Form S-4”) and the Irish Prospectus, if required by Irish Prospectus Law or other applicable Laws (and, if applicable, any other required disclosure document), with respect to the issuance of Endo Shares in respect of the Merger.

(b) Each Party will provide legal counsel to the other Party with a reasonable opportunity to review and comment on drafts of the Proxy Statement, Form S-4, any Irish Prospectus and other documents related to the

Auxilium Meeting or the issuance of the Endo Shares in respect of the Merger, prior to filing such documents with applicable Governmental Authorities and mailing such documents to the Auxilium Stockholders. Each Party will include in the Proxy Statement, Form S-4, any Irish Prospectus or such other documents all comments reasonably and promptly proposed by the other Party or its legal counsel; provided, however, that all information relating to Auxilium and its Subsidiaries included in the Proxy Statement, the Form S-4 and/or any Irish Prospectus shall be in form and content satisfactory to Auxilium, acting reasonably, and all information relating to Endo and its Subsidiaries included in the Proxy Statement, the Form S-4 and/or any Irish Prospectus shall be in form and content satisfactory to Endo, acting reasonably.

(c) Each Party shall use all commercially reasonable efforts to have the Proxy Statement cleared by the SEC (and, if applicable, any other Governmental Authority), to have the Form S-4 declared effective by the SEC (and, if applicable, any other Governmental Authority) as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger, and to have the Irish Prospectus, if required by Irish Prospectus Law or other applicable Laws, approved by the CBI as promptly as practicable after such filing. As promptly as practicable after such clearance, Endo and Auxilium shall, unless otherwise agreed to by the Parties, cause the Proxy Statement and other documentation required in connection with the Auxilium Meeting or the issuance of the Endo Shares in respect of the Merger to be published and/or sent to each Auxilium Stockholder, as required by applicable Laws. Each Party shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Proxy Statement, the Form S-4 or any Irish Prospectus received from the SEC or the CBI (or, if applicable, any other Governmental Authority).

(d) Each Party shall use its commercially reasonable efforts to ensure that the Proxy Statement, the Form S-4 and any Irish Prospectus comply in all material respects with applicable Laws. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement, the Form S-4 or any Irish Prospectus prior to filing such documents with the SEC or the CBI (or, if applicable, any other Governmental Authority).

(e) Subject to Section 5.2(e) and Section 6.2, each Party shall use all commercially reasonable efforts to take any action required to be taken by it under any applicable Laws as may be necessary or desirable in order to complete the Merger, and each Party shall furnish all information concerning it and the holders of its capital stock and options as may be reasonably requested in connection with any such action. Endo shall advise the other Parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Endo Shares issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the SEC or the CBI (or, if applicable, any other Governmental Authority) for amendment of the Proxy Statement, the Form S-4 or any Irish Prospectus, or the time when any Irish Prospectus has been approved by the CBI.

(f) If, at any time prior to the Closing, any information relating to any of the Parties, or their respective Affiliates, officers or directors, should be discovered by any Party, and such information should be set forth in an amendment or supplement to the Proxy Statement, the Form S-4 or any Irish Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed by Endo and Auxilium with the SEC and by Endo with the Canadian securities regulators and the CBI (or, if applicable, any other Governmental Authority) and, to the extent required by Law, disseminated to the Auxilium Stockholders.

(g) The Proxy Statement shall include, unless Auxilium shall have effected an Auxilium Change of Recommendation in accordance with the terms of this Agreement, the Auxilium Recommendation, the Auxilium Fairness Opinions, the rationale for the Auxilium Recommendation and a statement that, to the knowledge of Auxilium, each director and executive officer of Auxilium intends to vote all Auxilium Shares held by him or her in favor of the Auxilium Stockholder Approval at the Auxilium Meeting.

2.4 Stockholder Meeting

(a) Auxilium shall duly take all lawful action to call, give notice of, convene and hold the Auxilium Meeting in accordance with the constituent documents of Auxilium and applicable Law as promptly as practicable following the date upon which the Form S-4 becomes effective and the Proxy Statement has been cleared by the SEC for the purpose of obtaining Auxilium Stockholder Approval as required by the DGCL and this Agreement.

(b) Subject to the terms of this Agreement, unless Auxilium shall have effected an Auxilium Change of Recommendation in accordance with the terms of this Agreement, Auxilium shall use its commercially reasonable efforts to solicit from Auxilium Stockholders proxies in favor of the Auxilium Stockholder Approval and take all other actions that are reasonably necessary or desirable to obtain the approval of the Merger and the adoption of this Agreement by Auxilium Stockholders, including using the services of proxy solicitation agents, and take all other actions reasonably requested by Endo that are reasonably necessary to obtain Auxilium Stockholder Approval and permit Endo to assist, and consult with Endo and keep Endo apprised, with respect to such solicitation and other actions. Unless this Agreement has been terminated in accordance with ARTICLE VII, subject to Section 2.4(a), this Agreement shall be submitted to Auxilium Stockholders at the Auxilium Meeting for the purpose of obtaining Auxilium Stockholder Approval, and nothing contained herein shall be deemed to relieve Auxilium of such obligation.

(c) Unless there has been an Auxilium Change of Recommendation in accordance with Section 6.2, neither the Auxilium Board of Directors nor any committee thereof shall withdraw (or modify in any manner adverse to Endo), or propose publicly to withdraw (or modify in any manner adverse to Endo), the Auxilium Recommendation.

(d) Auxilium shall, prior to the Auxilium Meeting, keep Endo reasonably informed of the number of proxy votes received in respect of matters to be acted upon at Auxilium Meeting, and in any event shall provide such number promptly upon the request of Endo or its Representatives.

(e) Auxilium shall not adjourn, postpone, delay or cancel (or propose for adjournment, postponement, delay or cancellation) the Auxilium Meeting without Endo’s prior written consent, in each case; provided that (i) Auxilium shall be permitted to adjourn, delay or postpone convening the Auxilium Meeting if in the good faith judgment of the Auxilium Board of Directors (after consultation with its outside legal advisors) the failure to adjourn, delay or postpone the Auxilium Meeting could be reasonably likely to be inconsistent with the fiduciary duties of the Auxilium Board of Directors under applicable Laws or not allow sufficient time under applicable Laws for the distribution of any required or appropriate supplement or amendment to the Proxy Statement or Form S-4, (ii) if Auxilium shall have made a written request as contemplated by Section 7.1(c)(iii) and the twenty (20) Business Day period referenced therein shall not have expired at least three (3) Business Days prior to the scheduled date of the Auxilium Meeting, Auxilium shall be permitted to adjourn, delay or postpone convening the Auxilium Meeting until the third (3rd) Business Day following the expiration of such twenty (20) Business Day period, or (iii) if the Marketing Period shall not have expired prior to the scheduled date of the Auxilium Meeting, Auxilium shall be permitted to adjourn, delay or postpone convening the Auxilium Meeting until the third (3rd) Business Day following the expiration of the Marketing Period.

(f) Auxilium will provide notice to Endo of the Auxilium Meeting, and shall allow Representatives of Endo and its counsel to attend the meeting.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Auxilium

Except as disclosed in the applicable section or subsection of the Auxilium Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Auxilium Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Auxilium Disclosure Letter only to the extent the relevance of such item to such other section or subsection is reasonably apparent on its face) or the Auxilium Public Disclosure Record (other than any disclosure contained under the captions “Risk Factors” or “Forward Looking Statements” or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), Auxilium represents and warrants to and in favor of Endo as follows and acknowledges that Endo is relying upon such representations and warranties in entering into this Agreement:

(a) Organization and Qualification. Auxilium has been duly incorporated, validly exists and is in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Each of the Auxilium Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on. Auxilium and each of the Auxilium Subsidiaries is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to be material to Auxilium and the Auxilium Subsidiaries, taken as a whole. Auxilium has provided to Endo true, complete and correct copies of the constituent documents of each of Auxilium and Auxilium’s Subsidiaries, in each case as amended.

(b) Authority Relative to this Agreement. Auxilium has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining the Auxilium Stockholder Approval and the Required Regulatory Approvals, all as contemplated in this Agreement) to perform its obligations hereunder and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the completion by Auxilium of the transactions contemplated by this Agreement have been duly authorized by the Auxilium Board of Directors and no other corporate proceedings on the part of Auxilium are necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining the Auxilium Stockholder Approval as contemplated in this Agreement, the completion by Auxilium of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Auxilium and constitutes a legal, valid and binding obligation of Auxilium enforceable against Auxilium in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity.

The representations and warranties set forth in this Section 3.1(b) shall be made with respect to the Original Merger Agreement as of the Original Execution Date and with respect to the Amended and Restated Agreement as of the Execution Date.

(c) Required Approvals. No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery by Auxilium of this Agreement, the performance by Auxilium of its obligations hereunder and the completion by Auxilium of the Merger, other than:

(i) such filings and other actions required under applicable U.S. Securities Laws and the rules and policies of NASDAQ, in each case, as are contemplated by this Agreement;

(ii) the Required Regulatory Approvals; and

(iii) any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect on Auxilium, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger.

(d) No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.1(c) and complying with applicable Laws and Orders, the execution and delivery by

Auxilium of this Agreement, the performance by Auxilium of its obligations hereunder and the completion of the Merger do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i) result in a contravention, breach, violation or default under any Law or Order applicable to Auxilium or any of the Auxilium Subsidiaries or any of its or their respective properties or assets;

(ii) result in a contravention, conflict, violation, breach or default under the constituent documents of Auxilium or any of the Auxilium Subsidiaries;

(iii) result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any benefit under, any Auxilium Material Contract or material Permit to which it or any of the Auxilium Subsidiaries is a party or by which it or any of the Auxilium Subsidiaries is bound or to which any of its or any of the Auxilium Subsidiaries’ properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Auxilium Material Contract or material Permit; or

(iv) result in the suspension or alteration in the terms of any material Permit held by Auxilium or any of the Auxilium Subsidiaries or in the creation of any Lien upon any of their properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on Auxilium.

(e) Capitalization of Auxilium. The authorized capital of Auxilium consists of 150,000,000 Auxilium Shares, 3,500,000 shares of preferred stock, par value $0.01 per share, of Auxilium and 1,500,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of Auxilium. As of the close of business on October 6, 2014, there were (i) 50,846,769 Auxilium Shares issued and outstanding (including 26,580 Restricted Auxilium Shares outstanding under the Auxilium Share Plan providing for the issuance of 26,580 Auxilium Shares upon the settlement thereof), all of which have been duly authorized and validly issued and are fully paid and non-assessable, (ii) 6,796,681 Auxilium Options outstanding under the Auxilium Share Plan providing for the issuance of 6,796,681 Auxilium Shares upon the exercise thereof, (iii) up to 820,809 Other Auxilium Share-Based Awards outstanding under the Auxilium Share Plan providing for the issuance of 820,809 Auxilium Shares upon the settlement thereof and (iv) 71,713 Auxilium Shares reserved for issuance pursuant to the ESPP under which approximately 46,596 Auxilium Shares are to be purchased with outstanding payroll contributions assuming a purchase date of December 31, 2014 and a per share purchase price no higher than $17.30. None of such Auxilium Shares or Auxilium Share Awards is owned by Auxilium or any Subsidiary of Auxilium. As of the close of business on October 6, 2014, there are (A) 15,693,265 Auxilium Shares subject to issuance pursuant to the Auxilium Convertible Notes, based on Auxilium’s closing stock price of $30.04 on October 6, 2014 (19,188,575 being the maximum number of Auxilium Shares issuable at any time upon conversion of the Auxilium Convertible Notes), (B) 1,250,000 Auxilium shares subject to issuance pursuant to the Actient Warrants, and (C) 1,500,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of Auxilium reserved for issuance pursuant to the Rights Agreement. Other than the Auxilium Call Options, there is no outstanding contractual obligation of Auxilium or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Auxilium Shares. Except for the Auxilium Options, the Auxilium Share Awards, the Auxilium Warrants, the Rights, the Rights Agreement, the Actient Warrants and the Auxilium Convertible Notes (including the convertible note hedge transactions and warrant transactions in connection therewith), as of the date of this Agreement, Auxilium has no outstanding agreement, subscription, warrant, option, conversion or exchange privilege, right, arrangement or commitment (nor has it granted any right or privilege (contingent or otherwise) capable of becoming an agreement, subscription, warrant, option, conversion or exchange privilege, right, arrangement or commitment) obligating it to issue or sell any Auxilium Shares or other securities of Auxilium, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Auxilium Shares or other security of Auxilium. Except for the Auxilium Options and Auxilium Share Awards, neither Auxilium nor any of Auxilium’s Subsidiaries has outstanding any stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, Auxilium Share price, income or any other attribute of or related to Auxilium or any of its Subsidiaries. Shares of Auxilium are listed on NASDAQ and, except for such listings, no securities of Auxilium or any of Auxilium’s Subsidiaries are listed on any other stock or securities exchange or market or registered under any securities Laws. Other than the Auxilium Convertible Notes, there are no outstanding bonds, debentures or other evidences of indebtedness of Auxilium or any of Auxilium’s Subsidiaries having the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of Auxilium Shares on any matter. Section 3.1(e) of the Auxilium Disclosure Letter sets out a true, complete and correct list of all Auxilium Options (other than Options granted under the ESPP) and Auxilium Share Awards, the names of the holders of such awards, the type of such award, whether each such holder is a current director of Auxilium or current employee of Auxilium or any of its Subsidiaries and the grant date and the exercise price (as applicable). A true, correct and complete copy of the Auxilium Share Plan has been provided or otherwise made available to Endo.

(f) Auxilium Subsidiaries. Section 3.1(f) of the Auxilium Disclosure Letter sets forth a true, complete and correct list of each of the Auxilium Subsidiaries, its jurisdiction and form of organization. Auxilium or an Auxilium Subsidiary is the sole registered and beneficial owner of all of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of the Auxilium Subsidiaries free and clear of any Liens (other than Permitted Liens), all such shares are validly issued, fully paid and non-assessable, and no other Person has any option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any of the Auxilium Subsidiaries and no Auxilium Subsidiary has any outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither Auxilium nor any of the Auxilium Subsidiaries own any interest or investment (whether equity or debt) in any other Person, other than an Auxilium Subsidiary, which interest or investment is material to Auxilium and the Auxilium Subsidiaries, taken as a whole.

(g) Securities Laws Matters.

(i) The Auxilium Shares are registered pursuant to Section 12(b) of the 1934 Exchange Act and with NASDAQ. Neither the SEC nor any state regulatory authority has issued any order preventing or suspending trading of any securities of Auxilium, and Auxilium is in compliance in all material respects with applicable U.S. Securities Laws.

(ii) Auxilium is in compliance in all material respects with the requirements of NASDAQ for continued listing of the Auxilium Shares thereon. Except for the transactions contemplated by this Agreement, Auxilium has not taken any action designed to terminate, or likely to have the effect of terminating, the registration of the Auxilium Shares under the 1934 Exchange Act or the listing of such shares on NASDAQ.

(iii) Trading in Auxilium Shares on NASDAQ is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of Auxilium is pending or, to the knowledge of Auxilium, threatened. To the knowledge of Auxilium, as of the date of this Agreement, no inquiry, review or investigation (formal or informal) of Auxilium by the SEC or similar regulatory authority or NASDAQ is in effect or ongoing or expected to be implemented or undertaken.

(iv) Except as set forth above in this Section 3.1(g), neither Auxilium nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under any securities Laws.

(v) Since December 31, 2011, Auxilium has timely filed all forms, reports, statements and documents, including financial statements and management’s discussion and analysis required to be filed by Auxilium under applicable U.S. Securities Laws and the rules and policies of NASDAQ. The documents in the Auxilium Public Disclosure Record, as at the respective dates filed, were in compliance in all material respects with applicable U.S. Securities Laws and, where applicable, the rules and policies of NASDAQ.

(vi) None of the documents in the Auxilium Public Disclosure Record, as of their respective dates (and, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h) Financial Statements.

(i) The Auxilium Financial Statements have been prepared in accordance with U.S. GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws, except as otherwise stated in the notes to such statements or in the auditor’s report thereon and subject, in the case of the Auxilium Interim Financial Statements, to normal year-end audit adjustments, which are not material to Auxilium and the Auxilium Subsidiaries, taken as a whole, individually or in the aggregate, and may omit notes which are not material and are not required by applicable Laws or U.S. GAAP. The Auxilium Financial Statements present fairly, in all material respects, the consolidated balance sheets and consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Auxilium and the Auxilium Subsidiaries as of the respective dates thereof and for the respective periods set forth therein. There are no outstanding loans made by Auxilium or any of the Auxilium Subsidiaries to any director or officer of Auxilium. All of such documents in the Auxilium Public Disclosure Record (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective document in the Auxilium Public Disclosure Record), complied as to form in all material respects with the applicable requirements of the 1933 Securities Act and the 1934 Exchange Act.

(ii) Auxilium has designed such disclosure controls and procedures, or caused them to be designed under the supervision of its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance that material information relating to Auxilium is made known to its Chief Executive Officer and Chief Financial Officer by others within Auxilium and the Auxilium Subsidiaries.

(iii) Auxilium has designed such internal controls over financial reporting, or caused them to be designed under the supervision of the Chief Executive Officer and Chief Financial Officer of Auxilium, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. To the knowledge of Auxilium, since December 31, 2011: (A) except as set forth on Section 3.1(h)(iii) of the Auxilium Disclosure Letter, there have been no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Auxilium that are reasonably likely to adversely affect Auxilium’s ability to record, process, summarize and report financial information, and (B) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Auxilium. To the knowledge of Auxilium, since December 31, 2011, Auxilium has received no (x) complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) written reports from employees of Auxilium regarding questionable accounting or auditing matters.

(i) No Undisclosed Liabilities. Auxilium and the Auxilium Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet (or the footnotes thereto) prepared in accordance with U.S. GAAP, other than (i) liabilities and obligations disclosed in the Auxilium Public Disclosure Record, (ii) liabilities and obligations incurred in the ordinary course of business (other than those specifically disclosed in the Auxilium Public Disclosure Record) that would not reasonably be expected to be material to Auxilium and its Subsidiaries, taken as a whole (other than those disclosed in the Auxilium Public Disclosure Record), (iii) liabilities under Contracts (other than any such liability resulting from a breach or default thereunder) and (iv) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated by this Agreement. Without limiting anything set forth herein, the Auxilium Financial Statements reflected and continued to reflect, in each case as of the date filed, appropriate reserves under U.S. GAAP for contingent liabilities relating to pending or anticipated litigation and other contingent obligations of Auxilium and the Auxilium Subsidiaries.

(j) Absence of Certain Changes. From the date of the most recent Auxilium Annual Financial Statements to the date of this Agreement, (i) no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Auxilium and (ii) Auxilium and each of the Auxilium Subsidiaries has conducted its business in all material respects in the ordinary course of business.

(k) Compliance with Laws. Since December 31, 2011, the business of Auxilium and of each of the Auxilium Subsidiaries has been and is currently being conducted in material compliance with all applicable Laws, Orders and Regulatory Guidelines and neither Auxilium nor any Auxilium Subsidiary has received any written notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines. Neither Auxilium nor any of the Auxilium Subsidiaries has taken or committed to take any action which would cause Auxilium or any of the Auxilium Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or any applicable Laws of similar effect, and, to the knowledge of Auxilium, no such action has been taken by any Person acting on behalf of Auxilium or any of the Auxilium Subsidiaries.

(l) Litigation. There is no Proceeding against or involving Auxilium or any of the Auxilium Subsidiaries (whether in progress, pending or, to the knowledge of Auxilium, threatened) that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on Auxilium or would prevent or significantly impede or materially delay the completion of the Merger and, to the knowledge of Auxilium, no event or circumstance has occurred which would reasonably be expected to give rise to any such Proceeding. Neither Auxilium nor any of the Auxilium Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger or have a Material Adverse Effect on Auxilium.

(m) Real Property. Section 3.1(m) of the Auxilium Disclosure Letter contains (a) a list of all leases and subleases pursuant to which Auxilium or any Auxilium Subsidiary currently leases real property as tenant (the “Real Property Leases”) and (b) a list of all real property owned by Auxilium or any Auxilium Subsidiary (“Owned Real Property”). Each Real Property Lease is a valid leasehold, sublease interest or comparable right, and Auxilium or one of the Auxilium Subsidiaries holds good, valid and marketable beneficial and legal title to the Owned Real Property. There is no pending or, to the knowledge of Auxilium, threatened condemnation or expropriation proceedings with respect to any Owned Real Property. There are no outstanding options or rights of first refusal to purchase any Owned Real Property (or any portion thereof or interest therein). Except for Permitted Liens, there are no Liens registered against any Owned Real Property.

(n) Contracts.

(i) Except as set forth in Section 3.1(n) of the Auxilium Disclosure Letter, as of the date of this Agreement, none of Auxilium or any of the Auxilium Subsidiaries is a party to or bound by any of the following types of Contract (other than an Employment Agreement or an Auxilium Plan) (each of the following types of Contracts, an “Auxilium Material Contract”):

(A) any Contract entered into outside of the ordinary course of business which is both (i) reasonably expected to involve the payment or receipt in 2014 or any subsequent year of an amount in excess of $2,500,000, and (ii) not terminable by Auxilium or any of the Auxilium Subsidiaries on three (3) months’ notice or less;

(B) any credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to the indebtedness of Auxilium or any Auxilium Subsidiary in an amount in excess of $2,500,000;

(C) any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets of Auxilium or any Auxilium Subsidiary valued at an amount in excess of $2,500,000;

(D) any real property lease, rental or occupancy agreement under which Auxilium or any Auxilium Subsidiary continues to have obligations or rights;

(E) any Contract pursuant to which Auxilium or any Auxilium Subsidiary (i) is granted or obtains or agrees to obtain any right or license to use any material Intellectual Property (excluding commercially available software), (ii) is restricted in its right to use or register any material Intellectual Property owned by Auxilium or any of the Auxilium Subsidiaries, or (iii) grants, or agrees to grant, to any other Person any right or license to use, obtain, enforce or register any material Intellectual Property owned by Auxilium or any of the Auxilium Subsidiaries, including any license agreements, option agreements and covenants not to sue;

(F) except for any non-solicit obligations, any Contract that obligates Auxilium or any Auxilium Subsidiary or its Affiliates not to compete with another Person, requires Auxilium or any Auxilium Subsidiary to acquire any product, asset or service exclusively from any other Person, or otherwise contractually restricts Auxilium or any Auxilium Subsidiary or its Affiliates from acquiring any material product, asset or service from any other Person, or providing products, assets or services to any other Person, or developing or distributing any product to any Person or in any geographic location;

(G) any Contract entered into since December 31, 2011: (i) relating to the merger, consolidation, reorganization, liquidation, dissolution or any similar extraordinary transaction with respect to Auxilium or any Auxilium Subsidiary, (ii) relating to a material acquisition or disposition by Auxilium or any Auxilium Subsidiary, (iii) relating to the acquisition, issuance or transfer of any securities of Auxilium or any Auxilium Subsidiary, or (iv) relating to any partnership, strategic alliance or joint venture agreement; and

(H) except for Contracts entered into in the ordinary course of business with any employee, director or officer of Auxilium or any Auxilium Subsidiary, any Contract with any stockholder of Auxilium or any Auxilium Subsidiary entered into since December 31, 2011.

(ii) True, correct and complete copies of each Auxilium Material Contract in effect on the date hereof that has not been part of the Auxilium Public Disclosure Record have been provided or otherwise made available to Endo.

(iii) Except as would not reasonably be expected to have a Material Adverse Effect on Auxilium, none of Auxilium, the Auxilium Subsidiaries or, to the knowledge of Auxilium, any of the other parties thereto is in breach or violation of or in default under, or committed or failed to perform any act which would result in a default under (in each case, with or without notice or lapse of time or both), any Auxilium Material Contract in any material respect, and none of Auxilium or any of the Auxilium Subsidiaries has received or given any notice of default under any Auxilium Material Contract which remains uncured. To the knowledge of Auxilium, there exists no state of facts which, after notice or lapse of time or both, would constitute a default under or breach or violation of any Auxilium Material Contract or the inability of a party to any Auxilium Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance has had or would reasonably be expected to have a Material Adverse Effect on Auxilium. To the knowledge of Auxilium, no Person has challenged in writing the validity or enforceability of any Auxilium Material Contract.

(iv) There are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments, other than the Rights Agreement, to which Auxilium or any of the Auxilium Subsidiaries is a party or, to the knowledge of Auxilium, with respect to any shares or other equity interests of Auxilium or any of the Auxilium Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of Auxilium or any of the Auxilium Subsidiaries.

(v) As of the date of this Agreement, neither Auxilium nor any of the Auxilium Subsidiaries has received written notice of the termination of, or intent to terminate or otherwise fail to materially perform, any Auxilium Material Contract.

(o) Taxes.

(i) Auxilium and each of its Subsidiaries has duly and timely made or prepared all Returns required to be made or prepared by it, has duly and timely filed all Returns required to be filed by it with the appropriate Governmental Authority and has completely and correctly reported all income and all other amounts or information required to be reported thereon. Auxilium has provided Endo copies of its U.S. federal income Tax Return and each other material income Tax Return for taxable years ending 2013, 2012, 2011 and 2010. All material Returns provided or otherwise made available to Endo are true, complete and correct copies of such Returns.

(ii) Auxilium and each of the Auxilium Subsidiaries has: (A) duly and timely paid all material Taxes due and payable by it other than those that are being contested in good faith pursuant to applicable Laws and in respect of which adequate reserves have been established in accordance with U.S. GAAP in the Auxilium Interim Financial Statements; (B) duly and timely withheld all material Taxes and other amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by applicable Laws to be remitted by it; and (C) duly and timely collected all material amounts on account of sales or transfer taxes, including goods and services, harmonized, sales, value added and federal, provincial, state or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by applicable Laws to be remitted by it.

(iii) No audit, action, investigation, deficiency, litigation, proposed adjustment or other Proceeding exists or has been asserted or, to the knowledge of Auxilium, threatened with respect to Taxes or Returns of Auxilium or any of its Subsidiaries, and neither Auxilium nor any of its Subsidiaries is a party to any Proceeding for assessment, reassessment, or collection of Taxes and no such Proceeding has been asserted or, to the knowledge of Auxilium, threatened against Auxilium or any of its Subsidiaries or any of their respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to Taxes assessed by any Governmental Authority against Auxilium or any of its Subsidiaries or relating to Returns or any other matters which could result in claims for Taxes or additional Taxes.

(iv) There are no currently effective or pending material elections, agreements, or waivers extending the limitation period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Return, or the payment of any Taxes by Auxilium or any of its Subsidiaries.

(v) Neither Auxilium nor any of its Subsidiaries has made, prepared and/or filed any elections, designations, or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Returns that has effect for any period ending after the Closing Date.

(vi) To the knowledge of Auxilium (including management employees knowledgeable about Tax matters), there are no Liens for Taxes on the property or assets of Auxilium or any of its Subsidiaries, except for Permitted Liens.

(vii) All transactions between Auxilium and any of its Subsidiaries, on the one hand, and Auxilium or another such Subsidiary, on the other hand, have been effected at the values and on the terms that would have been agreed by unrelated parties acting at arm’s length.

(viii) Section 3.1(o) of the Auxilium Disclosure Letter contains a list of all jurisdictions in which Auxilium or any of its Subsidiaries has filed, or is required to file, a Return. Neither Auxilium nor any of its Subsidiaries is required to file any Return in respect of income taxes in any jurisdiction other than the jurisdiction of its formation.

(ix) Neither Auxilium nor any of its Subsidiaries is subject to liability for Taxes of any other Person. Neither Auxilium nor any of its Subsidiaries has acquired property from any Person in circumstances where Auxilium or such Subsidiary did or could become liable for any Taxes of such Person. Neither Auxilium nor any of its Subsidiaries has entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of income Taxes owing by such person.

(x) No private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to Auxilium or any of the Auxilium Subsidiaries.

(xi) The charges, accruals, and reserves for Taxes reflected on the Auxilium Interim Financial Statements (whether or not due and whether or not shown on any Return, but excluding any provision for deferred income taxes) are adequate under U.S. GAAP to cover Taxes with respect to Auxilium and each of its Subsidiaries accruing through the date hereof.

(xii) None of Auxilium or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution intended to be governed by Section 355(a)(1) of the Code.

(p) Employment Agreements and Collective Agreements. None of Auxilium or any of the Auxilium Subsidiaries is a party to or bound or governed by (or currently negotiating in connection with entering into), or subject to, or has any liability with respect to:

(i) any employment, retention or change of control agreement with, or any written or oral agreement, commitment, obligation, arrangement, plan or understanding providing for any retention, bonus, severance, change of control, retirement or termination payments to any current or, to the extent remaining outstanding, former director, officer or employee of Auxilium or any of the Auxilium Subsidiaries (each, an “Employment Agreement”) in excess of $250,000;

(ii) any collective bargaining or union agreements or other Contract with a labor union, labor organization or employee association, or any actual or, to the knowledge of Auxilium, threatened application for certification, recognition or bargaining rights in respect of Auxilium or any of the Auxilium Subsidiaries, or any Proceeding seeking to compel Auxilium or any of the Auxilium Subsidiaries to bargain with any labor organization as to wages or conditions of employment;

(iii) any organized labor dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of Auxilium or any of the Auxilium Subsidiaries; or

(iv) any actual or, to the knowledge of Auxilium, threatened grievance, claim or other Proceeding arising out of or in connection with any labor or employment matter by Auxilium or any of the Auxilium Subsidiaries or the termination thereof except as would not be expected to have a Material Adverse Effect on Auxilium.

True, complete and correct copies of the agreements, arrangements, plans and understandings referred to in paragraphs (i) and (ii) of this Section 3.1(p) have been provided or otherwise made available to Auxilium. Except as would not be expected to have a Material Adverse Effect on Auxilium, each of Auxilium and the Auxilium Subsidiaries is in material compliance with all applicable Laws (domestic and foreign), Orders, Contracts and Auxilium material policies relating to employment, employment practices, wages, hours and terms and conditions of employment.

(q) Pension and Employee Benefits.

(i) Section 3.1(q)(i) of the Auxilium Disclosure Letter sets forth a true, complete and correct list of each material Auxilium Plan.

(ii) With respect to each material Auxilium Plan, Auxilium has provided or otherwise made available to Endo (A) a true and complete copy of each Auxilium Plan, including any amendments thereto and all material supporting documents; (B) latest annual report, if any; (C) copies of all material communications received in the last three years with applicable Governmental Authorities; (D) each trust or other funding arrangement; (E) each summary plan description (if applicable); and (F) where applicable, the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.

(iii) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, director, officer, independent contractor or other service provider of Auxilium to termination or severance pay (or a material increase thereof), (B) accelerate the time of funding (through a grantor trust or otherwise), payment or vesting, or increase the amount of compensation or benefit due any such employee, director, officer, independent contractor or other service provider, or (C) cause amounts payable under the Auxilium Plans to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code. No employee or individual consultant or independent contractor has a contractual entitlement to a gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed upon such person (it being understood that a breach of contract claim shall not be considered a contractual entitlement for purposes of this clause (iii)).

(iv) Each Auxilium Plan has been established, registered, qualified, funded, invested, operated and administered in all material respects in accordance with its terms and applicable Law (including Section 409A of the Code). There are no pending or, to the knowledge of Auxilium, threatened material actions, suits, disputes or claims by or on behalf of any Auxilium Plan, by any employee or beneficiary covered under any such Auxilium Plan, as applicable, or otherwise involving any such Auxilium Plan (other than routine claims for benefits).

(v) No Auxilium Plan provides welfare or post-retirement benefits, including, without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service to employees or former employees or to the beneficiaries or dependents of such employees, other than coverage mandated solely by applicable Law or at the expense of the participant or the participant’s beneficiary or for a limited period of time following a termination of employment pursuant to an Employment Agreement.

(vi) Neither Auxilium, nor any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group,” with Auxilium, in each case as defined in Section 414(b), (c), (m) or (o) of the Code sponsors, contributes to or has any liability under, or in the past six (6) years sponsored, contributed to or had liability under, a plan subject to Title IV or Section 302 of the U.S. Employee Retirement Income Security Act of 1974, as amended.

(vii) Each Auxilium Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and, to the knowledge of Auxilium, there are no existing circumstances or any events that have occurred that would reasonably be expected to affect materially and adversely the qualified status of any such Auxilium Plan.

(viii) All contributions, premiums or Taxes required to be made or paid by Auxilium or any of its Subsidiaries, as the case may be, under or in connection with the Auxilium Plans have been made in a timely fashion in accordance with Laws and the terms of the applicable Auxilium Plan.

(r) Intellectual Property.

(i) Section 3.1(r)(i) of the Auxilium Disclosure Letter sets forth a correct and complete list of all (A) issued Patents and Patent applications, (B) Trademark registrations and applications and material unregistered Trademarks, (C) Copyright registrations and applications, and (D) material Software, in each case which is owned by, or exclusively licensed to, Auxilium or any of the Auxilium Subsidiaries in any jurisdiction in the world (collectively, the “Auxilium Intellectual Property”), indicating, for each item of Auxilium Intellectual Property, the owner, registration or application number (as applicable) and the applicable filing jurisdiction. Auxilium or one of the Auxilium Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner or exclusive licensee of the record owner of each item of the Auxilium Intellectual Property set forth in Section 3.1(r)(i) of the Auxilium Disclosure Letter, and, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Auxilium, to the knowledge of Auxilium, all such Intellectual Property is subsisting, valid, and enforceable.

(ii) Auxilium or one of the Auxilium Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property (A) related to the products or product candidates presently sold or under development in the conduct of the business of Auxilium or one of the Auxilium Subsidiaries and (B) used or held for use in, or necessary to conduct, the business and operations of Auxilium and the Auxilium Subsidiaries as presently conducted.

(iii) There are no Orders, writs, injunctions or decrees to which Auxilium or any of the Auxilium Subsidiaries is subject with respect to any Intellectual Property material to the conduct of the business of Auxilium and the Auxilium Subsidiaries as presently conducted that is owned by Auxilium or any of the Auxilium Subsidiaries, nor, to the knowledge of Auxilium, any such Orders, writs, injunctions or decrees with respect to such Intellectual Property used or held for use by Auxilium or any of the Auxilium Subsidiaries.

(iv) To the knowledge of Auxilium, there is no valid basis for a claim of infringement, misappropriation or other violation of material Intellectual Property rights against Auxilium or any of the Auxilium Subsidiaries in respect of the conduct of their businesses as currently conducted.

(v) To the knowledge of Auxilium, no Person is infringing, misappropriating or otherwise violating any material Intellectual Property owned, used or held for use by Auxilium or any of the Auxilium Subsidiaries in the conduct of the business of Auxilium and the Auxilium Subsidiaries as presently conducted, and no such claims have been asserted or threatened against any Person by Auxilium or the Auxilium Subsidiaries or, to the knowledge of Auxilium, any other Person, in the past six (6) years.

(vi) To the knowledge of Auxilium, there has been no claim asserted or threatened, or Proceedings of any kind pending or in progress, challenging the scope, validity or enforceability of any material Auxilium Intellectual Property applications or registrations (including Patents) owned by or licensed to Auxilium or any of the Auxilium Subsidiaries.

(s) Regulatory Matters.

(i) Since December 31, 2011, the businesses of each of Auxilium and the Auxilium Subsidiaries have been and are being conducted in material compliance with all Laws governing the quality, identity, strength, purity, safety, efficacy, investigation, development, record keeping, reporting, testing, development, manufacturing, processing, packaging, labeling, storage, transportation, importation, exportation and distribution of pharmaceutical drugs, including, to the extent applicable, (A) the Federal Food, Drug, and Cosmetic Act of 1938, 21 U.S.C. § 301 et seq. (the “FDCA”); (B) the Public Health Service Act of 1944; (C) Canada’s Food and Drugs Act (the “CFDA”); (D) United States federal Medicare and Medicaid statutes and related state or local statutes or regulations; (E) United States federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b))), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729, et seq.), the Physician Payments Sunshine Act, the Prescription Drug Marketing Act of 1987, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable state, provincial or local Laws; (F) the Canadian Patent Act (“HIPAA”) and Patented Medicines Regulations and the guidelines of the Patent Medicines Pricing Review Board (the “PMPRB”); (G) the Orphan Drug Act of 1983, 96 Stat. 2049; (H) the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010; (I) state or provincial licensing, disclosure and reporting requirements; (J) all Laws similar to the foregoing in all other jurisdictions; and (K) all binding rules and regulations issued under such Laws.

(ii) Each of Auxilium and the Auxilium Subsidiaries holds all material Regulatory Authorizations necessary for the lawful operation of their businesses and the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion, or export, as applicable, of each of their products. All such material Regulatory Authorizations are valid and in full force and effect or in the process of being obtained in the ordinary course of business. Since December 31, 2011, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Regulatory Authorization, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Auxilium. Auxilium and each of the Auxilium Subsidiaries are in material compliance with the terms of all Regulatory Authorizations, and no event has occurred that, to the knowledge of Auxilium, would reasonably be expected to result in the suspension, revocation, cancellation, non-renewal or adverse modification of any Regulatory Authorization.

(iii) All pre-clinical and clinical investigations conducted or sponsored by Auxilium or any of the Auxilium Subsidiaries have been, since December 31, 2011, and are being conducted in compliance in all material respects with all applicable Laws and Regulatory Guidelines administered or issued by the applicable Regulatory Authorities, including where applicable (A) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (B) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (C) Division 5 of the Food and Drug

Regulations regarding Drugs for Clinical Trials Involving Human Subjects, and (D) the federal, state and provincial Laws and Regulatory Guidelines restricting the collection, use and disclosure of individually identifiable health information and personal information. Neither Auxilium nor any of the Auxilium Subsidiaries has received any written notice, correspondence or other communication from any Regulatory Authority, including the FDA and Health Canada, since December 31, 2011, initiating or requiring, and are not aware of any facts which are reasonably likely to cause, the termination, suspension or materially adverse modification of any clinical trial conducted or sponsored by Auxilium or the Auxilium Subsidiaries.

(iv) All material reports, documents, claims, permits, applications, accreditations and notices required to be filed, maintained or furnished to the FDA, Health Canada, PMPRB or any other Regulatory Authority by Auxilium and its Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims, permits, applications, and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing. Neither Auxilium nor any Auxilium Subsidiary, nor, to the knowledge of Auxilium, any officer, employee, agent or distributor of Auxilium or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA, Health Canada, PMPRB or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA, Health Canada, PMPRB or any other Regulatory Authority, or, to the knowledge of Auxilium, committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for Health Canada or any other Regulatory Authority to invoke any similar policy.

(v) Neither Auxilium nor any of the Auxilium Subsidiaries has received any written information from the FDA, Health Canada or any other Regulatory Authority that would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA, Health Canada or such other Regulatory Authority.

(vi) Auxilium and the Auxilium Subsidiaries (A) are not a party to and do not have any obligations under any settlement agreement entered into with any Regulatory Authority and (B) since December 31, 2011, have not been the subject of any Regulatory Authority or medical reimbursement investigation other than routine audits and reviews, in any case that would, individually or in the aggregate, be expected to have a Material Adverse Effect on Auxilium.

(vii) Neither Auxilium nor any of the Auxilium Subsidiaries, nor, to the knowledge of Auxilium, any officer, employee, agent or distributor of Auxilium or any of the Auxilium Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Auxilium nor any of its Subsidiaries, nor, to the knowledge of Auxilium, any officer, employee, agent or distributor of Auxilium or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the United States federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(viii) Each product or product candidate currently under development or being sold by Auxilium and which is subject to the CFDA, FDCA or any similar Law or Regulatory Guidelines in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of Auxilium or any of the Auxilium Subsidiaries (each an “Auxilium Product”) is being or has been developed, imported, tested, manufactured, handled, stored, transported, sold, distributed, marketed, promoted or exported in material compliance with all applicable requirements under the CFDA, FDCA and applicable state, provincial and similar Laws and Regulatory Guidelines, including those relating to investigational use, special access, pre-market clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports and security, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Auxilium. To Auxilium’s knowledge, no employee of Auxilium or an Auxilium Subsidiary responsible for management of the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion or export of the Auxilium Products has been sanctioned by a Governmental Authority for non-compliance with applicable Laws or Regulatory Guidelines.

(ix)(A) Neither Auxilium, nor any of the Auxilium Subsidiaries nor, to Auxilium’s knowledge to the extent it relates to any Auxilium Products, any subcontractors, contract manufacturers or other vendors has, since December 31, 2011, received any FDA Form 483, notice of adverse finding, notice of violation, untitled letter, warning letter or other similar correspondence or notice from the FDA, Health Canada, state, provincial or any other Regulatory Authority, and (B) there is no action or proceeding pending or, to the knowledge of Auxilium, threatened, in the case of either (A) or (B): (I) contesting the pre-market clearance or approval of, the uses of, the reimbursement of or the labeling or promotion of any Auxilium Product (II) contesting the compliance with Law or Regulatory Guidelines of any facility where an Auxilium Product is developed, tested, manufactured, handled, stored, distributed or transported or (C) otherwise alleging any violation applicable to any Auxilium Product or manufacturing process of any Law or Regulatory Guidelines by Auxilium or Auxilium’s Subsidiaries.

(x) Since December 31, 2011, Auxilium and Auxilium’s Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal or replacement, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, lack of efficacy, adulteration, misbranding or lack of regulatory compliance of any Auxilium Product. Auxilium and Auxilium’s Subsidiaries are not aware of any facts which are reasonably likely to cause, and neither Auxilium nor any of the Auxilium Subsidiaries has received any written notice that the FDA, Health Canada or any other Regulatory Authority or Governmental Authority has commenced, or threatened to initiate, any action to cause (A) the seizure, recall, market withdrawal or replacement of any Auxilium Product, (B) a change in the marketing classification or a material change in the labeling or advertising of any Auxilium Product, or (C) a termination, suspension or injunction of the manufacture, marketing, storage or distribution of any Auxilium Products. Auxilium and the Auxilium Subsidiaries have complied in all material respects with all recalls, market withdrawals or other corrective actions and have no obligation or liability with respect to any recall, market withdrawal or corrective action.

(t) Books and Records. The corporate records and minute books of Auxilium and the Auxilium Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects, including, but not limited to, the fact that the minute books contain the minutes of all meetings of the boards of directors, committees of the board and stockholders and all resolutions passed by the boards of directors, committees of the boards and the stockholders, except that minutes of certain recent meetings of the Auxilium Board of Directors or committees thereof have not been finalized as of the date hereof. All such corporate records and minute books of Auxilium and the Auxilium Subsidiaries have been provided or otherwise made available to Auxilium.

(u) Fairness Opinions. The Auxilium Board of Directors has received the Auxilium Fairness Opinions to the effect that, subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of each such opinion, the Merger Consideration was fair, from a financial point of view, to the Auxilium Stockholders (excluding Endo and its Affiliates). The true, correct and complete copies of the Auxilium Fairness Opinions will be provided by Auxilium to Endo solely for informational purposes not later than two (2) Business Days after the date hereof.

(v) Board of Directors Approval. The Auxilium Board of Directors has unanimously determined that this Agreement and the Merger are fair to Auxilium Stockholders and are in the best interests of Auxilium, has unanimously approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement and, subject to Section 6.2, has unanimously resolved to recommend that Auxilium Stockholders vote in favor of the adoption of this Agreement. As of the date of this Agreement, each director and executive officer of Auxilium intends, to the knowledge of Auxilium, to vote all of the Auxilium Shares held by him or her in favor of the adoption of this Agreement and has agreed that, unless there has been an Auxilium Change of Recommendation, references to such intention may be made in the Proxy Statement and other documents relating to the Merger.

(w) Environmental Matters. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) Auxilium and the Auxilium Subsidiaries are now and have been in compliance with all, and have not violated any, applicable Environmental Laws; (ii) there is no Environmental Claim pending or, to the knowledge of Auxilium, threatened against Auxilium, any of its Subsidiaries or, to the knowledge of Auxilium, against any Person whose liability for such Environmental Claims Auxilium or any of its Subsidiaries has retained or assumed either contractually or by operation of law, and, to the knowledge of Auxilium, there are no actions, activities, circumstances, facts, conditions, events or incidents that would reasonably be expected to give rise to such Environmental Claims; (iii) no property currently or formerly owned, leased or operated by Auxilium and the Auxilium Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that would reasonably be expected to require remedial, investigation or clean-up activities by Auxilium or any of the Auxilium Subsidiaries or by any Person whose liability for such Environmental Claims Auxilium or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law; (iv) neither Auxilium nor any Auxilium Subsidiary is subject to any order, decree, injunction or agreement with any Governmental Authority, or any indemnity or other agreement with any third party, concerning liabilities or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; (v) each of Auxilium and the Auxilium Subsidiaries has all of the environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such environmental Permits are in good standing; and (vi) Auxilium has delivered or otherwise made available copies of any Phase I or II environmental site assessments (or similar reports), or material documents relating to any alleged or actual non-compliance with applicable Environmental Laws by Auxilium and the Auxilium Subsidiaries, in each case received or commissioned by Auxilium since December 31, 2008.

(x) Insurance. Section 3.1(x) of the Auxilium Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all policies of fire, liability, workmen’s compensation and other forms of insurance owned by Auxilium or any Auxilium Subsidiary. All current insurance policies and contracts of Auxilium and the Auxilium Subsidiaries are in full force and effect and are valid and enforceable, and all premiums due thereunder have been paid. None of Auxilium nor any of the Auxilium Subsidiaries has received notice of cancellation or termination with respect to any material insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) nor, to the knowledge of Auxilium, have any claims been denied under any current insurance policies, and, to the knowledge of Auxilium, no threat has been made to cancel any insurance policy or contract of Auxilium or any Auxilium Subsidiary as of the date of this Agreement, or to deny any claim under current insurance policies or contract.

(y) Rights Agreement. The Auxilium Board of Directors has taken all necessary action, to the reasonable satisfaction of Endo, to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated hereby.

(z) Stockholder Approval. The only vote of the stockholders of Auxilium required to adopt this Agreement and approve the Merger is the Auxilium Stockholder Approval. No other vote of the stockholders of Auxilium is required by Law, the constituent documents of Auxilium or otherwise to adopt this Agreement and approve the Merger.

(aa) Brokers and Finders. Neither Auxilium nor any of its Subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, except that Auxilium has engaged Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC as its financial advisors, and no other broker, finder or investment banker is entitled to any fee or commission from Auxilium or any of its Subsidiaries in connection with the transactions contemplated hereby, and no other Person is or may become entitled to receive any fee or other amount from Auxilium or any of its Subsidiaries in connection with the transactions contemplated hereby. A true and correct copy of the engagement letter with each of Auxilium’s financial advisors in connection with the transactions contemplated hereby has been provided to Endo and has not been subsequently amended, waived or supplemented.

(bb) No Other Representations and Warranties. Except for the representations and warranties made by Auxilium in this Section 3.1, neither Auxilium nor any other Person makes any express or implied representation or warranty with respect to Auxilium or any of its Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Auxilium hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Auxilium in this Section 3.1, neither Auxilium nor any other Person makes or has made any representation or warranty to Endo or any of its Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Auxilium, any of the Auxilium Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to Endo or any of its Representatives in the course of their due diligence investigation of Auxilium, the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, and neither Auxilium nor any other Person will have any liability to Endo or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud. Notwithstanding anything contained in this Agreement to the contrary, Auxilium acknowledges and agrees that none of Endo or any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Endo in Section 3.2, including any implied representation or warranty as to the accuracy or completeness of any information regarding Endo furnished or made available to Auxilium, or any of its Representatives.

3.2 Representations and Warranties of Endo

Except as disclosed in the applicable section or subsection of the Endo Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Endo Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Endo Disclosure Letter only to the extent the relevance of such item to such other section or subsection is reasonably apparent on its face)or the Endo Public Disclosure Record (other than any disclosure contained under the captions “Risk Factors” or “Forward Looking Statements” or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), Endo represents and warrants to and in favor of Auxilium as follows and acknowledges that Auxilium is relying upon such representations and warranties in entering into this Agreement:

(a) Organization and Qualification. Endo has been duly incorporated and validly exists under the Laws of its jurisdiction of incorporation and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Each of the Endo Material Subsidiaries is a corporation or other entity duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on. Endo and each of the Endo Material Subsidiaries is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to be material to Endo and the Endo Material Subsidiaries, taken as a whole. Endo has provided or otherwise made available to Auxilium true, complete and correct copies of the memorandum and articles of association or other constituent documents of each of Endo, HoldCo and AcquireCo, in each case, as amended.

(b) Authority Relative to this Agreement. Each Endo Party has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining the Required Regulatory Approvals, all as contemplated in this Agreement) to perform its obligations hereunder and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the completion by each Endo Party of the transactions contemplated by this Agreement have been duly authorized by its respective board of directors and no other corporate proceedings on the part of any Endo Party are necessary to authorize the execution and delivery by it of this Agreement or the completion by any Endo Party of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each Endo Party and constitutes a legal, valid and binding obligation of each Endo Party enforceable against such Endo Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity.

The representations and warranties set forth in this Section 3.2(b) shall be made with respect to the Original Merger Agreement as of the Original Execution Date and with respect to the Amended and Restated Agreement as of the Execution Date.

(c) Required Approvals. No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery by the Endo Parties of this Agreement, the performance by any Endo Party of its obligations hereunder and the completion by the Endo Parties of the Merger, other than:

(i) such filings and other actions required under applicable Canadian Securities Laws, U.S. Securities Laws and, if applicable, the Irish Prospectus to be published under Irish Prospectus Law or other applicable Laws, and the rules and policies of the TSX and NASDAQ, in each case, as are contemplated by this Agreement;

(ii) the Required Regulatory Approvals; and

(iii) any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect on Endo, or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger.

(d) No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.2(c) and complying with applicable Laws and Orders, the execution and delivery by each Endo Party of this Agreement, the performance by such Endo Party of its obligations hereunder and the completion of the Merger do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i) result in a contravention, breach, violation or default under any Law or Order applicable to Endo or any of the Endo Material Subsidiaries or any of its or their respective properties or assets;

(ii) result in a contravention, conflict, violation, breach or default under the memorandum and articles of association or other constituent documents of Endo or any of the Endo Material Subsidiaries;

(iii) result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any benefit under, any Endo Material Contract or material Permit to which it or any of the Endo Material Subsidiaries is a party or by which it or any of the Endo Subsidiaries is bound or to which any of its or any of the Endo Subsidiaries’ properties or assets is subject or give to any Person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Endo Material Contract or material Permit; or

(iv) result in the suspension or alteration in the terms of any material Permit held by Endo or any of the Endo Material Subsidiaries or in the creation of any Lien upon any of their properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on Endo.

(e) Capitalization of Endo. As of the date of this Agreement, the authorized capital of Endo consists of 1,000,000,000 ordinary shares of $0.0001 each, of which 153,676,641 shares are issued and outstanding as of the close of business on October 6, 2014, and 4,000,000 euro deferred shares of €0.01 each, of which 4,000,000 are issued and outstanding. All of the issued and outstanding ordinary shares of Endo have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in the Endo Public Disclosure Record, as of the date of this Agreement, there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has Endo granted any other right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating Endo to issue or sell any ordinary shares or other securities of Endo, including any security or obligation of any kind convertible into or exchangeable or exercisable for any ordinary shares or other security of Endo. All Endo Shares issuable upon exercise of the Actient Warrants, if applicable, or upon conversion of Auxilium Convertible Notes will, on or prior to the Closing Date, be duly authorized and reserved for issuance and will, upon exercise of such securities or issue of underlying Endo Shares, as applicable, in accordance with their respective terms, be validly issued as fully paid and non-assessable and will not be subject to any pre-emptive rights and the issue of the relevant Endo Shares will not give rise to any stamp duty.

(f) Endo Material Subsidiaries. Endo or an Endo Material Subsidiary is the sole registered and beneficial owner of all of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of Endo Subsidiaries free and clear of any Liens (other than Permitted Liens), and no other Person has any option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any of the Endo Subsidiaries and no outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither Endo nor any of the Endo Material Subsidiaries own any interest or investment (whether equity or debt) in any other Person, other than an Endo Material Subsidiary, which interest or investment is material to Endo and its Subsidiaries, taken as a whole.

(g) Securities Laws Matters.

(i) The Endo Shares are registered pursuant to Section 12(b) of the 1934 Exchange Act and Endo is, since March 4, 2014, a “reporting issuer” in each Province of Canada within the meaning of applicable Canadian Securities Laws and is not on the list of reporting issuers in default under applicable Canadian Securities Laws, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Endo, and Endo is in compliance in all material respects with applicable Canadian Securities Laws and U.S. Securities Laws.

(ii) Endo is in compliance in all material respects with the requirements of the TSX and NASDAQ for continued listing of the Endo Shares thereon. Endo has not taken any action designed to terminate, or likely to have the effect of terminating, the registration of the Endo Shares under the 1934 Exchange Act or the listing of such shares on the TSX or NASDAQ.

(iii) Trading in Endo Shares on the TSX and NASDAQ is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of Endo is pending or, to the knowledge of Endo, threatened. To the knowledge of Endo, as of the date of this Agreement, no inquiry, review or investigation (formal or informal) of Endo by any securities commission or similar regulatory authority under applicable U.S. Securities Laws, Canadian Securities Laws, the TSX or NASDAQ is in effect or ongoing or expected to be implemented or undertaken.

(iv) Except as set forth above in this Section 3.2(g), neither Endo nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under any securities Laws.

(v) Since December 31, 2011 (or, in Canada, since March 4, 2014), Endo has timely filed all forms, reports, statements and documents, including financial statements and management’s discussion and analysis required to be filed by Endo under applicable Canadian Securities Laws and U.S. Securities Laws and the rules and policies of the TSX and NASDAQ. The documents in the Endo Public Disclosure Record, as at the respective dates filed, were in compliance in all material respects with applicable Canadian Securities Laws and U.S. Securities Laws and, where applicable, the rules and policies of the TSX and NASDAQ.

(vi) None of the documents in the Endo Public Disclosure Record, as of their respective dates (and, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h) Financial Statements.

(i) The Endo Financial Statements have been prepared in accordance with U.S. GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws except as otherwise stated in the notes to such statements or in the auditor’s report thereon and subject, in the case of the Endo Interim Financial Statements, to year-end audit adjustments, which are not material individually or in the aggregate, and may omit notes which are not material and are not required by applicable Laws or U.S. GAAP. The Endo Annual Financial Statements present fairly, in all material respects, the consolidated balance sheets and consolidated statements of operations, consolidated statements of comprehensive income (loss) and consolidated statements of cash flows of Endo and the Endo Subsidiaries as of the respective dates thereof and for the respective periods set forth therein. All of such documents in the Endo Public Disclosure Record (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective document in the Endo Public Disclosure Record), complied as to form in all material respects with the applicable requirements of the 1933 Securities Act and the 1934 Exchange Act.

(ii) Endo has designed such disclosure controls and procedures, or caused them to be designed under the supervision of its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance that material information relating to Endo is made known to the Chief Executive Officer and Chief Financial Officer by others within Endo and the Endo Material Subsidiaries.

(iii) Endo has designed such internal controls over financial reporting, or caused them to be designed under the supervision of the Chief Executive Officer and Chief Financial Officer of Endo, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. To the knowledge of Endo, since December 31, 2011: (i) except as set forth on Section 3.2(h)(iii) of the Endo Disclosure Letter, there have been no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Endo that are reasonably likely to adversely affect Endo’s ability to record, process, summarize and report financial information and (ii) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Endo. To the knowledge of Endo, since December 31, 2011, Endo has received no (x) complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) written reports from employees of Endo regarding questionable accounting or auditing matters.

(i) No Undisclosed Liabilities. Endo and the Endo Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet (or the footnotes thereto) prepared in accordance with U.S. GAAP, other than (i) liabilities and obligations disclosed in the Endo Public Disclosure Record, (ii) liabilities and obligations incurred in the ordinary course of business (other than those specifically disclosed in the Endo Public Disclosure Record) that would not reasonably be expected to be material to Endo and its Subsidiaries, taken as a whole (other than those disclosed in the Endo Public Disclosure Record), (iii) liabilities under Contracts (other than any such liability resulting from a breach or default thereunder) and (iv) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated by this Agreement. Without limiting anything set forth herein, the Endo Financial Statements reflected and continued to reflect, in each case as of the date filed, appropriate reserves under U.S. GAAP for contingent liabilities relating to pending or anticipated litigation and other contingent obligations of Endo and the Endo Subsidiaries.

(j) Absence of Certain Changes. From the date of the most recent Endo Annual Financial Statements to the date of this Agreement, (i) no result, fact, change, effect, event, circumstance, occurrence or development has occurred or arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Endo and (ii) Endo and each of the Endo Material Subsidiaries has conducted its business in all material respects in the ordinary course of business.

(k) Compliance with Laws. Since December 31, 2011, the business of Endo and of each of the Endo Material Subsidiaries and, to the knowledge of Endo, each other Endo Subsidiary, has been and is currently being conducted in material compliance with all applicable Laws, Orders and Regulatory Guidelines and neither Endo nor any Endo Material Subsidiary nor, to the knowledge of Endo, any other Endo Subsidiary, has received any written notice of any alleged material non-compliance or violation of any such Laws, Orders or Regulatory Guidelines, except where any failure of compliance would not reasonably be expected to have a Material Adverse Effect on Endo.

(l) Litigation. There is no Proceeding against or involving Endo or any of the Endo Material Subsidiaries (whether in progress, pending or, to the knowledge of Endo, threatened) that, if adversely determined, would have a Material Adverse Effect on Endo or would prevent or significantly impede or materially delay the completion of the Merger and, to the knowledge of Endo, no event or circumstance has occurred which would reasonably be expected to give rise to any such Proceeding. Neither Endo nor any of the Endo Material Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that would reasonably be expected to (i) prevent or significantly impede or materially delay the completion of the Merger or (ii) have a Material Adverse Effect on Endo.

(m) Contracts.

(i) Except as set forth in Section 3.2(m)(i) of the Endo Disclosure Letter or in the Endo Public Disclosure Record, as of the date of this Agreement, none of Endo or any of the Endo Material Subsidiaries is a party to or bound by any “material contract,” as such term is defined in Item 601(b) (10) of Regulation S-K promulgated by the SEC (an “Endo Material Contract”).

(ii) True, correct and complete copies of each Endo Material Contract in effect on the date hereof that has not been part of the Endo Public Disclosure Record has been provided or otherwise made available to Auxilium.

(iii) Except as would not reasonably be expected to have a Material Adverse Effect on Endo, none of Endo, the Endo Material Subsidiaries or, to the knowledge of Endo, any of the other parties thereto, is in breach or violation of or in default under any Endo Material Contract in any material respect.

(n) Intellectual Property.

(i) To the knowledge of Endo, Endo or one of the Endo Material Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property (A) related to the products presently sold in the conduct of the business of Endo or one of the Endo Material Subsidiaries and (B) used or held for use in, or necessary to conduct, the business and operations of Endo and the Endo Material Subsidiaries as presently conducted.

(ii) There are no Orders, writs, injunctions or decrees to which Endo or any of the Endo Material Subsidiaries is subject with respect to any Intellectual Property material to the conduct of the business of Endo and the Endo Material Subsidiaries as presently conducted that is owned by Endo or any of the Endo Material Subsidiaries, nor, to the knowledge of Endo, any such Orders, writs, injunctions or decrees with respect to such Intellectual Property used or held for use by Endo or any of the Endo Material Subsidiaries.

(iii) To the knowledge of Endo, there is no valid basis for a claim of infringement, misappropriation or other violation of material Intellectual Property rights against Endo or any of the Endo Material Subsidiaries in respect of the conduct of their businesses as currently conducted.

(iv) To the knowledge of Endo, there has been no claim asserted or threatened, or Proceedings of any kind pending or in progress, challenging the scope, validity or enforceability of any material Intellectual Property applications or registrations (including Patents) owned by or licensed to Endo or any of the Endo Material Subsidiaries.

(o) Regulatory Matters.

(i) Since December 31, 2011, the businesses of each of Endo and the Endo Material Subsidiaries have been and are being conducted in compliance with all Laws governing the quality, identity, strength, purity, safety, efficacy, investigation, development, record keeping, reporting, testing, development, manufacturing, processing, packaging, labeling, storage, transportation, importation, exportation and distribution of pharmaceutical drugs, including, to the extent applicable (A) FDCA; (B) the PHSA; (C) the CFDA; (D) United States federal Medicare and Medicaid statutes and related state or local statutes or regulations; (E) United States federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b))), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729, et seq.), the Physician Payments Sunshine Act, the Prescription Drug Marketing Act of 1987, HIPAA, and any comparable state, provincial or local Laws; (F) the PMPRB; (G) the Orphan Act; (H) state or provincial licensing, disclosure and reporting requirements; (I) all Laws similar to the foregoing in all other jurisdictions; and (J) all binding rules and regulations issued under such Laws, except where the failure to be compliant would not reasonably be expected to have a Material Adverse Effect on Endo.

(ii) Each of Endo and the Endo Material Subsidiaries holds all material Regulatory Authorizations necessary for the lawful operating of their businesses and the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion, or export, as applicable, of each of their products. All such material Regulatory Authorizations are valid and in full force and effect or in the process of being obtained in the ordinary course of business. Since December 31, 2011, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Regulatory Authorization, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Endo. Endo and each of the Endo Material Subsidiaries are in compliance with the terms of all Regulatory Authorizations except where the failure to be compliant would not reasonably be expected to have a Material Adverse Effect on Endo, and no event has occurred that, to the knowledge of Endo, would reasonably be expected to result in the suspension, revocation, cancellation, non-renewal or material adverse modification of any material Regulatory Authorization.

(iii) Neither Endo nor any of the Endo Material Subsidiaries (A) is party to or has any obligations under any settlement agreement entered into with any Regulatory Authority or (B) since December 31, 2011, has been the subject of any Regulatory Authority or medical reimbursement investigation other than routine audits and reviews, in each case that would be expected to have a Material Adverse Effect on Endo.

(iv) To the knowledge of Endo, each product or product candidate currently under development or being sold by any Endo Material Subsidiary and which is subject to the CFDA, FDCA, or any similar Law or Regulatory Guidelines in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of Endo or any of the Endo Material Subsidiaries (each an “Endo Product”) is being or has been developed, imported, tested, manufactured, handled, stored, transported, sold, distributed, marketed, promoted, or exported in material compliance with all applicable requirements under the CFDA, FDCA, and applicable state, provincial and similar Laws and Regulatory Guidelines, including those relating to investigational use, special access, pre-market clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports and security except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Endo. To Endo’s knowledge, since December 31, 2011, no employee of Endo or an Endo Material Subsidiary responsible for management of the import, testing, manufacturing, handling, storage, transportation, sale, distribution, marketing, promotion, or export of Endo Products has been sanctioned by a Governmental Authority for non-compliance with applicable Laws or Regulatory Guidelines.

(v) Neither Endo nor any Endo Material Subsidiary has, since December 31, 2011 received any FDA Form 483, notice of adverse finding, notice of violation, untitled letter, warning letter or other similar correspondence or notice from the FDA, Health Canada, state, provincial or any other Regulatory Authority except as would not reasonably be expected to have a Material Adverse Effect on Endo, and there is no action or proceeding pending or, to the knowledge of Endo, threatened (A) contesting the pre-market clearance or approval of, the uses of, the reimbursement of, or the labeling or promotion of any Endo Product, (B) contesting the compliance with Law or Regulatory Guidelines of any facility where an Endo Product is developed, tested, manufactured, handled, stored, distributed or transported or (C) otherwise alleging any violation applicable to any Endo Product or manufacturing process of any Law or Regulatory Guidelines by Endo or Endo Material Subsidiaries except for such actions and proceedings as would not reasonably be expected to have a Material Adverse Effect on Endo.

(vi) Since December 31, 2011, Endo and the Endo Material Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal or replacement, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, lack of efficacy, adulteration, misbranding or lack of regulatory compliance of any Endo Product, except as would not reasonably be expected to have a Material Adverse Effect on Endo. Endo is not aware of any facts which are reasonably likely to cause, and neither Endo nor any of the Endo Material Subsidiaries has received any written notice that the FDA, Health Canada, or any other Regulatory Authority or Governmental Authority has commenced, or threatened to initiate, any action to cause (A) the seizure, recall, market withdrawal or replacement of any Endo Product, (B) a change in the marketing classification or a material change in the labeling or advertising of any Endo Products, or (C) a termination, suspension, or injunction of the manufacture, marketing, storage or distribution of any Endo Products except as would not reasonably be expected to have a Material Adverse Effect on Endo. Endo and the Endo Material Subsidiaries have complied with all recalls, market withdrawals or other corrective action and have no obligation or liability with respect to any recall, market withdrawal or corrective action, except as has not had and would not reasonably be expected to have a Material Adverse Effect on Endo.

(p) Board of Directors Approval. The Endo Board of Directors has unanimously determined that the Merger is in the best interests of Endo, and has unanimously approved the execution and delivery of this Agreement and the entering into of the transactions contemplated by this Agreement.

(q) Financing.

(i) Endo has delivered to Auxilium a true and complete copy of the executed Financing Commitment Letter as in effect on the date hereof and any related fee letters as in effect on the date hereof (redacted as to numerical fees and other commercially sensitive numbers specified therein (which shall include any price caps, securities demand “price caps” and economic flex terms)). The Financing Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement. Neither Endo nor any of its affiliates has entered into any agreement, side letter or other arrangement relating to the financing of the transactions contemplated by this Agreement, other than as set forth in the Financing Commitment Letter and the fee letters related thereto that could adversely affect the availability of the Financing on the Closing Date. As of the date hereof, the commitments contained in the Financing Commitment Letter have not been withdrawn or rescinded in any respect. As of the date hereof, the Financing Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Endo and, to the knowledge of Endo, each other party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws of general application relating to or affecting creditors’ rights generally and to general principles of equity.

(ii) Endo has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably constitute a breach or default on the part of Endo or, to the knowledge of Endo, any other party thereto under the Financing Commitment Letter and Endo has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Financing Commitment Letter. There are no conditions precedent related to the funding of the full amount of the Financing, other than the Financing Conditions. Assuming the accuracy in all material respects of the representations and warranties of Auxilium contained in this Agreement and assuming the performance in all material respects by Auxilium and each of the Auxilium Subsidiaries of their respective obligations hereunder, as of the date hereof, Endo has no reason to believe that (A) any of the Financing Conditions required to be satisfied by Endo will not be satisfied or (B) the Financing will not be made available to Endo on the Closing Date.

(iii) Assuming the accuracy in all material respects of the representations and warranties of Auxilium contained in this Agreement and assuming the performance in all material respects by Auxilium and each of the Auxilium Subsidiaries of their respective obligations hereunder, the aggregate proceeds contemplated by the Financing Commitment Letter, when added together with available cash of Endo and Auxilium, will be sufficient for Endo and the Surviving Company to fund the Merger Consideration on the Closing Date, to refinance the Auxilium Credit Agreement, to fund the payments required in accordance with Section 2.1(l), to fund payments required under the Actient Warrants and Auxilium Warrants and in connection with the Auxilium Convertible Notes and to pay related fees and expenses payable by AcquireCo or the Surviving Company in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, in no event shall the receipt or availability of any funds or financing by Endo or any of its Affiliates be a condition to any of Endo’s or AcquireCo’s obligations hereunder.

(r) Required Vote. The only vote of Endo required to adopt this Agreement and approve the Merger is the approval of the Endo Board of Directors. No other vote of the stockholders of Endo is required by Law, the constituent documents of Endo or otherwise to adopt this Agreement and approve the Merger.

(s) Brokers and Finders. Neither Endo nor any of its Subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, except that Endo has engaged Citigroup Global Markets Inc. and Lazard Frères & Co. LLC as its financial advisors, and no other broker, finder or investment banker is entitled to any fee or commission from Endo or any of its Subsidiaries in connection with the transactions contemplated hereby, and no other Person is or may become entitled to receive any fee or other amount from Endo or any of its Subsidiaries in connection with the transactions contemplated hereby.

(t) No Other Representations and Warranties. Except for the representations and warranties made by Endo in this Section 3.2, neither Endo nor any other Person makes any express or implied representation or warranty with respect to Endo or any Endo Material Subsidiary or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Endo hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Endo in this Section 3.2, neither Endo nor any other Person makes or has made any representation or warranty to Auxilium or any of its Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Endo, any Endo Material Subsidiary or their respective businesses or operations or (ii) any oral or written information furnished or made available to Auxilium or any of its Representatives in the course of their due diligence investigation of Endo, the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, and neither Endo nor any other Person will have any liability to Auxilium or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud. Notwithstanding anything contained in this Agreement to the contrary, Endo acknowledges and agrees that none of Auxilium or any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Auxilium in Section 3.1, including any implied representation or warranty as to the accuracy or completeness of any information regarding Auxilium furnished or made available to Endo, or any of its Representatives.

3.3 Survival of Representations and Warranties

The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Merger and will expire and be terminated on the earlier of the Merger Effective Time and, subject to the obligation to make any payment hereunder pursuant to Section 7.2, the date on which this Agreement is terminated in accordance with its terms. This Section 3.3 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Closing or the date on which this Agreement is terminated, as the case may be.

ARTICLE 4

COVENANTS REGARDING THE CONDUCT OF BUSINESS

4.1 Covenants of Auxilium

Except as disclosed in Section 4.1 of the Auxilium Disclosure Letter, Auxilium covenants and agrees that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless Endo otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent shall not be unreasonably withheld, conditioned or delayed (except in the case of clauses (c)(i) and (xix) below, for which Endo’s consent may be withheld, conditioned or delayed in its sole discretion), or expressly permitted or specifically contemplated by this Agreement or as is required by applicable Law or Order:

(a) the respective businesses of Auxilium and its Subsidiaries will be conducted, their respective facilities will be maintained and Auxilium and its Subsidiaries will continue to operate their respective businesses only in the ordinary course of business;

(b) Auxilium will use its commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries’ respective business organizations, taken as a whole, material assets, material Permits, material properties, material rights, goodwill and material business relationships and keep available the services of its and its Subsidiaries’ respective officers and employees as a group;

(c) Auxilium will not, and will cause its Subsidiaries not to, directly or indirectly:

(i) alter or amend its charter, by-laws or other constituent documents;

(ii) declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Auxilium Shares (whether in cash or property);

(iii) split, divide, consolidate, combine or reclassify the Auxilium Shares or any other securities of Auxilium;

(iv) issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Auxilium Shares or other securities of Auxilium or its Subsidiaries (including options or any equity-based or equity-linked awards such as restricted or deferred share units or phantom share plans) which are convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Auxilium Shares, other than the issuance or sale of Auxilium Shares pursuant to (A) the exercise of Auxilium Options outstanding on the date hereof, (B) the terms of employee or director equity awards, including any awards issued under the Auxilium Share Plan and outstanding on the date hereof, (C) the exercise of the Actient Warrants, (D) the exercise of any conversion right in respect of the Auxilium Convertible Notes, (E) the exercise of the Auxilium Warrants, or (F) the terms of the Rights Agreement;

(v) except as contemplated by this Agreement or as required by applicable Law or the terms of any Auxilium Plan in effect as of the date hereof (A) grant any increases in the compensation or benefits of any of its directors, individual independent contractors, executive officers, employees or consultants, except for increases in the compensation of employees in the ordinary course of business whose annual base salary is less than $250,000; or (B) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, individual independent contractor, officer or employee, (C) promote any employee who is an officer to a position more senior than such employee’s position as of the date of this Agreement, or promote a non-officer employee to an officer position, (D) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, any compensation (including bonuses) or benefits under any Auxilium Plan; (E) enter into, terminate or materially amend any Auxilium Plan (or, except as provided in Section 2.1(l)), any plan, program, agreement, or arrangement that would constitute an Auxilium Plan if in effect on the date hereof); (F) hire any person to be employed by or a consultant of Auxilium or any of its Subsidiaries other than the hiring of employees or consultants in the ordinary course of business, where such employee or consultant has total annual compensation (base salary and target cash incentive opportunity) not in excess of $250,000; (G) terminate any person in connection with any mass reduction, reduction in force or corporate restructuring and (H) loan or advance any money to any employee, director or individual independent contractor of Auxilium or any of its Subsidiaries (other than advances in the ordinary course of business) or forgive any loans to any such employee, director or individual independent contractor;

(vi) redeem, purchase or otherwise acquire any outstanding Auxilium Shares or other securities convertible into or exchangeable or exercisable for Auxilium Shares, other than (A) in transactions between two or more Auxilium wholly owned Subsidiaries or between Auxilium and an Auxilium wholly owned Subsidiary, (B) pursuant to the terms of employee or director equity awards, including any awards issued under the Auxilium Share Plan, or (C) upon conversion of Auxilium Convertible Notes or exercise of Auxilium Call Options, Auxilium Warrants or Actient Warrants in accordance with their respective terms;

(vii) amend the terms of any securities of Auxilium or its Subsidiaries;

(viii) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Auxilium or any of its Subsidiaries;

(ix) subject to the terms of Section 6.1 and Section 6.2, reorganize, consolidate or merge with any other Person;

(x) make any changes to any of its material accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or U.S. GAAP;

(xi) except for sales, leases or licenses entered into in the ordinary course of business or as contemplated hereby or in connection with any transactions contemplated hereby, and except for Permitted Liens, sell, lease or license, voluntarily pledge or otherwise dispose of any assets or properties of Auxilium (including the shares or other equity securities of any Subsidiary of Auxilium) or of any of its Subsidiaries having a value greater than $500,000 in the aggregate;

(xii) abandon, allow to lapse or fail to maintain any Intellectual Property that is owned by or exclusively licensed to Auxilium or any Auxilium Subsidiary and that is material to Auxilium and its Subsidiaries taken as a whole;

(xiii) (A) acquire (by merger, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset constituting a business (but excluding properties or assets acquired in the ordinary course of business), or (B) make any investment in any Person that is not Auxilium or an Auxilium Subsidiary, by the purchase of securities or contribution of capital or otherwise, that has a value (in the case of clauses (A) and (B)) greater than $2,500,000 in the aggregate;

(xiv) incur any indebtedness for borrowed money in excess of $5,000,000 in the aggregate (other than pursuant to the QLT Termination Fee Loan Agreement);

(xv) enter into any hedging, derivative or swap transaction or Contract in respect thereof, except for any such transaction or Contract entered into in the ordinary course of business and not for speculative purposes;

(xvi) assume, guarantee, endorse or otherwise as an accommodation become responsible for the indebtedness for borrowed money of any other Person (other than Auxilium or any Auxilium Subsidiary);

(xvii) make any loans or advances to any other Person (other than Auxilium or any Auxilium Subsidiary), except for extensions of credit in the ordinary course of business;

(xviii) voluntarily waive, release, assign, settle or compromise any material claim or Proceeding where such waivers, releases, assignments, settlements or compromises exceed $500,000 individually or in any case would entail the imposition of any material non-monetary damages against Auxilium or any Auxilium Subsidiary;

(xix) negotiate or enter into any collective bargaining agreement, collective agreement or other contract with any labor organization or union or other employee association;

(xx) settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the Merger or the other transactions contemplated by this Agreement;

(xxi) enter into any material new line of business, enterprise or other activity, which excludes, for the avoidance of doubt, the development or acquisition (subject to the terms hereof) of pharmaceutical or similar products or product candidates (including the expansion of the usage or potential usage of any existing pharmaceutical or similar products or product candidates);

(xxii) expend or commit to expend any amounts that would constitute capital expenditures pursuant to U.S. GAAP as applied by Auxilium, where such expenditures or commitments exceed $500,000 in the aggregate;

(xxiii) other than in the ordinary course of business, (A) enter into any Contract that would, if entered into prior to the date hereof, be an Auxilium Material Contract (other than the QLT Termination Fee Loan Agreement), or (B) materially modify, materially amend or terminate any Auxilium Material Contract or waive, release or assign any material rights or claims thereunder;

(xxiv) except as required by applicable Law or U.S. GAAP, make, change, revoke or rescind any material election relating to Taxes; make or change any material method of Tax accounting; make any material amendment with respect to any Return; or settle or otherwise finally resolve any controversy relating to a material amount of Taxes;

(xxv) agree to do any of the foregoing; and

(d) Auxilium will promptly notify Endo in writing of the occurrence of any event which would have a Material Adverse Effect with respect to Auxilium.

Nothing in this Section 4.1 shall give Endo or any Endo Subsidiary the right to control, directly or indirectly, the operations or the business of Auxilium or any of its Subsidiaries at any time prior to the Closing.

4.2 Covenants of Endo

Endo covenants and agrees that, until the earlier of the Closing and the time that this Agreement is terminated in accordance with its terms, unless Auxilium otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent shall not be unreasonably withheld, conditioned or delayed, or as is otherwise disclosed in Section 4.2 of the Endo Disclosure Letter, or expressly permitted or specifically contemplated by this Agreement or as is otherwise required by applicable Law or Order:

(a) the respective businesses of Endo and the Endo Material Subsidiaries will be conducted, their respective facilities will be maintained and Endo and the Endo Material Subsidiaries will continue to operate their respective businesses only in the ordinary course of business;

(b) Endo will use its commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries’ respective business organizations, taken as a whole, material assets, material Permits, material properties, material rights, goodwill and material business relationships and keep available the services of its and its Subsidiaries’ respective officers and material employees as a group;

(c) Endo will not and will not permit the Endo Material Subsidiaries to, directly or indirectly:

(i) alter or amend its memorandum and articles of association or other constituent documents in a manner adverse to the Auxilium Stockholders or inconsistent with this Agreement;

(ii) declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of any of its equity securities, except, in the case of Endo’s wholly owned Subsidiaries, for dividends payable to Endo or among wholly owned Subsidiaries of Endo;

(iii) split, divide, consolidate, combine or reclassify the Endo Shares;

(iv) amend the material terms of any equity securities of Endo;

(v) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Endo; or

(vi) agree to do any of the foregoing; and

(d) Endo will promptly notify Auxilium in writing of the occurrence of any event which would have a Material Adverse Effect with respect to Endo.

Nothing in this Section 4.2 shall give Auxilium or any Auxilium Subsidiary the right to control, directly or indirectly, the operations or the business of Endo or any of its Subsidiaries at any time prior to the Closing.

ARTICLE 5

ADDITIONAL COVENANTS

5.1 Access to Information; Cooperation

(a) Subject to compliance with applicable Laws and Orders and the terms of any existing Contracts, each Party shall, and shall cause its respective wholly owned Subsidiaries to, afford to the other Parties and their respective Representatives, until the earlier of the Closing or the termination of this Agreement in accordance with its terms, continuing access to the other parties’ virtual data rooms, and reasonable access, during normal business hours and upon reasonable notice, to its businesses, properties, books and records and such other data and information as a Party may reasonably request, as well as to the other Party’s and its Subsidiaries’ personnel, subject, however, to such access not unreasonably interfering with the ordinary conduct of its businesses. Notwithstanding the foregoing, if the terms of any Law, Order or Contract shall limit a Party’s right to access the information pursuant to this Section 5.1, the other Party shall use its commercially reasonable efforts to (i) obtain any consents from a third party to provide such access or information or (ii) develop an alternative to providing such access or information to a Party so as to address such lack of access or information in a manner reasonably acceptable to the receiving Party. Notwithstanding anything herein to the contrary, the foregoing shall not require any disclosure that would reasonably be expected, as a result of such disclosure, to have the effect of causing the waiver of any privilege (including the attorney-client and work product privileges). Without limiting the generality of the provisions of the Non-Disclosure Agreement, each of the Parties acknowledges that all information provided to it under this Section 5.1, or otherwise pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, is subject to the Non-Disclosure Agreement, which will remain in full force and effect notwithstanding any other provision of this Agreement or any termination of this Agreement. If any provision of this Agreement otherwise conflicts or is inconsistent with any provision of the Non-Disclosure Agreement, the provisions of this Agreement will supersede those of the Non-Disclosure Agreement but only to the extent of the conflict or inconsistency and all other provisions of the Non-Disclosure Agreement will remain in full force and effect.

(b) Prior to Closing, Auxilium shall provide reasonable cooperation and shall cause its respective wholly owned Subsidiaries and its and their representatives, including management, officers, employees, directors, legal, non-legal and accounting advisors and auditors to provide reasonable cooperation to Endo in obtaining the Financing or any Replacement Financing, including:

(i) promptly furnishing Endo and the Financing Sources with the Required Information and with such other information and documentation required under applicable “know your customer” and anti-money laundering rules and regulations;

(ii) promptly furnishing Endo with financial and other pertinent information regarding Auxilium and its Subsidiaries as may be reasonably requested in writing by Endo and that is reasonably available to Auxilium, including all financial statements and financial and other data of the type required by Regulation S-X and Regulation S-K under the 1933 Securities Act for registered offerings of debt securities, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the 1933 Securities Act (including pro forma financial information), and other documents required to satisfy any customary negative assurance opinion to consummate the Financing or any Replacement Financing at Closing, including all information and data necessary to satisfy any conditions set forth in the Financing Commitment Letter or any related engagement letter, the Debt Financing Documents, any commitment letter in respect of a Replacement Financing or Replacement Financing Documents;

(iii) participating in a reasonable number of meetings (including one-on-one meetings or conference calls with parties acting as agents or arrangers for, and prospective lenders of, the Financing or any Replacement Financing for the transactions contemplated by this Agreement), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and reasonably cooperating with marketing or solicitation efforts of Endo, in each case in connection with the arrangement of the Financing or any Replacement Financing, including by consenting to the use of Auxilium’s and its Subsidiaries’ logos in connection therewith; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Auxilium or any of its Subsidiaries;

(iv) reasonably assisting with the timely preparation of materials for rating agency and lender presentations, offering documents, bank information memoranda, private placement memoranda, prospectuses and similar documents required in connection with the Financing or Replacement Financing;

(v) using reasonable best efforts to obtain accountants’ comfort letters and legal opinions at the expense of and as reasonably requested by Endo;

(vi) reasonably cooperating with Endo’s legal counsel in connection with any legal opinion that such legal counsel may be required to deliver in connection with the Financing or any Replacement Financing; and

(vii) taking all corporate or other actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Financing or any Replacement Financing and to permit the proceeds thereof to be made available to Endo, including assisting in the preparation of and executing one or more credit agreements (or amendments thereto), pledge and security documents (or amendments thereto), guarantees, indentures, purchase agreements, currency or interest hedging agreements and other definitive documentation, certificates, representation letters, authorization letters and related deliverables relating to the Financing or any Replacement Financing, arranging for payoff letters and lien and guarantee releases with respect to existing indebtedness and reasonably facilitating the provision of guarantees, the grant (and perfection) of a security interest in collateral and the provision of related lender protections.

Notwithstanding the foregoing, no obligation of Auxilium or its Subsidiaries under any such financing arrangements or other arrangements required to be undertaken by Auxilium or its Subsidiaries pursuant to this Section 5.1(b) shall be effective until the Closing. None of Auxilium, its Subsidiaries or their respective Affiliates shall be required to bear any cost or expense or to pay any commitment or other similar fee or incur any other liability in connection with the Financing or any Replacement Financing prior to the Closing. Endo shall upon request by Auxilium advance all material, reasonable out-of-pocket expenses incurred by Auxilium or any Auxilium Subsidiary in connection with any actions taken by Auxilium or an Auxilium Subsidiary or, promptly upon request by Auxilium, reimburse Auxilium or the Auxilium Subsidiaries for all reasonable fees and expenses (including any professional fees and expenses) and Taxes incurred by Auxilium and the Auxilium Subsidiaries in connection with the Financing or any Replacement Financing. Endo shall indemnify Auxilium and the Auxilium Subsidiaries and their respective Representatives for any and all Taxes, liabilities, losses, damages, claims, costs, expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with or as a result of their co-operation or assistance with or participation in any matter under this Section 5.1(b). No director, officer, employee or agent of Auxilium or any Auxilium Subsidiary shall be required, in connection with any such matter, to take any action in any capacity other than as a director, officer, employee or agent of Auxilium or the Auxilium Subsidiaries, as the case may be. The covenants contained in this Section 5.1(b) are intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Representatives and their respective heirs, executors, administrators and other legal representatives and shall not be deemed exclusive of any other rights which a Representative has under Law, Contract or otherwise, and shall be binding on Endo and its successors and assigns.

(c) Notwithstanding the provisions of Section 5.1(b), none of Auxilium, the Auxilium Subsidiaries or their respective Representatives shall be required to take any action which would, in the opinion of Auxilium, acting reasonably:

(i) create enforceable obligations of any of Auxilium or its Subsidiaries under any financing arrangements, or other arrangements required to be undertaken by Auxilium or its Subsidiaries pursuant to Section 5.1(b), prior to the Closing;

(ii) require Auxilium to obtain the approval of the Auxilium Stockholders;

(iii) unreasonably interfere in the operations of Auxilium or any of its Subsidiaries prior to the Merger Effective Time; or

(iv) require Auxilium or any Auxilium Subsidiary to contravene any applicable Laws or their respective organizational documents or breach any Contract of Auxilium or its Subsidiaries,

and no such action taken at Endo’s request will be considered in determining whether a representation, warranty or covenant of Auxilium hereunder has been breached or whether a condition precedent to the Merger has been satisfied, it being acknowledged by Endo that any such actions could require the consent of third parties under applicable Contracts of Auxilium or its Subsidiaries.

(d) Endo shall, and shall cause its Subsidiaries to, use its and their respective reasonable best efforts to obtain the Financing on or prior to the Closing Date on the terms and conditions set forth in the Financing Commitment Letter, including: (i) maintaining in effect and enforcing the Financing Commitment Letter and complying with its obligations thereunder; (ii) satisfying on a timely basis all Financing Conditions applicable to Endo that are within Endo’s control (other than, for the avoidance of doubt, any condition where the failure to be so satisfied is a direct result of Auxilium’s failure to furnish information required to be delivered under this Section 5.1 or otherwise comply with its obligations hereunder); (iii) negotiating, executing and delivering Debt Financing Documents that reflect the terms contained in the Financing Commitment Letter (including any “market flex” provisions related thereto); and (iv) drawing the full amount of the Financing, in the event that the conditions set forth in Section 8.1 and Section 8.2 and the Financing Conditions have been satisfied or, upon funding, would be satisfied. Endo shall give Auxilium prompt notice of any material breach or threatened breach of the Financing Commitment Letter by any party to the Financing Commitment Letter of which Endo becomes aware. Without limiting Endo’s other obligations under this Section 5.1, if all or any portion of the Financing becomes unavailable, Endo shall use its reasonable best efforts to obtain alternative financing from alternative Financing Sources on terms (including conditionality) not materially less beneficial in the aggregate to Endo than the terms contained in the Financing Commitment Letter as of the date hereof, with lenders reasonably satisfactory to Endo, in an amount sufficient, when added to the available cash and marketable securities of Endo and Auxilium and any portion of the Financing that is available, to pay the Merger Consideration on the Closing Date, to refinance the Auxilium Credit Agreement, to fund the payments required in accordance with Section 2.1(l), to fund payments required under the Actient Warrants and Auxilium Warrants and in connection with the Auxilium Convertible Notes and to pay related fees and expenses payable by AcquireCo or the Surviving Company in connection with the transactions contemplated by this Agreement, and, if and when obtained, provide Auxilium with a copy of any new financing commitment that provides for such alternative financing. Endo shall not, without Auxilium’s prior written consent, agree to any of the following amendments or modifications to, or any of the following waivers of any provision or remedy under, the Financing Commitment Letter or any Debt Financing Document: (I) any amendment, modification or waiver that could reasonably be expected to (x) materially adversely affect the ability of Endo or AcquireCo to timely consummate the transactions contemplated by this Agreement or (y) make the timely funding of the Financing or the satisfaction of the conditions to obtaining the Financing less likely to occur, (II) any amendment, modification or waiver to the Financing Conditions, unless such amendment, modification or waiver results in conditions that are in the aggregate substantially equivalent (or that are more favorable to Endo) when compared to those set forth in the Financing Commitment Letter as of the date hereof, (III) any amendment, modification or waiver that reduces the amount of the Financing or (IV) any amendment, modification or waiver that materially adversely affects the ability of Endo or its Affiliates to enforce their rights against the other parties to the Financing Commitment Letter or such Debt Financing Documents. Notwithstanding the foregoing, Endo and AcquireCo may replace or amend the Financing Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Financing Commitment Letter as of the date hereof. Endo shall keep Auxilium reasonably informed on a reasonably current basis of the status of its efforts to obtain the Financing.

(e) Endo shall have the right to substitute commitments in respect of other debt financing for all or any portion of the Financing from the same and/or alternative bona fide third-party financing sources so long as (i) all conditions precedent to effectiveness of definitive documentation for such debt financing have been satisfied and the conditions precedent to funding of such debt financing are in the aggregate, in respect of certainty of funding, substantially equivalent to the Financing Conditions and (ii) prior to funding of any loans thereunder, the commitments in respect of such debt financing are subject to restrictions on assignment that are in the aggregate substantially equivalent to or more favorable to Endo than the corresponding restrictions set forth in the Financing Commitment Letter (any such debt or equity financing which satisfies the foregoing clauses (i) and (ii), the “Replacement Financing”; the definitive documentation for any such Replacement Financing, the “Replacement Financing Documents”). The representations, warranties, covenants and other restrictions of Endo and AcquireCo contained in this Agreement with respect to the Financing and the Financing Commitment Letter shall apply equally to any Replacement Financing and Replacement Financing Documents.

5.2 Consents and Approvals

(a) Subject to the terms and conditions of this Agreement (including Section 5.2(e)), each Party shall, and shall cause its wholly owned Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things required or reasonably necessary to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including:

(i) as promptly as practicable, obtain from any Governmental Authority all waivers, consents, clearances and approvals, including the Required Regulatory Approvals, required or reasonably necessary to consummate the transactions contemplated by this Agreement;

(ii) as promptly as practicable, make all filings and submissions that are required or reasonably necessary to consummate the transactions contemplated by this Agreement and thereafter make any other required or appropriate submissions including, without limiting the foregoing, all filings and submissions required in connection with the Required Regulatory Approvals; and

(iii) as promptly as practicable, take reasonable actions to provide notice to any third party, or obtain from any third party any waivers, consents and approvals, required or reasonably necessary to consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding anything in this Agreement to the contrary, in no event shall Endo and Auxilium or any of their respective Subsidiaries be required to pay, prior to the Closing, any fee, penalty or other consideration to any third party for any waiver, consent or approval required in connection with the consummation of the transactions contemplated by this Agreement. In no event shall the receipt of any such third party waiver, consent or approval (other than the Required Regulatory Approvals) be a condition to any Party’s obligations hereunder.

(b) Subject to the terms and conditions hereof, including Section 5.2(e), each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to (i) provide such notices and obtain such waivers, consents, clearances and approvals as are required or reasonably necessary to consummate the transactions contemplated by this Agreement under the HSR Act and any other federal, provincial, state or foreign Law designed to prohibit, restrict or regulate actions relating to monopolization or restraint of trade or foreign investment (collectively, “Relevant Laws”), and (ii) respond to any requests of any

Governmental Authority for information or documentary material under any Relevant Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement under any Relevant Law. The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Relevant Law prior to their submission.

(c) Each of Endo and Auxilium shall, other than in respect of routine correspondence and dealings with the TSX and NASDAQ regarding the transactions contemplated by this Agreement: (i) promptly advise each other of any written or oral substantive communication (including substantive communications received by their respective Subsidiaries) from any Governmental Authority or third party from whom a waiver, consent or approval is required or reasonably necessary to consummate the transactions contemplated by this Agreement; (ii) not participate in any meeting or substantive discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement, unless it consults with the other Party in advance and, unless prohibited by such Governmental Authority, gives the other Party the opportunity to attend; and (iii) promptly furnish the other Party with copies of all substantive correspondence, filings and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted as necessary to address reasonable privilege, competitively sensitive information or confidentiality concerns.

(d) Each Party will provide as promptly as practicable such information and documentary material as may be requested by a Governmental Authority following any such filing or notification.

(e) In furtherance and not in limitation of the other covenants contained in this Section 5.2, but subject to the last sentence of this Section 5.2(e), each of Endo and Auxilium agrees to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve any objections that a Governmental Authority may assert under any Relevant Law with respect to the Merger, and to avoid or eliminate each and every impediment under any Relevant Law that may be asserted by any Governmental Authority with respect to the Merger, so as to enable the Merger Effective Time to occur as promptly as practicable and in any event no later than the Outside Date, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of Endo or Auxilium (or any of their respective Subsidiaries) or any equity interest in any Joint Venture held by Endo or Auxilium (or any of their respective Subsidiaries), (ii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of Endo or Auxilium or their respective Subsidiaries and (iii) otherwise taking or committing to take any action that would limit Auxilium’s or Endo’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Endo or Auxilium (including any of their respective Subsidiaries), in each case as may be required in order to obtain all waivers, consents, clearances or approvals required directly or indirectly under any Relevant Law or to avoid the commencement of any action by a Governmental Authority to prohibit the Merger under any Relevant Law, or to avoid the entry of, or to effect the dissolution of, any Order in any Proceeding seeking to prohibit the Merger or delay the Merger Effective Time beyond the Outside Date. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be deemed to require, Endo or Auxilium (or any of their Subsidiaries) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or their Subsidiaries) business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on either Endo or Auxilium (any such action that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, a “Restraint”).

5.3 Covenants of Endo Regarding the Merger

Subject to the terms and conditions of this Agreement (including Section 5.2), Endo shall, and shall cause each of its Subsidiaries to, perform all obligations required to be performed by Endo under this Agreement, cooperate with Auxilium in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the transactions contemplated by this Agreement including:

(a) subject to Section 9.5, publicly announcing the entering into of this Agreement and the support of the Endo Board of Directors of the Merger;

(b) using commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other Proceedings against Endo or its Subsidiaries challenging or affecting this Agreement or the completion of the Merger; and

(c) taking all necessary actions and causing AcquireCo to take all necessary actions to give effect to the Merger, including providing the Exchange Agent with sufficient Merger Consideration to complete the Merger as provided herein.

5.4 Covenants of Auxilium Regarding the Merger

Subject to the terms and conditions of this Agreement (including Section 5.2), Auxilium shall and shall cause each of its Subsidiaries to, perform all obligations required to be performed by it under this Agreement, cooperate with Endo in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the transactions contemplated by this Agreement including:

(a) subject to Section 9.5 and the terms of Section 6.2, publicly announcing the entering into of this Agreement, the support of the Auxilium Board of Directors of the Merger and the Auxilium Recommendation;

(b) using commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other Proceedings against or relating to Auxilium or its Subsidiaries challenging or affecting this Agreement or the completion of the Merger; and

(c) subject to Section 6.2, taking all necessary actions to give effect to the Merger.

5.5 Indemnification and Insurance

(a) Endo agrees that all rights to indemnification or exculpation now existing in favor of the present and former directors and officers of Auxilium or of any of its Subsidiaries (each such present or former director or officer of Auxilium being referred to as an “Indemnified Party” and such Persons collectively being referred to as the “Indemnified Parties”) as provided in the constituent documents of Auxilium or any of its Subsidiaries or any Contract by which Auxilium or any of its Subsidiaries is bound and which is in effect as of the date hereof, will survive the completion of the Merger and continue in full force and effect and without modification, with respect to actions or omissions of the Indemnified Parties occurring prior to the Closing.

(b) Without limiting the foregoing, from and after the Merger Effective Time for not less than six (6) years from the Closing Date, each of Endo and the Surviving Company shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless each Indemnified Party against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law, subject to the indemnifying or advancing party’s receipt of an unsecured undertaking by or on behalf of the Indemnified Party to repay such funds if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification hereunder), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Proceeding arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred on or prior to the Closing Date, whether asserted or claimed before or after the Merger Effective Time, in connection with or as a result of such Indemnified Party serving as an officer or director of Auxilium or any Subsidiary thereof.

(c) Endo shall, or shall cause the Surviving Company to, maintain in effect, without any reduction in scope or coverage for six (6) years from the Closing Date, customary policies of directors’ and officers’ liability insurance providing protection no less favorable to the protection provided by the policies maintained by Auxilium and its Subsidiaries that are in effect immediately prior to the Closing Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Closing Date; provided, however, that Endo may, prior to the Closing Date, purchase pre-paid non-cancellable run-off directors’ and officers’ liability insurance on terms substantially similar to the directors’ and officers’ liability policies currently maintained by Auxilium, but providing coverage for a period of six (6) years from the Closing Date with respect to claims arising from or related to facts or events which occurred on or prior to the Closing Date; provided, further, however, that in no event shall Endo be required to spend premiums for any of the insurance referenced in this Section 5.5(c) to the extent it would exceed 300% of Auxilium’s current annual premium for directors’ and officers’ liability insurance, in which case Endo shall purchase the maximum amount of insurance available up to the foregoing premium limit.

(d) If Endo or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, Endo shall ensure that any such successor or assign assumes all of the obligations set forth in this Section 5.5.

(e) The obligations of Endo and the Surviving Company under this Section 5.5 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.5 applies, without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.5 applies and their respective heirs, executors, administrators and other legal representatives shall be third party beneficiaries of this Section 5.5, each of whom may enforce the provisions of this Section 5.5). Endo shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in connection with their enforcement of their rights provided in this Section 5.5; provided that such Indemnified Party prevails in such enforcement action.

(f) The provisions of this Section 5.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Auxilium by law, charter, statute, by-law or agreement.

5.6 Rule 16b-3 Actions

Prior to the Closing, Endo and Auxilium shall take all such steps as may be required to cause (a) any dispositions of Auxilium Shares (including derivative securities with respect to Auxilium Shares) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to Auxilium immediately prior to the Merger Effective Time to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act and (b) any acquisitions of Endo Shares (including derivative securities with respect to Endo Shares) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to Endo, to be exempt under Rule 16b-3 promulgated under the 1934 Exchange Act.

5.7 Stock Exchange Listing

(a) Endo shall use all commercially reasonable efforts to cause the Endo Shares (i) issued as Merger Consideration, (ii) issuable upon exercise of the Actient Warrants and (iii) issuable upon conversion of Auxilium Convertible Notes to be approved for listing on NASDAQ, subject only to official notice of issuance, prior to the Closing.

(b) Each of the Parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Auxilium Shares from NASDAQ and terminate the registration of Auxilium Shares under the 1934 Exchange Act; provided that, in each case, such delisting or termination shall not be effective until after the Merger Effective Time.

5.8 Rights; Takeover Statutes

(a) Prior to the Merger Effective Time, the Auxilium Board of Directors shall take all necessary action to cause the Rights to cease to be outstanding as of the Merger Effective Time and to terminate the Rights Agreement, effective immediately as of the Merger Effective Time, without payment of any consideration in respect thereof.

(b) If any anti-takeover statute or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the Parties and its respective Affiliates shall (i) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

5.9 Treatment of Auxilium Convertible Notes

(a) Promptly following the execution and delivery of this Agreement, Auxilium shall take all actions required by the terms of the Convertible Notes Indenture as a result of the execution and delivery of this Agreement, including without limitation the giving of any notices that may be required in connection with the convertibility of Auxilium Convertible Notes.

(b) Prior to the Merger Effective Time, as contemplated by the Convertible Notes Indenture, each of Auxilium and Endo shall execute and deliver to the Convertible Notes Trustee a supplemental indenture (the “Merger Supplemental Indenture”), which will provide that, effective at the Merger Effective Time, each outstanding Auxilium Convertible Note shall no longer be convertible into Auxilium Shares and shall be convertible solely into the Weighted Average Merger Consideration and any other payments under this Agreement that the holders of such Auxilium Convertible Notes are entitled to receive pursuant to the Merger upon conversion in accordance with the Convertible Notes Indenture, and each shall deliver to the Convertible Notes Trustee (with copies to each Party hereto) any legal opinions, officers’ certificates or other documents or instruments required by the Convertible Notes Trustee in connection therewith.

(c) Prior to the Merger Effective Time, Auxilium shall take all actions required in accordance with the terms of the Convertible Notes Indenture to permit the Merger, including the delivery to the Convertible Notes Trustee of the legal opinion, officers’ certificates and any other documents or instruments required under the terms of the Convertible Notes Indenture in connection with the consummation of the Merger. Upon the request of Auxilium, Endo shall cooperate with Auxilium in good faith and use commercially reasonable efforts in connection with Auxilium’s compliance with this Section 5.9(c).

(d) Subsequent to the Merger Effective Time, Endo shall cause Auxilium to take all actions required by the terms of the Convertible Notes Indenture, as supplemented by the Merger Supplemental Indenture, as a result of the Merger and the other transactions contemplated by this Agreement, including, without limitation, those required as a result of the Merger constituting a “Fundamental Change” and/or a “Make-Whole Fundamental Change,” as such terms are defined in the Convertible Notes Indenture.

(e) Upon the request of Endo, Auxilium shall execute and deliver, or cause to be executed and delivered, at the Closing, any other supplemental indentures, legal opinions, officers certificates or other documents or instruments (in form and substance reasonably acceptable to Auxilium) required for the due assumption of Auxilium’s outstanding debt, guarantees, securities and other agreements, or the satisfaction and discharge thereof, in each case to the extent required by Irish or other applicable Law and/or the terms of such debt, guarantees, securities or other agreements.

(f) Upon the request of Endo, Auxilium shall cooperate with Endo in good faith and use commercially reasonable efforts to procure that (i) Endo accedes to the Convertible Notes Indenture as guarantor or co-obligor to Auxilium immediately prior to the Merger, effective as of the Merger Effective Time and (ii) each Auxilium Call Option and Auxilium Warrant issued and outstanding immediately prior to the Merger is terminated and cancelled as of the Merger Effective Time in accordance with the terms and conditions of such Auxilium Call Option or Auxilium Warrant, as applicable, it being understood that calculation and settlement of any amounts payable thereunder shall be subject to Endo’s prior review and reasonable approval.

5.10 Treatment of the Actient Warrants

Promptly following the execution and delivery of this Agreement, Auxilium shall take all actions required to ensure compliance with the obligations of Auxilium under the Actient Warrants in accordance with the terms thereof, including the giving of any notice required thereunder. Upon the reasonable request of Endo, Auxilium shall cooperate with Endo in good faith with respect to any communications with the holder of the Actient Warrants and shall use commercially reasonable efforts to ensure that the Actient Warrants outstanding immediately prior to the Merger Effective Time shall no longer be exercisable for Auxilium Shares and shall instead be exercisable solely for the Warrant Merger Consideration, including by exercising any applicable elections under the Actient Warrant.

5.11 Employee Matters

(a) For a period of twelve (12) months following the Merger Effective Time, Endo shall provide or shall cause the Surviving Company to provide, to all individuals who are employees of Auxilium and each Auxilium Subsidiary at the Merger Effective Time (the “Assumed Employees”) with (i) base salary or hourly wage (as applicable) no less favorable than the base salary and hourly wage (as applicable) to those in effect immediately prior to the Merger Effective Time, (ii) commission, cash annual bonus, equity-based and other long-term incentive compensation opportunities (as applicable) that are no less favorable in the aggregate to those of similarly situated employees of Endo or its Subsidiaries, (iii) terms and conditions of employment (other than those benefits covered by (i) and (ii)) that are no less favorable in the aggregate to those of similarly situated employees of Endo or its Subsidiaries, (iv) vacation and other paid time off policies that are no less favorable in the aggregate to those of similarly situated employees of Endo or its Subsidiaries, and (v) subject to the other terms of this Section 5.11, employee benefits (other than those benefits covered by (i), (ii), (iii) and (iv)), that are no less favorable in the aggregate to those of similarly situated employees of Endo or its Subsidiaries.

(b) Following the Merger Effective Time, each Assumed Employee shall receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for employment, compensation, and employee benefit plan purposes with Auxilium or any Auxilium Subsidiary prior to the Merger Effective Time. Each Assumed Employee shall also receive service credit for purposes of calculating the level of benefits with respect to severance, vacation, and other paid time off, and any other welfare-type benefits where length of service is a factor in calculating benefits. Endo shall use commercially reasonable efforts to provide Assumed Employees with full credit under Endo’s health and welfare plans applicable to each Assumed Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the

Closing, and for any lifetime maximums, as if there had been a single continuous employer. Subject to the approval of any insurance carrier or third party provider, Endo shall use commercially reasonable efforts to waive all limitations as to pre-existing conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Assumed Employees and their eligible dependents under any health and welfare plan that such employees may be eligible to participate in after the Closing Date.

(c) To the extent not yet paid, Endo shall pay, or cause the Surviving Company to pay, to all Assumed Employees any commissions due under the applicable Auxilium commission plans but not yet paid prior to the Closing Date. Except as otherwise provided on Section 5.11(c) of the Auxilium Disclosure Letter, such commissions shall be paid at target level, in an aggregate amount not to exceed the amount accrued for such commissions on the Auxilium Financial Statements or that would have been accrued (based on the accounting policies and methodology utilized by Auxilium and its Subsidiaries as of the Closing Date) as of immediately prior to the payment thereof.

(d) Auxilium intends to pay bonuses and other incentive compensation attributable to the 2014 calendar year (other than commissions as set forth in Section 5.11(c)) at target level not later than December 31, 2014. However, if any bonus or other incentive compensation attributable to the 2014 calendar year (other than commissions as set forth in Section 5.11(c)) is not paid to any Assumed Employee prior to the Closing Date, Endo shall pay, or cause the Surviving Company or the applicable Subsidiary thereof to pay, such bonus or other incentive compensation (other than commissions as set forth in Section 5.11(c)) to such Assumed Employee at target level, in an aggregate amount not to exceed the amount accrued for such bonuses on the Auxilium Financial Statements or that would have been accrued (based on the accounting policies and methodology utilized by Auxilium and its Subsidiaries as of the Closing Date) as of immediately prior to the payment thereof, which payment shall occur not later than March 15, 2015, regardless of whether the Assumed Employee is employed by the Surviving Company as of the payment date.

(e) Endo shall, or shall cause the Surviving Company to, maintain the Auxilium Pharmaceuticals, Inc. Severance Plan (“Auxilium Severance Plan”) for the benefit of the Assumed Employees for at least twelve (12) months following the Merger Effective Time. In the event that an Assumed Employee’s employment is terminated after the Merger Effective Time, the Assumed Employee shall be entitled to the severance benefits under the Auxilium Severance Plan or pursuant to the Endo severance guidelines, whichever provides the greatest severance benefits to the Assumed Employee; provided, however, that Endo shall, in its discretion, be permitted to pay, or shall cause the Surviving Company to pay, any such severance benefits due to an Assumed Employee under this Section 5.11(e) in a manner administratively consistent with its payment of benefits pursuant to the Endo severance guidelines, so long as doing so does not materially and adversely affect any such Assumed Employee. Notwithstanding the foregoing, any Assumed Employee terminated on the Closing Date shall only be entitled to receive severance benefits under the Auxilium Severance Plan and shall not be eligible for severance benefits pursuant to the Endo severance guidelines.

(f) Notwithstanding any of the foregoing to the contrary, no provision of this Agreement (including this Section 5.11) shall operate to (i) duplicate any benefit provided to any Assumed Employee, (ii) be construed as in any way modifying or amending the provisions of any Auxilium Plan or any employee benefit plan of Endo, (iii) subject to the express terms of this Section 5.11, require Endo to continue any Auxilium Plan or limit Endo from terminating or modifying any employee benefit plan that Endo may establish or maintain, (iv) confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns or (v) create any agreement of employment with any Person or to otherwise create any third party beneficiary hereto. Endo and its Subsidiaries, including the Surviving Company, reserve the right to terminate any Assumed Employee, subject to compliance with the terms set forth in this Section 5.11.

5.12 Insurance

From the date hereof until the Closing Date, Auxilium shall use commercially reasonable efforts to procure that any renewal of the current insurance policies and contracts of Auxilium and its Subsidiaries in effect on the date hereof shall permit cancellation thereof at any time without penalty, including by requesting its insurers to include such a provision in any such renewed policies and contracts. At Endo’s request, Auxilium shall reasonably cooperate with Endo in good faith and take such actions as Endo may reasonably request to purchase, at Endo’s cost and expense and effective as of the Closing, “tail” insurance coverage to the product liabilities insurance of Auxilium and its Subsidiaries, for the period specified by Endo and on such other terms and conditions as Endo may direct. Notwithstanding anything contained herein to the contrary, the binding or otherwise obtaining of any such “tail” insurance coverage shall not be a condition to Closing.

ARTICLE 6

ACQUISITION PROPOSALS

6.1 Auxilium Non-Solicitation

(a) Subject to Section 6.2, until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, Auxilium shall not, and Auxilium shall cause its Subsidiaries and direct each of its and their respective Representatives not to, directly or indirectly through any other Person:

(i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making of any proposal or offer with respect to an Auxilium Acquisition Proposal or potential Auxilium Acquisition Proposal;

(ii) participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise cooperate in any way with, or assist or participate in, knowingly encourage or otherwise knowingly facilitate, any effort or attempt by any other Person (other than Endo and its Affiliates) to make or complete an Auxilium Acquisition Proposal;

(iii) effect any Auxilium Change of Recommendation; or

(iv) accept or enter into, or publicly propose to accept or enter into, any Auxilium Acquisition Agreement.

(b) Auxilium shall, and shall cause its Subsidiaries and each of its and their respective Representatives to, immediately upon execution of this Agreement cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Endo and its Affiliates) conducted heretofore by Auxilium or its Subsidiaries, or any of its or their respective Representatives, with respect to any Auxilium Acquisition Proposal or which could reasonably be expected to lead to an Auxilium Acquisition Proposal and, in connection therewith, Auxilium will immediately discontinue access by any Person (other than Endo and its Affiliates) to any data room (virtual or otherwise) established by Auxilium or its Representatives for such purpose. Except to the extent that the Auxilium Board of Directors determines, after consultation with its outside legal counsel, that the failure to release the relevant third party would be reasonably likely to be inconsistent with the fiduciary duties of the Auxilium Board of Directors under applicable Law, Auxilium agrees not to release any third party (other than Endo and its Affiliates) from any “standstill” agreement to which it is a party (it being acknowledged and agreed that the automatic termination of any “standstill” or similar provision of any agreement as the result of the entering into and announcement of this Agreement pursuant to the express terms of any such agreement shall not itself be a violation of this Section 6.1(b)). Within ten (10) Business Days from the date hereof, Auxilium shall request the return or destruction of all confidential non-public information provided to any third parties who have entered into a confidentiality agreement with Auxilium since September 1, 2013 relating to any potential Auxilium Acquisition Proposal and shall use commercially reasonable efforts to ensure that such requests are honored in accordance with the terms of such confidentiality agreements.

(c) Auxilium shall promptly (and in any event within 24 hours of receipt) notify Endo, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting an Auxilium Acquisition Proposal, or which could reasonably be expected to lead to an Auxilium Acquisition Proposal, in each case, received on or after the date hereof, of which Auxilium, any of its Subsidiaries or any of their respective Representatives is or becomes aware, or any request received by Auxilium or any of its Subsidiaries or any of their respective Representatives for non-public information relating to Auxilium or any of its Subsidiaries in connection with a potential or actual Auxilium Acquisition Proposal or for access to the properties, books and records or a list of securityholders of Auxilium or any of its Subsidiaries in connection with a potential or actual Auxilium Acquisition Proposal. Such notice shall include the identity of the Person making such Auxilium Acquisition Proposal or proposal, inquiry, offer or request and a description of the material terms and conditions of such Auxilium Acquisition Proposal or proposal, inquiry, offer or request, including a copy of any written materials submitted to Auxilium, any of its Subsidiaries or their Representatives. Following the initial notification by Auxilium to Endo in respect of any Auxilium Acquisition Proposal (or proposal, inquiry, offer or request in respect thereof) pursuant to the terms of the immediately preceding sentence, Auxilium will keep Endo promptly and fully informed of the status, including any change to the material terms and conditions, of any such Auxilium Acquisition Proposal, proposal, inquiry, offer or request (for the avoidance of doubt, following such initial notification pursuant to the immediately preceding sentence, the terms of this sentence shall control in respect of such Auxilium Acquisition Proposal, proposal, inquiry, offer or request).

(d) Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, following receipt by Auxilium of any proposal, inquiry, offer or request (or any amendment thereto) that is not an Auxilium Acquisition Proposal but which Auxilium reasonably believes could lead to an Auxilium Acquisition Proposal, Auxilium may respond to the proponent to advise it that Auxilium can only enter into discussions or negotiations with a party in accordance with this Agreement.

(e) Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, if after the date hereof and before the receipt of the Auxilium Stockholder Approval, Auxilium or any of its Subsidiaries, or any of its or their respective Representatives, receives a written Auxilium Acquisition Proposal (including, an amendment, change or modification to an Auxilium Acquisition Proposal made prior to the date hereof) that was not solicited after the date hereof in contravention of this Section 6.1, Auxilium and its Representatives may:

(i) contact the Person making such Auxilium Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Auxilium Acquisition Proposal and the likelihood of its consummation, so as to determine whether such Auxilium Acquisition Proposal is, or could reasonably be expected to lead to, an Auxilium Superior Proposal; and

(ii) if the Auxilium Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Auxilium Acquisition Proposal is, or could reasonably be expected to lead to, an Auxilium Superior Proposal:

(A) furnish information with respect to Auxilium and its Subsidiaries to the Person making such Auxilium Acquisition Proposal and its Representatives; provided that (I) Auxilium first enters into a confidentiality agreement with such Person that is no less favorable (including with respect to any “standstill” and similar provisions) to Auxilium than the Non-Disclosure Agreement, and sends a copy of such agreement to Endo promptly following its execution and (II) Auxilium contemporaneously provides to Endo any non-public information concerning Auxilium and its Subsidiaries that is provided to such Person which was not previously provided to Auxilium or its Representatives; and

(B) engage in discussions and negotiations with respect to an Auxilium Acquisition Proposal with the Person making such Auxilium Acquisition Proposal and its Representatives.

6.2 Auxilium Change of Recommendation; Endo Right to Match

(a) Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, the Auxilium Board of Directors may, at any time after the date of this Agreement and prior to the receipt of the Auxilium

Stockholder Approval, (1) effect an Auxilium Change of Recommendation due to the occurrence of an Auxilium Intervening Event, or (2) following receipt of a bona fide, unsolicited, written Auxilium Acquisition Proposal that the Auxilium Board of Directors determines in good faith, after consultation with Auxilium’s outside legal and financial advisors, is an Auxilium Superior Proposal, (A) effect an Auxilium Change of Recommendation, and/or (B) accept, approve or enter into any Auxilium Acquisition Agreement, in each case with respect to clauses (1) and (2), if and only if:

(i) with respect to Section 6.2(a)(2) above, such Auxilium Acquisition Proposal did not result from a breach of Section 6.1 and Auxilium has complied with the other terms of this Section 6.2;

(ii) the Auxilium Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take the action specified in Section 6.2(a)(1) or Section 6.2(a)(2), as applicable, would be reasonably likely to be inconsistent with its fiduciary duties to the Auxilium Stockholders under applicable Laws;

(iii) Auxilium has (A) delivered an Auxilium Change of Recommendation Notice to Endo and (B) in the case of Section 6.2(a)(2), provided Endo with a copy of the document(s) containing such Auxilium Acquisition Proposal;

(iv) a period of at least five full Business Days (such five (5) Business Day period, the “Right to Match Period”) shall have elapsed from (A) in the case of an Auxilium Change of Recommendation Notice delivered pursuant to Section 6.2(a)(1), the date on which Endo received such Auxilium Change of Recommendation Notice and (B) in the case of an Auxilium Change of Recommendation Notice delivered pursuant to Section 6.2(a)(2), the later of the date on which Endo received such Auxilium Change of Recommendation Notice and the date on which Endo received a copy of the documents referred to in Section 6.2(a)(iii)(B), it being understood that the Right to Match Period shall expire at 11:59 p.m. (New York City time) at the end of the fifth (5th) full Business Day following the date or later date, as applicable, specified in the immediately preceding clauses (A) or (B), as applicable; provided that the Right to Match Period shall be subject to Section 6.2(d);

(v) if Endo has offered to amend the terms of this Agreement and the Merger during the Right to Match Period pursuant to Section 6.2(b), the Auxilium Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that (A) in the case of an Auxilium Change of Recommendation Notice delivered pursuant to Section 6.2(a)(1), in view of the Auxilium Intervening Event when assessed against this Agreement and the Merger as they are proposed to be amended as at the termination of the Right to Match Period and, after consultation with its outside legal counsel, the failure to take the action specified in Section 6.2(a)(1) would be reasonably likely to be inconsistent with the fiduciary duties of the Auxilium Board of Directors under applicable Laws and (B) in the case of an Auxilium Change of Recommendation Notice delivered pursuant to Section 6.2(a)(2), the Auxilium Acquisition Proposal described therein continues to be an Auxilium Superior Proposal when assessed against this Agreement and the Merger as they are proposed to be amended as at the termination of the Right to Match Period and, after consultation with its outside legal counsel, that the failure to take the action specified in Section 6.2(a)(2) would be reasonably likely to be inconsistent with the fiduciary duties of the Auxilium Board of Directors under applicable Laws; and

(vi) solely in the case of the taking of the actions referred to in Section 6.2(a)(2), Auxilium has previously or concurrently will have terminated this Agreement pursuant to and in accordance with Section 7.1(c)(i).

(b) During the Right to Match Period, Endo will have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Merger. Auxilium agrees that, if requested by Endo, it will negotiate with Endo in good faith to make such amendments to the terms of this Agreement and the Merger as would enable Auxilium to not take the actions referred to in Section 6.2(a) and to therefore proceed with the transactions contemplated hereby on such amended terms. The Auxilium Board of Directors will review in good faith any such offer made by Endo to amend the terms of this Agreement and the Merger in order to determine, in consultation with its financial advisors and outside legal counsel, whether such offer to amend the terms of this

Agreement and the Merger would, if accepted, (i) obviate the need to effect an Auxilium Change of Recommendation pursuant to Section 6.2(a)(1), or (ii) result in the applicable Auxilium Acquisition Proposal ceasing to be an Auxilium Superior Proposal when assessed against this Agreement and the Merger as they are proposed to be amended as at the termination of the Right to Match Period. If the Auxilium Board of Directors so determines, Auxilium will forthwith so advise Endo and will promptly thereafter accept the offer by Endo to amend the terms of this Agreement and the Merger, and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing. If the Auxilium Board of Directors continues to believe, in good faith and after consultation with financial advisors and outside legal counsel, that (A) it is required to effect an Auxilium Change of Recommendation pursuant to Section 6.1(a)(1) or (B) such Auxilium Acquisition Proposal remains an Auxilium Superior Proposal and, in each case, therefore rejects Endo’s amended proposal, Auxilium may take the actions referred to in Section 6.1(a), subject to compliance with the terms set forth in this Section 6.2, as applicable, and Section 7.1(c)(i).

(c) The Auxilium Board of Directors shall reaffirm the Auxilium Recommendation by news release as soon as reasonably practicable after (i) the Auxilium Board of Directors determines that an Auxilium Acquisition Proposal which has been publicly announced or made is not an Auxilium Superior Proposal; or (ii) the Auxilium Board of Directors determines that an Auxilium Acquisition Proposal which previously constituted an Auxilium Superior Proposal would cease to be an Auxilium Superior Proposal when assessed against this Agreement and the Merger as they are proposed to be amended as at the termination of the Right to Match Period. Endo shall be given a reasonable opportunity to review and comment on the form and content of any such news release. Such news release shall state that the Auxilium Board of Directors has determined that the applicable Auxilium Acquisition Proposal is not an Auxilium Superior Proposal.

(d) Each successive amendment, change or modification to any Auxilium Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Auxilium Stockholders or other amendment, change or modification to any other material terms and conditions thereof shall constitute a new Auxilium Acquisition Proposal for the purposes of this Section 6.2 and shall require the delivery of a new Auxilium Change of Recommendation Notice and result in the commencement of a new Right to Match Period from the date specified in Section 6.2(a)(iv) with respect to such new Auxilium Acquisition Proposal; provided that each such new Right to Match Period will be three (3) Business Days in length.

(e) If Auxilium provides Endo with an Auxilium Change of Recommendation Notice on a date that is less than five (5) Business Days prior to the Auxilium Meeting, Auxilium shall adjourn the Auxilium Meeting to a date that is not later than the tenth (10th) Business Day following the first day of the Right to Match Period.

(f) Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit Auxilium or the Auxilium Board of Directors from:

(i) (A) disclosing to the Auxilium Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (B) making any disclosure to the Auxilium Stockholders, if the Auxilium Board of Directors has reasonably determined in good faith, after consultation with Auxilium’s outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the Auxilium Stockholders under applicable Law; provided that this Section 6.2(f)(i) shall not permit the Auxilium Board of Directors to make a Auxilium Change of Recommendation, except to the extent permitted by this Section 6.2 (other than Section 6.2(f)(i)); or

(ii) calling and/or holding a meeting of the Auxilium Stockholders requisitioned by the Auxilium Stockholders in accordance with the DGCL or taking any other action with respect to an Auxilium Acquisition Proposal to the extent ordered or otherwise mandated by a court of competent jurisdiction in accordance with applicable Laws; provided that, subject to the other terms set forth in this Section 6.2, any proxy statement or other document required in connection with such meeting recommends that the Auxilium Stockholders vote against any proposed resolution in favor of or necessary to complete such Auxilium Acquisition Proposal.

(g) Auxilium shall ensure that each of its Subsidiaries, and each of its and their respective Representatives, is aware of the provisions of Section 6.1 and this Section 6.2 and Auxilium shall be responsible for any breach of Section 6.1 or this Section 6.2 by such Persons.

ARTICLE 7

TERMINATION

7.1 Termination

(a) This Agreement may be terminated at any time prior to the Closing by mutual written consent of Endo and Auxilium.

(b) This Agreement may be terminated by either Endo or Auxilium at any time prior to the Closing:

(i) if the Closing does not occur on or before the Outside Date, except that, if, as of the twentieth (20th) Business Day preceding the Outside Date (without any extension thereto), the condition set forth in Section 8.1(d) has not been satisfied or waived, Endo or Auxilium may by written notice to the other Parties extend the Outside Date to July 8, 2015; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party if the failure of that Party or its Affiliate to fulfill any of its obligations or breach of any of its agreements or covenants under this Agreement has been a principal cause of, or resulted in, the failure of the Closing to occur by the Outside Date;

(ii) if the Auxilium Stockholder Approval is not obtained at the Auxilium Meeting or any adjournment or postponement thereof; or

(iii) there shall be passed any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action enjoining or otherwise prohibiting the Merger, and such Order or other action is or shall have become final and non-appealable.

(c) This Agreement may be terminated by Auxilium at any time prior to the Closing if:

(i) subject to Auxilium complying with the terms of Sections 6.1 and 6.2 and paying the Auxilium Termination Fee to Endo in accordance with Section 7.2, to concurrently enter into an Auxilium Acquisition Agreement that constitutes an Auxilium Superior Proposal;

(ii) Endo breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 8.3 not to be satisfied and which breach is not cured on or prior to (or by its nature or timing cannot be cured by) the earlier of (A) thirty (30) days following the delivery of written notice to Endo from Auxilium of such breach and (B) three (3) Business Days prior to the Outside Date; provided, however, that, if Endo does not effect the Closing when required pursuant to the terms set forth in Section 2.2, the cure period referred to in the immediately preceding clause (A) shall be three (3) Business Days and not thirty (30) days as referred to therein;

(iii) Endo shall have failed to confirm in writing, on or prior to the earlier of (A) twenty (20) Business Days following receipt of a written request therefor from Auxilium and (B) three (3) Business Days prior to the Outside Date, that Endo has no right to terminate this Agreement pursuant to Section 7.1(d)(iv); or

(iv) a Material Adverse Effect on Endo shall have occurred since the date of this Agreement.

(d) This Agreement may be terminated by Endo at any time prior to the Closing if:

(i) Auxilium shall have effected an Auxilium Change of Recommendation;

(ii) Auxilium materially breaches any of the provisions of Sections 6.1 or Section 6.2;

(iii) Auxilium breaches any of its representations, warranties, covenants or agreements contained in this Agreement (other than as provided in Section 7.1(d)(ii)), which breach would cause any of the conditions set forth in Section 8.2 not to be satisfied and which breach is not cured on or prior to (or by its nature or timing cannot be cured by) the earlier of (A) thirty (30) days following the delivery of written notice to Auxilium from Endo of such breach and (B) three (3) Business Days prior to the Outside Date; provided, however, that, if Auxilium does not effect the Closing when required pursuant to the terms set forth in Section 2.2, then the cure period referred to in the immediately preceding clause (A) shall be three (3) Business Days and not thirty (30) days as referred to therein;

(iv) subject to Endo paying the Endo Termination Fee to Auxilium in accordance with Section 7.2, there shall have occurred, after the date of this Agreement but on or before the Closing Date, a change in applicable U.S. federal Tax Law (whether or not such change in Law is yet effective), or official interpretation thereof as set forth in published guidance by the U.S. Treasury Department or the IRS (other than News Releases) (whether or not such change in official interpretation is yet effective), or the passing of a bill that would implement such a change by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bills has not yet elapsed, in any such case, that, as a result of consummating the transactions contemplated by this Agreement once effective, in the opinion of nationally recognized U.S. tax counsel, would have a Material Adverse Effect on Endo pursuant to clause (i) of the definition of “Material Adverse Effect” (without regard to the exclusion in clause (f) of the definition of “Material Adverse Effect”); or

(v) a Material Adverse Effect on Auxilium shall have occurred since the date of this Agreement.

7.2 Termination Fee

(a) If an Auxilium Termination Fee Event occurs, Auxilium shall pay to Endo a termination fee of $70,000,000 (the “Auxilium Termination Fee”) by wire transfer in immediately available funds to an account specified by Endo. If an Endo Termination Fee Event occurs, Endo shall pay to Auxilium a termination fee of $150,000,000 (the “Endo Termination Fee”) by wire transfer in immediately available funds to an account specified by Auxilium. The Auxilium Termination Fee shall be payable at the time specified in Section 7.2(b). The Endo Termination Fee shall be payable at the time specified in Section 7.2(c).

(b) “Auxilium Termination Fee Event” means:

(i) the termination of this Agreement by Auxilium pursuant to Section 7.1(c)(i), in which case the Auxilium Termination Fee shall be paid by Auxilium concurrent with the Auxilium Termination Fee Event;

(ii) the termination of this Agreement by Endo pursuant to Section 7.1(d)(i), in which case the Auxilium Termination Fee shall be paid by Auxilium within two (2) Business Days of the Auxilium Termination Fee Event; or

(iii) the termination of this Agreement by either Endo or Auxilium pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) or by Endo pursuant to Section 7.1(d)(ii), if, in any of the foregoing cases, (x) prior to such termination, an Auxilium Acquisition Proposal shall have been made public or proposed publicly to Auxilium or Auxilium Stockholders and has not been publicly withdrawn prior to the Auxilium Meeting and (y) within twelve (12) months following such termination, Auxilium or one or more of Auxilium’s Subsidiaries shall have executed an Auxilium Acquisition Agreement and the transactions thereby are subsequently consummated or consummated any transaction in respect of such Auxilium Acquisition Proposal, in which cases the Auxilium Termination Fee shall be paid by Auxilium on the date of consummation of such transaction; provided that, for purposes of this Section 7.2(b)(iii), the term “Auxilium Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that all references to “20%” therein shall be deemed to be references to “50%.”

(c) “Endo Termination Fee Event” means the termination of this Agreement by Endo pursuant to Section 7.1(d)(iv) or by Auxilium pursuant to Section 7.1(c)(iii), in which case the Endo Termination Fee shall be paid by Endo concurrent with the Endo Termination Fee Event (in the case of termination by Endo) or within two (2) Business Days of the Auxilium Termination Fee Event (in the case of termination by Auxilium).

(d) Each Party acknowledges that the payment of the Termination Fee pursuant to this Section 7.2 represents a payment of liquidated damages which are a genuine pre-estimate of the damages which Endo or Auxilium, as applicable, will suffer or incur as a result of the event giving rise to such payment and are not penalties. Auxilium and Endo irrevocably waive any right that it may have to raise as a defense that any such liquidated damages are excessive or punitive. The Parties agree that the payment of the Termination Fee pursuant to this Section 7.2 in the manner provided herein is the sole and exclusive remedy of Endo or Auxilium, as applicable, in respect of the event giving rise to such payment; provided, however, that nothing contained in this Section 7.2, and no payment of the Termination Fee, shall relieve or have the effect of relieving a Party in any way from liability for damages incurred or suffered by the other Party as a result of an intentional or willful breach of this Agreement.

(e) Notwithstanding any other provision in this Agreement, in no event shall either Party be required to pay the Termination Fee more than once.

7.3 Effect of Termination

The Party desiring to terminate this Agreement pursuant to this Article 7 (other than pursuant to Section 7.1(a)) shall deliver written notice of such termination to each other Party. If this Agreement is terminated pursuant to and in accordance with this Article 7 (including payment of the Termination Fee, if applicable), it will become void and of no further force and effect, with no liability on the part of any Party to any other Party, except that (a) nothing shall relieve any Party of any liability or obligations arising from any intentional or willful breach by any Party of any of its covenants and agreements contained in this Agreement, and (b) the terms set forth in last paragraph of Section 5.1(b), Section 7.2, this Section 7.3 and Article 9 (and any related definitions contained in any such Sections or Article), as well as the Non-Disclosure Agreement, shall survive any termination of this Agreement.

ARTICLE 8

CONDITIONS PRECEDENT

8.1 Mutual Conditions Precedent

The respective obligations of the Parties to complete the Merger are subject to the satisfaction, or mutual waiver by Auxilium and Endo, on or before the Closing Date, of each of the following conditions, each of which is for the mutual benefit of the Parties and which may be waived, in whole or in part, by Auxilium and Endo at any time:

(a) the Auxilium Stockholder Approval shall have been obtained at the Auxilium Meeting in accordance with applicable Laws;

(b) the Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect (and, if required by Irish Prospectus Law or other applicable Laws, an Irish Prospectus shall have been approved by the CBI and made available to the public in accordance therewith);

(c) the Endo Shares to be issued as Merger Consideration shall have been approved for listing on NASDAQ, subject only to official notice of issuance;

(d) the Required Regulatory Approvals shall have been obtained or concluded and shall be in full force and effect and any waiting or suspensory periods related to the Required Regulatory Approvals shall have expired or been terminated, in each case, without the imposition of any Restraint;

(e) (i) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any of the other transactions contemplated in this Agreement and (ii) no Governmental Authority shall have instituted any Proceeding (which remains outstanding at what would otherwise be the Closing Date) before any Governmental Authority of competent jurisdiction seeking to enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement.

8.2 Additional Conditions Precedent to the Obligations of Endo

The obligation of Endo to complete the Merger shall be subject to the satisfaction, or waiver by Endo, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of Endo and which may be waived by Endo at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Endo may have:

(a) Auxilium shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(b) (i) the representations and warranties of Auxilium in the first, second, fourth, fifth, sixth and seventh sentences of Section 3.1(e) shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which are de minimis in the aggregate; (ii) the representations and warranties of Auxilium in Sections 3.1(a), 3.1(b), the first sentence of 3.1(v), 3.1(y), 3.1(z) and 3.1(aa) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date); and (iii) the representations and warranties of Auxilium set forth in Section 3.1 (other than those referenced in clause (i) or (ii) above) shall be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Auxilium;

(c) since the date of this Agreement, no Material Adverse Effect with respect to Auxilium shall have occurred and be continuing; and

(d) Endo shall have received a certificate of Auxilium signed by a senior officer of Auxilium for and on behalf of Auxilium and dated the Closing Date certifying that the conditions set out in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

8.3 Additional Conditions Precedent to the Obligations of Auxilium

The obligation of Auxilium to complete the Merger shall be subject to the satisfaction, or waiver by Auxilium, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of Auxilium and which may be waived by Auxilium at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Auxilium may have:

(a) Endo shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing Date;

(b) (i) the representations and warranties of Endo in the first and third sentences of Section 3.2(e) shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which are de minimis in the aggregate; (ii) the representations and warranties of Endo set forth in Sections 3.2(a), 3.2(b), 3.2(p) and 3.2(s) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as if made on such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date); and (iii) the representations and warranties of Endo set forth in Section 3.2 (other than those referenced in clause (i) and (ii) above) shall be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Endo;

(c) since the date of this Agreement, no Material Adverse Effect with respect to Endo shall have occurred and be continuing; and

(d) Auxilium shall have received a certificate of Endo signed by a senior officer of Endo for and on behalf of Endo and dated the Closing Date certifying that the conditions set out in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

8.4 Notice Provisions

Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Merger Effective Time, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a) cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate between the date hereof and the Merger Effective Time such that the condition set forth in Section 8.2(b) or Section 8.3(b) would fail to be satisfied; or

(b) result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party hereunder prior to the Merger Effective Time such that the condition set forth in Section 8.2(a) or Section 8.3(a) would fail to be satisfied.

ARTICLE 9

GENERAL

9.1 Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by facsimile or electronic transmission, addressed to the recipient as follows:

(a) if to Auxilium:

Auxilium Pharmaceuticals, Inc.

640 Lee Road

Chesterbrook, PA 19087

Attention:	Andrew I. Koven
Facsimile No.:	(484) 321-5996
E-mail:	akoven@auxilium.com

with a copy (which will not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:	Russell L. Leaf
Adam M. Turteltaub
Facsimile No.:	(212) 728-8111
E-mail:	rleaf@willkie.com
aturteltaub@willkie.com

(b) if to any Endo Party:

Endo International plc

33 Fitzwilliam Square

Dublin 2 Ireland

Avalon Merger Sub Inc.

1400 Atwater Drive

Malvern, PA 19355

Attention:	Caroline B. Manogue
Facsimile No.:	(610) 884-7159
E-mail:	manogue.caroline@endo.com

with copies (which will not constitute notice) to:

Sullivan & Cromwell LLP

1888 Century Park East, 21st Floor

Los Angeles, CA 90067

Attention:	Alison S. Ressler
Keith Pagnani
Facsimile No.:	(310) 712-8800
E-mail:	resslera@sullcrom.com
pagnanik@sullcrom.com

or to such other street address, individual or electronic communication number or address as may be designated by written notice given by either Party to the other in any manner stated in this Section 9.1. Any demand, notice or other communication or facsimile, given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

9.2 Expenses

Except as otherwise specified herein and except in respect of any filing fees associated with any filings made pursuant to Relevant Laws, which fees shall be split evenly between Auxilium and Endo, each Party will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred, and will indemnify and save harmless the others from and against any claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions hereunder.

9.3 No Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.

9.4 Benefit of Agreement

Subject to Section 9.8, this Agreement will inure solely to the benefit of and be binding upon each Party hereto.

9.5 Public Announcements

(a) Auxilium and Endo shall each publicly announce the Merger promptly following the execution of this Agreement, the text and timing of each Party’s announcement to be approved by the other Party in advance, acting reasonably.

(b) No Party shall issue any press release or otherwise make any written public statement with respect to the Merger or this Agreement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Auxilium shall not make any filing with any Governmental Authority with respect to the transactions contemplated by this Agreement without prior consultation with Endo, and Endo shall not make any filing with any Governmental Authority with respect to the transactions contemplated by this Agreement without prior consultation with Auxilium.

The provisions of Section 9.5(b) and Section 9.5(c) shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making the disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing) and, if such prior notice is not possible, to give notice immediately following the making of any such disclosure or filing. Notwithstanding anything contained herein to the contrary, except as otherwise expressly required pursuant to this Agreement (other than this Section 9.5), neither Endo nor Auxilium shall have any obligation to obtain the consent of or consult with the other Party prior to any press release, public statement, disclosure or filing with regard to any Auxilium Acquisition Proposal or Auxilium Change of Recommendation or in connection with any dispute (including initiation of litigation or similar proceedings) between the Parties.

9.6 Governing Law; Attornment; Service of Process; Waiver of Jury

(a) This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, in any federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each Party hereby agrees that any service of process, summons, notice or document by registered mail addressed to such Person at its address set forth in Section 9.1 shall be effective service of process for any suit, action or proceeding relating to any dispute arising out of this Agreement or the transactions contemplated by this Agreement.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR

OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY SUIT, ACTION, OR OTHER PROCEEDING AGAINST OR INVOLVING ANY FINANCING SOURCE, INCLUDING THEIR RESPECTIVE SUCCESSORS AND PERMITTED ASSIGNS, EACH OF WHICH IS HEREBY INTENDED TO BE AN EXPRESS THIRD PARTY BENEFICIARY OF THIS SECTION 9.6(C), ARISING OUT OF THIS AGREEMENT OR THE FINANCING COMMITMENT LETTER).

(d) Notwithstanding anything in this Section 9.6 to the contrary, and without limiting anything set forth in Section 9.14, each of the Parties agrees that it will not bring or support (and it will not support any of its Affiliates to bring or support) any claim, suit, action or other proceeding (whether at law, in equity, in contract, in tort or otherwise) against or involving any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including any related financing), including any dispute arising out of or relating in any way to the Financing Commitment Letter or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof). The Parties further agree that all of the provisions of this Section 9.6 relating to waiver of jury trial shall apply to any suit, action or other proceeding referenced in this Section 9.6(d), including any such Financing Source’s respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of this Section 9.6(d).

9.7 Entire Agreement

This Agreement, together with the Non-Disclosure Agreement, and any documents delivered hereunder, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties, with respect to the subject matter thereof.

9.8 Third Party Beneficiaries

Except as provided in Sections 5.1, 5.5 and as provided for the Financing Sources pursuant to this Section 9.8, Sections 9.6(a), 9.6(c), 9.6(d), 9.9 and 9.14 (who are intended third party beneficiaries thereunder and are intended to be the only third party beneficiaries thereunder), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.9 Amendment

This Agreement may, at any time and from time to time but not later than the Closing, be amended by written agreement of the Parties hereto without, subject to applicable Laws, further notice to or authorization on the part of the Auxilium Stockholders; provided, however, that the provisions of Sections 9.6(a), 9.6(c), 9.6(d), 9.8, 9.9 and 9.14 shall not be amended, modified or waived (with respect to the rights of the Financing Sources) without the respective Financing Source’s prior written consent.

9.10 Waiver and Modifications

Any Party may (a) waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Parties, (c) waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Parties hereto or (d) waive the fulfillment of any condition to its own obligations contained herein. No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless made in writing and signed by the Party or Parties purporting to give the same and, unless otherwise provided, will be limited to the specific breach or condition waived. The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at Law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled. No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

9.11 Severability

Upon such determination that any provision is illegal, invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

9.12 Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Closing, reasonably require to effectively carry out or perfect the full intent and meaning of this Agreement.

9.13 Injunctive Relief

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at Law or otherwise. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and this right shall include the right of the parties to cause the transactions contemplated by this Agreement to be consummated on the terms set forth in this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity or pursuant to this Agreement. Each of the parties hereto hereby waives any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate.

(b) Notwithstanding the parties’ rights to specific performance or injunctive relief or both pursuant to Section 9.13(a), each party may pursue any other remedy available to it at Law or in equity, including monetary damages; provided that it is understood and agreed that claims for monetary damages following termination of this Agreement shall be limited to those arising from or relating to any intentional or willful breach of this Agreement prior to such termination.

9.14 No Recourse

Without limiting any other provision in this Agreement, this Agreement may be enforced only against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Parties hereto, and no Financing Source shall have any liability for any obligations or liabilities of the Parties hereto or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. In no event shall Auxilium or any of its Affiliates, and Auxilium agrees not to and to cause its Affiliates not to, (a) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source or (b) seek to enforce the commitments against, make any claims for breach of the Financing Commitment Letter commitments against, or seek to recover monetary damages from, or otherwise sue, the Financing Sources for any reason, including in connection with the Financing Commitment Letter commitments or the obligations of Financing Sources thereunder. Nothing in this Section 9.14 shall in any way limit or qualify the obligations and liabilities of the parties to the Financing Commitment Letter to each other or in connection therewith.

9.15 Counterparts

This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by personal delivery, facsimile, electronic transmission or otherwise).

9.16 Endo Guarantee

Endo hereby irrevocably and unconditionally guarantees to Auxilium the due and punctual payment and performance by each other Endo Party of all of such other Endo Party’s covenants, obligations and agreements set forth in this Agreement. Endo acknowledges and agrees that the guarantee being granted by it pursuant to the terms hereof constitutes a guaranty of performance and of payment when due of all of the covenants, obligations and agreements of the other Endo Parties set forth in this Agreement and not just of collection, and waives any right to require that any resort be had by Auxilium to enforce any of such covenants, obligations or agreements against any other Endo Party. Without limiting the foregoing, Endo shall cause the other Endo Parties to perform all of their covenants, obligations and agreements set forth in this Agreement.

[The remainder of this page is left intentionally blank—Signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ Adrian Adams
Authorized Signatory
	Name:	Adrian Adams
	Title:	CEO and President

ENDO INTERNATIONAL PLC

By:	/s/ Rajiv De Silva
Authorized Signatory
	Name:	Rajiv De Silva
	Title:	CEO

ENDO U.S. INC.

By:	/s/ Deanna Voss
Authorized Signatory
	Name:	Deanna Voss
	Title:	Secretary

AVALON MERGER SUB INC.

By:	/s/ Rajiv De Silva
Authorized Signatory
	Name:	Rajiv De Silva
	Title:	CEO

Annex B

October 8, 2014

Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005

Board of Directors

Auxilium Pharmaceuticals, Inc.

640 Lee Road

Chesterbrook, PA 19087

Lady and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Auxilium Pharmaceuticals, Inc. (“Auxilium”) in connection with the Agreement and Plan of Merger, dated as of October 8, 2014 (the “Merger Agreement”), among Auxilium, Endo International plc (“Endo”), Endo U.S. Inc., and Avalon Merger Sub Inc. (“AcquireCo”) which provides, among other things, for the merger of AcquireCo with and into Auxilium, as a result of which Auxilium will become a wholly owned subsidiary of Endo (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.01 per share (the “Auxilium Common Stock”), of Auxilium, other than dissenting shares, shares owned directly or indirectly by Endo, AcquireCo, Auxilium and their direct or indirect wholly owned subsidiaries and Restricted Auxilium Shares (as defined in the Merger Agreement), will be converted into the right to receive, at the election of the holder thereof and subject to certain limitations and proration procedures set forth in the Merger Agreement (as to which we express no view or opinion) the following consideration (collectively, the “Merger Consideration”): (I) $16.625 in cash without interest (the “Standard Cash Amount”) and 0.2440 ordinary shares (the “Endo Ordinary Shares”) of $0.0001 each of Endo (the “Standard Stock Consideration” and, together with the Standard Cash Consideration, the “Standard Election Consideration”); (II) $33.25 in cash without interest (the “Cash Election Consideration”); or (III) 0.4880 Endo Ordinary Shares (the “Stock Election Consideration”).

You have requested our opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Auxilium Common Stock (excluding Endo and its affiliates). We express no opinion with respect to the consideration to be received by holders of Restricted Auxilium Shares in the Transaction.

In connection with our role as financial advisor to Auxilium, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning Auxilium and Endo. We also reviewed certain internal analyses, financial forecasts and other information relating to Auxilium and the combined company prepared by management of Auxilium, and certain internal analyses, financial forecasts and other information relating to Endo and the combined company prepared by management of Endo and approved for our use by Auxilium. We have also held discussions with certain senior officers and other representatives and advisors of Auxilium regarding the businesses and prospects of Auxilium and the combined company and with certain senior officers of Endo regarding the businesses and prospects of Endo and the combined company. In addition, we have (i) reviewed the reported prices and trading activity for the Auxilium Common Stock and Endo Ordinary Shares, (ii) compared certain financial and stock market information for Auxilium and Endo with, to the extent publicly available, similar information for certain other companies we considered

B-1

Chairman of the Supervisory Board: Paul Achleitner

Management Board: Jürgen Fitschen (Co-Chairman), Anshuman Jain (Co-Chairman), Stephan Leithner, Stuart Lewis, Stefan Krause, Rainer Neske, Henry Ritchotte

Deutsche Bank Aktiengesellschaft domiciled in Frankfurt am Main; HRB No30 000, Frankfurt am Main, local Court; VAT ID No DE114103379; www.db.com

Board of Directors

Auxilium Pharmaceuticals, Inc.

October 8, 2014

relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning Auxilium, Endo or the combined company, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Auxilium, Endo or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of Auxilium, Endo or the combined company (or the impact of the Transaction thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies, revenue effects, financial synergies and other strategic benefits projected by management of Endo and Auxilium to be achieved as a result of the Transaction (collectively, the “Synergies”), made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Auxilium and Endo, respectively, as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections, including, without limitation, the Synergies, or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by Auxilium and its other advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of

Auxilium in connection with and for the purpose of its evaluation of the Transaction. This opinion is

Board of Directors

Auxilium Pharmaceuticals, Inc.

October 8, 2014

limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Auxilium Common Stock (excluding Endo and its affiliates) as of the date hereof. This opinion does not address any other terms of the Transaction or the Merger Agreement. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Auxilium, nor does it address the fairness of the contemplated benefits of the Transaction. This opinion does not address the allocation of the Merger Consideration among the holders of the Auxilium Common Stock who receive the Standard Election Consideration, the Cash Election Consideration or the Stock Election Consideration or any combination thereof or the relative fairness of the Standard Election Consideration, the Cash Election Consideration or the Stock Election Consideration. We express no opinion as to the merits of the underlying decision by Auxilium to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies, including any potential transaction with QLT Inc. (“QLT”). Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of Auxilium Common Stock should vote with respect to the Transaction or any other matter, including whether any such holder should elect to receive the Standard Election Consideration, the Cash Election Consideration, or the Stock Election Consideration. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the transaction, or any class of such persons, in connection with the Transaction whether relative to the Merger Consideration or otherwise. This opinion does not in any manner address what the value of the Endo Ordinary Shares actually will be when issued pursuant to the Transaction or the prices at which the Auxilium Common Stock, the Endo Ordinary Shares or any other securities will trade following the announcement or consummation of the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to Auxilium in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Transaction. Auxilium has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Endo or its affiliates for which they have received, and in the future may receive, compensation, including having acted as a solicitation agent in connection with a consent solicitation by an affiliate of Endo with respect to its 7% Senior Notes due 2019, 7.00% Senior Notes due 2020 and 7  1⁄4% Senior Notes due 2022 in November 2013, as financial advisor to an affiliate of Endo in the divestiture of its HealthTronics division in February 2014, as financial advisor to an affiliate of Endo with respect to Endo’s acquisition of Paladin Labs Inc. in February 2014 (the “Paladin Transaction”), as joint bookrunner with respect to an offering of 5.75% Senior Notes due 2022 (aggregate principal amount of $700 million) by an affiliate of Endo in connection with the Paladin Transaction, as joint arranger with respect to a $1.1 billion term loan A facility, a $425 million term loan B Facility and a $750 million revolving credit facility established in

Board of Directors

Auxilium Pharmaceuticals, Inc.

October 8, 2014

connection with the Paladin Transaction, and as joint dealer manager with respect to exchange offers by an affiliate of Endo for $500 million of 7% Senior Notes due 2019, $400 million of 7% Senior Notes due 2020 and $400 million of 7.25% Senior Notes due 2022 in connection with the Paladin Transaction. A member of the DB group is also counterparty to a convertible note hedge transaction with an affiliate of Endo (the terms of which are described in a Current Report on Form 8-K filed by Endo Pharmaceuticals Holdings Inc. on April 15, 2008) in connection with such affiliate’s offering of 1.75% Convertible Senior Subordinated Notes due 2015 in April 2008 and pursuant to which a member of the DB Group received warrants issued by such affiliate (which hedge transaction and warrants are expected to remain in place following the Transaction, subject to customary adjustments).

In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Auxilium or its affiliates for which they have received, and in the future may receive, compensation, including acting as one of several counterparties to a convertible note hedge transaction (the “Hedge Transaction”) with Auxilium (the terms of which are described in a Current Report on Form 8-K filed by Auxilium on January 29, 2013) in connection with Auxilium’s offering of 1.50% Convertible Senior Notes due 2018 in January 2013 and pursuant to which a member of the DB Group received warrants (“Warrants”) issued by Auxilium, and as financial advisor (and potential backstop financing provider) to Auxilium in connection with its potential business combination with QLT in June 2014. It is expected that the Hedge Transaction will be exercised, and the Warrants will terminate, in each case in accordance with their terms, in connection with the Transaction.

The DB Group may also provide investment and commercial banking services to Endo, Auxilium and their respective affiliates in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Endo, Auxilium and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of outstanding shares of Auxilium Common Stock (excluding Endo and its affiliates). We express no opinion with respect to the consideration to be received by holders of Restricted Auxilium Shares in the Transaction.

Very truly yours,

/s/ Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.

Annex C

[Morgan Stanley & Co. LLC Letterhead]

October 9, 2014

Board of Directors

Auxilium Pharmaceuticals, Inc.

640 Lee Road

Chesterbrook, PA 19087

Members of the Board:

We understand that Auxilium Pharmaceuticals, Inc. (the “Company”), Endo International plc (the “Buyer”), Endo U.S. Inc., a wholly owned subsidiary of the Buyer (“HoldCo”) and Avalon Merger Sub Inc., a wholly owned subsidiary of HoldCo (“AcquireCo”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 8, 2014 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of AcquireCo with and into the Company. Pursuant to the Merger, the Company will become an indirect, wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share (“Company Common Stock”) of the Company, other than shares held in treasury or held by the Buyer, the Company, AcquireCo or any other direct or indirect wholly owned subsidiary of the Buyer or the Company, Restricted Auxilium Shares (as defined in the Merger Agreement) or shares as to which dissenters’ rights have been perfected (collectively, the “Excluded Shares”), will be converted into the right to receive, at the election of the holder thereof, (i)(a) $16.625 per share in cash and (b) 0.2440 ordinary shares, par value $0.0001 per share, of the Buyer (the “Buyer Ordinary Shares”) (the “Standard Election Consideration”), (ii) $33.25 per share in cash (the “Cash Election Consideration”) or (iii) 0.4880 Buyer Ordinary Shares (the “Share Election Consideration” and, together with the Standard Election Consideration and the Cash Election Consideration, the “Consideration”), in the case of clauses (ii) and (iii), subject to pro-ration and adjustment as set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than holders of the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)	Reviewed certain financial projections prepared by the managements of the Company and the Buyer, respectively;

4)	Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

5)	Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

6)	Reviewed the pro forma impact of the Merger on the Buyer’s revenue, earnings per share, cash flow, consolidated capitalization and financial ratios;

7)	Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Ordinary Shares;

8)	Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Ordinary Shares with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

9)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

10)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

11)	Reviewed the Merger Agreement, the draft commitment letters from certain lenders substantially in the form of the drafts dated October 6, 2014 (the “Commitment Letters”) and certain related documents; and

12)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letters and that the aggregate Consideration shall consist substantially of 50% cash and 50% Buyer Ordinary Shares. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. As you know, we are not legal experts, and for purposes of our analysis we have not made any assessment of the status of any outstanding litigation involving the Buyer or the Company, or the settlement thereof, and have excluded the effects of any such litigation or settlements in our analysis, except to the extent specifically directed to do so by the Buyer or the Company, as applicable. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Morgan Stanley understands that the proposed acquisition of QLT Inc. by the Company (the “QLT Transaction”), as contemplated by that certain merger agreement, dated June 25, 2014, by and among the Company, QLT Inc., QLT Holding Corp. and QLT Acquisition Corp., has been abandoned and that such merger agreement has been terminated in accordance with its terms. We have not been asked to express, and we are not expressing, any opinion herein as to the QLT Transaction or any transaction other than the Merger, nor have we been asked to express, and we are not expressing, any opinion as to the relative merits of the Merger as compared to any other alternative business transaction, including the QLT Transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Our opinion does not address the underlying business decision to enter into the Merger.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any of the parties, other than the Buyer, which expressed interest to Morgan Stanley in the possible acquisition of the Company or certain of its constituent businesses.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Buyer and financial advisory and financing services for the Company, and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer and the Company in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Ordinary Shares will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger or what election to make with respect to the form of the Consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than holders of the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Edward A. Smith

Edward A. Smith Managing Director

Annex D

LIST OF RELEVANT TERRITORIES FOR DWT PURPOSES

1. Albania	36. Macedonia
2. Armenia	37. Malaysia
3. Australia	38. Malta
4. Austria	39. Mexico
5. Bahrain	40. Moldova
6. Belarus	41. Montenegro
7. Belgium	42. Morocco
8. Bosnia & Herzegovina	43. Netherlands
9. Bulgaria	44. New Zealand
10. Canada	45. Norway
11. Chile	46. Pakistan
12. China	47. Panama
13. Croatia	48. Poland
14. Cyprus	49. Portugal
15. Czech Republic	50. Qatar
16. Denmark	51. Romania
17. Egypt	52. Russia
18. Estonia	53. Saudi Arabia
19. Finland	54. Serbia
20. France	55. Singapore
21. Georgia	56. Slovak Republic
22. Germany	57. Slovenia
23. Greece	58. South Africa
24. Hong Kong	59. Spain
25. Hungary	60. Sweden
26. Iceland	61. Switzerland
27. India	62. Thailand
28. Israel	63. Turkey
29. Italy	64. Ukraine
30. Japan	65. United Arab Emirates
31. Korea	66. United Kingdom
32. Kuwait	67. USA
33. Latvia	68. Uzbekistan
34. Lithuania	69. Vietnam
35. Luxembourg	70. Zambia

D-1

Annex E

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this subsection, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a non-stock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a non-stock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next proceeding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

AUXILIUM PHARMACEUTICALS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

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M80439-S26390

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AUXILIUM PHARMACEUTICALS, INC.

NOTE: This proxy also delegates discretionary authority to the proxies to vote upon such other business as may properly come before the special meeting or any adjournments or postponements thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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M80440-S26390

PROXY
AUXILIUM PHARMACEUTICALS, INC.
This Proxy is solicited on behalf of the Board of Directors
for the
Special Meeting of Stockholders
January 27, 2015
8:30 a.m. EST
640 Lee Road
Chesterbrook, Pennsylvania 19087

The undersigned, revoking all prior proxies, hereby appoint(s) Adrian Adams and Andrew I. Koven, and each of them, each with the power to appoint his substitute, the true and lawful proxy holders of the undersigned, and hereby authorize(s) them to represent and to vote, as designated on the reverse side, all of the shares of common stock of Auxilium Pharmaceuticals, Inc. (the "Company") held of record by the undersigned on December 23, 2014, at the Special Meeting of Stockholders of the Company to be held on January 27, 2015 (the "Meeting") at 8:30 a.m., local time, at its offices at 640 Lee Road, Chesterbrook, Pennsylvania 19087, and any adjournments or postponements thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE; NO POSTAGE NEED BE AFFIXED IF ENCLOSED ENVELOPE IS MAILED IN THE UNITED STATES. THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. HOWEVER, IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO THE PROXIES TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

IMPORTANT - CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address changes/comments: ______________________________

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(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side